As filed with the Securities and Exchange Commission on December 13, 2018

Registration No. 333-228698

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OCEANFIRST FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	6035	22-3412577
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

110 WEST FRONT STREET, RED BANK, NEW JERSEY 07701

(732) 240-4500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Christopher D. Maher

President and Chief Executive Officer

110 West Front Street

Red Bank, New Jersey 07701

(732) 240-4500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Steven J. Tsimbinos, Esq. OceanFirst Financial Corp. 110 West Front Street Red Bank, New Jersey 07701 Phone: (732) 240-4500	David J. Hanrahan, Sr. Capital Bank of New Jersey 175 South Main Road Vineland, New Jersey 08360 Phone: (856) 690-1234

David C. Ingles, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036 Phone: (212) 735-3000	Edward C. Hogan, Esq. Stevens & Lee Princeton Pike Corporate Center 100 Lennox Drive, Suite 200 Lawrenceville, NJ 08648 Phone: (609) 243-6434

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and the conditions to the closing of the merger described herein have been satisfied or waived.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY — SUBJECT TO COMPLETION — DATED DECEMBER 13, 2018

Prospectus	Proxy Statement

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear Stockholder:

On October 25, 2018, OceanFirst Financial Corp., a Delaware corporation (which we refer to as “OceanFirst”), OceanFirst Bank, National Association, a national banking association and a wholly-owned subsidiary of OceanFirst (which we refer to as “OceanFirst Bank”), and Capital Bank of New Jersey, a New Jersey chartered commercial bank (which we refer to as “Capital Bank”), entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”) that provides for the merger of OceanFirst Bank and Capital Bank. Under the terms of the merger agreement, Capital Bank will merge with and into OceanFirst Bank, with OceanFirst Bank continuing as the surviving bank and as a wholly-owned subsidiary of OceanFirst.

At the effective time of the merger, each outstanding share of the common stock of Capital Bank, except for specified shares of Capital Bank common stock owned by Capital Bank, OceanFirst or stockholders who have properly exercised dissenters’ rights, will be converted into the right to receive 1.25 shares of the common stock of OceanFirst, together with cash in lieu of the fractional shares, if any, each such Capital Bank stockholder would have otherwise been entitled to receive in the merger.

Although the number of shares of OceanFirst common stock that holders of Capital Bank common stock will be entitled to receive is fixed, the market value of such shares (and, therefore, the merger consideration) will fluctuate with the market price of OceanFirst common stock and will not be known at the time Capital Bank stockholders vote on the merger. However, as described in more detail elsewhere in this proxy statement/prospectus, under the terms of the merger agreement, if the average of the daily closing prices of OceanFirst common stock over a specified period of time close to the expected closing date of the merger decreases below certain specified thresholds, Capital Bank would have a right to terminate the merger agreement, unless OceanFirst elects to increase the 1.25 share exchange ratio, which would result in additional shares of OceanFirst common stock being issued. Based on the $25.06 closing price of OceanFirst common stock on the NASDAQ Global Select Market (which we refer to as the “NASDAQ”) on October 25, 2018, the last full trading day before the public announcement of the merger, the per share value of the merger consideration was equal to $31.33. Based on the $24.25 closing price of OceanFirst common stock on the NASDAQ on December 12, 2018, the latest practicable trading day before the printing of this proxy statement/prospectus, the per share value of the merger consideration was equal to $30.31. Based on the 1.25 exchange ratio and the number of shares of Capital Bank common stock outstanding as of December 11, 2018 (2,540,579), the last date prior to the printing of this proxy statement/prospectus for which it was practicable to obtain this information (which includes the number of shares of Capital Bank common stock underlying Capital Bank’s stock option and restricted stock awards as of December 11, 2018), the maximum number of shares of OceanFirst common stock estimated to be issuable at the effective time is 3,175,723. We urge you to obtain current market quotations for OceanFirst (trading symbol “OCFC”) and Capital Bank (OTC Pink symbol “CANJ”).

Capital Bank will hold a special meeting of its stockholders in connection with the merger. At the special meeting, Capital Bank stockholders will be asked to vote to approve the merger agreement, the merger and a related matter as described in this proxy statement/prospectus. Under the New Jersey Banking Act and the National Bank Act, approval of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the common stock of Capital Bank entitled to vote at the special meeting.

Capital Bank stockholders are or may be entitled to assert dissenters’ rights with respect to the merger under Section 215a of the National Bank Act (which we refer to as “12 U.S.C. § 215a”). Any stockholder who wishes to exercise dissenters’ rights must strictly comply with the procedures set forth in 12 U.S.C. § 215a, a copy of which is included as Annex B to the accompanying proxy statement/prospectus. A description of these procedures is included in the section entitled “The Merger — Dissenters’ Rights” in the accompanying proxy statement/prospectus.

The special meeting is scheduled to be held on January 23, 2019 at the Luciano Conference Center, Cumberland County College, 3322 College Drive, Vineland, New Jersey at 7:00 p.m. local time.

The Capital Bank board of directors unanimously recommends that Capital Bank stockholders vote “FOR” the approval of the merger agreement and the transactions contemplated thereby, including the merger, and “FOR” the other proposal to be considered at the special meeting.

This proxy statement/prospectus describes the special meeting, the merger, the documents related to the merger and other related matters. Please carefully read this entire proxy statement/prospectus, including “Risk Factors,” beginning on page 17, for a discussion of the risks relating to the merger. You also can obtain information about OceanFirst from documents that it has filed with the Securities and Exchange Commission.

Christopher D. Maher President and Chief Executive Officer OceanFirst Financial Corp.	David J. Hanrahan, Sr. President and Chief Executive Officer Capital Bank of New Jersey

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either OceanFirst or Capital Bank, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this proxy statement/prospectus is December 13, 2018 and it is first being mailed or otherwise delivered to the stockholders of Capital Bank on or about December 21, 2018.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To our Stockholders:

A special meeting of the stockholders of Capital Bank of New Jersey, or Capital Bank, is scheduled to be held at 7:00 p.m. local time, on January 23, 2019, at the Luciano Conference Center, Cumberland County College, 3322 College Drive, Vineland, New Jersey to consider and vote upon the following proposals:

1.

A proposal to approve the Agreement and Plan of Merger, dated as of October 25, 2018, by and among OceanFirst Financial Corp., OceanFirst Bank, National Association, and Capital Bank, and the merger contemplated by that agreement pursuant to which Capital Bank will merge with and into OceanFirst Bank, as more fully described in the accompanying proxy statement/prospectus (we refer to proposal 1 as the “merger proposal”); and

2.	A proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal (we refer to proposal 2 as the “adjournment proposal”).

We have fixed the close of business on December 5, 2018 as the record date for the special meeting. Only Capital Bank stockholders of record as of this record date are entitled to notice of, and to vote at, the special meeting, or any adjournment of the special meeting. Under the New Jersey Banking Act and the National Bank Act, approval of the merger proposal requires the affirmative vote of the holders of at least two-thirds of the common stock of Capital Bank entitled to vote at the special meeting. The adjournment proposal will be approved if the holders of a majority of the shares represented at the special meeting, provided a quorum is present, vote in favor of such proposal.

Capital Bank stockholders are or may be entitled to assert dissenters’ rights with respect to the merger described above under 12 U.S.C. § 215a. Any stockholder who wishes to exercise dissenters’ rights must strictly comply with the procedures set forth in 12 U.S.C. § 215a, a copy of which is included as Annex B to the accompanying proxy statement/prospectus. A description of these procedures is included in the section entitled “The Merger — Dissenters’ Rights” in the accompanying proxy statement/prospectus.

Our board of directors has unanimously approved the Agreement and Plan of Merger, has determined that such agreement and the transactions contemplated by such agreement, including the merger of Capital Bank with and into OceanFirst Bank, are advisable and in the best interests of Capital Bank and its stockholders, and unanimously recommends that stockholders vote “FOR” the merger proposal and “FOR” the adjournment proposal.

Your vote is very important. We cannot complete the merger described above unless the holders of at least two-thirds of our outstanding shares of common stock approve the merger proposal.

Regardless of whether you plan to attend the special meeting, please vote as soon as possible. If you hold stock in your name as a stockholder of record of Capital Bank, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope. You may also vote through the Internet. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished by such bank or broker.

The accompanying proxy statement/prospectus provides a detailed description of the special meeting, the merger of Capital Bank with and into OceanFirst Bank, the documents related to the merger and other related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its annexes carefully and in their entirety.

BY ORDER OF THE BOARD OF DIRECTORS,

David J. Hanrahan, Sr.

President and Chief Executive Officer

Capital Bank of New Jersey

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about OceanFirst from documents filed with the Securities and Exchange Commission (which we refer to as the “SEC”) that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by OceanFirst at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus, at no cost by contacting OceanFirst at the following address:

OceanFirst Financial Corp.

110 West Front Street

Red Bank, New Jersey 07701

(732) 240-4500

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the special meeting. This means that Capital Bank stockholders requesting documents must do so by January 16, 2019, in order to receive them before the special meeting.

You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated December 13, 2018, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document, and neither the mailing of this document to Capital Bank stockholders nor the issuance by OceanFirst of shares of OceanFirst common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Capital Bank has been provided by Capital Bank and information contained in this document regarding OceanFirst has been provided by OceanFirst.

See “Where You Can Find More Information” beginning on page 102 for more details.

i

ii

ANNEXES

A.	Agreement and Plan of Merger, dated October 25, 2018, by and among OceanFirst Financial Corp., OceanFirst Bank, National Association, and Capital Bank of New Jersey	A-1

B.	Statutory Provisions Relating to Dissenters’ Rights	B-1

C.	Form of Voting and Support Agreement with Capital Bank Directors	C-1

D.	Opinion of Boenning & Scattergood, Inc.	D-1

iii

QUESTIONS AND ANSWERS

The following are some questions that you, as a holder of Capital Bank common stock (which we refer to as a “Capital Bank stockholder”), may have about the merger or the special meeting and brief answers to those questions. We urge you to read carefully all of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger or the special meeting. For details about where you can find additional important information, please see the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 102.

Unless the context otherwise requires, references in this proxy statement/prospectus to “OceanFirst” refer to OceanFirst Financial Corp., a Delaware corporation, and its subsidiaries, and references to “Capital Bank” refer to Capital Bank of New Jersey, a New Jersey chartered commercial bank, and its subsidiaries.

Q: What is the Merger?

A: OceanFirst, OceanFirst Bank and Capital Bank entered into the merger agreement on October 25, 2018, which provides for the strategic acquisition of Capital Bank by OceanFirst Bank.

Under the terms of the merger agreement, Capital Bank will merge with and into OceanFirst Bank, with OceanFirst Bank continuing as the surviving bank in the merger and as a wholly-owned subsidiary of OceanFirst (which we refer to as the “merger”).

A copy of the merger agreement is included in this proxy statement/prospectus as Annex A.

The merger cannot be completed unless, among other things, the holders of the common stock, par value $5.00 per share, of Capital Bank (which we refer to as the “Capital Bank common stock”) approve the merger agreement and the transactions contemplated by that agreement, including the merger, by an affirmative vote of the holders of at least two-thirds of the common stock of Capital Bank entitled to vote at the special meeting.

The completion of the merger is subject to the satisfaction or waiver of additional customary conditions, which are discussed in the section of this proxy statement/prospectus entitled “The Merger Agreement — Conditions to Complete the Merger” beginning on page 69.

Q: Why am I receiving this proxy statement/prospectus?

A: We are delivering this document to you because it is a proxy statement being used by the Capital Bank board of directors (which we refer to as the “Capital Bank board”) to solicit proxies from the stockholders of Capital Bank in connection with approval of the merger and a related matter.

In order to approve the merger agreement and the transactions contemplated thereby, including the merger, Capital Bank has called a special meeting of the Capital Bank stockholders (which we refer to as the “special meeting”). This document also serves as a notice of the special meeting and describes the proposals to be presented at the special meeting.

In addition, this document is also a prospectus of OceanFirst that is being delivered to Capital Bank stockholders because OceanFirst is offering shares of the common stock, par value $0.01 per share, of OceanFirst (which we refer to as the “OceanFirst common stock”) to Capital Bank stockholders as consideration in the merger.

This proxy statement/prospectus contains important information about the merger. This document also contains important information about the proposals being voted on at the special meeting. You should read this document carefully and in its entirety. The enclosed materials allow you to have your shares voted by proxy without attending the special meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.

Q: In addition to the approval of the merger agreement and the merger, what else are Capital Bank stockholders being asked to vote on at the special meeting?

A: In addition to the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger (which we refer to as the “merger proposal”), Capital Bank is soliciting proxies from its stockholders with respect to a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal (which we refer to as the “adjournment proposal”). Completion of the merger is not conditioned upon approval of the adjournment proposal.

Q: What will Capital Bank stockholders be entitled to receive in the merger?

A: If the merger is completed, each outstanding share of Capital Bank common stock, except for certain shares owned by Capital Bank, OceanFirst or stockholders who have properly exercised dissenters’ rights, will be converted into the right to receive 1.25 shares of OceanFirst common stock (such number being referred to as the “exchange ratio” and such shares being referred to as the “merger consideration”), together with cash in lieu of fractional shares. OceanFirst will not issue any fractional shares of OceanFirst common stock in the merger. Capital Bank stockholders who would otherwise be entitled to receive a fractional share of OceanFirst common stock upon the completion of the merger will instead be entitled to receive an amount in cash (rounded to the nearest cent) based on the volume-weighted average trading price (which we refer to as “VWAP”) per share of OceanFirst common stock for the five full trading days ending on the last trading day preceding the day on which the merger is completed.

Q: How will the merger affect Capital Bank’s restricted stock and stock option awards?

A: Capital Bank’s restricted stock and stock option awards will be affected as follows:

Restricted Stock Awards: At the effective time of the merger (which we refer to as the “effective time”), each outstanding restricted stock award in respect of shares of Capital Bank common stock will fully vest and the restrictions on those restricted stock awards will lapse, and each holder of such restricted stock award will be entitled to receive the merger consideration in respect of the cancellation of each share of Capital Bank common stock subject to such Capital Bank restricted stock award no later than ten business days after the effective time.

Stock Options: At the effective time, each outstanding and unexercised option (whether vested or unvested) to purchase Capital Bank common stock will be cancelled and exchanged for a payment in cash (without interest) equal to the product of (a) the aggregate number of shares of Capital Bank common stock issuable upon exercise of the option and (b) the excess, if any, of (i) the product of the exchange ratio and the VWAP of OceanFirst’s common stock on the NASDAQ for the five full trading days ending on the last trading day preceding the closing date over (ii) the per-share exercise price of such stock option. The cash payment is payable as soon as practicable after the effective time.

Q: Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time that the merger is completed?

A: Yes. Because the exchange ratio is fixed, the value of the merger consideration will fluctuate between the date of this proxy statement/prospectus and the closing date because the market value for OceanFirst common stock will fluctuate.

Q: How does the Capital Bank board recommend that I vote at the special meeting?

A: The Capital Bank board unanimously recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal.

Q: When and where is the special meeting?

A: The special meeting is scheduled to be held at the Luciano Conference Center, Cumberland County College, 3322 College Drive, Vineland, New Jersey on January 23, 2019, at 7:00 p.m. local time.

Q: What do I need to do now?

A: After you have carefully read this entire proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the special meeting. If you hold your shares in your name as a stockholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. Alternatively, you may vote through the Internet prior to midnight on January 22, 2019. Information and applicable deadlines for voting shares through the Internet are set forth in the enclosed proxy card instructions. If you hold your shares in “street name” through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker. “Street name” stockholders who wish to vote in person at the special meeting will need to obtain a legal proxy from the institution that holds their shares.

Q: What constitutes a quorum for the special meeting?

A: The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Capital Bank common stock entitled to be voted at the special meeting will constitute a quorum for the transaction of business at the special meeting. Once a share is represented for any purpose at the special meeting, it is deemed present for quorum purposes for the remainder of the special meeting or any adjournment of the special meeting. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q: What is the vote required to approve each proposal at the special meeting?

A: The merger proposal:

•	Standard: Approval of the merger proposal requires the affirmative vote of the holders of at least two-thirds of the common stock of Capital Bank entitled to vote at the special meeting.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the special meeting, or fail to instruct your bank or broker how to vote with respect to the merger proposal, it will have the same effect as a vote AGAINST the merger proposal.

The adjournment proposal:

•	Standard: The adjournment proposal will be approved if a majority of the votes represented at the special meeting are voted in favor of such proposal.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, or if you fail to instruct your bank or broker how to vote with respect to the adjournment proposal (and your bank or brokers shares are included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum), it will have the same effect as a vote AGAINST the adjournment proposal. If you fail to submit a proxy or fail to vote in person at the special meeting, it will have no effect on the vote with respect to the adjournment proposal.

Q: Why is my vote important?

A: If you do not vote, it will be more difficult for Capital Bank to obtain the necessary quorum to hold the special meeting. If you are a Capital Bank stockholder, your failure to submit a proxy or vote in person, or failure to instruct your bank or broker how to vote, or abstention with respect to the merger proposal will effectively be counted as a vote against the merger proposal. The merger proposal must be approved by the affirmative vote of the holders of at least two-thirds of the common stock of Capital Bank entitled to vote at the special meeting. The Capital Bank board unanimously recommends that stockholders vote “FOR” the merger proposal and “FOR” the adjournment proposal.

Q: If my shares of common stock are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares for me?

A: No. Your bank or broker cannot vote your shares without instructions from you. You should instruct your bank or broker how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank or broker.

Q: Can I attend the special meeting and vote my shares in person?

A: Yes. All Capital Bank stockholders, including stockholders of record and stockholders who hold their shares “in street name” through banks, brokers, nominees or any other holder of record, are invited to attend the Capital Bank meeting. Holders of record of Capital Bank common stock can vote in person at the special meeting. If you are not a stockholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited.

Q: Can I change my vote?

A: Yes. If you are a holder of record of Capital Bank common stock, you may change your vote or revoke any proxy at any time before it is voted at the special meeting by (i) signing and returning a proxy with a later date, (ii) delivering a written revocation letter to Capital Bank’s corporate secretary, (iii) attending the special meeting in person and delivering to the corporate secretary of Capital Bank a written notice of your intention to vote in person and voting by ballot at the special meeting or (iv) voting through the Internet prior to 11:59 p.m. on January 22, 2019. Attendance at the special meeting by itself will not automatically revoke your proxy. A revocation or later-dated proxy received by Capital Bank after the vote will not affect the vote. Capital Bank’s corporate secretary’s mailing address is: Corporate Secretary, Capital Bank of New Jersey, 175 South Main Road, Vineland, New Jersey 08360.

If you hold your shares of Capital Bank common stock in “street name” through a bank or broker, you should contact your bank or broker to change your vote or revoke your proxy.

Q: What are the U.S. federal income tax consequences of the merger to Capital Bank stockholders?

A: OceanFirst and Capital Bank intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (which we refer to as the “Code”). As a condition to the respective obligations of OceanFirst and Capital Bank to each complete the merger transactions, OceanFirst shall receive an opinion from Skadden, Arps, Slate, Meagher & Flom LLP (which we refer to as “Skadden”) and Capital Bank shall receive an opinion from Stevens & Lee, each to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither OceanFirst nor Capital Bank currently intends to waive these conditions. Assuming the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, for U.S. federal income tax purposes, a U.S. holder (as defined in the section of this proxy statement/prospectus entitled “U.S. Federal Income Tax Consequences” beginning on page 74) of Capital Bank common stock generally will not recognize gain or loss, except with respect to cash received in lieu of fractional shares of OceanFirst common stock.

For further information, see the section entitled “U.S. Federal Income Tax Consequences” beginning on page 74.

The U.S. federal income tax consequences described above may not apply to all holders of Capital Bank common stock. Your tax consequences will depend on your specific situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Q: Are Capital Bank stockholders entitled to dissenters’ rights?

A: Yes. Capital Bank stockholders are entitled to exercise dissenters’ rights in connection with the merger, which means that a dissenting stockholder is entitled to receive the value of his, her or its shares in cash (which may be more or less than the value of the consideration that such holder would receive in the merger), as determined by a committee, if the dissenting stockholder does not vote in favor of the merger and complies with all of the other requirements set forth in 12 U.S.C. § 215a; provided that the merger is completed. You should read carefully the detailed description of the requirements to exercise dissenters’ rights in “The Merger — Dissenters’ Rights” beginning on page 53, as well as the full text of 12 U.S.C. § 215a, which is attached to this proxy statement/prospectus as Annex B.

In addition, it is a condition to OceanFirst’s obligation to complete the merger that the holders of not more than 10% of the outstanding shares of Capital Bank common stock exercise dissenters’ rights.

Q: If I am a Capital Bank stockholder, should I send in my Capital Bank stock certificates now?

A: No. Please do not send in your Capital Bank stock certificates with your proxy. Promptly following the completion of the merger, an exchange agent will send you instructions for exchanging Capital Bank stock certificates for the merger consideration. See “The Merger Agreement — Conversion of Shares; Exchange of Certificates” beginning on page 57.

Q: What should I do if I hold my shares of Capital Bank common stock in book-entry form?

A: You are not required to take any special additional actions if your shares of Capital Bank common stock are held in book-entry form. Promptly following the completion of the merger, shares of Capital Bank common stock held in book-entry form automatically will be exchanged for shares of OceanFirst common stock in book-entry form and cash to be paid in exchange for fractional shares, if any.

Q: What happens if the merger is not completed?

A: If the merger is not completed, Capital Bank stockholders will not receive any consideration for their shares in connection with the merger. Instead, Capital Bank will remain an independent company and its common stock will continue to be traded on the OTC Market Group Inc.’s OTC Pink marketplace (which we refer to as the “OTC Pink”) under the symbol “CANJ.” In addition, if the merger agreement is terminated in certain circumstances, Capital Bank may be required to pay OceanFirst a termination fee. For a more detailed discussion of the circumstances under which a payment of the termination fee will be required to be paid, please see the section of this proxy statement/prospectus entitled “The Merger Agreement — Termination Fee” beginning on page 71.

Q: What happens if I sell my shares of Capital Bank common stock after the record date but before the special meeting?

A: The record date of the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you sell or otherwise transfer your shares after the record date for the special meeting but before the date of the special meeting, you will retain your right to vote at the special meeting, but you will not have the right to receive the merger consideration to be received by stockholders of Capital Bank in the merger. In order to receive the merger consideration, a Capital Bank stockholder must hold his, her or its shares through completion of the merger and comply with the transmittal procedures discussed elsewhere in this proxy statement/prospectus.

Q: Whom may I contact if I cannot locate my Capital Bank stock certificate(s)?

A: If you are unable to locate your original Capital Bank stock certificate(s) prior to closing, you should contact Philadelphia Stock Transfer, Capital Bank’s transfer agent, at 866-223-0448, or info@philadelphiastocktransfer.com.

Q: What should I do if I receive more than one set of voting materials?

A: Capital Bank stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of Capital Bank common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of Capital Bank common stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of Capital Bank common stock that you own.

Q: When do you expect to complete the merger?

A: OceanFirst and Capital Bank currently expect to complete the merger in the first quarter of 2019. However, neither OceanFirst nor Capital Bank can assure you of when, or if, the merger will be completed. The completion of the merger is subject to the satisfaction or waiver of customary closing conditions, including the approval by the Capital Bank stockholders of the merger proposal and the receipt of necessary regulatory approvals.

Q: Whom should I call with questions?

A: Capital Bank stockholders who have questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting their shares of Capital Bank common stock, should contact Capital Bank’s proxy solicitor, Laurel Hill Advisory Group, LLC, at (516) 396-7939.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement/prospectus, including the annexes, and the other documents to which we refer in order to fully understand the merger. See “Where You Can Find More Information” beginning on page 102. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

In the Merger, Capital Bank Stockholders will be Entitled to Receive the Merger Consideration (page 56)

OceanFirst and Capital Bank are proposing a strategic merger. If the merger is completed, each outstanding share of Capital Bank common stock, except for certain shares of Capital Bank common stock owned by Capital Bank, OceanFirst or stockholders who have properly exercised dissenters’ rights, will be converted into the right to receive 1.25 shares of OceanFirst common stock. OceanFirst will not issue any fractional shares of OceanFirst common stock in the merger. Capital Bank stockholders who would otherwise be entitled to receive a fraction of a share of OceanFirst common stock upon the completion of the merger will instead be entitled to receive an amount in cash, rounded to the nearest cent, determined by multiplying the fraction of a share (rounded to the nearest thousandth when expressed as a decimal form) of OceanFirst common stock to which the holder would otherwise be entitled by the VWAP per share of OceanFirst common stock on the NASDAQ for the five full trading days ending on the last trading day preceding the closing date of the merger.

OceanFirst common stock is listed on the NASDAQ under the symbol “OCFC” and Capital Bank common stock is traded on the OTC Pink under the symbol “CANJ.” The following table shows the closing sale prices of OceanFirst common stock as reported on the NASDAQ, and Capital Bank common stock as reported on the OTC Pink, on October 25, 2018, the last full trading day before the public announcement of the merger, and on December 12, 2018, the latest practicable trading day before the printing of this proxy statement/prospectus. This table also shows the implied value of the merger consideration payable for each share of Capital Bank common stock, which was calculated by multiplying the closing price of OceanFirst common stock on those dates by the exchange ratio of 1.25.

	OceanFirst Common Stock	Capital Bank Common Stock	Implied Value of Merger Consideration
October 25, 2018	$25.06	$24.65	$31.33
December 12, 2018	$24.25	$29.26	$30.31

The merger agreement governs the merger. The merger agreement is included in this proxy statement/prospectus as Annex A. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement. Please read the merger agreement carefully for a more complete understanding of the merger.

The Capital Bank Board Unanimously Recommends that Capital Bank Stockholders Vote “FOR” the Merger Proposal and the Adjournment Proposal Presented at the Special Meeting (page 28)

The Capital Bank board has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of Capital Bank and its stockholders and has unanimously approved the merger agreement and the merger. The Capital Bank board unanimously recommends that stockholders vote “FOR” the merger proposal and “FOR” the adjournment proposal presented at the special meeting. For the factors considered by the Capital Bank board in reaching its decision to approve the merger agreement and the merger, see the section of this proxy statement/prospectus entitled “The Merger — Capital Bank’s Reasons for the Merger; Recommendation of the Capital Bank Board” beginning on page 35.

Each of Capital Bank’s directors, solely in his or her capacity as a Capital Bank stockholder, has entered into a separate voting and support agreement with OceanFirst, pursuant to which such director has, among other things, (a) agreed to vote in favor of the merger proposal and certain related matters and against alternative transactions and (b) waived any applicable dissenters’ rights. A form of these voting and support agreements is attached to this proxy statement/prospectus as Annex C. For more information regarding the voting and support agreements, see the section of this proxy statement/prospectus entitled “The Merger Agreement — Voting and Support Agreements” beginning on page 72.

Opinion of Capital Bank’s Financial Advisor (page 37 and Annex D)

On October 25, 2018, Boenning & Scattergood Inc. (which we refer to as “Boenning”) rendered its written opinion to the Capital Bank board that, as of the date of the opinion, and based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitation set forth in the opinion, the merger consideration in the merger was fair, from a financial point of view, to Capital Bank stockholders. The full text of the Boenning written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this document as Annex D. Capital Bank stockholders are urged to read the opinion in its entirety. Boenning’s opinion speaks only as of the date of the opinion and was necessarily based on financial, economic, market and other conditions as they existed on, and the information made available to Boenning as of the date of Boenning’s opinion. The Boenning written opinion is addressed to the Capital Bank board, is directed only to the fairness of the merger consideration to Capital Bank’s stockholders from a financial point of view, and does not constitute a recommendation as to how any Capital Bank stockholder should vote with respect to the merger proposal or any other proposals presented at the special meeting.

What Holders of Capital Bank Restricted Stock and Stock Option Awards will be Entitled to Receive (page 57)

The Capital Bank restricted stock and stock option awards will be affected as follows:

Restricted Stock Awards: At the effective time, each restricted stock award granted by Capital Bank will fully vest and the restrictions on those restricted stock awards will lapse. Each holder of Capital Bank restricted stock award will be entitled to receive the merger consideration in respect of the cancellation of each share of Capital Bank common stock subject to a Capital Bank restricted stock award no later than 10 business days after the effective time.

Stock Options: Also at the effective time, each outstanding and unexercised option (whether vested or unvested) to purchase Capital Bank common stock will be cancelled and exchanged for a payment in cash (without interest) equal to the product of (a) the aggregate number of shares of Capital Bank common stock issuable upon exercise of the option and (b) the excess, if any, of (i) the product of the exchange ratio and the VWAP of OceanFirst’s common stock on NASDAQ for the five full trading days ending on the last trading day preceding the closing date of the merger over (ii) the per-share exercise price of such stock option, which will be payable as soon as practicable after the effective time.

The Special Meeting is Scheduled to be Held on January 23, 2019 (page 24)

The special meeting is scheduled to be held on January 23, 2019, at 7:00 p.m. local time, at the Luciano Conference Center, Cumberland County College, 3322 College Drive, Vineland, New Jersey. At the special meeting, Capital Bank stockholders will be asked to approve the merger proposal and the adjournment proposal.

Only holders of record of Capital Bank common stock at the close of business on December 5, 2018 (which we refer to as the “record date”) will be entitled to notice of, and to vote at, the special meeting. Each share of

Capital Bank common stock is entitled to one vote on each proposal to be considered at the special meeting. As of the record date, there were 2,540,579 shares of Capital Bank common stock entitled to vote at the special meeting.

As of the record date, the directors and executive officers of Capital Bank and their affiliates beneficially owned and were entitled to vote approximately 271,210 shares of Capital Bank common stock representing approximately 10.7% of the shares of Capital Bank common stock outstanding on that date.

Each of Capital Bank’s directors, solely in his or her capacity as a Capital Bank stockholder, has entered into a separate voting and support agreement with OceanFirst, pursuant to which such director has, among other things, (a) agreed to vote in favor of the merger proposal and certain related matters and against alternative transactions and (b) waived any applicable dissenters’ right. Capital Bank’s directors beneficially owned and were entitled to vote approximately 232,860 shares of Capital Bank common stock representing approximately 9.2% of the shares of Capital Bank common stock outstanding on that date.

Under the New Jersey Banking Act (which we refer to as the “NJ Banking Act”) and the National Bank Act, as amended, 12 U.S.C. §1, et seq. (which we refer to as the “National Bank Act”), approval of the merger proposal requires the affirmative vote of the holders of at least two-thirds of the capital stock of Capital Bank entitled to vote at the special meeting. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the special meeting, or fail to instruct your bank or broker how to vote with respect to the merger proposal, it will have the same effect as a vote against the merger proposal.

The adjournment proposal will be approved if a majority of the votes represented at the special meeting are voted in favor of such proposal at the special meeting. If you mark “ABSTAIN” on your proxy, or if you fail to instruct your bank or broker how to vote with respect to the adjournment proposal (and your bank or broker’s shares are included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum), it will have the same effect as a vote AGAINST the adjournment proposal. If you fail to submit a proxy or fail to vote in person at the special meeting, it will have no effect on the vote with respect to the adjournment proposal.

U.S. Federal Income Tax Consequences (page 74)

OceanFirst and Capital Bank intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. As a condition to the respective obligations of OceanFirst and Capital Bank to complete the merger, OceanFirst shall receive an opinion from Skadden and Capital Bank shall receive an opinion from Stevens & Lee, each to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither OceanFirst nor Capital Bank currently intends to waive these conditions. Assuming the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, for U.S. federal income tax purposes, a U.S. holder of Capital Bank common stock generally will not recognize gain or loss, except with respect to cash received in lieu of fractional shares of OceanFirst common stock.

The U.S. federal income tax consequences described above may not apply to all holders of Capital Bank common stock. Your tax consequences will depend on your specific situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Capital Bank’s Directors and Officers Have Financial Interests in the Merger that May Differ from Your Interests (page 50)

In considering the recommendation of the Capital Bank board to adopt the merger agreement, Capital Bank stockholders should be aware that officers and directors of Capital Bank have employment and other compensation agreements or plans that give them interests in the merger that are different from, or in addition to, their interests as Capital Bank stockholders. The Capital Bank board was aware of these circumstances at the time it approved the merger agreement and the merger. These interests include:

•

The awards of restricted stock that Capital Bank has made to certain of its executive officers and directors. At the effective time, each unvested share of restricted stock will fully vest and the restrictions on those restricted stock awards will lapse, and each holder of restricted stock will be entitled to receive the merger consideration in exchange for the cancellation of such shares; and

•

The employment agreements of each of Mr. Hanrahan, Mr. Lobosco and Mr. Rehm, as recently amended, that, subject to each of Mr. Hanrahan, Mr. Lobosco and Mr. Rehm, respectively, signing a release on or after the closing date, provides a cash severance and benefits payment to each of them and a retention and non-compete payment to Messrs. Hanrahan and Rehm.

Capital Bank Stockholders Are Entitled to Assert Dissenters’ Rights (page 53)

If the merger is completed, Capital Bank stockholders have the right under 12 U.S.C. § 215a to dissent from the merger and obtain an appraisal of the fair value of their shares of Capital Bank common stock made by a committee of three persons selected pursuant to 12 U.S.C. § 215a. Once an appraisal is fixed, dissenting Capital Bank stockholders may receive cash equal to the appraised fair value of their Capital Bank common stock (which may be more or less than the value of the consideration that such holder would receive in the merger) instead of receiving the merger consideration if the merger is completed. A stockholder electing to dissent from the merger must strictly comply with all procedures required under 12 U.S.C. § 215a. The procedures are summarized in “The Merger — Dissenters’ Rights” beginning on page 53, and a copy of the relevant statutory provisions of 12 U.S.C. § 215a regarding dissenters’ rights is included as Annex B.

It is a condition to OceanFirst’s obligation to complete the merger that the holders of no more than 10% of the shares of Capital Bank common stock exercise their rights under 12 U.S.C. § 215a to dissent from the merger. See “The Merger Agreement — Conditions to Complete of the Merger” beginning on page 69.

Completion of the Merger; Conditions That Must Be Fulfilled For The Merger To Occur (page 69)

Currently, Capital Bank and OceanFirst expect to complete the merger in the first quarter of 2019. As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of customary closing conditions being satisfied or, where legally permissible, waived. These conditions include:

•	approval of the merger agreement by the requisite vote of the Capital Bank stockholders;

•	authorization for listing on the NASDAQ of the shares of OceanFirst common stock to be issued in the merger, subject to official notice of issuance;

•

the receipt of required regulatory approvals, including the approval (or waiver of such approval requirement) of the Office of the Comptroller of the Currency (which we refer to as the “OCC”), and the expiration of all statutory waiting periods in respect of such approvals;

•	effectiveness of the registration statement of which this proxy statement/prospectus is a part;

•	the absence of any order, injunction or other legal restraint preventing the completion of the merger or making the completion of the merger illegal;

•	subject to the materiality standards provided in the merger agreement, the accuracy of the representations and warranties of OceanFirst and Capital Bank in the merger agreement;

•	performance in all material respects by each of OceanFirst and Capital Bank of its obligations under the merger agreement; and

•	receipt by each of OceanFirst and Capital Bank of an opinion from its counsel as to certain tax matters.

In addition, OceanFirst’s obligation to complete the merger is also subject to the following conditions:

•	receipt by OceanFirst of a certificate stating that Capital Bank is not and has not been during a specified period, a “United States real property holding corporation”;

•	the absence of a materially burdensome regulatory condition; and

•	the holders of not more than 10% of the outstanding shares of Capital Bank common stock exercise their rights under 12 U.S.C. § 215a to dissent from the merger.

Neither Capital Bank nor OceanFirst can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement (page 69)

The merger agreement can be terminated at any time prior to completion of the merger in the following circumstances:

•	by mutual written consent, if the OceanFirst board of directors (which we refer to as the “OceanFirst board”) and the Capital Bank board so determine;

•

by the OceanFirst board or the Capital Bank board if (i) any governmental entity that must grant a requisite regulatory approval denies any requisite regulatory approval in connection with the merger and such denial has become final and nonappealable, (ii) any governmental entity of competent jurisdiction has issued a final and nonappealable order prohibiting or making illegal the consummation of the transactions contemplated by the merger agreement or (iii) an application for a requisite regulatory approval has been withdrawn at the request of the applicable government entity, unless, in the case of clause (iii) the approval of that government entity is no longer necessary to consummate the merger or the applicable party intends to file a new application within 30 days of the withdrawal, unless, in the case of clauses (i), (ii) and (iii), the failure to obtain a requisite regulatory approval is due to the failure of the terminating party to perform or observe its obligations under the merger agreement;

•

by the OceanFirst board or the Capital Bank board if the merger has not been consummated on or before August 31, 2019 (which we refer to as the “termination date”), unless the failure of the merger to be consummated by such date is due to the failure of the terminating party to perform or observe its obligations under the merger agreement;

•

by the OceanFirst board or the Capital Bank board (except that the terminating party cannot then be in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if the other party breaches any of its obligations or any of its representations and warranties set forth in the merger agreement (or any such representation or warranty ceases to be true), which breach or breaches, either individually or in the aggregate would constitute, if occurring or continuing on the closing date, the failure of a closing condition of the terminating party, and such breach is not or cannot be cured within 45 days following written notice to the party committing such breach (or such fewer days as remain prior to the termination date);

•

by the OceanFirst board, prior to the time that the merger proposal is approved by the Capital Bank stockholders, if the Capital Bank board (i) fails to recommend in this proxy statement/prospectus that the Capital Bank stockholders approve the merger agreement, or takes certain adverse actions with respect to such recommendation, (ii) fails to recommend against acceptance of a publicly-disclosed tender offer or exchange offer for outstanding Capital Bank common stock (other than by OceanFirst or an affiliate of OceanFirst) within 10 business days after the commencement of such tender or exchange offer, (iii) recommends or endorses an acquisition proposal, (iv) breaches certain obligations with respect to acquisition proposals in any material respect or (v) materially breaches any of its obligations with respect to calling a meeting of its stockholders and recommending that they approve the merger agreement;

•

by Capital Bank, following the Capital Bank stockholders meeting if Capital Bank (i) receives an acquisition proposal prior to such meeting, (ii) does not breach any of its obligations with respect to acquisition proposals or calling a meeting of its stockholders and recommending that they approve the merger agreement and (iii) fails to obtain the required vote of its stockholders at the special meeting; and

•

by Capital Bank if, the average closing price of OceanFirst common stock on the determination date (as defined in the section of this proxy statement/prospectus entitled “The Merger Agreement —Termination of the Merger Agreement”) is less than $20.04 and OceanFirst common stock underperforms an index of financial institutions by more than a 15% threshold calculated pursuant to a prescribed formula set forth in the merger agreement and described in more detail in the section of this proxy statement/prospectus entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 69.

Termination Fee (page 71)

If the merger agreement is terminated under certain circumstances, including but not limited to circumstances involving alternative acquisition proposals with respect to Capital Bank and changes in the recommendation of the Capital Bank board, Capital Bank may be required to pay to OceanFirst a termination fee equal to $3.2 million (which we refer to as the “termination fee”). The termination fee could discourage other companies from seeking to acquire or merge with Capital Bank.

Regulatory Approvals Required for the Merger (page 54)

Subject to the terms of the merger agreement, both Capital Bank and OceanFirst have agreed to cooperate with each other and use their reasonable best efforts to obtain all regulatory approvals or waivers necessary or advisable to complete the transactions contemplated by the merger agreement, which includes an approval or waiver from, among others, the OCC. OceanFirst submitted an application to the OCC on November 9, 2018, for approval of the merger. OCC approval has not yet been granted. OCC approval (if granted) for the merger: (i) would reflect only its view that the transaction does not contravene applicable competitive standards imposed by law and is consistent with regulatory policies relating to safety and soundness; (ii) would not be an OCC opinion that the merger is financially favorable to the stockholders or that the OCC has considered the adequacy of the terms of the transaction; and (iii) would not be an endorsement of, or recommendation for, the merger. Although neither Capital Bank nor OceanFirst knows of any reason why it cannot obtain these regulatory approvals or waivers in a timely manner, Capital Bank and OceanFirst cannot be certain when, or if, they will be obtained.

The Rights of Capital Bank Stockholders Will Change as a Result of the Merger (page 85)

OceanFirst is incorporated under the laws of the State of Delaware and Capital Bank is chartered under the banking laws of the State of New Jersey. Accordingly, Delaware corporate law governs the rights of OceanFirst stockholders and the NJ Banking Act governs the rights of Capital Bank stockholders. As a result of the merger, Capital Bank stockholders will become stockholders of OceanFirst. Thus, following the completion of the merger, the rights of Capital Bank stockholders will be governed by the corporate law of the State of Delaware and will also then be governed by OceanFirst’s certificate of incorporation and bylaws, rather than by the laws of the State of New Jersey and Capital Bank’s certificate of incorporation and bylaws.

See the section of this proxy statement/prospectus entitled “Comparison of Stockholders’ Rights” on page 85 for a description of the material differences in stockholders’ rights under the laws of the State of Delaware, the laws of the State of New Jersey and each of the OceanFirst and Capital Bank governing documents.

Information About the Companies (pages 29 and 30)

OceanFirst and OceanFirst Bank

OceanFirst is incorporated under Delaware law and serves as the holding company for OceanFirst Bank. OceanFirst Bank, founded in 1902, is a $7.6 billion regional bank operating throughout New Jersey, metropolitan Philadelphia and metropolitan New York City. OceanFirst Bank delivers commercial and residential financing solutions, wealth management and deposit services and is one of the largest and oldest community-based financial institutions headquartered in New Jersey.

OceanFirst common stock is traded on the NASDAQ under the symbol “OCFC.”

OceanFirst’s principal executive office is located at 110 West Front Street, Red Bank, New Jersey 07701 and its telephone number at that location is (732) 240-4500. OceanFirst’s website is www.oceanfirst.com. Additional information about OceanFirst and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 102.

Capital Bank

Capital Bank is a New Jersey state chartered commercial bank that opened for business in 2007. Capital Bank offers an array of personal and commercial banking products, including savings and checking accounts, certificates of deposit, and business and consumer loans. As of September 30, 2018, Capital Bank had $495.3 million in total assets, $446.2 million in deposits and $46.1 million of stockholders’ equity. Capital Bank has five locations in New Jersey — two in Vineland (Cumberland County), one in Woodbury Heights (Gloucester County), one in Hammonton (Atlantic County), and a loan production office in Marlton (Burlington County).

Capital Bank common stock is traded on the OTC Pink under the symbol “CANJ.”

Capital Bank’s principal executive offices are located at 175 South Main Road, Vineland, New Jersey 08360 and its telephone number at that location is (856) 690-1234. Capital Bank’s website is www.cbnj.bank.

Risk Factors (page 17)

You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors” beginning on page 17.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF OCEANFIRST

The following table presents selected historical consolidated financial data for OceanFirst as of and for each of the fiscal years ended December 31, 2017, 2016, 2015, 2014, and 2013. This information has been derived in part from and should be read in conjunction with the audited consolidated financial statements of OceanFirst. The following table also presents selected historical consolidated financial data for OceanFirst as of and for each of the nine-month periods ended September 30, 2018 and September 30, 2017. This information has been derived in part from and should be read in conjunction with the unaudited consolidated financial statements of OceanFirst. You should read this information in conjunction with the historical financial statements of OceanFirst and the related notes, including those contained in OceanFirst’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in OceanFirst’s Quarterly Report on Form 10-Q for the three- and nine-month periods ended September 30, 2018, each of which is incorporated by reference in this proxy statement/prospectus.

	As of and for the Nine Months Ended September 30,		As of and for the Year Ended December 31,
	2018^	2017	2017	2016†*	2015**	2014	2013
(in thousands, except per share data)
Operating Data
Interest income	$204,296	$140,923	$188,829	$133,425	$85,863	$79,853	$80,157
Interest expense	25,635	14,210	19,611	13,163	9,034	7,505	9,628

Net interest income	178,661	126,713	169,218	120,262	76,829	72,348	70,529
Provision for loan losses	2,984	3,030	4,445	2,623	1,275	2,630	2,800

Net interest income after provision for loan losses	175,677	123,683	164,773	117,639	75,554	69,718	67,729
Non-interest income	26,079	20,324	27,072	20,412	16,426	18,577	16,458
Non-interest expense	118,481	85,585	112,022	86,318	58,897	57,764	58,665
Branch consolidation expenses	2,911	6,939	6,205	—	—	—	579
Merger related expenses	25,863	6,300	8,293	16,534	1,878	—	—

Income before income taxes	54,501	45,183	65,325	35,199	31,205	30,531	24,943
Provision for income taxes	9,301	12,669	22,855	12,153	10,883	10,611	8,613

Net income	$45,200	$32,514	$42,470	$23,046	$20,322	$19,920	$16,330

Per Share
Net income, basic	$0.97	$1.01	$1.32	$1.00	$1.22	$1.19	$0.96
Net income, diluted	0.95	0.98	1.28	0.98	1.21	1.19	0.95
Book value	21.29	18.30	18.47	17.80	13.79	12.91	12.33
Tangible book value	13.93	13.47	13.58	12.94	13.67	12.91	12.33
Cash dividends declared	0.45	0.45	0.60	0.54	0.52	0.49	0.48
Weighted-average number of shares outstanding:
Basic	46,451	32,073	32,113	23,093	16,600	16,687	17,071
Diluted	47,403	33,110	33,125	23,526	16,811	16,797	17,157
Number of shares outstanding	48,382	32,567	32,597	32,137	17,287	16,902	17,387

Selected Balance Sheet Data
Total assets	$7,562,589	$5,383,800	$5,416,006	$5,166,917	$2,593,068	$2,356,714	$2,249,711
Investment securities (1)	1,050,217	828,302	874,067	630,000	444,693	508,391	553,953
Loans receivable, net (2)	5,544,691	3,870,447	3,966,014	3,804,994	1,973,400	1,693,047	1,542,245
Allowance for loan losses	16,821	16,584	15,721	15,183	16,722	16,317	20,930
Deposits	5,854,250	4,350,259	4,342,798	4,187,750	1,916,678	1,720,135	1,746,763
Total borrowings	617,323	390,978	424,878	376,992	422,757	440,550	270,804
Stockholders’ equity	1,029,844	596,140	601,941	571,903	238,446	218,259	214,350

	As of and for the Nine Months Ended September 30,		As of and for the Year Ended December 31,
	2018^	2017	2017	2016†*	2015**	2014	2013
(in thousands, except per share data)
Selected Performance Ratios
Return on average assets (annualized) (3)	0.83%	0.83%	0.80%	0.62%	0.82%	0.86%	0.71%
Return on average equity (annualized) (3)	6.25	7.42	7.20	6.08	8.92	9.18	7.51
Net interest margin (4)	3.68	3.54	3.50	3.47	3.28	3.31	3.24
Efficiency ratio (3)(5)	71.92	67.21	64.46	73.11	65.17	63.53	68.11
Tangible common equity to tangible assets (6)	9.35	8.39	8.42	8.30	9.12	9.26	9.53

Asset Quality Ratios
Net charge-offs to average loans (annualized)	0.05%	0.06%	0.10%	0.15%	0.05%	0.45%	0.16%
Allowance for loan losses to total loans receivable (7)	0.30	0.42	0.40	0.40	0.84	0.95	1.33
Nonperforming loans to total loans receivable (7)(8)	0.35	0.39	0.52	0.35	0.91	1.06	2.88
Nonperforming assets to total assets (8)	0.34	0.45	0.54	0.45	1.05	0.97	2.21
Capital Ratios (Bank)
Total risk-based capital	13.51%	13.30%	12.85%	13.26%	13.65%	15.08%	15.97%
Tier I risk-based capital	13.17	12.82	12.41	12.81	12.72	14.05	14.72
Common equity Tier I (9)	13.17	12.82	12.41	12.81	12.72	—	—
Tier I leverage	9.58	8.91	8.75	10.19	8.91	9.46	9.66

^	On January 31, 2018, OceanFirst closed its acquisition of Sun Bancorp, Inc. (we refer to such acquisition as the “Sun acquisition” and we refer to Sun Bancorp, Inc. as “Sun”).
†

On November 30, 2016, OceanFirst closed its acquisition of Ocean Shore Holding Co. (we refer to such acquisition as the “Ocean Shore acquisition” and we refer to Ocean Shore Holding Co. as “Ocean Shore”).

*	On May 2, 2016, OceanFirst closed its acquisition of Cape Bancorp, Inc. (we refer to such acquisition as the “Cape acquisition” and we refer to Cape Bancorp, Inc. as “Cape”).
**	On July 31, 2015, OceanFirst closed its acquisition of Colonial American Bank.
(1)	Investment securities include available-for-sale securities, held-to-maturity securities, equity investments, and restricted equity investments.
(2)	Loans receivable, net, includes loans held for sale and is net of undisbursed loan funds, net deferred origination costs and the allowance for loan losses.
(3)

Performance ratios for the nine months ended September 30, 2018 include merger related and branch consolidation of $28.8 million, with an after-tax cost of $22.9 million. Performance ratios for the nine months ended September 30, 2017 include merger related and branch consolidation expenses of $13.2 million with an after-tax cost of $8.6 million. Performance ratios for the year ended December 31, 2017 include merger related, branch consolidation expenses and additional income tax expense related to Tax Reform of $18.1 million with an after tax cost of $13.5 million. Performance ratios for the year ended December 31, 2016 include merger related expenses and the Federal Home Loan Bank advance prepayment fee totaling $16.7 million with an after tax cost of $11.9 million. Performance ratios for the year ended December 31, 2015 include merger related expenses of $1.9 million with an after tax cost of $1.3 million. Performance ratios for 2013 include expenses relating to the Federal Home Loan Bank advance prepayment fee of $4.3 million and the consolidation of two branches into newer, in-market facilities, at a cost of $579,000. The total after tax cost was $3.1 million.

(4)	The net interest margin represents net interest income as a percentage of average interest-earning assets.
(5)	Efficiency ratio is non-interest expense divided by the sum of net interest income and non-interest income.
(6)	Tangible common equity to tangible assets is total stockholders’ equity less goodwill and other intangible assets divided by total assets less goodwill and other intangible assets.
(7)	Total loans receivable includes loans receivable and loans held-for-sale.

(8)

Non-performing assets consist of non-performing loans and real estate acquired through foreclosure. Non-performing loans consist of all loans 90 days or more past due and other loans in the process of foreclosure. It is OceanFirst’s policy to cease accruing interest on all such loans and to reverse previously accrued interest.

(9)	OceanFirst Bank became subject to new Basel III regulatory capital ratios in 2015. The common equity Tier I ratio was not reported in prior years.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 23 you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 102.

Because the market price of OceanFirst common stock may fluctuate, Capital Bank stockholders cannot be certain of the precise value of the merger consideration they will be entitled to receive.

At the time the merger is completed, each issued and outstanding share of Capital Bank common stock, except for certain specified shares owned by OceanFirst, Capital Bank or stockholders who have properly exercised dissenters’ rights, will be converted into the right to receive 1.25 shares of OceanFirst common stock, together with cash in lieu of fractional shares. There will be a lapse of time between each of the date of this proxy statement/prospectus, the date of the special meeting and the date on which Capital Bank stockholders entitled to receive the merger consideration actually receive the merger consideration. The market value of OceanFirst common stock may fluctuate during these periods as a result of a variety of factors, which may include general market and economic conditions, changes in OceanFirst’s businesses, operations and prospects and regulatory considerations. Many of these factors are outside of the control of OceanFirst and Capital Bank. Consequently, at the time Capital Bank stockholders must decide whether to approve the merger proposal, they will not know the actual market value of the shares of OceanFirst common stock they may receive when the merger is completed. The value of the merger consideration will depend on the market value of shares of OceanFirst common stock on the date the merger consideration is received and thereafter. This value will not be known at the time of the special meeting and may be more or less than the current price of OceanFirst common stock or the price of OceanFirst common stock at the time of the special meeting.

The market price of OceanFirst common stock after the merger is completed may be affected by factors different from those currently affecting the market price of Capital Bank or OceanFirst common stock.

Upon completion of the merger, Capital Bank stockholders will become OceanFirst stockholders. OceanFirst’s business differs in important respects from that of Capital Bank, and, accordingly, the results of operations of the combined company and the market price of OceanFirst common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of OceanFirst and Capital Bank. For a discussion of the business of OceanFirst and of some important factors to consider in connection with that business, see the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 102.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.

Before the merger can be completed, OceanFirst Bank must obtain approval of the merger or a waiver of such approval from the OCC. Other approvals, waivers or consents from regulators may also be required. In determining whether to grant these approvals, waivers and consents the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under the section of this proxy statement/prospectus entitled “The Merger — Regulatory Approvals Required for the Completion of the Merger” beginning on page 54. An adverse development in either party’s regulatory standing or these factors could result in an inability to obtain approval or a delay in their receipt. These regulators may impose conditions on the completion of the merger or require changes to the terms of the merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or imposing additional costs on or limiting the revenues of the combined company following the completion of the merger, any of which might have an adverse effect on the combined company following the completion of the merger. However, under the terms of the merger agreement, in connection with obtaining such regulatory approvals or waivers, neither party is required to take any action, or commit to take any action, or agree to any condition or restriction, that would reasonably be expected to have a material adverse effect (measured on a scale relative to Capital Bank) on any of OceanFirst, OceanFirst Bank, Capital Bank or the surviving bank, after giving effect to the merger (which we refer to as a “materially burdensome regulatory condition”). For more information, see the section of this proxy statement/prospectus entitled “The Merger — Regulatory Approvals Required for the Merger” beginning on page 54.

Combining the two companies may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the merger may not be realized.

OceanFirst Bank and Capital Bank have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on OceanFirst’s ability to successfully combine and integrate the businesses of OceanFirst Bank and Capital Bank in a manner that permits growth opportunities and does not materially disrupt the existing customer relations nor result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of either company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors, employees and other constituents or to achieve the anticipated benefits and cost savings of the merger. The loss of key employees could adversely affect OceanFirst’s ability to successfully conduct its business, which could have an adverse effect on OceanFirst’s financial results and the value of its common stock. If OceanFirst experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause OceanFirst and/or Capital Bank to lose customers or cause customers to remove their accounts from OceanFirst and/or Capital Bank and move their business to competing financial institutions. Integration efforts between the two companies, as well as OceanFirst’s ongoing integration efforts relating to the Sun acquisition, will also divert management attention and resources. These integration matters could have an adverse effect on each of Capital Bank and OceanFirst during this transition period and for an undetermined period after completion of the merger on the combined company. In addition, the actual cost savings realized as a result of the merger could be less than anticipated.

Certain of Capital Bank’s directors and executive officers have interests in the merger that may differ from the interests of the Capital Bank stockholders.

The Capital Bank stockholders should be aware that some of Capital Bank’s directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Capital Bank stockholders generally. The Capital Bank board was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that Capital Bank stockholders vote in favor of the merger proposal and certain related matters and against alternative transactions.

The material interests considered by the Capital Bank board were as follows:

•

The awards of restricted stock that Capital Bank has made to certain of its executive officers and directors. At the effective time, each unvested share of restricted stock will fully vest and the restrictions on those restricted stock awards will lapse, and each holder of restricted stock will be entitled to receive the merger consideration in exchange for the cancellation of such shares; and

•

The employment agreements of each of Mr. Hanrahan, Mr. Lobosco and Mr. Rehm, as recently amended, that, subject to each of Mr. Hanrahan, Mr. Lobosco and Mr. Rehm, respectively, signing a release on or after the closing date, provides a cash severance and benefits payment to each of them and a retention and non-compete payment to Messrs. Hanrahan and Rehm.

For a more complete description of these interests, see the section of this proxy statement/prospectus entitled “The Merger — Interests of Capital Bank’s Directors and Executive Officers in the Merger” beginning on page 50.

The merger agreement may be terminated in accordance with its terms, and the merger may not be completed.

The merger agreement is subject to a number of customary closing conditions that must be satisfied or waived in order to complete the merger, including the receipt of the requisite approval of the Capital Bank stockholders and the requisite regulatory approvals. These conditions to the closing of the merger may not be satisfied or waived in a timely manner or at all, and, accordingly, the merger may be delayed or may not be completed. In addition, OceanFirst and Capital Bank may elect to terminate the merger agreement in certain other circumstances and, in certain circumstances, Capital Bank may be required to pay OceanFirst a termination fee of $3.2 million.

Termination of the merger agreement could negatively impact Capital Bank or OceanFirst.

If the merger agreement is terminated, there may be various consequences. For example, Capital Bank’s or OceanFirst’s businesses may have been impacted adversely by the failure to pursue other opportunities due to management’s focus on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of the Capital Bank common stock or the OceanFirst common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. If the merger agreement is terminated under certain circumstances, Capital Bank may be required to pay to OceanFirst a termination fee of $3.2 million.

Furthermore, each of OceanFirst and Capital Bank has incurred and will incur substantial expenses in connection with the completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, OceanFirst and Capital Bank would have to recognize these expenses without realizing the expected benefits of the merger.

Capital Bank and OceanFirst will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Capital Bank or OceanFirst. These uncertainties may impair Capital Bank’s or OceanFirst’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Capital Bank or OceanFirst to seek to change existing business relationships with Capital Bank or OceanFirst. Retention of certain employees by Capital Bank or OceanFirst may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with OceanFirst. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Capital Bank or OceanFirst, Capital Bank’s business or OceanFirst’s business could be harmed. In addition, subject to certain exceptions, Capital Bank has agreed to operate its business in the ordinary course prior to closing, and each of Capital Bank and OceanFirst has agreed to certain restrictive covenants. See the section of this proxy statement/prospectus entitled “The Merger Agreement — Covenants and Agreements” beginning on page 61 for a description of the restrictive covenants applicable to Capital Bank and OceanFirst.

The merger agreement limits Capital Bank’s ability to pursue acquisition proposals and requires Capital Bank to pay OceanFirst a termination fee of $3.2 million under certain circumstances, including circumstances relating to competing acquisition proposals for Capital Bank.

The merger agreement prohibits Capital Bank from initiating, soliciting, inducing, encouraging or facilitating third-party acquisition proposals. For more information, see the section of this proxy statement/prospectus entitled “The Merger Agreement — Agreement Not to Solicit Other Offers” beginning on page 67. In addition, unless the merger agreement has been terminated in accordance with its terms, Capital Bank has an unqualified obligation to submit the merger proposal to a vote by Capital Bank stockholders, even if Capital Bank receives a proposal that the Capital Bank board believes is superior to the merger. For more information, see the section of this proxy statement/prospectus entitled “The Merger Agreement — Stockholder Meetings and Recommendation of the Board of Directors of Capital Bank” beginning on page 66. The merger agreement also provides that Capital Bank must pay OceanFirst a termination fee in the amount of $3.2 million in the event that the merger agreement is terminated under certain circumstances, including Capital Bank’s failure to abide by certain obligations not to solicit acquisition proposals. See the section of this proxy statement/prospectus entitled “The Merger Agreement —Termination Fee” beginning on page 71. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Capital Bank from considering or proposing such an acquisition. Each director of Capital Bank, solely in his or her capacity as a Capital Bank stockholder, has entered into a separate voting and support agreement with OceanFirst, pursuant to which each such director has (a) agreed to vote in favor of the merger proposal and certain related matters and against alternative transactions and (b) waived dissenters’ rights. As of the record date, the Capital Bank directors that are party to these voting and support agreements beneficially owned and were entitled to vote in the aggregate approximately 9.2% of the outstanding shares of Capital Bank common stock. For more information see the section of this proxy statement/prospectus entitled “The Merger Agreement — Voting and Support Agreements” beginning on page 72.

The shares of OceanFirst common stock to be received by Capital Bank stockholders as a result of the merger will have different rights from the shares of Capital Bank common stock.

The rights of Capital Bank stockholders are currently governed by the NJ Banking Act, Capital Bank’s certificate of incorporation and Capital Bank’s bylaws. Upon completion of the merger, Capital Bank stockholders will become OceanFirst stockholders and their rights as stockholders will then be governed by the Delaware General Corporation Law (which we refer to as the “DGCL”), OceanFirst’s certificate of incorporation and OceanFirst’s bylaws. The rights associated with Capital Bank common stock are different from the rights associated with OceanFirst common stock. See the section of this proxy statement/prospectus entitled “Comparison of Stockholders’ Rights” beginning on page 85 for a discussion of the different rights associated with OceanFirst common stock.

Holders of Capital Bank common stock will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Holders of Capital Bank common stock currently have the right to vote in the election of the board of directors and on other matters affecting Capital Bank. Upon the completion of the merger, each Capital Bank stockholder who receives shares of OceanFirst common stock will become an OceanFirst stockholder with a percentage ownership of OceanFirst that is significantly smaller than the stockholder’s current percentage ownership of Capital Bank. It is currently expected that the former Capital Bank stockholders as a group will receive shares in the merger constituting approximately 6.2% of the outstanding shares of OceanFirst common stock immediately after the merger. As a result, current OceanFirst stockholders as a group will own approximately 93.8% of the outstanding shares of OceanFirst common stock immediately after the merger. Because of this reduced ownership percentage, Capital Bank stockholders will have less influence on the management and policies of OceanFirst than they now have on the management and policies of Capital Bank.

If a specified number of Capital Bank stockholders exercise dissenters’ rights, Capital Bank and OceanFirst may not be able to complete the merger and may incur significant additional costs

Capital Bank stockholders are entitled to assert dissenters’ rights provided by the National Bank Act, as described in more detail in the section titled “The Merger — Dissenters’ Rights” beginning on page 53. If the merger is completed, a Capital Bank stockholder who has complied with applicable requirements under 12 U.S.C. § 215a may require OceanFirst to pay in cash the appraised value of such stockholder’s dissenting shares instead of the merger consideration. The merger agreement contains a closing condition that can only be waived by OceanFirst that holders of not more than 10% of the outstanding shares of Capital Bank common stock may assert such dissenters’ rights. OceanFirst, OceanFirst Bank and Capital Bank cannot predict the number of shares of Capital Bank common stock that will constitute dissenting shares in the merger, the amount of cash that OceanFirst may be required to pay following the merger with respect to the dissenting shares or the expenses that OceanFirst may incur in connection with the appraisal process. If the number of dissenting shares exceeds the percentage described above it could prevent the merger from being completed.

The merger is expected to, but may not, qualify as a reorganization under Section 368(a) of the Code.

The parties expect the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the obligation each of OceanFirst and Capital Bank to complete the merger is conditioned upon the receipt of an opinion to that effect from their respective U.S. tax counsel. These opinions will represent the legal judgment of counsel and are not binding on the Internal Revenue Service (the “IRS”) or the courts. If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then a Capital Bank stockholder may be required to recognize any gain or loss equal to the difference between (1) the sum of the fair market value of OceanFirst common stock received by the Capital Bank stockholder in the merger and the amount of cash, if any, received by the Capital Bank stockholder in the merger in lieu of fractional shares of OceanFirst common stock, and (2) the Capital Bank stockholder’s adjusted tax basis in the shares of Capital Bank common stock exchanged therefor. For further information, please refer to the section entitled “U.S. Federal Income Tax Consequences.” You should consult your tax advisor to determine the particular tax consequences to you in light of your particular circumstances.

Litigation against OceanFirst or Capital Bank or their respective board of directors could prevent or delay the completion of the merger or result in the payment of damages following the completion of the merger.

While OceanFirst and Capital Bank believe that any claims that may be asserted by purported stockholder plaintiffs related to the merger would be without merit, the results of any such potential legal proceedings are difficult to predict and could delay or prevent the merger from becoming effective in a timely manner. The existence of litigation related to the merger could affect the likelihood of obtaining the required approval of the merger proposal. Moreover, any litigation could be time consuming and expensive, could divert OceanFirst management or Capital Bank management’s attention away from their regular business and, if any lawsuit is adversely resolved against OceanFirst, Capital Bank or their respective board of directors, it could have a material adverse effect on the financial condition of OceanFirst, Capital Bank or the surviving bank in the merger.

One of the conditions to the consummation of the merger is the absence of any law or order (whether temporary, preliminary or permanent) by any court or regulatory authority of competent jurisdiction prohibiting, restricting or making illegal the consummation of the transactions contemplated by the merger agreement (including the merger). Consequently, if a settlement or other resolution is not reached in any lawsuit that is filed and a claimant secures injunctive or other relief prohibiting, delaying or otherwise adversely affecting OceanFirst or Capital Bank’s ability to complete the merger, then such injunctive or other relief may prevent the merger from becoming effective in a timely manner or at all.

The unaudited pro forma financial data included in this proxy statement/prospectus is illustrative only, and may differ materially from OceanFirst’s actual financial position and results of operations in the future, including after the merger.

The accompanying unaudited pro forma condensed combined financial statements of OceanFirst are presented for illustrative purposes only and, pursuant to the instructions to Form S-4 and the rules promulgated under Regulation S-X, reflect the pro forma effects of the Sun acquisition as of the dates set forth therein and for the periods then ended and do not include or reflect the pro forma effects of the merger. Such pro forma financial statements do not include any adjustments for the potential cost savings, revenue synergies or any restructuring or other costs incurred with respect to the Sun acquisition, and, therefore, while such amounts have not yet been determined, the financial effects of the Sun acquisition may differ materially from the unaudited pro forma financial statements set forth herein. However, there can be no assurance that any potential cost savings or revenue synergies will be achieved from the Sun acquisition. The unaudited pro forma information is not necessarily indicative of what the financial position or results of operations of OceanFirst actually would have been had the Sun acquisition been completed at the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company after the Sun acquisition or the merger.

The fairness opinion received by the Capital Bank board from its financial advisor prior to execution of the merger agreement does not reflect changes in circumstances subsequent to the date of the fairness opinion.

Boenning, Capital Bank’s financial advisor in connection with the merger, delivered to the Capital Bank board its fairness opinion on October 25, 2018. The opinion speaks only as of the date of such opinion. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of OceanFirst or Capital Bank, changes in general market and economic conditions or regulatory or other factors. Any such changes may materially alter or affect the relative values of OceanFirst and Capital Bank.

Estimates as to the future value of the combined company are inherently uncertain. You should not rely on such estimates without considering all of the information contained in or incorporated by reference into this proxy statement/prospectus.

Any estimates as to the future value of the combined company, including estimates regarding the earnings per share of the combined company, are inherently uncertain. The future value of the combined company will depend upon, among other factors, the combined company’s ability to achieve projected revenue and earnings expectations and to realize the anticipated synergies described in this proxy statement/prospectus, all of which are subject to the risks and uncertainties described in this proxy statement/prospectus, including these risk factors. Accordingly, you should not rely upon any estimates as to the future value of the combined company, whether made before or after the date of this proxy statement/prospectus by OceanFirst’s and Capital Bank’s respective management teams or others, without considering all of the information contained in or incorporated by reference into this proxy statement/prospectus.

If the merger is not completed, Capital Bank will have incurred substantial expenses without realizing the expected benefits.

Capital Bank will incur substantial expenses in connection with the merger. The completion of the merger depends on the satisfaction or waiver of specified conditions and the receipt of regulatory approval of the merger, or waiver of such approval, from the OCC. Capital Bank cannot guarantee that these conditions will be met. If the merger is not completed, these expenses could have a material adverse impact on the financial condition of Capital Bank because it would not have realized the expected benefits from the merger.

In addition, if the merger is not completed, Capital Bank may experience negative reactions from the financial markets and from its stockholders, customers and employees. Also, Capital Bank may not be able to successfully resume independent operations, or enter into a merger agreement with another party. If it is able to enter into another merger agreement, it may be at a lower price. If the merger is not completed, Capital Bank cannot assure its stockholders that the risks described above will not materialize and will not materially affect the business and financial results of Capital Bank or the price at which shares of Capital Bank common stock trade.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”). These forward-looking statements may include: management plans relating to the merger; the expected timing of the completion of the merger; the ability to complete the merger; the ability to obtain any required regulatory, stockholder or other approvals; any statements of the plans and objectives of management for future operations, products or services, including the execution of integration plans relating to the merger and OceanFirst’s recently completed Sun acquisition; any statements of expectation or belief; projections related to certain financial metrics; and any statements of assumptions underlying any of the foregoing. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “seek,” “plan,” “will,” “would,” “target,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions or negatives of these words. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time and are beyond our control. Forward-looking statements speak only as of the date they are made. Neither OceanFirst nor Capital Bank assumes any duty and does not undertake to update any forward-looking statements. Because forward-looking statements are by their nature, to different degrees, uncertain and subject to assumptions, actual results or future events could differ, possibly materially, from those that OceanFirst or Capital Bank anticipated in its forward-looking statements and future results could differ materially from historical performance. Factors that could cause or contribute to such differences include, but are not limited to, those included under the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 17 and under Item 1A “Risk Factors” in OceanFirst’s Annual Report on Form 10-K, those disclosed in OceanFirst’s other periodic reports filed with the SEC, as well as the possibility: that expected benefits of the merger and the Sun acquisition may not materialize in the timeframe expected or at all, or may be more costly to achieve; that the merger may not be timely completed, if at all; that prior to the completion of the merger or thereafter, OceanFirst’s and Capital Bank’s respective businesses may not perform as expected due to transaction-related uncertainty or other factors; that the parties are unable to successfully implement integration strategies relating to the merger or the Sun acquisition; that required regulatory, stockholder or other approvals are not obtained or other customary closing conditions are not satisfied in a timely manner or at all; reputational risks and the reaction of the companies’ customers, employees and other constituents to the transaction; and diversion of management time on merger-related matters. For any forward-looking statements made in this proxy statement/prospectus or in any documents, OceanFirst and Capital Bank claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Annualized, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results.

THE CAPITAL BANK SPECIAL MEETING

This section contains information for Capital Bank stockholders about the special meeting that Capital Bank has called to allow its stockholders to consider and vote on the merger proposal and the adjournment proposal. Capital Bank is mailing this proxy statement/prospectus to you, as a Capital Bank stockholder, on or about December 21, 2018. This proxy statement/prospectus is accompanied by a notice of the special meeting and a form of proxy card that the Capital Bank board is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.

Date, Time and Place of the Special Meeting

The special meeting is scheduled to be held at the Luciano Conference Center, Cumberland County College, 3322 College Drive, Vineland, New Jersey at 7:00 p.m. local time, on January 23, 2019. On or about December 21, 2018, Capital Bank will commence mailing this proxy statement/prospectus and the enclosed form of proxy card to its stockholders entitled to vote at the special meeting.

Matters to Be Considered

At the special meeting, you, as a Capital Bank stockholder, will be asked to consider and vote upon the following matters:

•	the merger proposal; and

•	the adjournment proposal.

Recommendation of the Capital Bank Board

The Capital Bank board has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Capital Bank and its stockholders, has unanimously approved the merger agreement and the merger and unanimously recommends that the Capital Bank stockholders vote “FOR” the merger proposal and “FOR” the adjournment proposal. See the section of this proxy statement/prospectus entitled “The Merger — Capital Bank’s Reasons for the Merger; Recommendation of the Capital Bank Board” beginning on page 35 for a more detailed discussion of the Capital Bank board’s recommendation.

Record Date and Quorum

The Capital Bank board has fixed the close of business on December 5, 2018, as the record date for determining its stockholders entitled to receive notice of, and to vote at, the special meeting.

As of the record date, there were 2,540,579 shares of Capital Bank common stock outstanding and entitled to notice of, and to vote at, the special meeting held by 449 holders of record. Each share of Capital Bank common stock entitles the holder to one vote at the special meeting on each proposal to be considered at the special meeting.

The presence at the special meeting, in person or by proxy, of holders representing at least a majority of the outstanding shares of Capital Bank common stock entitled to be voted at the special meeting will constitute a quorum for the transaction of business at the special meeting. Abstentions and broker non-votes, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the special meeting. Once a share is represented for any purpose at the special meeting, it is deemed present for quorum purposes for the remainder of the special meeting or any adjournment of the special meeting.

Required Vote; Treatment of Abstentions, Broker Non-Votes and Failure to Vote

Merger proposal:

•	Standard: Approval of the merger proposal requires the affirmative vote of the holders of at least two-thirds of the common stock of Capital Bank entitled to vote at the special meeting.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the special meeting, or fail to instruct your bank or broker how to vote with respect to the merger proposal, it will have the same effect as a vote AGAINST the merger proposal.

Adjournment proposal:

•	Standard: The adjournment proposal will be approved if a majority of the votes represented at the special meeting are voted in favor of such proposal.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, or if you fail to instruct your bank or broker how to vote with respect to the adjournment proposal (and your bank or broker’s shares are included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum), it will have the same effect as a vote AGAINST the adjournment proposal. If you fail to submit a proxy or fail to vote in person at the special meeting, it will have no effect on the vote with respect to such proposal.

Shares Held by Officers and Directors

As of the record date, there were 2,540,579 shares of Capital Bank common stock outstanding, held by 449 holders of record. As of the record date, the directors and executive officers of Capital Bank and their affiliates beneficially owned and were entitled to vote approximately 271,210 shares of Capital Bank common stock, representing approximately 10.7% of the shares of Capital Bank common stock outstanding on that date.

Each of Capital Bank’s directors, in his or her capacity as a Capital Bank stockholder, has entered into a separate voting and support agreement with OceanFirst, pursuant to which each such director has (a) agreed to vote in favor of the merger proposal and certain related matters and against alternative transactions and (b) waived dissenters’ rights. As of the record date, the Capital Bank directors that are party to these voting and support agreements beneficially owned and were entitled to vote in the aggregate approximately 9.2% of the outstanding shares of Capital Bank common stock. For more information regarding the voting and support agreements, see the section of this proxy statement/prospectus entitled “The Merger Agreement — Voting and Support Agreements” beginning on page 72. As of the record date, OceanFirst beneficially held no shares of Capital Bank common stock.

Voting of Proxies; Incomplete Proxies

Any Capital Bank stockholder may vote by proxy or in person at the special meeting. If you hold your shares of Capital Bank common stock in your name as a stockholder of record, to submit a proxy you, as a Capital Bank stockholder, may use one of the following methods:

•	Through the Internet: by visiting the website indicated on your proxy card and following the instructions.

•	Complete and return the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

Capital Bank requests that its stockholders vote over the Internet prior to 11:59 p.m. on January 22, 2019 or by completing and signing the accompanying proxy card and returning it to Capital Bank as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of Capital Bank common stock represented by it will be voted at the special meeting in accordance with the instructions contained on the proxy card. If any proxy card is returned signed but without indication as to how to vote, the shares of Capital Bank common stock represented by the proxy card will be voted as recommended by the Capital Bank board.

Every Capital Bank stockholder’s vote is important. Accordingly, each stockholder should sign, date and return the enclosed proxy card, or, prior to 11:59 p.m. on January 22, 2019, vote via the Internet, whether or not the stockholder plans to attend the special meeting in person. Sending in your proxy card or voting on the Internet will not prevent you from voting your shares personally at the meeting, since you may revoke your proxy at any time before it is voted.

Shares Held in “Street Name”

If you are a Capital Bank stockholder and your shares are held in “street name” through a bank, broker or other holder of record, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank or broker. Stockholders should check the voting form used by that firm to determine whether you may vote by telephone or the Internet. You may not vote shares held in street name by returning a proxy card directly to Capital Bank or by voting in person at the special meeting unless you obtain a “legal proxy” from your broker, bank or other nominee.

Furthermore, brokers, banks or other nominees who hold shares of Capital Bank common stock on behalf of their customers will not vote your shares of Capital Bank common stock or give a proxy to Capital Bank to vote those shares with respect to the merger proposal without specific instructions from you, because brokers, banks and other nominees do not have discretionary voting power on such proposal. A broker non-vote occurs when the broker holder of record is unable to vote on a proposal because the proposal is non-routine and the beneficial owner does not provide any instructions. The merger proposal is a “non-routine” matter.

Revocability of Proxies and Changes to a Capital Bank Stockholder’s Vote

You have the power to change your vote at any time before your shares of Capital Bank common stock are voted at the special meeting by:

•	voting again through the Internet prior to 11:59 p.m. on January 22, 2019, or completing a new proxy card with a later date – your latest vote will be counted;

•	filing with the Secretary of Capital Bank written notice of such revocation; or

•	attending the special meeting in person and delivering to the Secretary of Capital Bank a written notice of your intention to vote in person.

Attendance at the special meeting will not in and of itself constitute a revocation of a proxy.

If you choose to send a completed proxy card bearing a later date than your original proxy card, the new proxy card must be received before the beginning of the special meeting. If you have instructed a bank, broker or other nominee to vote your shares of Capital Bank common stock, you must follow the directions you receive from your bank, broker or other nominee in order to change or revoke your vote.

Solicitation of Proxies

Capital Bank will pay for the solicitation of proxies from the Capital Bank stockholders. In addition to soliciting proxies by mail, Laurel Hill Advisory Group, LLC, Capital Bank’s proxy solicitor, will assist Capital Bank in soliciting proxies from its stockholders. Capital Bank has agreed to pay $6,500, plus reasonable expenses not to exceed $1,500 without the consent of Capital Bank, for these services. Capital Bank will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. Additionally, directors, officers and employees of Capital Bank may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies.

Attending the Special Meeting

All Capital Bank stockholders, including holders of record and stockholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Capital Bank stockholders of record can vote in person at the special meeting. If you are not a Capital Bank stockholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited.

Assistance

If you need assistance in completing your proxy card, have questions regarding the special meeting or would like additional copies of this proxy statement/prospectus, please contact Capital Bank’s proxy solicitor, Laurel Hill Advisory Group, LLC, at the following address, 2 Robbins Lane, Suite 201, Jericho, New York 11753, or by telephone at (516) 396-7939.

CAPITAL BANK PROPOSALS

Proposal No. 1 — The Merger Proposal

Capital Bank is asking its stockholders to approve the merger agreement and the transactions contemplated thereby, including the merger. Capital Bank stockholders should read this proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

After careful consideration, the Capital Bank board unanimously approved the merger agreement and the merger, having determined that the merger agreement and the merger were advisable and in the best interests of Capital Bank and its stockholders. See the section of this proxy statement/prospectus entitled “The Merger — Capital Bank’s Reasons for the Merger; Recommendation of the Capital Bank Board” beginning on page 35 for a more detailed discussion of the Capital Bank board’s recommendation.

The Capital Bank board unanimously recommends a vote “FOR” the merger proposal.

Proposal No. 2 — The Adjournment Proposal

The special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal.

If, at the special meeting, the number of shares of Capital Bank common stock present or represented by proxy and voting in favor of the merger proposal is insufficient to approve the merger proposal, Capital Bank intends to move to adjourn the special meeting in order to enable the Capital Bank board to solicit additional proxies for approval of the merger proposal. In that event, Capital Bank will ask its stockholders to vote upon the adjournment proposal, but not the merger proposal.

In this proposal, Capital Bank is asking its stockholders to authorize the holder of any proxy solicited by the Capital Bank board on a discretionary basis to vote in favor of adjourning the special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Capital Bank stockholders who have previously voted.

The Capital Bank board unanimously recommends a vote “FOR” the adjournment proposal.

INFORMATION ABOUT OCEANFIRST AND OCEANFIRST BANK

OceanFirst is incorporated under Delaware law and serves as the holding company for OceanFirst Bank. OceanFirst common stock is traded on the NASDAQ under the symbol “OCFC.” OceanFirst Bank, founded in 1902, is a $7.6 billion regional bank operating throughout New Jersey, metropolitan Philadelphia and metropolitan New York City. OceanFirst Bank delivers commercial and residential financing solutions, wealth management and deposit services and is one of the largest and oldest community-based financial institutions headquartered in New Jersey.

On May 2, 2016, OceanFirst completed the Cape acquisition. Total consideration paid for the Cape acquisition was $196.4 million. On November 30, 2016, OceanFirst completed the Ocean Shore acquisition. Total consideration paid for the Ocean Shore acquisition was $180.7 million. On January 31, 2018, OceanFirst completed the Sun acquisition. Total consideration paid for the Sun acquisition was $474.9 million.

OceanFirst Bank’s principal executive office is located at 110 West Front Street, Red Bank, New Jersey 07701 and its telephone number at that location is (732) 240-4500. OceanFirst’s website is www.oceanfirst.com. Additional information about OceanFirst Bank and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 102.

INFORMATION ABOUT CAPITAL BANK

Capital Bank is a New Jersey state chartered commercial bank that opened for business in 2007. Capital Bank offers an array of personal and commercial banking products, including savings and checking accounts, certificates of deposit, and business and consumer loans. As of September 30, 2018, Capital Bank had $495.3 million in total assets, $446.2 million in deposits and $46.1 million of stockholders’ equity. Capital Bank has five locations in New Jersey – two in Vineland (Cumberland County), one in Woodbury Heights (Gloucester County), one in Hammonton (Atlantic County), and a loan production office in Marlton (Burlington County).

Capital Bank is traded on the OTC Pink under the symbol “CANJ.”

Capital Bank’s principal executive offices are located at 175 South Main Road, Vineland, New Jersey 08360 and its telephone number at that location is (856) 690-1234. Capital Bank’s website is www.cbnj.bank.

THE MERGER

The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.

Structure of the Merger

Each of the OceanFirst board and the Capital Bank board has unanimously approved the merger agreement. The merger agreement provides that Capital Bank will merge with and into OceanFirst Bank, with OceanFirst Bank continuing as the surviving bank in the merger and as a wholly-owned subsidiary of OceanFirst.

At the effective time, each issued and outstanding share of Capital Bank common stock, except for certain specified shares owned by OceanFirst, Capital Bank or stockholders who have properly exercised dissenters’ rights, will be converted into the right to receive 1.25 shares of OceanFirst common stock, together with cash in lieu of fractional shares. No fractional shares of OceanFirst common stock will be issued in connection with the merger, and Capital Bank stockholders will instead be entitled to receive cash in lieu thereof.

Capital Bank stockholders are being asked to approve the merger agreement and the merger. See the section of this proxy statement/prospectus entitled “The Merger Agreement” beginning on page 56 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

As part of its ongoing consideration of Capital Bank’s long-term prospects and strategies, the Capital Bank board has regularly considered various strategic alternatives, including opportunities for organic growth and potential acquisitions and merger transactions. The Capital Bank board has considered strategic options potentially available to Capital Bank with the goal of enhancing and focusing on value for its stockholders, serving its customers and community and providing for its employees.

Since being established in 2007, Capital Bank has grown to approximately $495.3 million in assets as of September 30, 2018. The Capital Bank board believes that Capital Bank needs to continue to grow in order to operate most efficiently, absorb the increasing costs of operating Capital Bank and become more profitable. Like many community banks, Capital Bank has incurred increasing costs in complying with new banking laws, regulations and policies, in addition to changes in technology that affect the way customers conduct banking business, as well as the difficulty of operating in a sustained low interest rate environment. The Capital Bank board and Capital Bank’s management have considered from time to time both organic growth strategies and business combinations with other financial institutions as a means of absorbing such higher operating costs by achieving greater economies of scale.

In 2017, Capital Bank engaged a financial advisor to explore potential strategic business combination transactions. During that process, Capital Bank and its financial advisor at the time contacted 16 potential transaction partners, including OceanFirst. Christopher D. Maher, President and Chief Executive Officer of OceanFirst, informally discussed with Capital Bank’s financial advisor the possibility of a strategic acquisition by OceanFirst of Capital Bank. However, these informal discussions did not result in more formal discussions or proposals. Following the termination of these discussions in May 2017, OceanFirst and Capital Bank did not have any further discussions regarding a potential strategic transaction until June 2018.

Based on the level of interest received from potential acquirers during the 2017 process, Capital Bank determined that a sale of Capital Bank was not in the best interest of the bank or its stockholders at that time.

In May 2018, the Capital Bank board once again discussed Capital Bank’s strategic direction and decided to invite representatives from the investment banking firm Boenning to meet with the Capital Bank board to discuss market conditions and strategic options. The Capital Bank board also discussed potential merger partners, and directed David J. Hanrahan, Sr., President and Chief Executive Officer of Capital Bank, to contact Mr. Maher and request a meeting. Mr. Hanrahan did so, and, on June 8, 2018, he met with Mr. Maher. At such meeting, Mr. Hanrahan inquired as to OceanFirst’s interest in a possible strategic acquisition by OceanFirst of Capital Bank, and Mr. Maher indicated that OceanFirst might be interested in acquiring Capital Bank.

On June 21, 2018, representatives of Boenning made a presentation to the Capital Bank board in which Boenning discussed Capital Bank, its current operating environment, recent merger and acquisition activity and trends, Capital Bank’s stock valuation considerations and prospective transaction partners. During Boenning’s discussion of prospective transaction partners, Boenning rated highly OceanFirst’s perceived interest and ability to pay a purchase price that would be attractive to the Capital Bank board and Capital Bank stockholders. Mr. Hanrahan also informed the Capital Bank board of the details of his June 8 meeting with Mr. Maher. The Capital Bank board instructed Mr. Hanrahan to follow up with Mr. Maher to continue discussions.

Mr. Hanrahan then set up a meeting with Mr. Maher for July 17, 2018. Prior to that meeting, Boenning provided Mr. Hanrahan with a more detailed analysis of OceanFirst’s ability to pay an attractive purchase price for Capital Bank, prior merger transaction history and terms and stock analysts’ opinions of OceanFirst common stock. On July 17, 2018, Messrs. Hanrahan and Maher met and discussed a possible merger and potential terms, as well as Capital Bank’s operating performance. Mr. Maher also offered to meet with the Capital Bank board to discuss the proposed merger further. After the meeting, Mr. Hanrahan supplied Mr. Maher with certain requested information to enable OceanFirst to establish a proposed purchase price per share of Capital Bank common stock. On July 18, 2018, Mr. Maher responded that, preliminarily and subject to due diligence, OceanFirst would be willing to pay up to $35.00 per share of Capital Bank common stock. Based on the closing price for OceanFirst common stock on July 18, 2018 of $29.90, that would have implied a merger exchange ratio of approximately 1.17 shares of OceanFirst common stock for each share of Capital Bank common stock.

At a regular meeting of the Capital Bank board held on July 19, 2018, Mr. Hanrahan updated the Capital Bank board on his discussions with Mr. Maher. The Capital Bank board authorized Mr. Hanrahan to indicate to OceanFirst that Capital Bank was interested in OceanFirst’s proposal and to arrange for the Capital Bank board to meet with OceanFirst representatives to further discuss the proposal. The Capital Bank board also authorized Mr. Hanrahan to negotiate with Boenning the terms of its engagement as Capital Bank’s financial advisor for the merger. After the Capital Bank board meeting, Mr. Hanrahan notified Mr. Maher accordingly.

On August 7, 2018, the Capital Bank board met with Mr. Maher and other representatives of OceanFirst to discuss a possible merger transaction. After the meeting, the Capital Bank board discussed the proposed merger and directed Mr. Hanrahan to request a written indication of interest from OceanFirst. On August 8, 2018, Mr. Hanrahan contacted Mr. Maher to make such a request and to request information regarding OceanFirst’s human resources policies and practices.

On August 13, 2018, OceanFirst provided Capital Bank a written non-binding indication of interest with an indicative purchase price of $35.00 per share of Capital Bank common stock, resulting in an aggregate deal value of $89.3 million (including the cash out of options), subject to confirmatory due diligence. Based on the closing price for OceanFirst common stock on August 13, 2018 of $28.63, that would have implied a merger exchange ratio of approximately 1.22 shares of OceanFirst common stock for each share of Capital Bank common stock. In the potential transaction, OceanFirst Bank would merge with Capital Bank in a 100% stock transaction in which OceanFirst Bank would be the surviving institution. The non-binding indication of interest also requested a 45-day exclusivity period to conduct further due diligence and continue confidential discussions.

On August 16, 2018, the Capital Bank board met, attended by representatives of Boenning and Capital Bank’s legal counsel, Stevens & Lee, to review OceanFirst’s indication of interest. At this meeting, Boenning reviewed with the Capital Bank board the terms of OceanFirst’s indication of interest and presented an overview of OceanFirst, including a summary of its historical financial performance, a comparison of its branch network to Capital Bank’s, recent stock trading information and a peer group analysis. A potential timeline of events was also discussed assuming Capital Bank were to enter into negotiations with OceanFirst. The Capital Bank board considered that the combination could create desirable scale, as an institution with combined assets of over $8.2 billion, and an improved earnings profile. The Capital Bank board also considered the recent growth and financial performance of OceanFirst. Other advantages considered by the Capital Bank board included a substantially increased legal lending capacity for Capital Bank to accommodate its customer base, and greater opportunities to serve its southern New Jersey communities. Based on OceanFirst’s indication of interest, the Capital Bank board authorized its officers to allow representatives of OceanFirst to conduct further due diligence on Capital Bank, to conduct reverse due diligence on OceanFirst and to negotiate the terms of a binding definitive agreement covering the transaction set forth in the indication of interest. The Capital Bank board also authorized entering into an agreement with OceanFirst providing for the requested 45-day exclusivity period. Additionally, on August 16, 2018, Mr. Hanrahan requested, and Mr. Maher agreed to, a slightly enhanced severance plan for Capital Bank employees who would not continue with OceanFirst following the completion of the proposed transaction.

On August 17, 2018, Capital Bank entered into a written agreement with Boenning engaging Boenning as Capital Bank’s financial advisor for the merger. Also on August 17, 2018, Capital Bank and OceanFirst entered into an exclusivity agreement (which we refer to as the “exclusivity agreement”), pursuant to which Capital Bank agreed to negotiate exclusively with OceanFirst for a 45-day period, and the parties agreed to mutual confidentiality and non-disclosure terms to facilitate the exchange of information in due diligence.

During late August and September 2018, Capital Bank and OceanFirst conducted due diligence on each other, including mutual data room document review by management, financial advisors and legal counsel, an August 27-28, 2018 off-site credit quality review by OceanFirst management at a location near Capital Bank’s main office, a September 14, 2018 meeting at which OceanFirst management conducted interviews of management of Capital Bank and a September 19, 2018 meeting at OceanFirst’s headquarters during which Capital Bank’s management and financial advisor reviewed documents and conducted interviews of OceanFirst’s management. During these interviews, the parties discussed aspects of each other’s businesses based on their respective reviews of the other party’s documents and files.

On September 20, 2018, Skadden, OceanFirst’s legal counsel, provided a draft merger agreement to Stevens & Lee. In late September and early October, the terms of the merger agreement were negotiated and drafts were exchanged.

On October 2, 2018, Mr. Maher notified Mr. Hanrahan and Capital Bank’s Chairman of the Board, Dominic J. Romano, by telephone that because of the recent reduction in the market price of OceanFirst common stock, which both OceanFirst and Capital Bank understood to be due to a reduction in bank stock prices generally, OceanFirst was no longer willing to pay $35.00 per share of Capital Bank common stock in the merger. They discussed different options for dealing with the reduction in OceanFirst’s stock price, including delaying the transaction or fixing the exchange ratio at 1.19 shares of OceanFirst common stock for each share of Capital Bank common stock, which, based on the closing price for OceanFirst common stock on October 1, 2018 of $26.98, would equal a purchase price of approximately $32.11 per share.

On October 4, 2018, after discussing the matter with representatives of Boenning, Mr. Hanrahan contacted Mr. Maher and requested that OceanFirst revise its indication of interest to reflect a fixed exchange ratio of 1.25 shares of OceanFirst common stock for each share of Capital Bank stock. After several telephone conversations, on October 6, 2018, OceanFirst agreed to revise its indication of interest to reflect a fixed exchange ratio of 1.25, which, based on the closing price for OceanFirst common stock on October 5, 2018 of $27.08, would equal a purchase price of approximately $33.85.

On October 10, 2018, Capital Bank received a revised nonbinding indication of interest (which included a proposed extension of the term of the exclusivity agreement to October 26, 2018) from OceanFirst stating that in the merger 1.25 shares of OceanFirst common stock would be exchanged for each share of Capital Bank common stock outstanding at the effective time.

On October 11, 2018, the Capital Bank board met in the evening to review the revised indication of interest (including the proposed exclusivity extension discussed above) and the current draft of the merger agreement. Representatives of Boenning and Stevens & Lee participated in the meeting. Representatives of Stevens & Lee reviewed for the Capital Bank board in detail the terms of the merger agreement as had been negotiated to date and the issues that still needed to be resolved. Representatives of Boenning reviewed with the Capital Bank board the status of the merger, the revised terms of OceanFirst’s indication of interest and the revised value of the merger to Capital Bank stockholders, which at that time was worth $33.28 per share based on the closing price for OceanFirst common stock on October 11, 2018 of $26.62. Representatives of Boenning also advised the Capital Bank board that, in its view, the revised offer set forth in the indication of interest was still likely to be in excess of any offer that might be proposed by other potential bidders. The Capital Bank board approved the revised indication of interest and proposed extension of the exclusivity agreement to October 26, 2018. OceanFirst and Capital Bank signed a letter agreement reflecting such matters on October 11, 2018.

Further negotiations regarding the terms of the merger agreement and further due diligence and analyses were conducted by both OceanFirst and Capital Bank during the weeks of October 8 and October 15. During this time, discussions among the parties occurred regarding amendments to Capital Bank’s existing employment agreements with certain officers, given that the parties desired that all such matters be resolved and agreed upon by all parties and affected executives before the execution of the merger agreement. During these two weeks, Stevens & Lee and Skadden completed negotiations of the terms of the merger agreement and all ancillary documents (including the voting and support agreements) and exchanged and negotiated drafts of disclosure schedules with each other.

On October 24, 2018, the OceanFirst board met to discuss the merger. Representatives of Piper Jaffray & Co., OceanFirst’s financial advisor, and Skadden were present at that meeting. After extensive discussions, including a consideration of the factors described in the section of this proxy statement/prospectus entitled “—OceanFirst’s Reasons for the Merger,” the OceanFirst board unanimously approved the merger agreement.

At a meeting of the Capital Bank board on October 25, 2018, with representatives of Boenning and Stevens & Lee in attendance, a representative of Stevens & Lee presented the terms of the final merger agreement to the Capital Bank board and described the terms of the proposed amendments to the employment agreements between Capital Bank and each of its three executive officers, and the voting and support agreements to be entered into by the directors and such officers. Such Stevens & Lee representative also explained to the Capital Bank board their fiduciary duties, specifically in the context of a change of control. He also discussed the proposed resolutions that the Capital Bank board would approve at this meeting. A representative of Boenning discussed their financial analyses and fairness opinion regarding the merger. He also confirmed Boenning’s previous advice to the Capital Bank board that, in their view, the merger consideration to be received by the holders of Capital Bank common stock in the merger was still likely to be in excess of any offer that might be proposed by other potential bidders. After a discussion with the Capital Bank board regarding the merger agreement and the transactions contemplated thereby, including a consideration of the factors described in the section of this proxy statement/prospectus entitled “—Capital Bank’s Reasons for the Merger; Recommendation of the Capital Bank Board,” Boenning rendered its written opinion to the Capital Bank board that the merger consideration to be received by the holders of Capital Bank common stock in connection with the merger was fair to such holders from a financial point of view. The Capital Bank board voted unanimously to approve the merger agreement.

Following the completion of the OceanFirst and Capital Bank board meetings, the merger agreement and ancillary documents were executed and delivered. After the close of the market on October 25, 2018, OceanFirst and Capital Bank issued a joint press release announcing the execution of the merger agreement.

Capital Bank’s Reasons for the Merger; Recommendation of the Capital Bank Board

In reaching the conclusion that the merger agreement is in the best interests of and advisable for Capital Bank and its constituents, including its stockholders, and in approving the merger agreement, the Capital Bank board consulted with senior management, its legal counsel and its financial advisor, and considered a number of factors including, among others, the following, which are not presented in order of priority:

•	the business strategy and strategic plan of Capital Bank, its prospects for the future and projected financial results;

•

the consideration offered by OceanFirst, which, as of October 25, 2018, the date the Capital Bank board approved the merger agreement, represented: 166% of Capital Bank’s tangible book value per fully diluted share; 13.2x Capital Bank’s trailing twelve month core earnings; and a 7.5% core deposit premium;

•	that, as of October 25, 2018, the merger was estimated to be approximately 2.0% accretive to OceanFirst’s 2020 estimated earnings in the first full year of combined operations;

•

that, after the merger, Capital Bank stockholders who continue to hold the OceanFirst common stock they receive in the merger will receive annual cash dividends from OceanFirst estimated to equal at least $0.75 per share of Capital Bank common stock, on a pro forma basis based on the exchange ratio and OceanFirst’s current dividend policy, compared to Capital Bank’s current annual dividends to its stockholders of $0.40 per share, an 87.5% increase;

•

the understanding of the Capital Bank board of the strategic options available to Capital Bank and the Capital Bank board’s assessment of those options with respect to the prospects and estimated results of the execution by Capital Bank of its business plan as an independent entity under various scenarios and the determination that none of those options or the execution of the business plan was more likely to create greater present value for Capital Bank stockholders than the value to be paid by OceanFirst;

•

Boenning’s advice to the Capital Bank board that, in Boenning’s view, the merger consideration to be received by the holders of Capital Bank common stock in the merger was likely to be in excess of any offer that might be proposed by other potential bidders;

•	the prospects of profitably deploying Capital Bank’s excess capital in a reasonable period of time;

•

the challenges facing Capital Bank’s management to grow Capital Bank’s franchise and enhance stockholder value given current market conditions, including increased operating costs resulting from regulatory and compliance mandates, continued pressure on net interest margin from the current interest rate environment and competition;

•	the strong capital position of the combined company and the larger scale and more diverse revenue of the combined company;

•	the relative value of the OceanFirst share currency compared to peers;

•	the geographic fit and increased customer convenience of the expanded branch network of OceanFirst;

•

OceanFirst’s business, operations, financial condition, asset quality, earnings and prospects, taking into account the results of Capital Bank’s due diligence review of OceanFirst and information provided by Capital Bank’s financial advisor;

•	the historical stock market performance for OceanFirst common stock;

•	the greater market capitalization and increased trading liquidity of the OceanFirst common stock;

•	the ability to leverage OceanFirst’s significant integration expertise gained from its successful integrations of four acquisitions since 2015;

•	the enhanced legal lending limit and an expanded set of products and services that could benefit Capital Bank’s customers;

•	the terms of the merger agreement, including the representations, warranties and covenants of the parties, and the merger consideration;

•

the financial analysis presented by Boenning to the Capital Bank board, and the opinion delivered to the Capital Bank board by Boenning to the effect that, as of the date of the opinion, and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Boenning as set forth in the opinion, the merger consideration to be received by the holders of Capital Bank common stock in the merger is fair, from a financial point of view, to such stockholders; and

•

the long-term and short-term interests of Capital Bank and its stockholders, the interests of the customers of Capital Bank, and societal considerations, including those of the communities in which Capital Bank maintains offices.

The Capital Bank board also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the merger, including, without limitation, the following:

•	the uncertainty as to whether soliciting potential purchasers of Capital Bank other than OceanFirst would yield greater value to Capital Bank and its stockholders;

•	the potential risk of diverting management’s attention and resources from the operation of Capital Bank’s business and towards the completion of the merger;

•

the restrictions on the conduct of Capital Bank’s business before the completion of the merger, which are customary for merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent Capital Bank from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Capital Bank absent the merger;

•	the possibility that OceanFirst may be unable to successfully integrate Capital Bank into its existing franchise;

•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Capital Bank’s business, operations and workforce with those of OceanFirst;

•	the expenses incurred in connection with the merger agreement, the expenses that OceanFirst will incur in its integration of Capital Bank following the effective time and other merger-related costs;

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the interests of certain of Capital Bank’s directors and executive officers that are different from, or in addition to, the interests of other Capital Bank stockholders as described under the heading “—Interests of Capital Bank’s Directors and Executive Officers in the Merger;”

•

the risk that the conditions to the parties’ obligations to complete the merger may not be satisfied, including the risk that necessary regulatory approvals or Capital Bank stockholders’ approval might not be obtained and, as a result, the merger may not be consummated;

•	the risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending merger;

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the risk that any potential rights of and benefits to Capital Bank employees from the merger agreement or the merger may not be realized, and such employees’ lack of any third-party beneficiary rights in the merger agreement to enforce any such rights;

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that: (1) Capital Bank would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement; and (2) Capital Bank would be obligated to pay to OceanFirst a termination fee if the merger agreement is terminated under certain circumstances, which may discourage other parties potentially interested in a strategic transaction with Capital Bank from pursuing such a transaction; and

•	the other risks described under the heading “Risk Factors.”

The foregoing discussion of the information and factors considered by the Capital Bank board is not intended to be exhaustive, but includes the material factors considered by the Capital Bank board. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Capital Bank board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Capital Bank board considered all these factors as a whole, including discussions with, and questioning of, Capital Bank’s management and Capital Bank’s independent financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

Capital Bank stockholders should be aware that Capital Bank’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other Capital Bank stockholders. The Capital Bank board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and in recommending that the merger proposal be approved by the Capital Bank stockholders. See “—Interests of Capital Bank’s Directors and Executive Officers in the Merger.”

This summary of the reasoning of the Capital Bank board and other information presented in this section includes information that is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of Boenning & Scattergood, Inc., Capital Bank’s Financial Advisor

Capital Bank engaged Boenning to render financial advisory and investment banking services to Capital Bank, including rendering an opinion to the Capital Bank board as to the fairness, from a financial point of view, to the holders of Capital Bank common stock of the merger consideration to be received in the merger. Capital Bank selected Boenning because Boenning is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, Boenning is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions and other corporate transactions.

As part of its engagement, representatives of Boenning attended the meeting of the Capital Bank board held on October 25, 2018 at which the Capital Bank board evaluated the merger. At this meeting, Boenning reviewed the financial aspects of the proposed merger and rendered an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Boenning as set forth in such opinion, the merger consideration to be received in the merger was fair, from a financial point of view, to the holders of Capital Bank common stock. The Capital Bank board adopted the merger agreement at this meeting.

The following description of the Boenning fairness opinion is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex D to this proxy statement/prospectus and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Boenning in preparing the opinion.

Boenning’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Capital Bank board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the merger consideration to be received in the merger by holders of Capital Bank common stock. It did not address the underlying business decision of Capital Bank to engage in the merger or enter into the merger agreement or constitute a recommendation to the Capital Bank board in connection with the merger, and it does not constitute a recommendation to any holder of Capital Bank common stock or any stockholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation as to whether or not any such stockholder should enter into a voting, stockholders’, affiliates’ or other agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such stockholder.

Boenning’s opinion was reviewed and approved by Boenning’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with rendering the opinion described above, Boenning reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Capital Bank and OceanFirst and bearing upon the merger, including, among other things:

•	a draft of the merger agreement, dated as of October 25, 2018;

•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2015, December 31, 2016, and December 31, 2017 of OceanFirst;

•	the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018, and June 30, 2018 for OceanFirst;

•	the financial statements and the Annual Reports for the three fiscal years ended December 31, 2015, December 31, 2016, and December 31, 2017 of Capital Bank;

•	the quarterly financial statements for the fiscal quarters ended March 31, 2018 and June 30, 2018 of Capital Bank;

•

certain publicly available regulatory filings of Capital Bank and OceanFirst and their respective subsidiaries, including (as applicable) quarterly reports on Form FRY-9C and quarterly call reports with respect to each quarter during the three-year period ended December 31, 2017 and the quarters ended March 31, 2018 and June 30, 2018;

•	other interim reports and other communications of Capital Bank and OceanFirst to their respective stockholders; and

•

other financial information concerning the respective businesses and operations of Capital Bank and OceanFirst furnished to Boenning by Capital Bank or OceanFirst or which Boenning was otherwise directed to use for purposes of its analysis.

Boenning’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of Capital Bank and OceanFirst;

•	the assets and liabilities of Capital Bank and OceanFirst;

•	the nature and terms of certain other merger transactions and business combinations in the banking industry;

•	a comparison of relevant financial and stock market information of Capital Bank and OceanFirst with similar information for certain other companies, the securities of which were publicly traded;

•

Capital Bank management guidance for earnings estimates as well as Capital Bank’s assumed long-term growth rates provided to Boenning by Capital Bank management, all of which was discussed with Boenning by Capital Bank management and used and relied upon by Boenning at the direction of such management and with the consent of the Capital Bank board;

•

publicly available consensus “street estimates” of OceanFirst published by S&P Global Market Intelligence, as well as OceanFirst’s assumed long-term growth rates provided to Boenning by OceanFirst management, all of which was discussed with Boenning by Capital Bank management and used and relied upon by Boenning at the direction of such management and with the consent of the Capital Bank board; and

•

estimates regarding relevant pro forma financial impact of the merger on OceanFirst (including without limitation the cost savings and related expenses expected to result or be derived from the merger) that were provided by the senior management of OceanFirst, provided to and discussed with Boenning by Capital Bank and OceanFirst management, and used and relied upon by Boenning at the direction of Capital Bank management and with the consent of the Capital Bank board.

Boenning also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. Boenning also participated in discussions that were held by the respective managements of Capital Bank and OceanFirst regarding the past and current business operations, regulatory relations, financial condition and future prospects of each of their respective companies and such other matters as Boenning deemed relevant to its inquiry.

In conducting its review and arriving at its opinion, Boenning relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to it or that was publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. Boenning relied upon the management of Capital Bank as to the reasonableness and achievability of the publicly available consensus “street estimates” of OceanFirst (and the assumed long-term growth rates of Capital Bank and OceanFirst) referred to above that were provided to or otherwise discussed with Boenning by Capital Bank and OceanFirst management, and that in each case Boenning was directed by Capital Bank management to use. Boenning further relied upon Capital Bank management as to the reasonableness and achievability of the estimates regarding relevant pro forma financial impact of the merger on OceanFirst (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger) referred to above. Boenning assumed, at the direction of Capital Bank management, that all of the foregoing information was reasonably prepared on bases reflecting, or in the case of the OceanFirst publicly available “street estimates” referred to above that such estimates were consistent with, the best currently available estimates and judgments of the respective management teams of Capital Bank and OceanFirst, and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated. Accordingly, with the consent of the Capital Bank board, in rendering its opinion, Boenning’s reliance upon Capital Bank management as to the reasonableness and achievability of such information included reliance upon the judgments and assessments of the Capital Bank and Capital Bank management with respect to such information.

It is understood that the forecasts and estimates of Capital Bank and OceanFirst provided to Boenning were not prepared with the expectation of public disclosure and that such information, together with the publicly available consensus “street estimates” referred to above that Boenning was directed to use, was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. Boenning assumed, based on discussions with the respective managements of Capital Bank and OceanFirst and with the consent of the Capital Bank board, that all such information provided a reasonable basis upon which Boenning could form its opinion and Boenning expressed no view as to any such information or the assumptions or bases therefor. Boenning relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

Boenning also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Capital Bank or OceanFirst since the date of the last financial statements of each such entity that were made available to Boenning and that Boenning was directed to use. Boenning is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and Boenning assumed, without independent verification and with Capital Bank’s consent, that the aggregate allowances for loan and lease losses for each of Capital Bank and OceanFirst are adequate to cover such losses. In rendering its opinion, Boenning did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Capital Bank or OceanFirst, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did Boenning examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Capital Bank or OceanFirst under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, Boenning assumed no responsibility or liability for their accuracy.

Boenning assumed, in all respects material to its analyses:

•

the merger would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which Boenning assumed would not differ in any respect material to its analyses from the draft of the merger agreement that had been reviewed) with no adjustments to the merger consideration to be received and with no other consideration or payments in respect of the Capital Bank common stock;

•	that any related transactions would be completed as contemplated by the merger agreement or as otherwise described to Boenning by representatives of Capital Bank;

•	the representations and warranties of Capital Bank and of OceanFirst in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•

each party to the merger agreement or any of the related documents would perform all of the covenants and agreements required to be performed by such party under the merger agreement or any of the related documents, and that the conditions precedent in the merger agreement and such document would not be waived;

•	the merger will qualify as a tax-free reorganization for federal income tax purposes; and

•

in the course of obtaining the necessary regulatory approvals for the consummation of the merger and any related transaction, no condition will be included that would reasonably be expected to have a material adverse effect on the combined entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result from the merger.

Boenning assumed that the merger would be consummated in a manner that complied with the applicable provisions of the Securities Act, the Exchange Act and all other applicable federal and state statutes, rules and regulations. Boenning was further advised by representatives of Capital Bank that the Capital Bank board relied upon advice from its advisors (other than Boenning) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Capital Bank, OceanFirst, the merger and any related transaction and the merger agreement. Boenning did not provide advice with respect to any such matters.

Boenning’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, of the merger consideration to be received in the merger by the holders of Capital Bank common stock. Boenning expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction, including without limitation, the form or structure of the merger or any related transaction, any consequences of the merger to Capital Bank, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, retention, consulting, voting, support, cooperation, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger, any related transaction or otherwise. Boenning’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to Boenning through such date. Developments subsequent to the date of Boenning’s opinion may have affected, and may affect, the conclusion reached in Boenning’s opinion, and Boenning did not and does not have an obligation to update, revise or reaffirm its opinion. Boenning’s opinion did not address, and Boenning expressed no view or opinion with respect to:

•	the underlying business decision of Capital Bank to engage in the merger or enter into the merger agreement;

•	the relative merits of the merger as compared to any other business strategies or transactions the Capital Bank board has considered or may be considering;

•	the prices at which OceanFirst’s securities may trade;

•

the fairness of the amount or nature of any compensation to any of Capital Bank’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Capital Bank common stock;

•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•

any legal, tax, regulatory or accounting matters relating to Capital Bank, OceanFirst, any of their respective stockholders, or relating to or arising out of or as a consequence of the merger or any other related transaction, including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

The Boenning opinion was among several factors taken into consideration by the Capital Bank board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Capital Bank board with respect to the fairness of the merger consideration to be paid in the merger to the holders of Capital Bank common stock. The type and amount of consideration payable in the merger were determined through negotiation between Capital Bank and OceanFirst, and the decision for Capital Bank to enter into the merger agreement was solely that of the Capital Bank board.

The following is a summary of the material financial analyses presented by Boenning to the Capital Bank board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by Boenning to the Capital Bank board, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Boenning did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Boenning believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

Implied Transaction Multiples (1)

1.

For purposes of the financial analyses described below (including the transaction multiples in 2-5 below), Boenning utilized an implied transaction value for the merger of $84.6 million, or $33.10 per outstanding share of Capital Bank common stock, which was calculated by multiplying the average closing price of OceanFirst common stock for the 10-day period ending on October 22, 2018 by the exchange ratio.

2.	189.6% of Capital Bank’s book value (2)

3.	189.6% of Capital Bank’s tangible book value (which we refer to as “TBV”) (3)

4.	15.1x Capital Bank’s latest twelve months (which we refer to as “LTM”) core earnings per share (which we refer to as “EPS”) (4)

5.	10.7% core deposit premium defined as the premium paid to TBV divided by Capital Bank’s core deposits

(1)	Information for Capital Bank as of and for the LTM ended June 30, 2018.
(2)	$84.6 million purchase price / $44.6 million of Book Value.
(3)	$84.6 million purchase price / $44.6 million of Tangible Book Value.
(4)	$84.6 million purchase price / $5.6 million of Normalized LTM Net Income excluding the impact of DTAs and other one-time items.

Capital Bank Selected Companies Analysis. Using publicly available information, Boenning compared the financial performance, financial condition and market performance of Capital Bank to 17 major exchange-traded banks and bank holding companies (i) with total assets between $400 million and $600 million with a median of $463 million, (ii) headquartered in the Mid-Atlantic and (iii) excluding companies that are in the process of being acquired (we collectively refer to such banks and bank holding companies as “Capital Bank selected companies”).

The Capital Bank selected companies were as follows:

Esquire Financial Holdings, Inc.	Muncy Bank Financial, Inc.
1st Colonial Bancorp, Inc.	York Traditions Bank
Steuben Trust Corporation	PSB Holding Corporation
Calvin B. Taylor Bankshares, Inc.	National Capital Bank of Washington
Northumberland Bancorp	Mauch Chunk Trust Financial Corp.
Jeffersonville Bancorp	Frederick County Bancorp, Inc.
Ballston Spa Bancorp, Inc.	Hamlin Bank and Trust Company
Gold Coast Bancorp, Inc.	IBW Financial Corporation
New Tripoli Bancorp, Inc.

To perform this analysis, Boenning used profitability data and other financial information as of, or for the most recent quarter (which we refer to as “MRQ”) ended, June 30, 2018 or March 31, 2018 and market price information as of October 22, 2018. Certain financial data prepared by Boenning, as referenced in the tables presented below, may not correspond to the data set forth in Capital Bank’s historical financial statements as a result of the different periods, assumptions and methods used by Boenning to compute the financial data presented.

Boenning’s analysis showed the following concerning the financial condition and performance of Capital Bank and the Capital Bank selected companies:

	Capital Bank	Capital Bank Selected Companies
		Low	Average	Median	High
Tangible Common Equity / Tangible Assets (%)	9.2	6.7	10.4	9.6	20.7
Non-Performing Assets (NPAs) / Assets (%)	0.08	0.02	0.82	0.68	3.63
LTM Core Return on Average Assets (%) (1)	1.17	0.18	0.88	0.79	1.86
LTM Core Return on Average Equity (%) (1)	12.79	2.05	8.01	8.00	12.40
LTM Efficiency Ratio (%)	57.3	53.7	69.4	68.9	92.0

(1)	Core income excludes extraordinary items, nonrecurring revenues/expenses, gain/loss on sale of securities and amortization of intangibles.

In addition, Boenning’s analysis showed the following concerning the market performance of the Capital Bank selected companies:

	Capital Bank	Capital Bank Selected Companies
		Low	Average	Median	High
Dividend Yield (%)	1.63	0.33	2.45	2.65	3.98
Stock Price / Tangible Book Value per Share (%)	139.0	51.9	123.9	127.9	196.3
Stock Price / LTM Core EPS (x) (1)	11.1	11.3	20.5	16.2	44.2

(1)	Core EPS excludes extraordinary items, nonrecurring revenues/expenses, gain/loss on sale of securities and amortization of intangibles.

None of the Capital Bank selected companies used as a comparison in the above analyses is identical to Capital Bank. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

In addition, Boenning’s analysis compared deal multiples to the pricing multiples for the Capital Bank selected companies. To account for an equity control premium, Boenning applied a 28.4% premium based on the median 1-day stock price premium for all bank and thrift M&A deals since January 1, 2017.

	OceanFirst / Capital Bank	Capital Bank Selected Companies
		10th Percentile	Median	90th Percentile
Price to Tangible Book Value (%)	189.6	121.8	164.3	202.4
Price to LTM Core Earnings (x)	15.1	15.1	20.8	55.8
Core Deposit Premium (%)	10.7	0.4	5.3	14.2
Price to Assets (%)	16.8	9.7	14.6	28.7
Price to Deposits (%)	19.5	12.0	19.5	35.2

Boenning used publicly available information to perform a similar analysis for OceanFirst by comparing selected financial information for OceanFirst with a group of financial institutions selected by Boenning (which we refer to collectively as the “OceanFirst Peer Group”). The OceanFirst Peer Group included 12 publicly traded banks and thrifts headquartered in the Mid-Atlantic with total assets between $6.0 billion and $10.0 billion, excluding merger targets and MHCs. The OceanFirst Peer Group consisted of the following companies:

Provident Financial Services, Inc.	WSFS Financial Corp.
Northwest Bancshares, Inc.	S&T Bancorp, Inc.
NBT Bancorp Inc.	Tompkins Financial Corp.
Eagle Bancorp, Inc.	Kearny Financial Corp.
Sandy Spring Bancorp, Inc.	Flushing Financial Corp.
First Commonwealth Financial Corp.	Dime Community Bancshares, Inc.

To perform this analysis, Boenning used profitability data and other financial information as of, or for the MRQ ended, June 30, 2018 or March 31, 2018 and market price information as of October 22, 2018. Certain financial data prepared by Boenning, as referenced in the tables presented below, may not correspond to the data presented in OceanFirst’s historical financial statements as a result of the different periods, assumptions and methods used by Boenning to compute the financial data presented.

Boenning’s analysis showed the following concerning the financial condition and performance of OceanFirst and the OceanFirst Peer Group for the MRQ:

	OceanFirst	OceanFirst Peer Group
		Low	Average	Median	High
Tangible Common Equity / Tangible Assets (%)	8.9	7.5	9.8	9.2	16.5
Non-Performing Assets (NPAs) / Assets (%)	0.65	0.10	0.49	0.43	1.00
MRQ Core Return on Average Assets (%) (1)	1.23	0.73	1.27	1.27	1.94
MRQ Core Return on Average Equity (%) (1)	9.18	3.71	10.91	11.97	14.97
MRQ Efficiency Ratio (%)	58.6	36.4	55.1	57.0	61.9

(1)	Core income excludes extraordinary items, nonrecurring revenues/expenses, gain/loss on sale of securities and amortization of intangibles.

In addition, Boenning’s analysis showed the following concerning the market performance of the OceanFirst Peer Group:

	OceanFirst	OceanFirst Peer Group
		Low	Average	Median	High
Dividend Yield (%)	2.38	0.00	2.58	2.71	4.18
Stock Price / Tangible Book Value per Share (%)	185.7	109.6	183.5	185.0	233.7
Stock Price / LTM EPS (x)	22.3	11.0	18.5	15.8	54.1
Stock Price / 2018 EPS (x) (1)	12.5	11.4	15.6	13.6	43.6
Stock Price / 2019 EPS (x) (1)	11.3	10.5	13.5	12.7	25.6

(1)	Based on consensus analyst estimates.

Select Transactions Analysis. Boenning reviewed publicly available information related to three sets of selected U.S. bank transactions:

1.

32 selected national bank and thrift transactions (which we refer to as the “National group”) announced since January 1, 2018, with target assets between $300 million and $700 million and a median of $480 million;

2.

8 selected Mid-Atlantic bank and thrift transactions (which we refer to as the “Regional group”) announced since January 1, 2017, with target assets between $300 million and $700 million and a median of $488 million; and

3.

14 selected national bank and thrift transactions (which we refer to as the “Performance group”) announced since 2016, with (i) target assets between $300 million and $700 million and a median of $403 million, (ii) a tangible common equity to tangible assets ratio between 8.0% and 11.0 and (iii) a return on average equity ratio of between 10.0% and 13.0%.

All three sets of transactions exclude investor recapitalization transactions and transactions without disclosed deal values.

National group

Acquirer Company	Company Acquired	Date Announced
Byline Bancorp, Inc.	Oak Park River Forest Bankshares, Inc.	10/17/2018
American National Bankshares Inc.	HomeTown Bankshares Corporation	10/1/2018
Citizens & Northern Corporation	Monument Bancorp, Inc.	9/28/2018
Lakeland Bancorp, Inc.	Highlands Bancorp, Inc.	8/23/2018
First Bancshares, Inc.	FMB Banking Corporation	7/24/2018
Spirit of Texas Bancshares, Inc.	Comanche National Corporation	7/19/2018
FS Bancorp, Inc.	Anchor Bancorp	7/17/2018
ConnectOne Bancorp, Inc.	Greater Hudson Bank	7/12/2018
City Holding Company	Poage Bankshares, Inc.	7/11/2018
Northwest Bancshares, Inc.	Donegal Financial Services Corp.	6/12/2018
First Mid-Illinois Bancshares, Inc.	SCB Bancorp, Inc.	6/12/2018
CapStar Financial Holdings, Inc.	Athens Bancshares Corporation	6/11/2018
First Midwest Bancorp, Inc.	Northern States Financial Corporation	6/7/2018
Business First Bancshares, Inc.	Richland State Bancorp, Inc.	6/4/2018
Independent Bank Corp.	MNB Bancorp	5/29/2018
German American Bancorp, Inc.	First Security, Inc.	5/22/2018
Stifel Financial Corp.	Business Bancshares, Inc.	5/10/2018
Capitol Federal Financial, Inc.	Capital City Bancshares, Inc.	4/30/2018
National Commerce Corporation	Landmark Bancshares, Inc.	4/24/2018
QCR Holdings, Inc.	Springfield Bancshares, Inc.	4/18/2018
Triumph Bancorp, Inc.	First Bancorp of Durango, Inc.	4/9/2018
Civista Bancshares, Inc.	United Community Bancorp	3/12/2018
Heritage Financial Corporation	Premier Commercial Bancorp	3/8/2018
RCB Holding Company, Inc.	Central Bank and Trust Co.	3/6/2018
First Choice Bancorp	Pacific Commerce Bancorp	2/26/2018
Hilltop Holdings Inc.	Bank of River Oaks	2/13/2018
Mechanics Bank	Learner Financial Corporation	2/12/2018
Park National Corporation	NewDominion Bank	1/23/2018
CNB Bank Shares, Inc.	Jacksonville Bancorp, Inc.	1/18/2018
Mid Penn Bancorp, Inc.	First Priority Financial Corp.	1/16/2018
Mackinac Financial Corporation	First Federal of Northern Michigan Bancorp, I	1/16/2018
Heritage Commerce Corp	United American Bank	1/11/2018

Regional group

Acquirer Company	Company Acquired	Date Announced
Citizens & Northern Corporation	Monument Bancorp, Inc.	9/28/2018
Lakeland Bancorp, Inc.	Highlands Bancorp, Inc.	8/23/2018
ConnectOne Bancorp, Inc.	Greater Hudson Bank	7/12/2018
Mid Penn Bancorp, Inc.	First Priority Financial Corp.	1/16/2018
Old Line Bancshares, Inc.	Bay Bancorp, Inc.	9/27/2017
Riverview Financial Corporation	CBT Financial Corporation	4/20/2017
Sussex Bancorp	Community Bank of Bergen County, NJ	4/11/2017
Old Line Bancshares, Inc.	DCB Bancshares, Inc.	2/1/2017

Performance group

Acquirer Company	Company Acquired	Date Announced
First Bancshares, Inc.	FMB Banking Corporation	7/24/2018
Business First Bancshares, Inc.	Richland State Bancorp, Inc.	6/4/2018
National Commerce Corporation	Landmark Bancshares, Inc.	4/24/2018
First Foundation Inc.	PBB Bancorp	12/19/2017
Equity Bancshares, Inc.	Kansas Bank Corporation	12/18/2017
Suncrest Bank	CBBC Bancorp	11/7/2017
First Bancshares, Inc.	Southwest Banc Shares, Inc.	10/24/2017
Triumph Bancorp, Inc.	Valley Bancorp, Inc.	7/26/2017
Glacier Bancorp, Inc.	Columbine Capital Corporation	6/6/2017
Seacoast Commerce Banc Holdings	Capital Bank	5/2/2017
First Merchants Corporation	Arlington Bank	1/25/2017
Simmons First National Corporation	Hardeman County Investment Company, Inc.	11/17/2016
CenterState Banks, Inc.	Platinum Bank Holding Company	10/18/2016
State Bank Financial Corporation	NBG Bancorp, Inc.	4/5/2016

For each selected transaction, Boenning derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then-latest publicly available financial statements:

•	Price per common share to TBV per common share of the acquired company;

•	Price per common share to LTM core EPS (excludes extraordinary items, nonrecurring revenues/expenses, gain/loss on sale of securities and amortization of intangibles);

•	Core deposit premium;

•	Price per common share to total assets per share;

•	Price per common share to deposits per share; and

•	TBV multiple of the acquirer to deal TBV multiple.

The above transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the merger based on the implied transaction value for the merger of $84.6 million and using preliminary historical financial information for Capital Bank as of or for the LTM ended June 30, 2018 provided by Capital Bank’s management.

The results of the analysis are set forth in the following tables:

National group

	OceanFirst / Capital Bank Merger	10th Percentile	Median	90th percentile
Deal Value to Tangible Book Value (%)	189.6	134.2	173.5	222.5
Deal Value to LTM Core Earnings (%)	15.1	15.9	28.9	34.9
Core Deposit Premium (%)	10.7	6.1	11.1	17.7
Deal Value to Assets (%)	16.8	12.3	16.8	21.7
Deal Value to Deposits (%)	19.5	14.4	20.0	24.0
TBV Multiple of Buyer / TBV Multiple of Deal (x)	0.99	1.55	1.09	0.98

Regional group

	OceanFirst / Capital Bank Merger	10th Percentile	Median	90th percentile
Deal Value to Tangible Book Value (%)	189.6	131.3	160.0	197.0
Deal Value to LTM Core Earnings (%)	15.1	21.4	31.7	34.7
Core Deposit Premium (%)	10.7	4.8	7.6	12.4
Deal Value to Assets (%)	16.8	11.2	13.1	16.6
Deal Value to Deposits (%)	19.5	13.4	16.4	18.6
TBV Multiple of Buyer / TBV Multiple of Deal (x)	0.99	1.38	1.10	0.98

Performance group

	OceanFirst / Capital Bank Merger	10th Percentile	Median	90th percentile
Deal Value to Tangible Book Value (%)	189.6	153.2	199.0	222.2
Deal Value to LTM Earnings (%) (1)	17.0	15.6	18.5	25.0
Core Deposit Premium (%)	10.7	7.0	10.3	17.6
Deal Value to Assets (%)	16.8	14.5	16.7	20.3
Deal Value to Deposits (%)	19.5	16.7	19.5	23.5
TBV Multiple of Buyer / TBV Multiple of Deal (x)	0.99	1.33	1.11	0.90

(1)	Core earnings are not shown as only one comparable transaction disclosed price/ LTM core earnings.

No company or transaction used as a comparison in the above selected transactions analysis is identical to Capital Bank or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Capital Bank Net Present Value Analysis. Boenning performed an analysis that estimated the net present value per share of Capital Bank common stock, assuming Capital Bank performed in accordance with management provided projections for the years ended December 31, 2018 and December 31, 2019 and cash dividend and long-term annual earnings per share growth rate assumptions for Capital Bank for the years ending December 31, 2020 through December 31, 2023. To approximate the terminal value of a share of Capital Bank common stock at December 31, 2023, Boenning applied price to 2023 earnings multiples ranging from 11.0x to 15.0x with a midpoint of 13.0x and price to December 31, 2023 tangible book value ratios ranging from 1.21x to 1.45x with a midpoint of 1.33x. The terminal values were then discounted to present values using a discount rate of 13.0%, which was determined using the average of the Capital Asset Pricing Model, Build-Up Method, and comparable company returns on tangible common equity. The following tables illustrate an implied valuation range based on EPS growth and Terminal multiples.

Illustrative Net Present Value Sensitivity to Earnings Growth and EPS Multiple

2023 Earnings Per Share Multiples

Growth Rate	11.0x	12.0x	13.0x	14.0x	15.0x
3.0%	$18.82	$20.38	$21.94	$23.50	$25.07
5.0%	20.25	21.94	23.62	25.31	27.00
7.0%	21.76	23.58	25.40	27.22	29.04
9.0%	23.37	25.33	27.29	29.24	31.20
11.0%	25.06	27.17	29.27	31.38	33.49

Illustrative Net Present Value Sensitivity to Earnings Growth and Tangible Book Multiple

2023 Tangible Book Multiples

Growth Rate	1.21x	1.27x	1.33x	1.39x	1.45x
3.0%	$20.58	$21.52	$22.46	$23.40	$24.33
5.0%	20.94	21.89	22.85	23.80	24.75
7.0%	21.31	22.28	23.25	24.22	25.19
9.0%	21.70	22.68	23.67	24.66	25.64
11.0%	22.10	23.11	24.11	25.11	26.11

Pro Forma Financial Impact Analysis. Boenning performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of OceanFirst and Capital Bank. Using closing balance sheet estimates as of March 31, 2019 for OceanFirst and Capital Bank provided by Capital Bank’s management, EPS consensus “street estimates” for OceanFirst for fiscal years 2018 and 2019, assumed long-term earnings growth rates provided by Capital Bank’s management, and pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger) provided by the senior management of OceanFirst, Boenning analyzed the estimated financial impact of the merger on certain projected financial results. This analysis indicated that the merger could be accretive to OceanFirst’s 2019 and 2020 estimated EPS. Furthermore, the analysis indicated that, pro forma for the merger, OceanFirst’s tangible common equity to tangible assets ratio, leverage ratio, common equity Tier 1 ratio, Tier 1 risk-based capital ratio, and total risk-based capital ratio at closing could be above well capitalized levels. For all of the above analysis, the actual results achieved by OceanFirst following the merger may vary from the projected results, and the variations may be material.

Miscellaneous. Boenning acted as financial advisor to Capital Bank in connection with the merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, Boenning is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, Boenning has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its and their broker-dealer businesses, and further to certain existing sales and trading relationships between Capital Bank and certain Boenning affiliates, Boenning and its affiliates may from time to time purchase securities from, and sell securities to, Capital Bank and OceanFirst, and as a market maker in securities, Boenning and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Capital Bank or OceanFirst for its and their own accounts and for the accounts of its and their respective customers and clients. Boenning employees and employees of Boenning affiliates may also from time to time maintain individual positions in Capital Bank common stock and OceanFirst common stock, which positions currently include an individual position in shares of Capital Bank common stock held by a senior member of the Boenning advisory team providing services to Capital Bank in connection with the merger.

Pursuant to the Boenning engagement agreement, Capital Bank agreed to pay Boenning a non-refundable cash fee equal to 1.20% of the aggregate merger consideration, $15,000 of which became payable upon retention of

Boenning, $50,000 of which became payable concurrently with the rendering of Boenning’s opinion and the balance of which is contingent upon the consummation of the merger. Boenning’s fee for rendering the fairness opinion was not contingent upon Boenning reaching any particular conclusion. Capital Bank also agreed to reimburse Boenning for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify Boenning against certain liabilities relating to or arising out of Boenning’s engagement or Boenning’s role in connection therewith.

Boenning has not had any material relationship with OceanFirst during the past two years in which compensation was received or was intended to be received. Boenning has provided no investment banking services to Capital Bank during the past two years in which compensation was received or was intended to be received. Boenning may provide services to OceanFirst in the future (and/or to Capital Bank if the merger is not consummated), although as of the date of Boenning’s opinion, there is no agreement to do so nor any mutual understanding that such services are contemplated.

OceanFirst’s Reasons for the Merger

After careful consideration, the OceanFirst board, at a meeting held on October 24, 2018, unanimously approved the merger agreement.

In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the OceanFirst board evaluated the merger agreement and the merger in consultation with OceanFirst management, as well as OceanFirst’s legal counsel and financial advisor, and considered a number of factors in favor of the merger, including the following material factors, which are not presented in order of priority:

•	the fact that the merger is expected to strengthen OceanFirst’s position as one of the largest and oldest community-based financial institutions headquartered in New Jersey;

•	the fact that the merger is expected strengthen and expand OceanFirst’s presence in Southern New Jersey and the Philadelphia metro market;

•

each of OceanFirst’s and Capital Bank’s businesses, operations, financial condition, asset quality, earnings and prospects, including the view of the OceanFirst board that Capital Bank’s business and operations provide a complementary addition to OceanFirst’s existing operations and lines of business;

•

the fact that Capital Bank’s expertise in serving small and medium sized businesses aligns with OceanFirst’s commitment to growing its commercial banking platform, and provides an opportunity to leverage OceanFirst’s broader product offering across Capital Bank’s client base;

•	there is potential for significant efficiencies to be accelerated as a result of the merger through infrastructure optimization and branch consolidation;

•	the fact that the merger is expected to enhance OceanFirst’s access to strong core, low-cost and liquid funding;

•	the fact that the merger is expected to result in earnings per share accretion of approximately 2.0% in 2020 (the first full year of combined operations and synergies);

•

the current and prospective environment in which OceanFirst and Capital Bank operate, including national, regional and local economic conditions, the competitive environment for financial institutions generally and the likely effect of these factors on OceanFirst both with and without the merger;

•

its review and discussions with OceanFirst’s management and its legal counsel and financial advisor concerning the due diligence investigation of Capital Bank and the potential financial impact of the merger on the combined company;

•	management’s expectation that OceanFirst will retain its strong capital position upon completion of the merger;

•

the terms of the merger agreement, including the expected tax treatment and deal protection and termination fee provisions, which it reviewed with OceanFirst’s outside legal and financial advisors; and

•

the regulatory and other approvals required in connection with the merger and the expectation that such regulatory and other approvals will be received in a timely manner and without the imposition of unacceptable conditions.

The OceanFirst board also considered potential risks associated with the merger in connection with its deliberations of the merger, including (i) the potential risk of diverting management attention and resources from the operation of OceanFirst’s business and towards the completion of the merger; (ii) the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Capital Bank’s business, operations and workforce with those of OceanFirst; and (iii) the other risks identified in the sections of this proxy statement/prospectus entitled “Risk Factors” beginning on page 17 and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 23.

The foregoing discussion of the factors considered by the OceanFirst board is not intended to be exhaustive, but, rather, includes the material factors considered by the OceanFirst board. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement. The OceanFirst board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The OceanFirst board considered all these factors as a whole and overall considered the factors to be favorable to, and to support, its determination. It should be noted that this explanation of the OceanFirst board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section of this proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 23.

Interests of Capital Bank’s Directors and Executive Officers in the Merger

When Capital Bank stockholders are considering the recommendation of the Capital Bank board in connection with the merger proposal, they should be aware that some of the directors and executive officers of Capital Bank have interests that are in addition to, or different from, the interests of Capital Bank stockholders generally. The Capital Bank board was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement.

The following discussion describes any interests in the merger of each person who has served as a director or an executive officer of Capital Bank since January 1, 2017. Except as described below, to the knowledge of Capital Bank, the directors and executive officers of Capital Bank do not have any substantial interest, direct or indirect, by security holdings or otherwise, in the merger apart from their interests as stockholders of Capital Bank. The amounts presented in the following discussion do not reflect the impact of applicable withholding or other taxes.

Treatment of Restricted Stock Awards

Capital Bank’s chairman of the board and its executive officers have received awards of shares of restricted stock from time to time since 2013. Award holders may not transfer unvested shares of restricted stock, but may vote and receive dividends on all shares of restricted stock, whether vested or unvested. At the effective time, each unvested share of restricted stock will fully vest and the restrictions on those restricted stock awards will lapse, and each holder of restricted stock will be entitled to receive the merger consideration in exchange for the cancellation of such shares.

The following table sets forth, as of November 30, 2018, the number of shares of Capital Bank common stock underlying the unvested restricted stock awards held by the chairman and each executive officer of Capital Bank, as well as the OceanFirst shares to be received in the merger in exchange for such shares.

	Shares Underlying Restricted Stock Awards (#)	OceanFirst Shares to Be Received in Exchange (#)
Executive Officers
David J. Hanrahan	22,500	28,125
Thomas J. Lobosco	6,700	8,375
Joseph F. Rehm	10,000	12,500
Directors
Dominic J. Romano	12,000	15,000

Payments Under Employment Agreement Amendments with Capital Bank

In connection with the execution of the merger agreement, Mr. Hanrahan, Mr. Lobosco and Mr. Rehm each entered into an amendment to his respective existing employment agreement with Capital Bank. OceanFirst Bank executed a joinder to each amendment agreeing to be bound by its terms effective as of the effective time. Pursuant to their respective employment agreements, as amended:

•

Subject to Mr. Hanrahan’s signing a release on or after the closing date, Mr. Hanrahan will be entitled to receive a $721,200 payment with respect to severance and benefits within 15 days after the effective time. Mr. Hanrahan will also be entitled to receive a $250,000 retention and non-compete payment on the earlier of (i) the date five days prior to the first anniversary of the effective time or (ii) the first payroll date following his termination of employment by either the executive or OceanFirst Bank for any reason or no reason;

•

Subject to Mr. Lobosco’s signing a release on or after the closing date, Mr. Lobosco will be entitled to receive a $562,900 payment with respect to severance and benefits and a $100,000 non-compete payment each within 15 days after the effective time; and

•

Subject to Mr. Rehm’s signing a release on or after the closing date, Mr. Rehm will be entitled to receive a $371,400 payment with respect to severance and benefits within 15 days after the effective time. Mr. Rehm will also be entitled to receive a $300,000 retention and non-compete payment on the earlier of (i) the date five days prior to the first anniversary of the effective time or (ii) the first payroll date following his termination of employment by either the executive or OceanFirst Bank for any reason or no reason.

These payments will be subject to applicable tax withholdings. If the merger agreement is terminated prior to the effective time, these amendment agreements will expire and be of no further effect and the terms of the executives’ existing employment agreements will be reinstated.

Golden Parachute Compensation

The following table shows the estimated amounts of payments that Mr. Hanrahan, Mr. Lobosco and Mr. Rehm will be entitled to receive in connection with the merger, under their respective employment agreements, as amended, with Capital Bank (and, as of the effective time and consummation of the merger, OceanFirst Bank). The below assumes consummation of the merger occurred on November 30, 2018 and that each individual incurred a qualifying termination on such date.

Name	Cash(1) ($)	Other(2) ($)	Total ($)
David J. Hanrahan	721,200	250,000	971,200
Thomas J. Lobosco	562,900	100,000	662,900
Joseph F. Rehm	371,400	300,000	671,400

(1)

Cash. Column includes the aggregate dollar value of the cash payments with respect to severance and benefits payable to each individual. The amounts in this column are payable within 15 days after the effective time and consummation of the merger, but the above table assumes the cash payments are paid at closing.

(2)

Other. Column includes the aggregate dollar value of retention and noncompete payments payable to each individual. With respect to Mr. Hanrahan and Mr. Rehm, the amounts in this column are payable no later than the earlier of (i) five (5) days prior to the first anniversary of the effective time of the merger or (ii) the first payroll date after termination of employment from OceanFirst Bank, but the above table assumes these payments are paid at closing. With respect to Mr. Lobosco, the amount in this column is payable within 15 days after the effective time and consummation of the merger, but the above table assumes the cash payment is paid at closing.

Indemnification and Insurance of Directors and Officers

Pursuant to the merger agreement, OceanFirst will indemnify and hold harmless each present and former officer, director or employee of Capital Bank and its subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation arising out of the fact that such person is or was a director, officer or employee of Capital Bank or any of its subsidiaries and pertaining to matters existing or occurring at or prior to the effective time, including the transactions contemplated by the merger agreement, to the fullest extent which such persons are entitled to be indemnified as of the date of the merger agreement by Capital Bank pursuant to its certificate of incorporation or bylaws or the governing or organizational documents of any subsidiary of Capital Bank applicable to such person.

OceanFirst has also agreed to advance expenses as incurred by such indemnified party to the fullest extent such persons are entitled to advancement of expenses as of the date of the merger agreement by Capital Bank pursuant to its certificate of incorporation or bylaws or the governing or organizational documents of any subsidiary of Capital Bank applicable to such person; provided that, if requested by OceanFirst, the indemnified party to whom expenses are advanced provides an undertaking to repay such advances if it is determined in a final determination or by a court of competent jurisdiction that such indemnified party is not entitled to indemnification.

In addition, OceanFirst has agreed to maintain the current directors’ and officers’ liability insurance policy of Capital Bank, subject to certain exceptions, for six years after the effective time with respect to claims against such directors, officers and employees arising from facts or events that occurred before the effective time; provided that, OceanFirst is not obligated to pay, on an annual basis, an amount in excess of 250% of the current annual premium paid as of the date of the merger agreement by Capital Bank for such insurance. For additional information see the section entitled “The Merger Agreement — Director and Officer Indemnification and Insurance” beginning on page 65 of this proxy statement/prospectus.

Share Ownership

As of December 5, 2018, the record date, the directors and executive officers of Capital Bank may be deemed to be the beneficial owners of 376,742 shares, representing 14.7% of the outstanding shares of Capital Bank common stock, including 14,750 shares subject to exercisable options to purchase shares of Capital Bank common stock. Effective as of the effective time, as Capital Bank stockholders, the directors and executive officers will be entitled to receive the merger consideration for their shares of Capital Bank common stock. As option holders, they will be entitled to receive cash (without interest) equal to the product of (a) the aggregate number of shares of Capital Bank common stock issuable upon exercise of the option and (b) the excess, if any, of (i) the product of the exchange ratio and the VWAP of OceanFirst’s common stock on the NASDAQ for the five full trading days ending on the last trading day preceding the closing date of the merger over (ii) the per-share exercise price of such Capital Bank stock option, which will be payable as soon as practicable after the effective time.

Trading Markets

OceanFirst common stock is listed for trading on the NASDAQ under the symbol “OCFC.” It is a condition to each party’s obligations to complete the merger that the OceanFirst common stock to be issued pursuant to the merger agreement be authorized for listing on the NASDAQ (subject to official notice of issuance). Immediately following the completion of the merger, shares of OceanFirst common stock will continue to be traded on the NASDAQ under the symbol “OCFC.”

Capital Bank common stock is traded on the OTC Pink under the symbol “CANJ.” Upon completion of the merger, Capital Bank common stock will cease to be traded on the OTC Pink.

Dividend Policy

OceanFirst currently pays a quarterly cash dividend of $0.17 per share, which is expected to continue, although the OceanFirst board may change this dividend policy at any time. OceanFirst stockholders will be entitled to receive dividends when and if declared by the OceanFirst board out of funds legally available for dividends. The OceanFirst board will consider OceanFirst’s financial condition and level of net income, future prospects, economic condition, industry practices and other factors, including applicable banking laws and regulations, in determining whether to pay dividends in the future and the amount of such dividends.

OceanFirst’s principal source of income is dividends that are declared and paid by OceanFirst Bank on its capital stock. Therefore, OceanFirst’s ability to pay dividends is dependent upon the receipt of dividends from OceanFirst Bank. Insured depository institutions such as OceanFirst Bank are prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized,” as such term is defined in the applicable law and regulations. In the future, any declaration and payment of cash dividends will be subject to the OceanFirst board’s evaluation of OceanFirst’s operating results, financial condition, future growth plans, general business and economic conditions, and tax and other relevant considerations. The payment of cash dividends by OceanFirst in the future will also be subject to certain other legal and regulatory limitations and ongoing review by the OceanFirst’s banking regulators.

Dissenters’ Rights

General

Capital Bank stockholders may dissent from the merger in accordance with 12 U.S.C. § 215a, which are the controlling provisions relating to the dissenters’ rights of Capital Bank stockholders in light of Section 17:9A-148 of the New Jersey Revised Statutes, which provides that federal law, rather than the NJ Banking Act, will be controlling with respect to stockholders’ rights in the merger of a New Jersey bank with and into a national banking association, such as OceanFirst Bank. If the merger is completed, under 12 U.S.C. § 215a, holders of Capital Bank common stock are entitled to dissent from the merger and obtain payment of the fair value of their shares in cash (together with accrued interest) instead of receiving the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement as long as such holders comply with the statutorily prescribed procedures. The appraised value of the Capital Bank common stock may differ from the consideration that, as of the effective time, a stockholder of Capital Bank will be entitled to receive in the merger. The following summarizes the material rights of holders of Capital Bank common stock under 12 U.S.C. § 215a. You should read the applicable sections of 12 U.S.C. § 215a, a copy of which is attached to this proxy statement/prospectus as Annex B. The summary below is qualified in its entirety by reference to the full text of 12 U.S.C. § 215a.

If you are contemplating the possibility of exercising your dissenters’ rights in connection with the merger, you should carefully review the full text of 12 U.S.C. § 215a and consult legal counsel before attempting to exercise dissenters’ rights. If you do not fully and precisely satisfy the procedural requirements of 12 U.S.C. § 215a, you will lose your dissenters’ rights. If any holder of shares of Capital Bank common stock who asserts dissenters’

rights withdraws or loses (through failure to perfect or otherwise) the right to obtain payment for such holder’s shares under 12 U.S.C. § 215a, then such stockholder’s shares will be converted, or will be treated as if they had been converted, into the right to receive the merger consideration, without interest and subject to any applicable withholding of taxes if the merger is completed. Capital Bank will not provide you with any notice regarding your dissenters’ rights other than as described in this proxy statement/prospectus and the notice of special meeting included with this proxy statement/prospectus.

Requirements for Exercising Dissenters’ Rights

Under 12 U.S.C. § 215a, a Capital Bank stockholder may dissent from the merger by (i) voting against the merger or giving notice in writing at or prior to the special meeting to the presiding officer of Capital Bank that he, she or it dissents from the merger (and, pursuant to the terms of the merger agreement, subsequently such stockholder must not vote for the merger), and (ii) making a written request to OceanFirst to receive the value of such stockholder’s shares of Capital Bank common stock, which request must be made within 30 days after the effective time and must be accompanied by the surrender of the stockholder’s stock certificates.

The appraised value of the shares held by any dissenting Capital Bank stockholder will be determined as of the effective time by an appraisal made by a committee of three persons composed of (i) one person selected by majority vote of the dissenting Capital Bank stockholders entitled to receive the value of their shares of Capital Bank common stock in cash, (ii) one person selected by the OceanFirst board and (iii) one person selected by the appraisers selected pursuant to subclauses (i) and (ii) (each, an “appraiser”). The valuation agreed upon by any two of the three appraisers will govern. However, if the appraised value is not satisfactory to any eligible dissenting Capital Bank stockholder, that Capital Bank stockholder may, within five days of being notified of the appraised value of his, her or its shares, appeal to the OCC who will cause a reappraisal to be made, which will be final and binding as to the value of the shares of the dissenting stockholder who has appealed to the OCC.

If, within 90 days from the effective time, for any reason one or more of the three appraisers is not selected as provided by 12 U.S.C. § 215a, or the appraisers fail to determine the appraised value of the dissenting shares, the OCC may, upon written request of any interested party, cause an appraisal to be made, which will be final and binding on all parties. OceanFirst will promptly pay the amount equal to the appraised value of shares, as ascertained under 12 U.S.C. § 215a. The expenses of the OCC in making the appraisal or reappraisal will be paid by OceanFirst.

The foregoing summary is not intended to be a complete statement of the procedures necessary for exercising dissenters’ rights under 12 U.S.C. § 215a and is qualified in its entirety by reference to the full text of such provisions, a copy of which is attached to this proxy statement/prospectus as Annex B. Capital Bank urges any stockholders wishing to exercise dissenters’ rights to read this summary and the full text of 12 U.S.C. § 215a carefully, and to consult legal counsel before attempting to exercise dissenters’ rights. Failure to comply strictly with all of the procedures set forth in 12 U.S.C. § 215a may result in the loss of your statutory dissenters’ rights.

Regulatory Approvals Required for the Merger

Completion of the merger is subject to receipt of regulatory approval of the merger or waiver of such approval from the OCC, without certain conditions being imposed as part of a regulatory approval that would reasonably be expected to result in a materially burdensome regulatory condition. Other approvals, waivers or consents from governmental and regulatory authorities may also be required. Subject to the terms and conditions of the merger agreement, OceanFirst and Capital Bank have agreed to cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation and to obtain as promptly as practicable all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement, which includes approval (or waiver of such approval) from the OCC. OceanFirst submitted an application to the OCC on November 9, 2018, for approval of the merger. As of the date of this proxy statement/

prospectus, OCC approval has not yet been granted. OCC approval (if granted) for the merger: (i) would reflect only its view that the transaction does not contravene applicable competitive standards imposed by law and is consistent with regulatory policies relating to safety and soundness; (ii) would not be an OCC opinion that the merger is financially favorable to the stockholders or that the OCC has considered the adequacy of the terms of the transaction; and (iii) would not be an endorsement of, or recommendation for, the merger. Although neither Capital Bank nor OceanFirst knows of any reason why it cannot obtain this regulatory approval in a timely manner, Capital Bank and OceanFirst cannot be certain when, or if, it will be obtained.

Office of the Comptroller of the Currency

OceanFirst Bank is an insured depository institution regulated and supervised by the OCC. The merger of Capital Bank with and into OceanFirst Bank requires prior approval of the OCC under the National Bank Act and Section 18(c) of the Federal Deposit Insurance Act (which we refer to as the “Bank Merger Act”). In evaluating an application for such approval, the OCC takes into consideration a number of factors, including (i) the competitive impact of the transaction; (ii) financial and managerial resources of the bank parties to the merger on a current and pro forma basis; (iii) the convenience and needs of the community to be served and the record of the banks under the Community Reinvestment Act (which we refer to as the “CRA”), including their CRA ratings; (iv) the banks’ effectiveness in combating money laundering activities; and (v) the extent to which the merger would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In connection with its review, the OCC provides an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.

Additional Regulatory Approvals and Notices

OceanFirst and Capital Bank believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that the parties to the merger will be able to obtain all requisite regulatory approvals. However, neither OceanFirst nor Capital Bank can assure you that all of the regulatory approvals described above will be obtained and, if obtained, OceanFirst and Capital Bank cannot assure you as to the timing of any such approvals, their ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a materially burdensome regulatory condition.

Neither OceanFirst nor Capital Bank is aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

THE MERGER AGREEMENT

The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the express terms of the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Structure of the Merger

Each of the OceanFirst board and the Capital Bank board has unanimously approved the merger agreement. The merger agreement provides for the merger of Capital Bank with and into OceanFirst Bank, with OceanFirst Bank continuing as the surviving bank in the merger and as a wholly-owned subsidiary of OceanFirst.

Merger Consideration

Subject to the terms and conditions of the merger agreement, at the effective time, each share of Capital Bank common stock issued and outstanding immediately prior to the effective time, except for specified shares of Capital Bank common stock owned by Capital Bank, OceanFirst or stockholders who have properly exercised dissenters’ rights, will be converted into the right to receive 1.25 shares of OceanFirst common stock.

If the amount of outstanding shares of OceanFirst common stock or Capital Bank common stock is increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, or if there is any extraordinary dividend or distribution, an appropriate and proportionate adjustment will be made to the exchange ratio.

Fractional Shares

OceanFirst will not issue any fractional shares of OceanFirst common stock in the merger. Instead, any Capital Bank stockholder who otherwise would have been entitled to receive a fraction of a share of OceanFirst common stock will instead be entitled to receive an amount in cash, rounded to the nearest cent, determined by multiplying the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of OceanFirst common stock to which the holder would otherwise be entitled by the VWAP per share of OceanFirst common stock on the NASDAQ for the five full trading days ending on the last trading day preceding the closing date of the merger.

Governing Documents; Directors and Officers

Upon consummation of the merger, the certificate of incorporation and bylaws of OceanFirst Bank in effect immediately prior to the effective time will be the certificate of incorporation and bylaws of the surviving bank after completion of the merger, until thereafter amended in accordance with applicable law and the terms of such documents.

Upon consummation of the merger, the directors and officers of OceanFirst Bank in office immediately prior to the effective time will be the directors and officers of the surviving bank after completion of the merger, until their respective successors are duly elected or appointed and qualified.

Dissenters’ Rights

If the merger is completed, Capital Bank stockholders who do not vote in favor of the merger proposal and follow certain procedural steps will be entitled to dissenters’ rights under 12 U.S.C. § 215a, provided they take the steps required to perfect their rights under 12 U.S.C. § 215a. For more information regarding dissenters’ rights, see “The Merger — Dissenters’ Rights” beginning on page 53. In addition, a copy of 12 U.S.C. § 215a is attached as Annex B to this proxy statement/prospectus.

It is a condition to OceanFirst’s obligation to complete the merger that the holders of not more than 10% of the outstanding shares of Capital Bank common stock exercise dissenters’ rights.

Treatment of Capital Bank Restricted Stock and Stock Option Awards

Restricted Stock

At the effective time, each outstanding restricted stock award in respect of shares of Capital Bank common stock will fully vest and the restrictions on those restricted stock awards will lapse, and each holder of such restricted stock award will be entitled to receive the merger consideration in respect of the cancellation of each share of Capital Bank common stock subject to such Capital Bank restricted stock award no later than 10 business days after the effective time.

Stock Options

At the effective time, each outstanding and unexercised option (whether vested or unvested) to purchase Capital Bank common stock will be cancelled and exchanged for a payment in cash (without interest) equal to the product of (a) the aggregate number of shares of Capital Bank common stock issuable upon exercise of the option and (b) the excess, if any, of (i) the product of the exchange ratio and the VWAP of OceanFirst’s common stock on the NASDAQ for the five full trading days ending on the last trading day preceding the closing date of the merger over (ii) the per-share exercise price of such Capital Bank stock option. The cash payment is payable as soon as practicable after the effective time.

Closing and Effective Time

The merger will be completed only if all conditions to the merger set forth in the merger agreement (as discussed in this proxy statement/prospectus) are either satisfied or waived. See the section of this proxy statement/prospectus entitled “ — Conditions to Complete the Merger.”

The merger will become effective as of the date and time specified in the certificate issued by the OCC. The closing of the merger will take place at 10:00 a.m., New York City time, on the last business day of the first month after December 2018 in which the conditions set forth in the merger agreement have been satisfied or waived, unless another date or time is agreed to in writing by OceanFirst and Capital Bank. OceanFirst and Capital Bank currently expect to complete the merger in the first quarter of 2019, subject to the requisite approval of the Capital Bank stockholders, the receipt of regulatory approvals or waivers (and expiration of any applicable waiting period) and the satisfaction or waiver of other customary closing conditions set forth in the merger agreement, but neither Capital Bank nor OceanFirst can guarantee when, or if, the merger will be completed.

Conversion of Shares; Exchange of Certificates

The conversion of Capital Bank common stock into the right to receive the merger consideration will occur automatically at the effective time. Promptly following completion of the merger, the exchange agent will exchange certificates representing shares of Capital Bank common stock for the merger consideration to be received pursuant to the terms of the merger agreement.

Letter of Transmittal

As promptly as practicable after the effective time, and in no event later than five business days after the effective time, the exchange agent will mail to each holder of record of Capital Bank common stock immediately prior to the effective time a letter of transmittal and instructions on how to surrender shares of Capital Bank common stock in exchange for the merger consideration that the holder is entitled to receive under the merger agreement.

If a certificate for Capital Bank common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration upon receipt of (i) an affidavit of that fact by the claimant and (ii) if required by the exchange agent, the posting of a bond in an amount as the exchange agent may require.

Following completion of the merger, there will be no further transfers on the stock transfer books of Capital Bank of shares of Capital Bank common stock that were issued and outstanding immediately prior to the effective time.

Withholding

OceanFirst and OceanFirst Bank will be entitled to deduct and withhold, including by requesting that the exchange agent deduct and withhold, from the merger consideration, any cash in lieu of fractional shares of OceanFirst common stock, cash dividends or distributions payable or any other amount payable under the merger agreement to any person the amounts they are required to deduct and withhold under the Code or any provision of state, local or foreign tax law. If any such amounts are so withheld and paid over to the appropriate governmental authority, these amounts will be treated for all purposes of the merger agreement as having been paid to the person from whom they were withheld.

Dividends and Distributions

No dividends or other distributions declared with respect to OceanFirst common stock with a record date after the effective time will be paid to any holder of any unsurrendered certificates of Capital Bank common stock until the holder surrenders such certificate in accordance with the terms of the merger agreement. After the surrender of a certificate in accordance with the terms of the merger agreement, the record holder of such certificate will be entitled to receive any such dividends or other distributions having a record date after the effective time, without any interest thereon, which became payable with respect to the stock consideration that the shares of Capital Bank common stock represented by such certificate have been converted into the right to receive under the merger agreement.

Representations and Warranties

The representations and warranties described below, and elsewhere in this proxy statement/prospectus, and included in the merger agreement were made by OceanFirst and Capital Bank for the benefit of the other party, only for purposes of the merger agreement and as of specific dates. In addition, the representations and warranties may be subject to limitations, qualifications or exceptions agreed upon by the parties to the merger agreement, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between OceanFirst and Capital Bank rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by OceanFirst. Therefore, you should not rely on the representations and warranties or any description thereof as characterizations of the actual state of facts or condition of OceanFirst, Capital Bank or any of their respective subsidiaries or affiliates without considering the foregoing. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. See the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 102. OceanFirst will provide additional disclosure in its public reports to the extent it becomes aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the representations and warranties in the merger agreement and will update such disclosure as required by the federal securities laws.

The merger agreement contains representations and warranties made by Capital Bank relating to a number of business and other matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	required governmental, regulatory and third party consents, approvals and filings in connection with the merger;

•	reports to regulatory authorities;

•	financial statements, internal controls, books and records, and the absence of undisclosed liabilities;

•	broker’s fees payable in connection with the merger;

•	the absence of certain changes or events;

•	legal proceedings;

•	tax matters;

•	employee and employee benefits matters;

•	compliance with applicable laws;

•	certain material contracts;

•	absence of agreements with regulatory authorities;

•	derivative instruments and transactions;

•	environmental matters;

•	investment securities and commodities;

•	allowance for loan losses;

•	real property;

•	intellectual property and technology and data processing systems;

•	related party transactions;

•	the inapplicability of takeover statutes;

•	the absence of action or circumstance that could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	opinion from its financial advisor;

•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents;

•	loan matters; and

•	insurance matters.

The merger agreement contains representations and warranties made by OceanFirst relating to a number of business and other matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	required governmental, regulatory and third party consents, approvals and filings in connection with the merger;

•	reports to regulatory authorities;

•	financial statements, internal controls, books and records, and absence of undisclosed liabilities;

•	broker’s fees payable in connection with the merger;

•	the absence of certain changes or events;

•	legal proceedings;

•	SEC reports;

•	compliance with applicable laws;

•	the absence of agreements with regulatory authorities;

•	the inapplicability of takeover statutes;

•	the absence of action or circumstance that could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents;

•	technology and data processing systems;

•	tax matters;

•	employee and employee benefits matters; and

•	derivative instruments and transactions.

Certain representations and warranties of OceanFirst and Capital Bank are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either Capital Bank, OceanFirst or the combined company, means a material adverse effect on (i) the business, properties, assets, results of operations or financial condition of such party and its subsidiaries taken as a whole (provided that in the case of clause (i), a material adverse effect will not be deemed to include the impact of (a) changes, after the date of the merger agreement, in U.S. generally accepted accounting principles (which we refer to as “GAAP”) or applicable regulatory accounting requirements, (b) changes, after the date of the merger agreement, in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by governmental entities, (c) changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries, (d) public disclosure of the transactions contemplated by the merger agreement or actions expressly required by the merger agreement or actions or omissions that are taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement or (e) reasonable, customary and documented third party expenses incurred by either party in negotiating, documenting, effecting and consummating the transactions contemplated by the merger agreement; except, with respect to subclauses (a), (b) and (c), to the extent that such changes disproportionately affect the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated by the merger agreement. The representations and warranties in the merger agreement do not survive the effective time.

Covenants and Agreements

Conduct of Businesses Prior to the Effective Time

Capital Bank has agreed that, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, it will, and will cause each of its subsidiaries to, conduct its business in the ordinary course, use reasonable best efforts to maintain and preserve intact its business organization, employees, independent contractors and advantageous customer and other business relationships, and take no action that would reasonably be expected to prevent or adversely affect or delay (i) the parties’ ability to obtain any necessary approvals of any governmental entity or regulatory agency required for the transactions contemplated by the merger agreement or to consummate the transactions contemplated by the merger agreement on a timely basis or (ii) performance by Capital Bank or its subsidiaries of its and their covenants and agreements contemplated by the merger agreement.

Additionally, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, Capital Bank has agreed not to permit any of its subsidiaries to, without the prior written consent of OceanFirst, which consent cannot be unreasonably withheld, undertake the following actions:

•

other than in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness for borrowed money of Capital Bank or any of its wholly owned subsidiaries to Capital Bank or any of its other subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

•	adjust, split, combine or reclassify any of its capital stock;

•

make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (i) dividends paid by any of the subsidiaries of Capital Bank to Capital Bank or any of its wholly owned subsidiaries, (ii) the acceptance of shares of Capital Bank common stock as payment for the exercise price of stock options or for withholding taxes incurred in connection with the exercise of stock options or the vesting of equity compensation awards, in each case, in accordance with past practice and the terms of the applicable Capital Bank benefit plan and applicable award agreements and (iii) and the declaration and payment by Capital Bank, in respect of the second half of the 2018 calendar year, of one regular semi-annual cash dividend in an amount not in excess of $0.22 per share of Capital Bank common stock, which dividend, if so declared and paid, will be paid to holders of record of Capital Bank common stock, in each case during the 2019 calendar year prior to the closing of the merger);

•

grant any stock options, stock appreciation rights, performance shares, restricted stock units, deferred stock units, shares of restricted stock or other equity or equity-based awards or interests or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

•

issue, sell or otherwise permit to become outstanding (including by issuing any shares of Capital Bank common stock that are held as “treasury shares” as of the date of the merger agreement) any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants or other rights of any kind to acquire any shares of capital stock, except pursuant to the exercise of stock options or the settlement of equity compensation awards outstanding as of the date of the merger agreement in accordance with their terms;

•

sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any individual, corporation or other entity other than a wholly owned subsidiary of Capital Bank, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business;

•

except for transactions in the ordinary course of business, make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity other than a wholly owned subsidiary of Capital Bank;

•	purchase any bank owned life insurance;

•

terminate, materially amend or waive any material provision of certain material contracts or make any change in any instrument or agreement governing the terms of any of its securities or any material lease or contract, other than renewals of contracts and leases in the ordinary course of business and without material adverse changes of terms with respect to Capital Bank, or enter into certain material contracts, subject to certain exceptions;

•

subject to certain exceptions, including as required under applicable law or the terms of any Capital Bank benefit plan existing as of the date of the merger agreement, (i) enter into, adopt or terminate any employee benefit or compensation plan, program, practice, policy, contract or arrangement for the benefit or welfare of any current or former employee, officer, director, independent contractor or consultant (or spouse or dependent of such individual), (ii) amend (whether in writing or through the interpretation of) any Capital Bank benefit plan, (iii) increase the compensation or benefits payable to any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual), except for annual base salary or wage increases for employees (other than directors or executive officers) in the ordinary course of business, that do not exceed, (x) with respect to any individual, (A) ten percent (10%) of such individual’s base salary or wage rate in effect as of the date of the merger agreement for any employee whose 2018 salary or wages will be less than $50,000 or (B) five percent (5%) of such individual’s base salary or wage rate in effect as of the date of the merger agreement for all other employees and (y) three and one-half percent (3.5%) in the aggregate for all employees, (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation except for bonuses to be awarded with respect to Capital Bank’s 2018 fiscal year, (v) grant or accelerate the vesting of any equity or equity-based awards or other compensation except for vesting that is required by the terms of the award, (vi) negotiate or enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose annual base salary (or annual base compensation for independent contractor or consultant) is equal to or greater than $75,000, other than for cause (as determined in the ordinary course of business), (ix) hire or promote any officer or any employee, independent contractor or consultant, whose annual base salary (or annual base compensation, in the case of any independent contractor or consultant) is equal to or greater than $75,000 or (x) waive, release or limit any restrictive covenant obligation of any current or former officer, employee, independent or contractor or consultant of Capital Bank or any of its subsidiaries;

•

settle any material claim, suit, action or proceeding, except in the ordinary course of business in an amount not in excess of $75,000 individually or in the aggregate and that would not impose any material restriction on the business of Capital Bank or its subsidiaries, OceanFirst or the surviving bank;

•

take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	amend Capital Bank’s certificate of incorporation and bylaws or comparable governing document of any of its subsidiaries;

•	merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its subsidiaries;

•

materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade;

•

take any action that is intended or expected to result in any of its representations and warranties being or becoming untrue in any material respect, or in any of the conditions to the merger not being satisfied, or in a violation of any provision of the merger agreement;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

•

enter into any new line of business or change in any material respect its lending, investment, underwriting, originating, acquiring, selling, deposit pricing, risk and asset liability management and other banking and operating policies or practices (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by regulation or policies imposed by any regulatory agency;

•

make any loans or extensions of credit or grant additional credit to a current borrower, except in the ordinary course of business; provided that any individual unsecured loan or extension of credit or grant of additional credit in excess of $100,000 that is not as of the date of the merger agreement approved and any individual secured loan or extension of credit or grant of additional credit in excess of $2,500,000 that is not as of the date of the merger agreement approved will require prior written approval of the Chief Credit Officer of OceanFirst or another officer designated in writing by OceanFirst, which approval or rejection will be given in writing within three business days after the loan package is delivered, or else such approval will be deemed given;

•	change in any material respect its hedging practices and policies, except as requested by a regulatory agency;

•

make, or commit to make, any capital expenditures except for capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 individually or $100,000 in the aggregate;

•

make, change or revoke any tax election, adopt or change any tax accounting method, file any amended tax return, settle or compromise any tax liability, claim or assessment or agree to an extension or waiver of the limitation period to any tax claim or assessment, grant any power of attorney with respect to taxes, surrender any right to a claim of refund of taxes, enter into any closing agreement with respect to any tax or refund or amend any tax return;

•

make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its subsidiaries;

•

materially reduce the amount of insurance coverage or fail to renew any material existing insurance policy, in each case, with respect to the key employees, properties or assets of Capital Bank or any of its subsidiaries; or

•	agree to take, make any commitment to take or adopt any resolutions of the Capital Bank board or similar governing body in support of any of the foregoing.

OceanFirst has agreed that, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, OceanFirst may not, and may not permit any of its subsidiaries to, without the written consent of Capital Bank:

•	amend OceanFirst’s certificate of incorporation or bylaws in a manner that would adversely affect the economic benefits of the merger to the Capital Bank stockholders;

•	adjust, split, combine or reclassify any of OceanFirst’s capital stock;

•

take any action that is intended to result in any of OceanFirst’s representations and warranties being or becoming untrue in any material respect, or in any of the conditions to the merger not being satisfied or in a violation of any provision of the merger agreement;

•

take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•

take any action that is intended to, would or would be reasonably likely to prevent or materially delay the consummation of the transactions contemplated by the merger agreement, except, in every case, as may be required by applicable law;

•	make, declare or pay any extraordinary dividend on the capital stock of OceanFirst; or

•	agree to take, make any commitment to take, or adopt any resolutions of OceanFirst’s board of directors or similar governing body in support of, any of the foregoing.

Regulatory Matters

OceanFirst and Capital Bank have agreed to cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the transactions contemplated by the merger agreement. However, in no event will OceanFirst, OceanFirst Bank or Capital Bank be required to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the required permits, consents, approvals and authorizations of governmental entities that would reasonably be expected to result in a materially burdensome regulatory condition. OceanFirst and Capital Bank have also agreed to furnish each other with all information reasonably necessary or advisable in connection with any statement, filing, notice or application to any governmental entity in connection with the merger, as well as to keep each other apprised of the status of matters related to the completion of the transactions contemplated by the merger agreement.

Employee Matters

OceanFirst has agreed that, for the period commencing at the effective time and ending on the first anniversary of the effective time, OceanFirst will or will cause the surviving bank to provide the employees of Capital Bank and its subsidiaries who continue to be employed by OceanFirst or its subsidiaries (including the surviving bank) immediately after the effective time (which refer to as “continuing employees”), while employed by OceanFirst or its subsidiaries after the effective time, with base salaries, wages and employee benefits (excluding equity and equity based compensation) that are substantially comparable in the aggregate to the base salaries, wages and employee benefits (excluding equity and equity-based compensation) provided to similarly situated employees of OceanFirst and its subsidiaries, except that OceanFirst may satisfy this obligation by providing such continuing employees with base salaries, wages and employee benefits that are substantially comparable in the aggregate to the base salaries, wages and employee benefits (excluding equity and equity-based compensation) provided by Capital Bank or its subsidiaries to such continuing employees immediately prior to the effective time.

With respect to employee benefit plans of OceanFirst or its subsidiaries in which continuing employees become eligible to participate on or after the effective time (which we refer to as “new benefit plans”), the merger agreement requires OceanFirst to, or cause the surviving bank to, use commercially reasonable efforts to, with respect to the continuing employees:

•

waive all exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any new benefit plans, unless such preexisting conditions, exclusions or waiting periods would apply under the analogous Capital Bank benefit plan;

•

credit each continuing employee and their eligible dependents for any co-payments and deductibles paid prior to the effective time under a Capital Bank benefit plan (to the same extent that such credit was given under the analogous Capital Bank benefit plan prior to the effective time) in satisfying any applicable deductible or out-of-pocket requirements under any new benefit plans of the surviving bank; and

•

recognize all service of continuing employees with Capital Bank and its subsidiaries, for all purposes in any new benefit plan of the surviving bank to the same extent that such service was taken into account under the analogous Capital Bank benefit plan prior to the effective time, subject to certain limitations.

As soon as practicable following the effective time, OceanFirst will merge Capital Bank’s 401(k) plan with and into the 401(k) plan maintained by OceanFirst.

Under the merger agreement, OceanFirst has also agreed to:

•

at the effective time, assume and honor through December 31, 2019 under Capital Bank’s vacation policies the accrued but unused vacation time of employees of the surviving bank who were employees of Capital Bank prior to the effective time; and

•

in conjunction with Capital Bank, mutually agree to a retention pool (subject to a maximum limitation) to certain employees of Capital Bank subject to the individuals remaining employed upon their designated “work through” date as set forth in a written retention bonus pool agreement.

Any employee of Capital Bank (other than employees with employment agreements that provide for severance payments) whose employment is terminated (other than for cause, as defined in OceanFirst’s severance policy) at the written request of OceanFirst (but by and in the sole discretion of Capital Bank) prior to the effective time, or is terminated by OceanFirst or its subsidiary within one year following the effective time in a manner entitling such individual to benefits under OceanFirst’s severance policy, will be entitled to receive severance payments in accordance with the terms of the merger agreement.

Director and Officer Indemnification and Insurance

Under the terms of the merger agreement, OceanFirst has agreed to, following the effective time, indemnify and hold harmless all present and former directors, officers and employees of Capital Bank and its subsidiaries against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the effective time, arising out of the fact that such person is or was a director, officer or employee of Capital Bank or its subsidiaries and pertaining to matters existing or occurring at or prior to the effective time, including the transactions contemplated by the merger agreement, to the fullest extent such persons are entitled to be indemnified as of the date of the merger agreement by Capital Bank pursuant to Capital Bank’s certificate of incorporation, Capital Bank’s bylaws or the governing or organizational documents of any subsidiary of Capital Bank as applicable to such person. OceanFirst has also agreed to advance expenses to such persons to the fullest extent such persons are entitled to advancement of expenses as of the date of the merger agreement by Capital Bank pursuant to Capital Bank’s certificate, Capital Bank’s bylaws or the governing or organizational documents of any subsidiary of Capital Bank, except that, if requested by OceanFirst, such person provides an undertaking to repay such advances if it is determined in a final determination or by a court of competent jurisdiction that such person is not entitled to indemnification.

The merger agreement requires OceanFirst to maintain, for a period of six years after completion of the merger, Capital Bank’s existing directors’ and officers’ liability insurance policy, or policies with a substantially comparable insurer of at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the insured, with respect to claims arising from facts or events that occurred at or prior to the completion of the merger. However, OceanFirst is not required to spend annually more than 250% of the current annual premium paid as of the date of the merger agreement by Capital Bank for such insurance (which we refer to as the “premium cap”), and if such premiums for such insurance would at any time exceed that amount, then the surviving bank will maintain policies of insurance which, in its good faith determination, provide the maximum coverage available at an annual premium equal to the premium cap. In lieu of the foregoing, Capital Bank, in consultation with, but only upon the prior written consent of OceanFirst, may (and at the request of OceanFirst, Capital Bank will use its reasonable best efforts to) obtain at or prior to the effective time a six year prepaid “tail” policy under Capital Bank’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if such a policy can be obtained for an amount that, in the aggregate, does not exceed the premium cap.

Restructuring Efforts

In the absence of additional circumstances specified in the merger agreement (as described in the last bullet point in “ — Termination of the Merger Agreement”), neither OceanFirst nor Capital Bank is permitted to terminate the merger agreement based on the failure of Capital Bank to obtain the required vote of its stockholders. Instead, each of the parties will in good faith use its reasonable best efforts to negotiate a restructuring of the merger (except that neither party will have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of the common stock of Capital Bank as provided for in the merger agreement, in a manner adverse to such party or its stockholders) and/or resubmit the merger agreement or the transactions contemplated thereby (or as restructured) to Capital Bank’s stockholders for approval.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this proxy statement/prospectus, obtaining required consents, the listing of the shares of OceanFirst common stock to be issued in the merger, access to information of the other party, the permissibility of representatives of OceanFirst and OceanFirst Bank’s attendance of Capital Bank board meetings and certain committee meetings following the receipt of the requisite regulatory approvals, exemption from takeover laws, public announcements with respect to the transactions contemplated by the merger agreement and communication and cooperation between Capital Bank and OceanFirst to plan and prepare for the consolidation of the companies at the effective time.

Capital Bank Stockholder Meeting and Recommendation of the Board of Directors of Capital Bank

Capital Bank has agreed to hold a meeting of its stockholders for the purpose of voting upon approval of the merger agreement, as soon as reasonably practicable after the registration statement, of which this proxy statement/prospectus forms a part, is declared effective. Capital Bank has agreed to use its reasonable best efforts to obtain from its stockholders the vote required to approve the merger agreement, including by communicating to its stockholders its recommendation (and including such recommendation in this proxy statement/prospectus) that they approve the merger agreement and the transactions contemplated thereby. Capital Bank has further agreed to, except as provided below, not withhold, withdraw, qualify or modify its recommendation or take any action, or make any public statement, filing or release inconsistent with its recommendation, or submit the merger agreement to its stockholders for a vote without its recommendation.

If the Capital Bank board, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would be a violation of its fiduciary duties under applicable law to continue to recommend the merger agreement, then it may (but will not be required to) modify, withdraw or change its recommendation or submit the merger agreement to its stockholders without recommendation (which we refer to as a “Capital Bank adverse recommendation change”)(although the resolutions approving the merger agreement as of the date of the merger agreement may not be rescinded or amended) and may communicate the basis for its modification, change or lack of a recommendation to its stockholders to the extent required by law; except that the Capital Bank board may not take any such actions unless (i) such action is taken in response to an acquisition proposal and such acquisition proposal did not result from a breach by Capital Bank of its obligations relating to the non-solicitation of acquisition proposals and such acquisition proposal constitutes a “superior proposal” (as defined below); (ii) Capital Bank gives OceanFirst at least two business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including its basis for determining that such acquisition proposal constitutes a superior proposal (including the latest material terms and conditions of, and the identity of the third party making, any such acquisition proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances)); (iii) during such two business day period, Capital Bank has considered and negotiated (and has caused its representatives to consider and negotiate) with OceanFirst in good faith (to the extent OceanFirst desires to so negotiate) regarding any adjustments or modifications to the terms and conditions of the merger agreement proposed by OceanFirst; and (iv) at the end of such notice period, the Capital Bank board takes into account any amendment or modification to the merger agreement proposed by OceanFirst (OceanFirst will not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of the merger agreement), and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, again determines in good faith that it would nevertheless result in a violation of its fiduciary duties under applicable law to continue to recommend the merger agreement and that such acquisition proposal constitutes a superior proposal. Any material amendment to any acquisition proposal will require a new determination and notice period.

Under the terms of the merger agreement, Capital Bank has agreed to adjourn or postpone the special meeting if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Capital Bank common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, Capital Bank has not received proxies representing a sufficient number of shares necessary to obtain the requisite Capital Bank stockholder approval for the merger. However, if an acquisition proposal has been received by Capital Bank and has been publicly disclosed, then Capital Bank will not be required to adjourn or postpone the special meeting pursuant to the covenant described above more than two times following the receipt and public disclosure of such acquisition proposal.

Unless the merger agreement has been terminated in accordance with its terms, Capital Bank has an unqualified obligation to convene the special meeting and to submit the merger agreement to the Capital Bank stockholders for the purpose of approving the merger proposal.

Agreement Not to Solicit Other Offers

Capital Bank has agreed that it will not, and will cause its subsidiaries and its and their officers, directors, agents, advisors and representatives not to, directly or indirectly, (i) initiate, solicit, induce, encourage or facilitate any inquiries or proposals with respect to an acquisition proposal, (ii) engage or participate in any negotiations with any person concerning an acquisition proposal, (iii) provide any confidential or nonpublic information or data to any person (other than OceanFirst, OceanFirst Bank or their representatives) concerning an acquisition proposal or (iv) have or participate in any discussions with, any person (other than OceanFirst, OceanFirst Bank or their representatives) relating to, any acquisition proposal except (x) the initial discussion in which Capital Bank receives an acquisition proposal, so long as such discussion does not violate clauses (i), (ii) or (iii), or (y) to notify such person of the existence of these non-solicit provisions of the merger agreement. However, if Capital Bank receives an unsolicited bona fide written acquisition proposal prior to the date of the special meeting and such proposal did not result from a breach of Capital Bank’s non-solicitation obligations under the merger agreement, Capital Bank may, and may permit its subsidiaries and its and its subsidiaries’ officers, directors, agents, advisors and representatives to, furnish or cause to be furnished nonpublic information or data and participate in discussions to the extent that the Capital Bank board concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that (1) such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal and (2) failure to take such actions would result in a violation of its fiduciary duties under applicable law, except that, prior to providing any such nonpublic information or data or participating in discussions, Capital Bank provides such information or data to OceanFirst and enters into a confidentiality agreement with such third party on terms no less stringent to such third party than the confidentiality agreement between OceanFirst and Capital Bank, and which confidentiality agreement does not provide such person with any exclusive right to negotiate with Capital Bank. Additionally, Capital Bank may not submit an acquisition proposal to the vote of its stockholders unless the merger agreement has been terminated.

Capital Bank has also agreed to, and to cause its officers, directors, agents, advisors and representatives to, immediately cease and terminate any activities, discussions or negotiations conducted before the date of the merger agreement with any person (other than OceanFirst, OceanFirst Bank or their representative) with respect to any acquisition proposal. In addition, Capital Bank has agreed to use its reasonable best efforts, subject to applicable law, to (a) enforce any confidentiality, standstill or similar agreement relating to an acquisition proposal and (b) within 10 business days after the date of the merger agreement, request and confirm the return or destruction of any confidential information provided to any person other than OceanFirst. Capital Bank has also agreed to promptly (and in any event within 24 hours) following receipt of any acquisition proposal or any inquiry that could reasonably be expected to lead to an acquisition proposal, notify OceanFirst of such acquisition proposal or inquiry and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or acquisition proposal and copies of any written acquisition proposal or related summaries or communications), and to keep OceanFirst apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or acquisition proposal.

For purposes of the merger agreement, an “acquisition proposal” means, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Capital Bank and its subsidiaries or 25% or more of any class of equity or voting securities of Capital Bank or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Capital Bank, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any person (other than OceanFirst or OceanFirst Bank) beneficially owning 25% or more of any class of equity or voting securities of Capital Bank or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Capital Bank, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Capital Bank or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Capital Bank. For purposes of the merger agreement, a “superior proposal” means any unsolicited bona fide written offer or proposal made by a third party to consummate an acquisition proposal that the Capital Bank board determines in good faith (after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor): (1) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Capital Bank common stock or all, or substantially all, of the assets of Capital Bank; (2) would result in a transaction that (A) involves consideration to the holders of the shares of Capital Bank common stock that is (after accounting for any payment of the termination fee that may be required by the merger agreement) more favorable, from a financial point of view, than the consideration to be paid to the stockholders of Capital Bank pursuant to the merger agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond, or in addition to, those specifically contemplated hereby, and which proposal is not conditioned upon obtaining financing and (B) is, in light of the other terms of such proposal, more favorable to the stockholders of Capital Bank than the merger and the transactions contemplated by the merger agreement; and (3) is reasonably likely to be completed on the terms proposed, in each case, taking into account all legal, financial, regulatory and other aspects of the acquisition proposal.

Conditions to Complete the Merger

OceanFirst’s and Capital Bank’s respective obligations to complete the merger are subject to the satisfaction or waiver of the following customary closing conditions:

•	the approval of the merger agreement by the requisite vote of the Capital Bank stockholders;

•	the authorization for listing on the NASDAQ, subject to official notice of issuance, of the OceanFirst common stock to be issued pursuant to the merger agreement;

•	the receipt of requisite regulatory approvals or waivers from the OCC, and the expiration of all statutory waiting periods in respect thereof;

•

the effectiveness of the registration statement of which this proxy statement/prospectus is a part, with respect to the OceanFirst common stock to be issued upon the consummation of the merger, and the absence of any stop order (or proceedings for that purpose initiated and continued or threatened);

•

the absence of any order, injunction, or decree or other legal restraint or prohibition by any court or agency of competent jurisdiction preventing the completion of the merger or any of the other transactions contemplated by the merger agreement, and the absence of any statute, rule, regulation, order, injunction or decree enacted, entered, promulgated or enforced by any governmental entity that prohibits or makes illegal consummation of the merger, and the absence of an order or injunction being sought by any governmental entity that would, if entered or enforced, prohibit the consummation of the transactions contemplated by the merger agreement;

•

the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date) as of the date on which the merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers’ certificate from the other party to such effect);

•

the performance in all material respects by the other party of all obligations required to be performed by it under the merger agreement at or prior to the date on which the merger is completed (and the receipt by each party of an officers’ certificate from the other party to such effect); and

•

receipt by such party of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

In addition, OceanFirst’s obligation to complete the merger is also subject to the following conditions:

•	receipt by OceanFirst of a duly executed certificate stating that Capital Bank is not, and has not been during a specified period, a “United States real property holding corporation”;

•	the absence of a materially burdensome regulatory condition; and

•	the holders of not more than 10% of the outstanding shares of Capital Bank exercise their dissenters’ rights to appraisal pursuant to §12 U.S.C. 215a.

Neither Capital Bank nor OceanFirst can be certain when, or if, the conditions to the merger will be satisfied or waived or that the merger will be completed.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to completion of the merger in the following circumstances:

•	by mutual written consent, if the OceanFirst board and the Capital Bank board so determine;

•

by the OceanFirst board or the Capital Bank board if (i) any governmental entity that must grant a requisite regulatory approval denies any requisite regulatory approval in connection with the merger and such denial has become final and nonappealable, (ii) any governmental entity of competent jurisdiction has issued a final and nonappealable order prohibiting or making illegal the consummation of the transactions contemplated by the merger agreement or (iii) an application for a requisite regulatory approval has been withdrawn at the request of the applicable governmental entity, unless, in the case of clause (iii) the approval of such governmental entity is no longer necessary to consummate the merger or the applicable party intends to file a new application, filing, certificate or notice within 30 days of the withdrawal, unless, in the case of clauses (i), (ii) and (iii), the failure to obtain a requisite regulatory approval is due to the failure of the terminating party to perform or observe its obligations under the merger agreement;

•

by the OceanFirst board or the Capital Bank board if the merger has not been consummated on or before the termination date, which is August 31, 2019, unless the failure of the merger to be consummated by such date is due to the failure of the terminating party to perform or observe its obligations under the merger agreement;

•

by the OceanFirst board or the Capital Bank board (except that the terminating party cannot then be in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if the other party breaches any of its obligations or any of its representations and warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement which either individually or in the aggregate would constitute, if occurring or continuing on the closing date, the failure of a closing condition of the terminating party and such breach is not cured within 45 days following written notice to the party committing such breach, or such breach cannot be cured during such beach (or such fewer days as remain prior to the termination date);

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by the OceanFirst board, prior to the time that the merger proposal is approved, if the Capital Bank board (i) fails to recommend in this proxy statement/prospectus that the Capital Bank stockholders approve the merger agreement, or takes certain adverse actions with respect to such recommendation, (ii) fails to recommend against acceptance of a publicly disclosed tender offer or exchange offer for outstanding Capital Bank common stock (other than by OceanFirst or an affiliate of OceanFirst) within 10 business days after the commencement of such tender or exchange offer, (iii) recommends or endorses an acquisition proposal, (iv) breaches certain obligations with respect to acquisition proposals in any material respect or (v) materially breaches any of its obligations with respect to calling a meeting of its stockholders and recommending that they approve the merger agreement; or

•

by Capital Bank, following the Capital Bank stockholders meeting if Capital Bank (i) receives an acquisition proposal prior to such meeting, (ii) does not breach any of its obligations with respect to acquisition proposals or calling a meeting of its stockholders and recommending that they approve the merger agreement and (iii) fails to obtain the required vote of its stockholders at such meeting.

Additionally, Capital Bank may terminate the merger agreement if, at any time during the five-day period commencing on the first business day following the last day of the determination period (as defined below) both of the following conditions are satisfied: (i) the average daily closing price for OceanFirst common stock during the determination period (which we refer to as the “average closing price”) is less than $20.04 and (ii) the number obtained by dividing the OceanFirst average closing price by $25.06 (subject to certain adjustments), is less than the quotient obtained by dividing (x) the average of the daily closing value of the Nasdaq Bank Index for the determination period by (y) the closing value of the Nasdaq Bank Index on October 24, 2018 and subtracting 0.15 from the quotient. The “determination period” means (a) if the requisite regulatory approvals (or waivers) have been received and fifteen or fewer days remain in the same calendar month, then the 10 consecutive full trading days starting on the first trading day immediately following the date on which all requisite regulatory approvals (and waivers, if applicable) necessary for consummation of the merger have been received (disregarding any waiting period) (which we refer to as the “determination date”) or (b) if the requisite regulatory approvals (or waivers) have been received and more than fifteen days remain in the same calendar month, then the 10 consecutive full trading days ending on the day immediately prior to the determination date (in either (a) or (b), such 10 trading day period being the “determination period”).

If Capital Bank elects to exercise its termination right as described above, it must notify OceanFirst in writing of such election no later than the last day of the five day period commencing on the first business day following the last day of the determination period. During the five day period commencing with OceanFirst’s receipt of such written notice, OceanFirst will have the option to increase the exchange ratio to a level that would cause either of the requirements described in the first sentence of the preceding paragraph not to be satisfied. If, within such five day period, OceanFirst delivers written notice to Capital Bank that it intends to proceed with the merger by increasing the exchange ratio, and notifies Capital Bank of the revised exchange ratio, then no termination by Capital Bank will have occurred, and the merger agreement will remain in full force and effect in accordance with its terms (except that the exchange ratio will have been so modified).

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect, except that (i) each of OceanFirst and Capital Bank will remain liable for any liabilities or damages arising out of its fraud or any knowing, intentional and material breach of any provision of the merger agreement by it and (ii) designated provisions of the merger agreement will survive the termination, including those relating to payment of termination fees and expenses and the confidential treatment of information.

Termination Fee

In the event that, after the date of the merger agreement, (i) a bona fide acquisition proposal has been made known to senior management of Capital Bank or the Capital Bank board or has been made directly to Capital Bank stockholders generally or any person has publicly announced an acquisition proposal or the intention to make an acquisition proposal with respect to Capital Bank, (ii) thereafter the merger agreement is terminated by (A) either OceanFirst or Capital Bank because the merger has not been completed prior to August 31, 2019, and the requisite Capital Bank stockholder vote has not been obtained or (B) OceanFirst based on a willful breach of the merger agreement by Capital Bank that would constitute the failure of a closing condition and that has not been cured during the permitted time period or by its nature cannot be cured during such period and (iii) within 12 months after the date of such termination, Capital Bank enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), then Capital Bank will, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay OceanFirst, by wire transfer of same day funds, a $3.2 million termination fee.

In the event that the merger agreement is terminated by OceanFirst based on the Capital Bank board having (i) failed to recommend in this proxy statement/prospectus that the Capital Bank stockholders approve the merger agreement, or having taken certain adverse actions with respect to such recommendation, (ii) failed to recommend against acceptance of a publicly disclosed tender offer or exchange offer for outstanding Capital Bank common stock (other than by OceanFirst or an affiliate of OceanFirst) within 10 business days after the commencement of such tender or exchange offer, (iii) recommended or endorsed an acquisition proposal or (iv) breached certain obligations, including with respect to acquisition proposals or calling a meeting of its stockholders and recommending that they approve the merger agreement, in any material respect, then Capital Bank will pay OceanFirst, no later than the close of business on the second business day following the date of termination, by wire transfer of same day funds, a $3.2 million termination fee.

If the merger agreement is terminated by Capital Bank based on Capital Bank having (i) received an acquisition proposal prior to its stockholders meeting, (ii) not breached any of its obligations with respect to acquisition proposals or calling a meeting of its stockholders and recommending that they approve the merger agreement and (iii) failed to obtain the required vote of its stockholders at such meeting, and if Capital Bank made an adverse recommendation change prior to the date of termination, Capital Bank will be required to pay OceanFirst, by wire transfer of same day funds, a $3.2 million termination fee on the date of termination. In addition, if Capital Bank terminates the merger agreement based on clauses (i), (ii) and (iii) of preceding sentence and Capital Bank did not make an adverse recommendation change prior to termination and, if within 12 months after the date of termination, Capital Bank enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (regardless of whether it is the same or different acquisition proposal as that referenced in clause (i) of the preceding sentences), Capital Bank will be required to pay OceanFirst, by wire transfer of same day funds, a $3.2 million termination fee on the earlier of the date Capital Bank enters into such definitive agreement or the date of consummation of such transaction.

Expenses and Fees

Unless expressly provided otherwise in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby are required to be paid by the party incurring such cost and expense, except that the costs and expenses of printing and mailing this proxy statement/prospectus and other fees paid to the SEC in connection with the merger will be borne equally by OceanFirst and Capital Bank.

Amendment, Waiver and Extension of the Merger Agreement

Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after approval of the matters presented in connection with the merger by the stockholders of Capital Bank, except that after approval of the merger agreement by the requisite vote of the Capital Bank stockholders, there may not be, without further approval of such stockholders, any amendment of the merger agreement that requires further approval under applicable law.

At any time prior to the completion of the merger, the parties may, to the extent legally permitted, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement, except that after approval of the merger agreement by the requisite vote of the Capital Bank stockholders, there may not be, without further approval of such stockholders, any extension or waiver of the merger agreement or any portion thereof that requires further approval under applicable law.

Capital Bank Voting and Support Agreements

Simultaneously with the execution of the merger agreement, each of Capital Bank’s directors, solely in his or her capacity as a Capital Bank stockholder, entered into a separate voting and support agreement with OceanFirst (which we refer to collectively as the “Capital Bank support agreements”), pursuant to which each such director agreed among other things, to vote all shares of Capital Bank common stock that such director owns of record or beneficially and has the sole right to dispose of and vote, and any such shares that such director subsequently acquires, in favor of the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement. Each director also agreed to vote against (i) any acquisition proposal made in opposition to or otherwise in competition or inconsistent with the merger or the transactions contemplated by the merger agreement, (ii) any agreement, amendment of any agreement (including the Capital Bank articles of incorporation and bylaws) or any other action that is intended or would reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage the transactions contemplated by the merger agreement and (iii) any action, agreement, transaction or proposal that would reasonably be expected to result in a breach of any representation, warranty, covenant, agreement or other obligation of Capital Bank in the merger agreement. Each director also agreed to waive any applicable dissenters’ rights. As of the record date, these stockholders beneficially owned and were entitled to vote approximately 232,860 shares of the Capital Bank common stock, allowing them to exercise approximately 9.2% of the voting power of the shares of Capital Bank common stock outstanding as of the record date.

The foregoing description of the Capital Bank voting and support agreements is subject to, and qualified in its entirety by reference to, the Capital Bank voting and support agreements, a form of which is attached to this proxy statement/prospectus as Annex C and is incorporated by reference into this proxy statement/prospectus.

ACCOUNTING TREATMENT

The merger will be accounted for using the acquisition method of accounting, in accordance with the provisions of FASB ASC Topic 805-10, Business Combinations. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Capital Bank as of the effective date of the merger will be recorded at their respective fair values and added to those of OceanFirst. If the purchase price exceeds the difference between the fair value of assets acquired and the fair value of the liabilities assumed, then such excess will be recorded as goodwill. Financial statements of OceanFirst issued after the completion of the merger will reflect these fair values and will not be restated retroactively to reflect the historical financial position or results of operations of Capital Bank before the merger.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of certain U.S. federal income tax consequences of the merger to a U.S. holder (as defined below) of Capital Bank common stock that receives OceanFirst common stock pursuant to the merger.

For purposes of this discussion, a “U.S. holder” means any beneficial owner of Capital Bank common stock who or that is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate, the income of which is subject to U.S. federal income tax regardless of its source.

This discussion applies only to a U.S. holder that holds its shares of Capital Bank common stock as a capital asset (within the meaning of the Code) and exchanges those shares for the merger consideration in the merger. Further, this discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that might be relevant to a U.S. holder of Capital Bank common stock in light of its particular circumstances and does not apply to a U.S. holder of Capital Bank common stock subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, regulated investment companies and real estate investment trusts, tax-exempt organizations, holders subject to the alternative minimum tax provisions of the Code, S corporations, holders whose functional currency is not the U.S. dollar, holders who hold shares of Capital Bank common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders who exercise appraisal rights, or holders required to accelerate the recognition of any item of gross income for U.S. federal income tax purposes with respect to OceanFirst common stock as a result of such item being taken into account in an applicable financial statement). This discussion does not address any U.S. federal tax consequences other than U.S. federal income tax consequences (including any U.S. federal estate, gift, Medicare or alternative minimum taxes) or any U.S. state or local, or non-U.S. tax consequences.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds Capital Bank common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Capital Bank common stock, and any partners in such partnership, are strongly urged to consult their tax advisors about the tax consequences of the merger to them.

This discussion, is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings, and decisions, all as in effect on the date of this proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion.

No ruling has been, or will be, requested from the IRS with respect to any of the U.S. federal income tax consequences described below and neither the conclusions nor the opinions described below will be binding on the IRS or any court. As a result, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions described herein or that a court will not sustain a position contrary to any of the conclusions described herein.

The actual tax consequences of the merger to you will depend on your specific situation. You are strongly urged to consult with your tax advisor as to the tax consequences of the merger to you in your particular circumstances, including the applicability and effect of any U.S. federal, state and local, foreign or other tax laws.

General

OceanFirst and Capital Bank intend for the merger, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the obligations of OceanFirst to complete the merger that it receives an opinion from Skadden and a condition to the obligations of Capital Bank to complete the merger that it receives an opinion from Stevens & Lee, in forms reasonably satisfactory to OceanFirst and Capital Bank, respectively, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither OceanFirst nor Capital Bank currently intends to waive these respective opinion conditions.

The opinions referred to above will be based on customary assumptions and representations from OceanFirst and Capital Bank, as well as certain covenants and undertakings by OceanFirst and Capital Bank. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate or is violated, the validity of the opinions may be affected and the U.S. federal income tax consequences of the merger could differ materially from those described in this proxy statement/prospectus.

An opinion of counsel represents counsel’s legal judgment but is not binding on the IRS or any court and there can be no certainty that the IRS will not challenge the conclusions reflected in the opinions or that a court would not sustain such a challenge. Neither OceanFirst nor Capital Bank intends to obtain a ruling from the IRS with respect to the tax consequences of the merger. If the IRS were to successfully challenge the “reorganization” status of the merger, the tax consequences would be different from those set forth in this proxy statement/prospectus.

The following discussion assumes that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders

Upon the exchange of a U.S. holder’s Capital Bank common stock for OceanFirst common stock in the merger, a U.S. holder generally will not recognize gain or loss, except with respect to cash received in lieu of fractional shares of OceanFirst common stock (as discussed below). Further, such holder will have the same aggregate tax basis and holding period in the OceanFirst common stock received in the merger (including any fractional shares of OceanFirst common stock deemed received and exchanged for cash as described below) equal to such holder’s tax basis and holding period in the Capital Bank common stock surrendered in exchange therefor.

A U.S. holder that acquired different blocks of Capital Bank common stock at different times or different prices should consult its tax advisor regarding the manner in which the basis and holding period should be allocated among the U.S. holder’s Capital Bank common stock in the holder’s particular circumstance.

Cash In Lieu of Fractional Shares

If a U.S. holder receives cash in lieu of a fractional share of OceanFirst common stock, the U.S. holder will be treated as having received such fractional share of OceanFirst common stock pursuant to the merger and then as having received cash in exchange for such fractional share of OceanFirst common stock. As a result, the U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received in lieu of a fractional share and the U.S. holder’s basis in the fractional share of OceanFirst common stock. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective time, the U.S. holder’s holding period for such fractional share (including the holding period of shares of Capital Bank common stock surrendered therefor) exceeds one year.

Certain Reporting Requirements

If a U.S. holder receives OceanFirst common stock pursuant to the merger and is considered a “significant holder,” it will be required (1) to file a statement with its U.S. federal income tax return providing certain facts pertinent to the merger, including its tax basis in, and the fair market value of, the Capital Bank common stock that it surrendered, and (2) to retain permanent records of these facts relating to the merger. A holder of Capital Bank common stock is considered a “significant holder” if, immediately before the merger, such holder (a) owned at least 1% (by vote or value) of the outstanding stock of Capital Bank, or (b) owned Capital Bank securities with a tax basis of $1.0 million or more.

This discussion is for general information purposes only and is not intended to be, and may not be construed as, tax advice. Holders of Capital Bank common stock are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

DESCRIPTION OF CAPITAL STOCK OF OCEANFIRST

The following is a brief description of the terms of the capital stock of OceanFirst. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the DGCL, OceanFirst’s certificate of incorporation, as amended, and OceanFirst’s bylaws, as amended, and, where applicable, federal banking law. Copies of OceanFirst’s certificate of incorporation and bylaws have been filed with the SEC and are also available upon request from OceanFirst. To find out where copies of these documents can be obtained, see the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 102.

Authorized Capital Stock

OceanFirst’s authorized capital stock consists of 150,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share.

Common Stock

OceanFirst’s certificate of incorporation currently authorizes the issuance of up to 150,000,000 shares of common stock. As of December 11, 2018, the most recent practicable date before the printing of this proxy statement/prospectus, there were (i) 48,410,194 shares of OceanFirst common stock issued and outstanding, (ii) no shares of OceanFirst common stock held in treasury, (iii) 3,435,121 shares of OceanFirst common stock reserved for issuance in respect of awards of restricted OceanFirst common stock or upon the exercise of outstanding stock options to purchase shares of OceanFirst common stock granted under certain OceanFirst equity compensation plans and the equity compensation plans of acquired companies, (iv) 27,339 shares reserved for issuance upon the exercise of warrants assumed in connection with the acquisition of Colonial American Bank and (v) no other shares of capital stock or equity or voting securities of OceanFirst issued, reserved for issuance or outstanding.

OceanFirst common stock is currently listed for quotation on the NASDAQ under the symbol “OCFC.”

Preemptive Rights; Redemption Rights; Terms of Conversion; Sinking Fund and Redemption Provisions

OceanFirst common stock does not have preemptive rights, redemption rights, conversion rights or any sinking fund or redemption provisions.

Voting Rights

The holders of OceanFirst common stock have exclusive voting rights in OceanFirst. They elect the OceanFirst board and act on other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the OceanFirst board. Generally, holders of common stock are entitled to one vote per share and do not have any right to cumulate votes in the election of directors. OceanFirst’s certificate of incorporation provides that stockholders who beneficially own in excess of 10% of the then-outstanding shares of OceanFirst common stock are not entitled to any vote with respect to the shares held in excess of the 10% limit. A person or entity is deemed to beneficially own shares that are owned by an affiliate as well as persons acting in concert with such person or entity. If OceanFirst issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote, which is calculated after giving effect to the provision in OceanFirst’s certificate of incorporation limiting voting rights as described above.

Liquidation Rights

In the event of OceanFirst’s liquidation, dissolution or winding up, holders of common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of OceanFirst available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution. In the event of any liquidation, dissolution or winding up of OceanFirst Bank, OceanFirst, as the holder of 100% of OceanFirst Bank’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of OceanFirst Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the special liquidation account to eligible account holders and supplemental eligible account holders, all assets of OceanFirst Bank available for distribution.

Dividend Rights

Holders of OceanFirst common stock are entitled to receive ratably such dividends as may be declared by the OceanFirst board out of legally available funds. The ability of the OceanFirst board to declare and pay dividends on OceanFirst common stock is subject to the terms of applicable Delaware law and banking regulations. If OceanFirst issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends. For more information regarding OceanFirst’s ability to pay dividends, see the sections of this proxy statement/prospectus entitled “The Merger — Dividend Policy” beginning on page 53 and “Where You Can Find More Information” beginning on page 102. OceanFirst’s principal source of income is dividends that are declared and paid by OceanFirst Bank on its capital stock. Therefore, OceanFirst’s ability to pay dividends is dependent upon its receipt of dividends from OceanFirst Bank. Insured depository institutions such as OceanFirst Bank are prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized,” as such term is defined in the applicable law and regulations. In the future, any declaration and payment of cash dividends will be subject to the OceanFirst board’s evaluation of OceanFirst’s operating results, financial condition, future growth plans, general business and economic conditions, and tax and other relevant considerations. The payment of cash dividends by OceanFirst in the future will also be subject to certain other legal and regulatory limitations and ongoing review by the OceanFirst’s banking regulators.

Restrictions on Ownership

Banking laws impose notice, approval and ongoing regulatory requirements on any stockholder or other party that seeks to acquire direct or indirect “control” of an FDIC-insured depository institution. These laws include the Bank Holding Company Act (which we refer to as the “BHC Act”) and the Change in Bank Control Act. Among other things, these laws require regulatory filings by a stockholder or other party that seeks to acquire direct or indirect “control” of an FDIC-insured depository institution. The determination whether an investor “controls” a depository institution is based on all of the facts and circumstances surrounding the investment. OceanFirst is a bank holding company and therefore the BHC Act would require any “bank holding company” (as defined in the BHC Act) to obtain prior approval of the Federal Reserve Board before acquiring more than 5% of OceanFirst common stock. Any person (other than a bank holding company) is required to provide prior notice to the Federal Reserve Board before acquiring 10% or more of OceanFirst common stock under the Change in Bank Control Act of 1978. Ownership by affiliated parties, or parties acting in concert, is typically aggregated for these purposes. Any person (other than an individual) who (a) owns, controls or has the power to vote 25% or more of any class of OceanFirst’s voting securities; (b) has the ability to elect or appoint a majority of the OceanFirst board; or (c) otherwise has the ability to exercise a “controlling influence” over OceanFirst, is subject to regulation as a bank holding company under the BHC Act.

Preferred Stock

OceanFirst’s certificate of incorporation authorizes the OceanFirst board, without further stockholder action, to issue up to 5,000,000 shares of preferred stock. OceanFirst’s certificate of incorporation further authorizes the OceanFirst board, subject to any limitations prescribed by law, to provide for the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. As of December 11, 2018, the most recent practicable date before the printing of this proxy statement/prospectus, there were no shares of OceanFirst preferred stock outstanding. Preferred stock may be issued with preferences and designations as the OceanFirst board may from time to time determine. The OceanFirst board may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting power of the holders of OceanFirst common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The accompanying unaudited pro forma condensed combined income statements for the periods ending December 31, 2017 and September 30, 2018 present the pro forma results of operations of OceanFirst giving effect to the Sun acquisition. These unaudited pro forma condensed combined financial statements are derived from and should be read in conjunction with the following historical financial statements and the adjustments described in the following footnotes, and are intended to reflect the impact of the Sun acquisition on OceanFirst:

•

separate historical audited consolidated financial statements of OceanFirst as of and for the year ended December 31, 2017, and the related notes thereto, which are available in OceanFirst’s Annual Report on Form 10-K for the year ended December 31, 2017 and are incorporated by reference in this proxy statement/prospectus;

•

separate historical consolidated financial statements of OceanFirst as of and for the nine months ended September 30, 2018, and the related notes thereto, which are available in OceanFirst’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 and are incorporated by reference in this proxy statement/prospectus; and

•

separate historical audited consolidated financial statements of Sun as of and for the year ended December 31, 2017, and the related notes thereto, included elsewhere in this proxy statement/prospectus.

We have not included an unaudited pro forma combined balance sheet reflecting the impact of the Sun acquisition because Sun is already reflected in OceanFirst’s historical financial condition as of September 30, 2018. The accompanying unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not reflect the realization of potential cost savings, revenue synergies or any potential restructuring costs. Certain cost savings and revenue synergies may result from the continued integration of Sun and OceanFirst. However, there can be no assurance that these cost savings or revenue synergies will be achieved. Cost savings, if achieved, could result from, among other things, the reduction of operating expenses, changes in corporate infrastructure and governance, the elimination of duplicative operating systems and the combination of regulatory and financial reporting requirements under one federally-chartered bank. The pro forma information is not necessarily indicative of what the financial position or results of operations actually would have been had the Sun acquisition been completed at the beginning of the periods indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or operating results of the combined company at any time in the future, including after completion of the merger.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018

REFLECTING THE SUN ACQUISITION

(in thousands, except per share amounts)	OceanFirst (As Reported)	Sun(1)	Adjustments to Reflect Acquisition of Sun			OceanFirst (Pro-forma)
INTEREST INCOME
Loans	$184,229	$5,680	$765	(a	)	$190,674
Securities and other	20,067	599	80	(b	)	20,746

Total interest income	204,296	6,279	845			211,420
INTEREST EXPENSE
Deposits	15,510	550	(46)	(c	)	16,014
Borrowed funds	10,125	312	82	(d	)	10,519

Total interest expense	25,635	862	36			26,533

Net interest income	178,661	5,417	809			184,887
Provision for loan losses	2,984	—	—			2,984

Net interest income after provision for loan losses	175,677	5,417	809			181,903
NON-INTEREST INCOME
Fees and service charges	22,989	370	—			23,359
Other	3,090	445	—			3,535

Total non-interest income	26,079	815	—			26,894
NON-INTEREST EXPENSE
Compensation and employee benefits	64,189	8,676	—			72,865
Occupancy and equipment	19,586	1,064	(128)	(e	)	20,522
Other operating expenses	31,878	7,491	—			39,369
Amortization of core deposit intangible	2,828	—	180	(f	)	3,008
Branch consolidation expenses	2,911	—	—			2,911
Merger related expenses	25,863	—	—			25,863

Total non-interest expense	147,255	17,231	52			164,538

Income (loss) before provision for income taxes	54,501	(10,999)	757			44,259
Provision (benefit) for income taxes	9,301	(776)	159	(g	)	8,684

Net income (loss)	$45,200	$(10,223)	$598			$35,575

Net income (loss) per common share
Basic	$0.97	$(0.68)				$0.74
Diluted	$0.95	$(0.68)				$0.72
Weighted Average Common Shares
Basic	46,451	15,092	(13,378)	(h	)	48,165
Diluted	47,403	15,092	(13,378)	(h	)	49,117

(1)	As included elsewhere in this proxy statement/prospectus.

See “Notes to Unaudited Pro Forma Condensed Combined Financial Statements” below for additional information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2017

REFLECTING THE SUN ACQUISITION

(in thousands, except per share amounts)	OceanFirst (As Reported)	Sun (As Reported)	Adjustments to Reflect Acquisition of Sun			OceanFirst (Pro-forma)
INTEREST INCOME
Loans	$170,588	$65,312	$10,506	(a	)	$246,406
Securities and other	18,241	7,942	954	(b	)	27,137

Total interest income	188,829	73,254	11,460			273,543
INTEREST EXPENSE
Deposits	12,336	6,669	(1,015)	(c	)	17,990
Borrowed funds	7,275	4,781	973	(d	)	13,029

Total interest expense	19,611	11,450	(42)			31,019

Net interest income	169,218	61,804	11,502			242,524
Provision for loan losses	4,445	(1,531)	—			2,914

Net interest income after provision for loan losses	164,773	63,335	11,502			239,610
NON-INTEREST INCOME
Fees and service charges	24,173	8,416	—			32,589
Other	2,899	3,472	—			6,371

Total non-interest income	27,072	11,888	—			38,960
NON-INTEREST EXPENSE
Compensation and employee benefits	60,100	37,768	—			97,868
Occupancy and equipment	17,426	13,344	(1,537)	(e	)	29,233
Other operating expenses	32,457	12,971	—			45,428
Amortization of core deposit intangible	2,039	—	2,163	(f	)	4,202
Branch consolidation expenses	6,205	—	—			6,205
Merger related expenses	8,293	—	—			8,293

Total non-interest expense	126,520	64,083	626			191,229

Income before provision for income taxes	65,325	11,140	10,876			87,341
Provision (benefit) for income taxes	22,855	(1,437)	3,807	(g	)	25,225

Net income	$42,470	$12,577	$7,069			$62,116

Net income per common share
Basic	$1.32	$0.66				$1.32
Diluted	$1.28	$0.65				$1.29
Weighted Average Common Shares
Basic	32,113	19,061	(3,969)	(h	)	47,205
Diluted	33,125	19,230	(4,138)	(h	)	48,217

See “Notes to Unaudited Pro Forma Condensed Combined Financial Statements” below for additional information.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1. Description of OceanFirst Business Combinations

Business Combination with Sun

On January 31, 2018, OceanFirst completed its previously announced the Sun acquisition pursuant to the Agreement and Plan of Merger, dated as of June 30, 2017 (which we refer to as the “Sun merger agreement”), under which (i) Mercury Merger Sub Corp., a wholly-owned subsidiary of OceanFirst (which we refer to as the “merger sub”), merged with and into Sun, with Sun continuing as the surviving corporation in such merger and as a wholly-owned subsidiary of OceanFirst (which we refer to as the “first-step merger”); (ii) immediately thereafter, Sun, as the surviving corporation in the first-step merger, merged with and into OceanFirst, with OceanFirst being the surviving corporation; and (iii) immediately thereafter, Sun National Bank merged with and into OceanFirst Bank with OceanFirst Bank being the surviving bank.

At the time the first-step merger was completed, each issued and outstanding share of common stock of Sun, par value $5.00 per share (which we refer to as the “Sun common stock”), except for certain shares of Sun common stock owned by Sun or OceanFirst, was converted into the right to receive either: (i) the cash consideration, which is an amount in cash equal to $24.99 (which is the sum of (A) $3.78 plus (B) $21.21, which is the product of 0.7884 multiplied $26.9058, the VWAP for shares of OceanFirst common stock on the NASDAQ for the five trading day period ending on January 31, 2018 (the “OceanFirst share closing price”)), or (ii) the stock consideration, which is 0.9289 shares of OceanFirst common stock (which is a number of shares of OceanFirst common stock equal to the quotient of (A) the cash consideration divided by (B) the OceanFirst share closing price). The elections of the holders of Sun common stock were subject to the allocation and proration provisions of the Sun merger agreement. The aggregate amount of cash consideration was approximately $72.4 million with 2,895,825 shares of Sun common stock being converted into the right to receive the cash consideration, and the remaining shares of Sun common stock being converted into the right to receive the stock consideration. The number of shares of OceanFirst common stock issuable as the stock consideration was 15,093,507. Based on the results of the elections, the cash consideration was oversubscribed. Accordingly, (i) all of the Sun shares with respect to which a valid stock election was made, and all of the non-election shares under the Sun merger agreement, were converted into the right to receive the stock consideration and (ii) 34% of the shares of Sun common stock with respect to which a valid cash election was made (the “cash election shares”) were converted into the right to receive the cash consideration, while the remaining 66% of the cash election shares were converted into the right to receive the stock consideration.

Note 2. Basis of Presentation

The unaudited pro forma condensed combined financial statements included in this proxy statement/prospectus have been prepared pursuant to the rules and regulations of the SEC. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to such rules and regulations. However, management believes that the disclosures are adequate to make the information presented not misleading.

Business Combination with Sun

With respect to the Sun acquisition, the unaudited pro forma condensed combined financial information were prepared using the acquisition method of accounting with OceanFirst treated as the acquirer. Under the acquisition method of accounting, the identifiable assets and identifiable liabilities of Sun, as of the effective date of the Sun acquisition, were recorded by OceanFirst at their respective estimated fair values and the excess of the consideration received in the Sun acquisition over the fair value of Sun’s net identifiable assets will be allocated to goodwill.

The unaudited pro forma condensed combined income statements for the periods ending December 31, 2017 and September 30, 2018 reflect the results of operations of OceanFirst giving effect to the Sun acquisition as if it had become effective on January 1, 2017 and January 1, 2018, respectively, and combines OceanFirst’s historical results for both such periods with the historical results of Sun.

OceanFirst has incurred and expects to continue incurring costs associated with integrating Sun. Unless indicated otherwise, the unaudited pro forma condensed combined financial statements do not reflect nonrecurring transaction costs, the cost of any integration activities or the benefits that may result from synergies that may be derived from any integration activities.

Pro forma Adjustments

(a) Interest income on loans was adjusted to reflect the difference between the contractual interest rate earned on loans and estimated discount accretion over the remaining life of the acquired loans based on current market yields for similar loans.

(b) Interest income on securities was adjusted to reflect the difference between the contractual interest rate earned on securities and estimated discount accretion over the remaining life of the securities based on current market yields for similar securities.

(c) Interest expense on deposits was adjusted to reflect the amortization of the time deposit fair value premium over the remaining life of the time deposits.

(d) Interest expense on borrowings was adjusted to reflect the accretion of the estimated fair value discount over the remaining life of the borrowings.

(e) Occupancy expense was adjusted to reflect the accretion of the fair market value discount on premises and equipment.

(f) Adjustment reflects the amortization of core deposit intangible over an estimated ten year useful life and calculated on a sum of the years digits basis.

(g) Adjustment reflects the tax impact of the pro forma purchase accounting adjustments.

(h) Adjustment reflects the conversion of weighted average shares (basic and diluted) into equivalent shares of OceanFirst common stock based on the exchange ratio in the Sun acquisition of 0.9289.

COMPARISON OF STOCKHOLDERS’ RIGHTS

The rights of stockholders of OceanFirst are currently governed by OceanFirst’s certificate of incorporation, as amended, and bylaws, as amended, and by Delaware law. The rights of stockholders of Capital Bank are currently governed by Capital Bank’s certificate of incorporation, as amended, and bylaws, as amended, and by the NJ Banking Act. If the merger is completed, Capital Bank stockholders who receive OceanFirst common stock will become OceanFirst stockholders and, as a result, their rights will be governed by OceanFirst’s certificate of incorporation and bylaws and the DGCL.

The following is a summary of the material differences between the rights of a Capital Bank stockholder and the rights of an OceanFirst stockholder. This summary is not a complete statement of the differences between the rights of Capital Bank stockholders and the rights of OceanFirst stockholders and is qualified in its entirety by reference to Delaware and the NJ Banking Act, to the certificate of incorporation and bylaws of OceanFirst and the certificate of incorporation and bylaws of Capital Bank. OceanFirst and Capital Bank believe that this summary describes the material differences between the rights of OceanFirst stockholders as of the date of this proxy statement/prospectus; however, it does not purport to be a complete description of those differences. Copies of OceanFirst’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 102.

OCEANFIRST	CAPITAL BANK

AUTHORIZED CAPITAL STOCK

OceanFirst’s certificate of incorporation authorizes it to issue up to 150,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of the most recent practicable date prior to the mailing of this proxy statement/prospectus, there were 48,410,194 shares of OceanFirst common stock issued and outstanding and no shares of OceanFirst preferred stock outstanding.

OceanFirst’s certificate of incorporation provides further that the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of holders of a majority of OceanFirst common stock, without a vote of the holders of the preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any preferred stock designation.

Capital Bank’s certificate of incorporation authorizes it to issue up to 10,000,000 shares of common stock, par value $5.00 per share. As of the record date, there were 2,540,579 shares of common stock issued and outstanding.

Capital Bank’s certificate of incorporation further provides that authorized but unissued shares of common stock may be issued by Capital Bank’s board of directors. Pursuant to Section 17:9A:6.1 of the New Jersey Banking Act, authorized but unissued stock may, with the approval of the New Jersey Commissioner of Banking and Insurance (which we refer to as the “commissioner”), be issued for purposes, in addition to those purposes expressly authorized by law, that the Capital Bank board may determine, and for consideration as the Capital Bank board may determine.

VOTING

Generally, each holder of OceanFirst common stock is entitled to one vote for each share of OceanFirst common stock held by such stockholder. However, OceanFirst’s certificate of incorporation provides that stockholders who beneficially own more than 10% of the then-outstanding shares of OceanFirst common	Under Capital Bank’s certificate of incorporation, each holder of record of Capital Bank’s common stock has the right to one vote for each share of common stock held by such stockholder. The Capital Bank certificate of incorporation does not include a “voting cutback” or similar restriction. No Capital

OCEANFIRST	CAPITAL BANK
stock are not entitled to any vote with respect to shares held in excess of that 10% (which we refer to as the “10% voting restriction”). Further, OceanFirst stockholders do not have any right to cumulate votes in the election of directors.	Bank stockholder is entitled to cumulate any votes for the election of directors.

MERGER VOTING

In the case of a merger or consolidation, Section 251(c) of the DGCL requires that a majority of the outstanding stock entitled to vote approve of the merger or consolidation. However, under Section 251(f) of the DGCL, no approval by the stockholders of the surviving corporation in a merger is required if: (i) the merger agreement does not amend the certificate of incorporation of the surviving corporation; (ii) each share of the surviving corporation’s stock outstanding prior to the merger remains outstanding in identical form after the merger; and (iii) either no shares of common stock of the surviving corporation are to be issued in the merger or, if common stock will be issued, it will not increase the number of shares of common stock outstanding prior to the merger by more than 20%.	In the case of a merger of a New Jersey bank into a New Jersey bank or a New Jersey bank into an state bank organized under the laws of another state, Section 17:9A-137 of the NJ Banking Act requires approval of the holders of at least two-thirds of Capital Bank common stock. In the case of a merger of a New Jersey bank into a national bank, Section 17:9A-148 of the NJ Banking Act provides that Capital Bank, without the approval of the commissioner or of any other officer, department, board or agency of the State of New Jersey, may merge into or consolidate with such national bank, provided it receives the approval of the holders of at least two-thirds of Capital Bank common stock. The NJ Banking Act provides further that such merger or consolidation must be effected solely in the manner and with the effect provided by applicable federal law.

SIZE OF THE BOARD OF DIRECTORS

OceanFirst’s bylaws currently provide that the number of directors of OceanFirst will be the number of directors as designated by the OceanFirst board from time to time, except, in the absence of such designation, the number will be nine.

There are currently 13 directors on the OceanFirst board.

Capital Bank’s certificate of incorporation currently provides that except as to the number of directors that constituted the first board of directors, the number of directors of Capital bank must be fixed, from time to time, in number no less than five and no more than 25 by the Capital Bank board. The board of directors may, between annual meetings, increase the number of directors by not more than two, and may appoint persons to fill vacancies, provided, however, that there must not at any time be more than 25 directors as authorized by Section 17:9A-101 of the NJ Banking Act.

There are currently 8 directors on the Capital Bank board.

DIRECTOR QUALIFICATIONS

Under OceanFirst’s bylaws, no person will be eligible for election or appointment to the OceanFirst board (i) if	Under Capital Bank’s bylaws, to be eligible for the Capital Bank board, a director must be (i) at least

OCEANFIRST	CAPITAL BANK

such person has, within the previous 10 years, been the subject of a supervisory action by a financial regulatory agency that resulted in a cease and desist order or an agreement or other written statement subject to public disclosure under 12 U.S.C. § 1818(u), or any successor provision; (ii) if such person has been convicted of a crime involving dishonesty or breach of trust that is punishable by imprisonment for a term exceeding one year under state or federal law; or (iii) if such person is currently charged in any information, indictment, or other complaint with the commission of or participation in such crime.

OceanFirst’s bylaws provide further that no person may serve on OceanFirst’s board and at the same time be a director or officer of another co-operative bank, credit union, savings bank, savings and loan association, trust company, bank holding company or banking association or any affiliate thereof.

OceanFirst’s bylaws provide further that any person who is the representative or agent or acting in concert with a person who is ineligible for election to OceanFirst’s board will also be ineligible for election or appointment to the OceanFirst board.

Furthermore, under Section 72 of the National Bank Act, every person serving as an OceanFirst Bank director must own a qualifying equity interest of $1,000 in the stock of OceanFirst Bank or OceanFirst.

eighteen years of age, (ii) a United States citizen and (iii) a resident of either New Jersey, Pennsylvania or Delaware, except for any person who was a member of the Capital Bank board but not a fulltime resident of the State of New Jersey as of April 1, 2015.

Capital Bank’s bylaws provide further that to be eligible for the Capital Bank board, a director must comply with certain qualifying share requirements. Each director must own in good faith and hold in the director’s own name unpledged shares of the capital stock of Capital Bank or a bank holding company (as such term is defined in the BHC Act) owning more than 80% of the capital stock of Capital Bank, which shares must comply with at least one of the following conditions: (1) the aggregate par value of the shares is at least $500, (2) the shares have an aggregate book value of at least $500, or (3) the shares have an aggregate fair market value of at least $500 as determined by the commissioner.

REMOVAL OF DIRECTORS

At the 2018 annual meeting of OceanFirst stockholders, the stockholders of OceanFirst approved a declassification of the OceanFirst board. Upon the effectiveness of such declassification, directors of OceanFirst may be removed, with or without cause, by a majority vote of the OceanFirst stockholders.	The NJ Banking Act provides that directors who (i) cease to own the required number of shares (as provided by both the NJ Banking Act and Capital Bank’s certificate of incorporation); (ii) fail to subscribe to the oath prescribed by the NJ Banking Act; or (iii) default for thirty (30) days in payment of an undisputed obligation to Capital Bank; shall cease to be directors of Capital Bank. The Capital Bank stockholders do not have a right to remove any director of Capital Bank.

SPECIAL MEETINGS OF THE STOCKHOLDERS

Under OceanFirst’s bylaws, subject to the rights of the holders of any class or series of preferred stock of OceanFirst, special meetings of OceanFirst stockholders	Under Capital Bank’s bylaws, special meetings of the stockholders may be called by Capital Bank’s president or board of directors, and must be called at

OCEANFIRST	CAPITAL BANK

may be called only by the OceanFirst board pursuant to a resolution adopted by a majority of the total number of directors that OceanFirst would have if there were no vacancies on the OceanFirst board.

OceanFirst’s bylaws provide that at any special meeting of the stockholders, only such business may be conducted as has been brought before the meeting by or at the direction of the board of directors.

The DGCL does not grant stockholders the statutory right to call a special meeting.

the written request to the president by the holder or holders of no less than 10% of all shares entitled to vote.

Pursuant to the Section 17:9A-80 of the NJ Banking Act, upon written request of any person or persons entitled to call a special meeting, the secretary or cashier of Capital Bank must notify the Capital Bank stockholders of the call of a special meeting to be held at such time as the notice specifies. In no event may the notice specify a time more than 60 days after the receipt of the request.

QUORUM

OceanFirst’s bylaws provide that at any meeting of OceanFirst’s stockholders, subject to the 10% voting restriction, the holders of a majority of all shares of the stock entitled to vote at the meeting, present in person or by proxy, constitute a quorum for all purposes except to the extent a larger number is required by law. If a quorum is not present at any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date or time. If notice of any adjourned special meeting of OceanFirst stockholders is sent to all stockholders entitled to vote at such meeting and states that the meeting will be held with those present, in person or by proxy, constituting a quorum, then those present, in person or by proxy, at such adjourned meeting will constitute a quorum, and all matters will be determined by a majority of the votes cast at such meeting.	Under Capital Bank’s bylaws and Section 17:9A.91 of the NJ Banking Act, at any meeting of Capital Bank’s stockholders, the presence, in person or by proxy, of the holders a majority of the outstanding shares entitled to vote at a meeting constitutes a quorum at that meeting. Under Capital Bank’s bylaws, the stockholders present in person or by proxy at a duly organized meeting may continue to do business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. If a quorum is not present at a meeting, a majority in interest of the stockholders present, in person or by proxy, may adjourn the meeting to a fixed time.

STOCKHOLDER ACTION BY WRITTEN CONSENT

Under OceanFirst’s bylaws, subject to the rights of the holders of any class or series of preferred stock of OceanFirst, any action required or permitted to be taken by the stockholders of OceanFirst must be effected at an annual or special meeting of the stockholders of OceanFirst and may not be effected by any consent in writing by such stockholders.	Under the NJ Banking Act and Capital Bank’s bylaws, any action required or permitted to be taken by Capital Bank stockholders at a meeting may be taken without a meeting if all the stockholders consent to such action in writing.

NOTICE OF STOCKHOLDER MEETINGS AND DIRECTOR NOMINATIONS

OceanFirst’s bylaws provide that written notice of the place, date and time of all meetings of the stockholders	Under Capital Bank’s bylaws, notice of Capital Bank’s annual meeting of stockholders must be

OCEANFIRST	CAPITAL BANK

must be given, not less than 10 and no more than 60 days before the date on which the meeting is to be held to each stockholder entitled to vote at such meeting.

Under OceanFirst’s bylaws, when a meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the place, date and time thereof are announced at the meeting at which the adjournment is taken, except that if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date and time of the adjourned meeting shall be given not less than 10 and not more than 60 days before the meeting date. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

Under Section 211 of the DGCL, an annual meeting for the election of directors must be held at a date and time designated by and in the manner provided by the bylaws. The OceanFirst bylaws require the OceanFirst board of directors to fix a date within 13 months of the date of incorporation.

published no less than 10 days before the annual meeting once in a newspaper published and circulated in Vineland, New Jersey. If such a newspaper does not exist, then in one published in Cumberland County, New Jersey or in an adjoining county and which has general circulation in Vineland, New Jersey.

Under Section 17:9A-79, Capital Bank is required to have an annual meeting in accordance with the procedures set forth in Capital Bank’s bylaws.

Capital Bank’s bylaws provide further that written notice of every meeting of its stockholders must include the time, place and purpose or purposes of the meeting and must be given not less than 10 and not more than 60 days before the date of the meeting, either personally or by mail, to each stockholder of record entitled to vote at the meeting. The notice must specify the place, day and hour of the meeting and the nature of the business to be transacted.

When a meeting is adjourned to another time or place, it is not necessary to give notice of the adjourned meeting if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken and at the adjourned meeting only such business is transacted as might have been transacted at the original meeting. However, if after the adjournment the board of directors fixes a new record date for the adjourning meeting, a notice of the adjourned meeting must be given to each stockholder of record on the new record date entitled to notice.

NOTICE OF STOCKHOLDER PROPOSALS

OceanFirst’s bylaws provide that, for business proposals or nominations for the election of directors to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary. To be timely, a stockholder’s notice must be delivered or mailed to and received at the principal executive offices of OceanFirst not less than 90 days prior to the date of the annual meeting except that in the event that less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, to be timely, notice by the stockholder must be received not later than the close of business on the 10th day following the day

Under Capital Bank’s bylaws, matters proposed by the stockholders for the agenda for any annual meeting of the stockholders must be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to Capital Bank’s secretary not less than 90 days nor more than 150 days before any annual meeting of the stockholders. Each stockholder proposal must set forth a brief description of the business desired to be brought before the annual meeting.

Under Capital Bank’s bylaws, nominations for the election of directors may be made by the Capital

OCEANFIRST	CAPITAL BANK

on which notice of the date of the annual meeting was mailed or public disclosure was made.

Under OceanFirst’s bylaws, for each business matter a stockholder proposes to bring before the annual meeting, that stockholder’s notice to the secretary must set forth: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on OceanFirst’s books, of the stockholder proposing such business, (iii) the class and number of shares of OceanFirst’s capital stock that are beneficially owned by such stockholder and (iv) any material interest of such stockholder in such business.

Under OceanFirst’s bylaws, for stockholder nominations for the election of directors, a stockholder’s notice must set forth: (i) for each director nomination, all information relating to that person that would indicate such person’s qualification under the bylaws, including an affidavit that such person would not be disqualified under the bylaws, and information that is required to be disclosed in proxy solicitations for the election of directors, or is otherwise required pursuant to Regulation 14A under the Exchange Act, and (ii) as to the stockholder giving notice, (x) the stockholder’s name and address, as they appear on the OceanFirst’s books, and (y) the class and number of shares of OceanFirst’s capital stock that such stockholder beneficially owns. No person nominated by a stockholder is eligible for election as an OceanFirst director unless nominated in accordance with these provisions.

Under OceanFirst’s bylaws, stockholders may not make proposals at a special meeting of OceanFirst stockholders as only OceanFirst directors are allowed to bring a proposal before a special meeting.

Alternatively, OceanFirst is subject to regulation under Rule 14a-8 adopted under the Exchange Act, which provides that certain qualifying stockholders may seek to include a proposal in OceanFirst’s proxy statement and have the company solicit proxies with respect to such proposal that would be presented at a special or annual meeting. Under Rule 14a-8 a company must include a shareholder proposal in its proxy materials unless the proponent fails to comply with the rule’s eligibility and procedural requirements or the proposal falls within certain substantive bases for exclusion.

Bank board of directors or by any Capital Bank stockholder entitled to vote for the election of directors. Nominations made by eligible Capital Bank stockholders must be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to Capital Bank’s secretary not less than 90 days prior to any stockholder meeting called for the election of a director, except that if less than 21 days’ notice of the meeting is given to Capital Bank stockholders, such written notice shall be delivered or mailed to the Capital Bank secretary not later than the close of the seventh day following the day on which notice of the meeting was mailed to the Capital Bank stockholders.

Each notice of director nominations made by a Capital Bank stockholder must set forth (i) the name, age, business address and, if known, residence address of each proposed nominee, (ii) the principal occupation or employment of each nominee, and (iii) the number of shares of Capital Bank stock beneficially owned by each nominee.

After receiving a notice of information relating to a director nomination by a stockholder, the Capital Bank board of directors may request any other information relating to a nominee that the Capital Bank board deems relevant.

OCEANFIRST	CAPITAL BANK

DISSENTERS’ RIGHTS

Section 262 of the DGCL permits stockholders to dissent from a merger, consolidation or a sale of all or substantially all the assets of the corporation and obtain payment of the fair value of their shares, if they follow certain statutorily defined procedures. However, appraisal rights do not apply if the corporation’s stock is either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Appraisal rights may be restored if, in the transaction, stockholders are to receive, in exchange for shares of their stock, anything other than: (i) stock of the surviving corporation; (ii) stock of any corporation that is or will be listed on a national securities exchange or held of record by more than 2,000 holders; (iii) cash in lieu of fractional shares; or (iv) any combination of (i), (ii) or (iii). The DGCL further provides that no appraisal rights are available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for the approval of the stockholders of the surviving corporation as provided under Section 251(f) of the DGCL.

Generally, under Sections 17:9A-140 of the NJ Banking Act, stockholders who are entitled to vote to approve a merger may dissent from a merger, if they follow certain statutorily defined procedures, and receive payment in an amount which, in the opinion of the board of directors, does not exceed the amount which would be paid upon such shares if the business and the assets of such stockholder’s shares of stock were liquidated on the day of the filing of the merger agreement.

Additionally, under Section 17:9A-360 and 361 of the NJ Banking Act, stockholders may dissent to a plan of acquisition by a corporation if they follow certain statutorily defined procedures, and receive payment in the amount of the fair value of their shares of stock as of the day before the day on which such stockholders’ were entitled to vote on such plan of acquisition.

Notwithstanding the foregoing paragraphs, the dissenters’ rights of stockholders differ with respect to certain types of business combinations, as described below.

In light of Section 17:9A-148 of the NJ Banking Act, federal law, rather than the NJ Banking Act controls with respect to certain types of business combinations. With respect to the merger of a New Jersey bank with and into a national bank, 12 U.S.C. § 215a is the controlling provision relating to the dissenters’ rights of stockholders. With respect to a consolidation of a New Jersey bank with one or more national banks located in New Jersey, Section 215 of the National Bank Act controls. In either case a stockholder may dissent from such merger or consolidation and receive cash in the appraised value, as of the effective time merger, of the shares of common stock held by such stockholder. The appraised value of the common stock may differ from the consideration that a stockholder is entitled to receive in a merger.

DIVIDENDS

Under Section 170 of the DGCL and the OceanFirst bylaws, the OceanFirst board may declare and pay dividends upon shares of its capital stock either (1) out of its surplus or (2) in the case that there is no such	Capital Bank’s certificate of incorporation provides that the board of directors has the power to pay dividends without the approval or ratification of the stockholders. Section 17:9A-52 provides that

OCEANFIRST	CAPITAL BANK
surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.	dividends cannot be paid unless the capital stock of Capital Bank will remain unimpaired and either Capital Bank will have a surplus of at least 50% of the Capital Bank’s capital stock or the dividend payment will not reduce the Capital Bank’s surplus.

ANTI-TAKEOVER PROVISIONS AND RESTRICTIONS ON BUSINESS COMBINATIONS

OceanFirst has not opted out of the requirements of Section 203 of the DGCL prohibiting OceanFirst from engaging in a business combination with an interested stockholder (defined as a person or group of affiliates owning at least 15% of the voting power of OceanFirst) for a period of three years after that interested stockholder became an interested stockholder unless (a) before that person became an interested stockholder, the OceanFirst board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of OceanFirst outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or (iii) at or subsequent to the time the stockholder became an interested stockholder the business combination is approved by the OceanFirst board and authorized by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder at an annual or special meeting of OceanFirst stockholders.

In addition, OceanFirst’s certificate of incorporation provides that a business combination with an interested stockholder requires the affirmative vote of the holders of at least 80% of the voting power of the then-outstanding shares of voting stock of OceanFirst subject to the 10% voting restriction. The super-majority vote is not required for a business combination with an interested stockholder that is approved by a majority of disinterested directors or meets certain consideration value requirements. An interested stockholder is defined as (1) any person who beneficially owns 10% or more of

There are no restrictions on business combinations with interested stockholders under Capital Bank’s bylaws, Capital Bank’s certificate of incorporation or under the NJ Banking Act.

OCEANFIRST	CAPITAL BANK
the voting power of OceanFirst’s voting stock; (2) an affiliate or associate of OceanFirst who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of OceanFirst; or (3) an assignee of shares of voting stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any interested stockholder.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

OceanFirst’s certificate of incorporation provides that OceanFirst’s directors are not liable to OceanFirst or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (a) for any breach of the director’s duty of loyalty; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the DGCL, which concerns unlawful payment of a dividend or unlawful stock purchase or redemption; or (d) for any transaction from which the director derived an improper personal benefit.

OceanFirst’s certificate of incorporation does not provide limitation of personal liability for officers.

Capital Bank’s certificate of incorporation provides that no director or officer of Capital Bank is personally liable to Capital Bank or any of its stockholders except for liabilities arising from any breach of duty based on an act or omission that are: (a) in breach of a director’s or officer’s duty of loyalty, (b) not in good faith or in knowing violation of law or (c) resulting in receipt by that director or officer of an improper personal benefit.

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND INSURANCE

OceanFirst’s certificate of incorporation provides that OceanFirst will indemnify and hold harmless to the fullest extent permitted by the DGCL any person who was or is a party or is threatened to be made a party to any legal proceeding by reason of the fact that such person (a) is or was a director or officer of OceanFirst or (b) is or was serving at the request of OceanFirst as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, except that OceanFirst will not indemnify or agree to indemnify any of the foregoing persons against liability or expenses if he or she has not met the applicable standard for indemnification set forth in the DGCL.

OceanFirst’s certificate of incorporation further provides that OceanFirst may maintain insurance to protect itself and any director, officer, employee or agent of OceanFirst, any subsidiary or affiliate of OceanFirst or another corporation partnership, joint venture, trust or

Capital Bank’s certificate of incorporation provides that Capital Bank must indemnify to the fullest extent required or permitted by the NJ Banking Act, any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person’s testator, intestate, personal representative or spouse is or was a director or officer of Capital Bank, is or was a director, officer, trustee, member, partner, incorporator or liquidator of a subsidiary of Capital Bank, or serves or served at the request of Capital Bank as a director, officer, trustee, member, partner, incorporator or liquidator of or in any other capacity for any other enterprises. Notwithstanding the foregoing, except for proceedings to enforce such indemnification rights, Capital Bank will not be obligated to provide any indemnification or any payment or reimbursement of expenses to any director, officer or other person in connection with a proceeding (or part thereof) initiated by such person (which will not

OCEANFIRST	CAPITAL BANK
other enterprise against any expense, liability or loss, whether or not OceanFirst would have the power to indemnify such person against such expense, liability or loss under the DGCL.

include counterclaims or crossclaims initiated by others) unless the Capital Bank board has authorized or consented to such proceeding (or part thereof) in a resolution. Under Capital Bank’s certificate of incorporation, Capital Bank may indemnify every corporate agent (which includes a person who is or was a director, officer or agent of Capital Bank) as defined in, and to the fullest extent permitted by the NJ Banking Act, Capital Bank may indemnify a corporate agent against expenses and liabilities in connection with any proceeding involving the corporate agent by reason of his being or having been such corporate agent so long as: (a) such corporate agent acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Capital Bank and (b) with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful.

Section 17:9A-250 of the NJ Banking Act provides, however, that no indemnification may be provided for any claim, issue or matter in which such corporate agent has been judged liable to Capital Bank, unless and only to the extent that the Superior Court or the court in which the proceeding was brought determines that, upon application, such corporate agent is fairly and reasonably entitled to indemnity for expenses that the Superior Court or such other court deems proper in view of all the circumstances.

Section 17:9A-250 of the NJ Banking Act further requires Capital Bank to indemnify a corporate agent against expenses to the extent such corporate agent has been successful on the merits or otherwise in any proceeding or in defense of any claim, issue or matter therein.

INSPECTION OF BOOKS AND RECORDS

Under Sections 219 and 220 of the DGCL, any stockholder of a Delaware corporation may examine the list of stockholders and any stockholder making a written demand may inspect any other corporate books and records for any purpose reasonably related to the stockholder’s interest as a stockholder.	Under Capital Bank’s bylaws and Section 17:9A-97 of the NJ Banking Act, any person who has been a stockholder of record of Capital Bank for at least six months immediately preceding his demand, or any person holding, or so authorized in writing by the holders of, at least five percent of the outstanding stock of Capital Bank, upon at least five days’ written demand has the right for any proper purpose to examine and take extracts from, in person or by agent or attorney, during usual business hours, Capital Bank’s minutes of the proceedings of its stockholders

OCEANFIRST	CAPITAL BANK

and record of stockholders at the place where such minutes are kept.

Section 17:9A-97 of the NJ Banking Act provides further that a stockholder whose demand has been refused by a bank may apply to the commissioner for an order directing the bank to permit such examination or the making of such extracts. If the commissioner is satisfied that the purpose for which the stockholder’s application has been made is (a) made in good faith and (b) proper, then the commissioner must mail a copy of the demand to the bank together with an order directing the bank to show cause why the demand should not be allowed within five days of such demand. The order to show cause must be returned to the commissioner no less than five and no more than 10 days after issued. The commissioner will have a hearing on the date the order is returned and, within five days thereof, make an order allowing or denying the demand. Any order, other than the show cause order, is subject to review, hearing and relief in the Superior Court.

AMENDMENTS TO CERTIFICATE OF INCORPORATION AND BYLAWS

Under OceanFirst’s bylaws, the OceanFirst board may amend, alter or repeal the bylaws at any meeting of the OceanFirst board, provided notice of the proposed change was given not less than two days prior to the meeting. The OceanFirst stockholders also have the power to amend, alter or repeal the bylaws at any meeting of OceanFirst stockholders provided notice of the proposed change was given in the notice of the meeting except that, notwithstanding any other provisions of OceanFirst’s bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of OceanFirst common stock required by law, OceanFirst’s certificate of incorporation, any preferred stock designation or the bylaws, the affirmative votes of the holders of at least 80% of the voting power of all the then-outstanding shares of OceanFirst capital stock, voting together as a single class, shall be required to alter, amend or repeal any provisions of the bylaws.

OceanFirst may amend or repeal any provision in the OceanFirst certificate of incorporation in the manner set forth in the DGCL, except that notwithstanding any other provision of law which might otherwise permit a

Under Capital Bank’s bylaws, Capital Bank stockholders may only make, alter or repeal bylaws at an annual or special meeting by the affirmative vote of the holders of a majority of the capital stock of Capital Bank entitled to vote at such meeting. Bylaws may not be made, altered or repealed by the Capital Bank board except by the affirmative vote of a majority of the whole board at any regular or special meeting of the Capital Bank board, and unless at least two days’ prior written notice of the intended action has been given to the directors. Such notice may be waived by a director at or prior to the meeting. Capital Bank’s certificate of incorporation subjects the board’s power to make, alter or repeal the bylaws to the right to alteration or repeal by the Capital Bank stockholders at any meeting and any limitations as may from time to time be imposed by law.

Under Capital Bank’s certificate of incorporation, Capital Bank may amend, alter, change or repeal any provision of its certificate of incorporation in any manner prescribed by law, except that no amendment or repeal of its certificate of incorporation may eliminate or reduce the limitations on liability

OCEANFIRST	CAPITAL BANK
lesser vote or no vote, OceanFirst’s certificate of incorporation requires the affirmative vote of the holders of at least 80% of the voting power of all the outstanding shares of OceanFirst’s capital stock, subject to the 10% voting restriction, to amend or repeal certain provisions of the certificate of incorporation, including, but not limited to, provisions relating to the 10% limitation on voting rights, the prohibition on stockholder action by written consent, the calling of special meetings, amendment of the bylaws, board vacancies, removal of directors, advance notice requirements for stockholder nominations, stockholder voting requirements for business combinations involving interested stockholders, indemnification of officers and directors, and the provision requiring at least 80% of outstanding voting stock approval to amend the aforementioned provisions.	afforded by the certificate of incorporation to directors or officers in respect of any matter which occurred, or any cause of action suit or claim which would have accrued or arisen before such amendment or repeal.

FORUM SELECTION BYLAW

OceanFirst’s bylaws provide that unless OceanFirst consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be, to the fullest extent permitted by law, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of OceanFirst, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder, employee or agent of OceanFirst to OceanFirst or OceanFirst stockholders, (iii) any action asserting a claim against OceanFirst or any director, officer, stockholder, employee or agent of OceanFirst arising out of or relating to any provision of the DGCL or the OceanFirst’s certificate of incorporation or bylaws or (iv) any action asserting a claim against OceanFirst or any director, officer, stockholder, employee or agent of OceanFirst governed by the internal affairs doctrine of the State of Delaware.

OceanFirst’s bylaws also provide that OceanFirst is entitled to equitable relief, including injunctive relief and specific performance, to enforce such provisions regarding forum.

Capital Bank’s organizational documents do not contain a forum selection clause.

COMPARATIVE MARKET PRICES AND DIVIDENDS

OceanFirst common stock is listed on the NASDAQ under the symbol “OCFC” and Capital Bank common stock is traded on the OTC Pink under the symbol “CANJ” and in private transactions. The following table sets forth (i) the high and low reported sale prices per share of OceanFirst common stock and Capital Bank common stock, (ii) the sale prices per share of Capital Bank common stock in any private transactions of which Capital Bank was aware and (iii) the cash dividends declared per share for the periods indicated.

	OceanFirst Common Stock			Capital Bank Common Stock
	High	Low	Dividend	High		Low		Dividend
2016
First Quarter	$19.99	$15.98	$0.13		$(1)		$(1)	$0.15	(2)
Second Quarter	19.65	16.77	0.13	16.00		16.00		—
Third Quarter	19.96	17.99	0.15	16.00		16.00		—
Fourth Quarter	30.49	18.99	0.15	17.00		16.00		—
2017
First Quarter	30.70	27.04	0.15	17.00		17.00		0.175	(3)
Second Quarter	29.00	25.45	0.15	17.25		17.25		0.175	(4)
Third Quarter	27.78	24.02	0.15	19.00		17.35		—
Fourth Quarter	29.46	25.31	0.15	20.00		18.50		—
2018
First Quarter	28.50	25.00	0.15	21.25		20.00		0.20	(5)
Second Quarter	30.90	25.94	0.15	24.00		21.00		—
Third Quarter	30.89	26.96	0.17	24.50		23.10		0.20	(6)

(1)	Capital Bank is not aware of any sales during the first quarter of 2016.
(2)	Prior to 2018, Capital Bank only paid annual dividends. This amount represents the 2016 annual dividend paid to Capital Bank stockholders on April 22, 2016.
(3)	This amount represents the 2017 annual dividend paid to Capital Bank stockholders on April 21, 2017.
(4)	This amount represents the special 10th anniversary dividend of $0.175 per share paid to Capital Bank stockholders on August 31, 2017.
(5)

As of 2018, Capital Bank pays semi-annual dividends. This dividend represented the semi-annual dividend for the third and fourth quarters of 2017, which was paid to Capital Bank stockholders on March 9, 2018.

(6)	This amount represents the semi-annual dividend for the first and second quarters of 2018, which was paid to Capital Bank stockholders on October 19, 2018.

On October 25, 2018, the last full trading day before the public announcement of the merger, the high and low sales prices of shares of OceanFirst common stock as reported on the NASDAQ were $25.11 and $24.31, respectively. On December 12, 2018, the last practicable trading day prior to the printing of this proxy statement/prospectus, the high and low sales prices of shares of OceanFirst common stock as reported on the NASDAQ were $24.44 and $23.90, respectively.

On October 25, 2018, the last full trading day before the public announcement of the merger, the high and low sales prices of shares of Capital Bank common stock as reported on the OTC Pink were both $24.65. On December 12, 2018, the last practicable trading day prior to printing of this proxy statement/prospectus, the high and low sales prices of shares of Capital Bank common stock as quoted on the OTC Pink were $29.51 and $29.26, respectively.

As of December 11, 2018, the last date prior to printing this proxy statement/prospectus for which it was practicable to obtain this information for OceanFirst and Capital Bank, respectively, there were approximately 2,243 registered holders of OceanFirst common stock and approximately 448 registered holders of Capital Bank common stock.

Capital Bank stockholders are advised to obtain current market quotations for OceanFirst common stock and Capital Bank common stock. The market price of OceanFirst common stock and Capital Bank common stock will fluctuate between the date of this proxy statement/prospectus, the date of the special meeting and the date of completion of the merger. No assurance can be given concerning the market price of OceanFirst common stock or Capital Bank common stock before or after the effective date of the merger. Changes in the market price of OceanFirst common stock prior to the completion of the merger will affect the market value of the merger consideration that Capital Bank stockholders will be entitled to receive upon completion of the merger.

Dividends

OceanFirst currently pays a quarterly cash dividend of $0.17 per share, which is expected to continue, although the OceanFirst board may change this dividend policy at any time. OceanFirst stockholders will be entitled to receive dividends when and if declared by the OceanFirst board out of funds legally available for dividends. The OceanFirst board will consider OceanFirst’s financial condition and level of net income, future prospects, economic condition, industry practices and other factors, including applicable banking laws and regulations, in determining whether to pay dividends in the future and the amount of such dividends.

Pursuant to the terms of the merger agreement, Capital Bank may declare and pay a cash dividend of $0.22 per share in respect of the second half of the 2018 calendar year prior to the effective time. The Capital Bank board may change Capital Bank’s dividend policy at any time, subject to certain restrictions in the merger agreement.

For more information regarding OceanFirst’s and Capital Bank’s dividend policies, see the section of this proxy statement/prospectus entitled “The Merger — Dividend Policy” beginning on page 53.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT OF CAPITAL BANK

The following table provides information as of December 5, 2018 about the persons known to Capital Bank to be the beneficial owners of more than 5% of Capital Bank’s outstanding common stock. A person may be considered to beneficially own any shares of common stock over which he, she or it has, directly or indirectly, sole or shared voting or investing power.

Name	Current Title	Amount and Nature of Beneficial Ownership (1)	Percentage of Shares of Common Stock Outstanding on Record Date
John J. DiDonato (2)	Director	53,192	2.1%
James R. Haefele	Director	625	*
David J. Hanrahan, Sr. (3)	President, Chief Executive Officer, and Director	79,400	3.2%
Harry E. Hearing (4)	Director	19,750	*
Daniel R. Kuhar (5)	Director	18,125	*
Thomas J. Lobosco (6)	Executive Vice President, Chief Financial Officer and Chief Operating Officer	34,000	1.3%
Salvatore A. Pipitone	Director	52,625	2.1%
Joseph F. Rehm (7)	Executive Vice President and Chief Lending Officer	18,100	*
Kathie L. Renner	Director and Secretary	625	*
Dominic J. Romano (8)	Chairman of the Board	100,300	3.9%
All Directors and Executive Officers as a Group (10 persons) (9)	—	376,742	14.7%

*	Represents less than 1% of the outstanding common stock.
(1)

The number of shares beneficially owned by the individuals listed in the table is determined in accordance with the rules of the United States Securities and Exchange Commission, and is based on the information supplied to us by such individuals. Therefore, it may not be conclusive as to ownership of those securities for any other purpose. Under those rules, an individual (or entity) is deemed to beneficially own shares of common stock as to which the individual currently has certain sole or shared powers or as to which the individual can acquire such powers within 60 days by the exercise of any option, warrant or other right. We have been advised that each stockholder listed in the table has sole voting and dispositive power with respect to such shares unless otherwise noted in the footnotes below.

(2)	Includes 32,897 shares that Mr. DiDonato holds jointly with his spouse, and 10,885 shares owned by his spouse.
(3)	Includes 22,500 shares he holds pursuant to an unvested restricted stock award with full voting power, and 36,900 shares pledged as security.
(4)	Includes 9,750 shares jointly held by Mr. Hearing with his spouse.
(5)	Includes 3,750 shares that Mr. Kuhar has the right to acquire through the exercise of vested stock options.
(6)	Includes 11,000 shares that he holds jointly with his spouse and 6,700 shares he holds pursuant to an unvested restricted stock award with full voting power.
(7)

Includes 2,750 shares that Mr. Rehm has the right to acquire through the exercise of vested stock options and 11,000 shares he holds pursuant to an unvested restricted stock award with full voting power.

(8)

Includes 12,000 shares that Mr. Romano holds jointly with his spouse, 14,250 shares owned by his spouse, 8,250 shares that he has the right to acquire through the exercise of vested stock options, and 12,000 shares he holds pursuant to a restricted stock award with full voting power.

(9)

Includes 14,750 shares that the directors and executive officers have the right to acquire through the exercise of vested stock options, and 52,200 shares held pursuant to restricted stock awards with full voting power.

LEGAL MATTERS

The validity of the OceanFirst common stock to be issued in connection with the merger will be passed upon for OceanFirst by Skadden, Arps, Slate, Meagher & Flom LLP (New York, New York). Certain U.S. federal income tax consequences relating to the merger will be passed upon for OceanFirst by Skadden, Arps, Slate, Meagher & Flom LLP (New York, New York) and for Capital Bank by Stevens & Lee (Lawrenceville, New Jersey).

EXPERTS

OceanFirst

The consolidated financial statements of OceanFirst as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Sun

The financial statements of Sun Bancorp, Inc. as of December 31, 2017 and 2016 and for the three years ended December 31, 2017, included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

OceanFirst is filing with the SEC this registration statement under the Securities Act of 1933, as amended, to register the issuance of the shares of OceanFirst common stock to be issued in connection with the merger. This proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of OceanFirst in addition to being a proxy statement for Capital Bank stockholders. The registration statement, including this proxy statement/prospectus and the attached annexes and exhibits, contains additional relevant information about OceanFirst, including information about OceanFirst’s common stock.

OceanFirst files reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, such as OceanFirst, who file electronically with the SEC. The address of the site is http://www.sec.gov. The reports, proxy statements and other information filed by OceanFirst with the SEC are also available at OceanFirst’s website at www.oceanfirstonline.com under the tab “Investor Relations,” and then under the heading “SEC Filings”. The web addresses of the SEC and OceanFirst are included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those web sites is not part of this proxy statement/prospectus.

The SEC allows OceanFirst to incorporate by reference information in this proxy statement/prospectus. This means that OceanFirst can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that OceanFirst has previously filed with the SEC. They contain important information about the companies and their financial condition.

OceanFirst SEC Filings (SEC File No. 001-11713)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2017 filed on February 28, 2018

Annual Report on Form 11-K	Filed on June 25, 2018

Quarterly Reports on Form 10-Q	Quarters ended March 31, 2018, June 30, 2018 and September 30, 2018

Current Reports on Form 8-K	Filed on January 12, 2018, January 26, 2018, February 1, 2018, February 5, 2018, February 26, 2018, February 27, 2018, March 29, 2018, April 27, 2018, May 8, 2018, June 4, 2018, July 27, 2018, October 25, 2018, October 26, 2018, October 26, 2018, November 29, 2018 and December 3, 2018 (other than those portions of the documents deemed to be furnished and not filed)

OceanFirst SEC Filings (SEC File No. 001-11713)	Period or Date Filed

Definitive Proxy Statement on Schedule 14A	Filed April 26, 2018

The description of OceanFirst common stock set forth in its registration statement on Form 8-A, as amended, filed on May 8, 1996, including any amendment or report filed with the SEC for the purpose of updating this description.

The historical audited consolidated financial statements of Sun as of December 31, 2017 and 2016 and for the years in the three-year period ended December 31, 2017 and the related notes thereto are included elsewhere in this proxy statement/prospectus.

In addition, OceanFirst also incorporates by reference additional documents filed with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the special meeting, provided that OceanFirst is not incorporating by reference any information furnished to, but not filed with, the SEC.

Except where the context otherwise indicates, OceanFirst has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to OceanFirst, and Capital Bank has supplied all information contained herein or relating to Capital Bank.

Documents incorporated by reference are available from OceanFirst without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from OceanFirst at the following address and phone number:

OceanFirst Financial Corp.

110 West Front Street

Red Bank, New Jersey 07701

Attention: Investor Relations

Telephone: (732) 240-4500

Capital Bank stockholders requesting documents must do so by January 16, 2019 to receive them before the special meeting. You will not be charged for any of these documents that you request. If you request any incorporated documents from OceanFirst, then OceanFirst will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.

Neither OceanFirst nor Capital Bank has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Sun Bancorp, Inc. Financial Statements as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015	F-2

SUN BANCORP, INC.

FINANCIAL STATEMENTS AS OF DECEMBER 31,

2017 AND 2016 AND FOR THE YEARS ENDED

DECEMBER 31, 2017, 2016 AND 2015

SUN BANCORP, INC

Deloitte & Touche LLP 1700 Market Street Philadelphia, PA 19103-3984 USA Tel: 215 246 2300 Fax: 215 569 2441 www.deloitte.com

INDEPENDENT AUDITORS’ REPORT

To the Management of

OceanFirst Financial Corp.

Toms River, New Jersey

We have audited the accompanying consolidated financial statements of Sun Bancorp, Inc. and subsidiaries (the “Company”) which comprise the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2017, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sun Bancorp, Inc. and subsidiaries as of December 31, 2017 and 2016, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2017, in accordance with accounting principles generally accepted in the United States of America.

March 22, 2018

SUN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except par value amounts)

December 31,	2017	2016
ASSETS
Cash and due from banks	$20,642	$19,645
Interest-earning bank balances	68,002	114,563

Cash and cash equivalents	88,644	134,208
Restricted cash	1,000	5,000
Investment securities available for sale (amortized cost of $264,809 and $300,028 at December 31, 2017 and 2016, respectively)	260,203	295,686
Investment securities held to maturity (estimated fair value of $0 and $250 at December 31, 2017 and 2016, respectively)	—	250
Loans receivable (net of allowance for loan losses of $14,070 and $15,541 at December 31, 2017 and 2016, respectively)	1,561,193	1,594,377
Restricted equity investments, at cost	16,967	15,791
Bank properties and equipment, net	27,092	30,148
Accrued interest receivable	5,304	5,122
Goodwill	38,188	38,188
Bank owned life insurance (BOLI)	85,064	83,109
Deferred taxes, net	53,583	51,573
Other assets	5,268	8,810

Total assets	$2,142,506	$2,262,262

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits	$1,650,435	$1,741,363
Advances from the Federal Home Loan Bank of New York (FHLBNY)	85,214	85,416
Obligation under capital lease	5,859	6,292
Junior subordinated debentures	51,548	92,786
Other liabilities	13,099	16,696

Total liabilities	1,806,155	1,942,553

Commitments and contingencies (see Note 15)
SHAREHOLDERS’ EQUITY
Preferred stock, $1 par value, 1,000,000 shares authorized, none issued	—	—
Common stock, $5 par value, 40,000,000 shares authorized; 19,157,362 shares issued and 19,136,615 outstanding at December 31, 2017; 19,030,704 shares issued and 18,922,726 shares outstanding at December 31, 2016	95,787	95,154
Additional paid-in capital	509,922	508,593
Retained deficit	(264,686)	(276,501)
Accumulated other comprehensive loss	(2,724)	(2,568)
Deferred compensation plan trust	(1,319)	(1,160)
Treasury stock at cost, 20,747 shares at December 31, 2017; and 107,978 at December 31, 2016	(629)	(3,809)

Total shareholders’ equity	336,351	319,709

Total liabilities and shareholders’ equity	$2,142,506	$2,262,262

See Notes to Consolidated Financial Statements.

SUN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)

Years Ended December 31,	2017	2016	2015
INTEREST INCOME
Interest and fees on loans	$65,312	$62,014	$61,271
Interest on taxable investment securities	6,968	6,715	7,268
Interest on non-taxable investment securities	—	—	851
Dividends on restricted equity investments	974	881	818

Total interest income	73,254	69,610	70,208

INTEREST EXPENSE
Interest on deposits	6,669	5,958	5,337
Interest on funds borrowed	2,136	2,173	2,073
Interest on junior subordinated debentures	2,645	2,575	2,200

Total interest expense	11,450	10,706	9,610

Net interest income	61,804	58,904	60,598
REVERSAL OF PROVISION FOR LOAN LOSSES	(1,531)	(1,682)	(3,280)

Net interest income after reversal of provision for loan losses	63,335	60,586	63,878

NON-INTEREST INCOME
Service charges on deposit accounts	5,379	6,221	6,988
Interchange fees	1,958	1,905	2,115
Gain on sale of bank branches	—	—	10,553
Net gain on sale of loans	—	101	1,444
Net gain on sales and calls of investment securities	30	426	1,468
Investment products income	1,079	1,707	2,025
BOLI income	1,955	1,934	2,043
Other income	1,487	1,095	989

Total non-interest income	11,888	13,389	27,625

NON-INTEREST EXPENSE
Salaries and employee benefits	37,768	34,971	37,013
Occupancy expense	8,587	8,988	12,811
Equipment expense	4,757	4,786	8,417
Data processing expense	3,860	4,503	5,018
Professional fees	2,667	2,246	3,230
Insurance expense	1,512	2,164	4,528
Advertising expense	1,271	1,660	1,520
Problem loan expense	345	411	1,259
Other expense	3,316	5,224	6,290

Total non-interest expense	64,083	64,953	80,086

INCOME BEFORE INCOME TAXES	11,140	9,022	11,417
INCOME TAX (BENEFIT) EXPENSE	(1,437)	(52,395)	1,197

NET INCOME AVAILABLE TO COMMON
SHAREHOLDERS	$12,577	$61,417	$10,220

Basic earnings per common share	$0.66	$3.26	$0.55

Diluted earnings per common share	$0.65	$3.24	$0.55

Weighted average common shares – basic	19,060,790	18,843,077	18,648,339

Weighted average common shares – diluted	19,230,136	18,933,330	18,710,159

See Notes to Consolidated Financial Statements.

SUN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Dollars in thousands)

	For the Year Ended December 31,
	2017	2016	2015
NET INCOME AVAILABLE TO COMMON
SHAREHOLDERS	$12,577	$61,417	$10,220
Other Comprehensive Income, net of tax (See Note 2)
Unrealized loss on securities:
Unrealized holding loss arising during period	(139)	(793)	(746)
Reclassification adjustment for gains included in net income	(17)	(23)	(868)

Other comprehensive loss	(156)	(816)	(1,614)

COMPREHENSIVE INCOME	$12,421	$60,601	$8,606

See Notes to Consolidated Financial Statements.

SUN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(Dollars in thousands)

	Preferred Stock	Common Stock	Additional Paid-In Capital	Retained Deficit	Accumulated Other Comprehensive Loss	Deferred Compensation Plan Trust	Treasury Stock	Total
BALANCE, JANUARY 1, 2015	$—	$94,504	$514,075	$(347,762)	$(138)	$(599)	$(14,757)	$245,323
Net income	—	—	—	10,220	—	—	—	10,220
Other comprehensive loss	—	—	—	—	(1,614)	—	—	(1,614)
Exercise of stock options	—	—	(53)	—	—	—	68	15
Issuance of common stock	—	50	(5,058)	—	—	(523)	5,993	462
Stock-based compensation	—	127	1,695	—	—	—	287	1,982

BALANCE, DECEMBER 31, 2015	$—	$94,554	$510,659	$(337,542)	$(1,752)	$(1,122)	$(8,409)	$256,388

Net income	—	—	—	61,417	—	—	—	61,417
Other comprehensive loss	—	—	—	—	(816)	—	—	(816)
Exercise of stock options	—	—	(88)	—	—	—	159	71
Issuance of common stock	—	600	(4,507)	—	—	(38)	4,441	496
Stock-based compensation	—	—	2,529	—	—	—	—	2,529
Dividends paid to common shareholders	—	—	—	(376)	—	—	—	(376)

BALANCE, DECEMBER 31, 2016	$—	$95,154	$508,593	$(276,501)	$(2,568)	$(1,160)	$(3,809)	$319,709

Net income	—	—	—	12,577	—	—	—	12,577
Other comprehensive loss	—	—	—	—	(156)	—	—	(156)
Exercise of stock options	—	—	(107)	—	—	—	213	106
Issuance of common stock	—	633	(4,035)	—	—	(159)	2,967	(594)
Stock-based compensation	—	—	5,471	—	—	—	—	5,471
Dividends paid to common shareholders	—	—	—	(762)	—	—	—	(762)

BALANCE, DECEMBER 31, 2017	$—	$95,787	$509,922	$(264,686)	$(2,724)	$(1,319)	$(629)	$336,351

See Notes to Consolidated Financial Statements.

SUN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

Years Ended December 31,	2017	2016	2015
OPERATING ACTIVITIES
Net income	$12,577	$61,417	$10,220
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Release of provision for loan losses	(1,531)	(1,682)	(3,280)
Increase in off-balance sheet reserves	276	446	701
Depreciation, amortization and accretion	3,601	3,055	7,599
Impairment of bank properties and equipment and real estate owned	430	—	2,666
Gain on sales and calls of investment securities	(30)	(426)	(1,468)
Loss (gain) on other real estate owned	—	15	(43)
Gain on sale of consumer loans	—	(101)	(1,444)
Gain on sale of branches	—	—	(10,553)
Increase in cash surrender value of BOLI	(1,955)	(1,934)	(2,043)
Deferred income taxes	(1,903)	(52,533)	1,124
Stock-based compensation	5,471	2,529	1,982
Change in assets and liabilities which provided (used) cash:
Accrued interest receivable	(182)	(465)	740
Other assets	363	2,534	(4,272)
Other liabilities	(1,650)	(949)	(3,535)

Net cash provided by (used in) operating activities	15,467	11,906	(1,606)

INVESTING ACTIVITIES
Purchases of available for sale investment securities	(101,430)	(98,971)	(13,757)
Net purchase of restricted equity securities	(1,176)	(58)	(772)
Proceeds from maturities, prepayments or calls of investment securities available for sale	68,605	50,326	66,288
Proceeds from maturities, prepayments or calls of investment securities held to maturity	250	—	37
Proceeds from sale of investment securities available for sale	67,883	35,744	57,798
Proceeds from the sale of commercial and consumer loans	—	1,809	10,749
Proceeds from the sale of branch	—	—	11,578
Proceeds from the sale of branch loans	—	—	63,756
Proceeds from the sale of bank properties and equipment	—	150	4,387
Transfer of restricted cash to cash and cash equivalents	4,000	—	8,000
Net increase (decrease) in loans	35,103	(63,535)	(45,208)
Purchases of bank properties and equipment	(841)	(2,167)	(1,012)
Proceeds from sale of real estate owned	—	266	1,050

Net cash provided by (used in) investing activities	72,394	(76,436)	162,894

FINANCING ACTIVITIES
Net decrease in deposits	(90,896)	(4,675)	(345,658)
Cash paid in sale of deposits	—	—	(183,690)
Cash dividends paid to shareholders	(762)	(376)	—
Net redemptions of securities sold under agreements to repurchase – customer	—	—	(1,156)
(Repayments) borrowings of advances from FHLBNY	(202)	(191)	24,820
Repayment of obligation under capital lease	(433)	(406)	(337)
Redemption of junior subordinated debentures	(41,238)	—	—
Proceeds from issuance of common stock	—	—	600
Proceeds from exercise of stock options	107	71	15

Net cash used in financing activities	(133,425)	(5,577)	(505,406)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(45,564)	(70,107)	(344,118)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	134,208	204,315	548,433

CASH AND CASH EQUIVALENTS, END OF YEAR	$88,644	$134,208	$204,315

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$11,498	$10,598	$12,633
Income taxes paid	102	114	—
SUPPLEMENTAL DISCLOSURE OF NON-CASH ITEMS
Transfer of loans and bank properties to real estate owned	$—	$908	$945

See Notes to Consolidated Financial Statements.

SUN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All dollar amounts presented in the tables, except share and per share amounts, are in thousands)

1. NATURE OF OPERATIONS

Sun Bancorp, Inc. (the “Company”) is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. The Company is the parent company of Sun National Bank (the “Bank”), a national bank and the Company’s principal wholly owned subsidiary. The Bank’s wholly owned subsidiaries are Prosperis Financial Solutions, LLC, 2020 Properties, L.L.C. and 4040 Properties, L.L.C.

The Company’s principal business is to serve as a holding company for the Bank. The Bank is in the business of attracting customer deposits through its Community Banking Centers and investing these funds, together with borrowed funds and cash from operations, in loans, primarily commercial real estate, small business non-real estate loans, as well as mortgage-backed and investment securities. The principal business of Prosperis Financial Solutions, LLC is to offer mutual funds, securities brokerage, annuities and investment advisory services through the Bank’s Community Banking Centers. The principal business of 2020 Properties, L.L.C. and 4040 Properties, L.L.C. is to acquire and thereafter certain real estate and other assets in satisfaction of debts previously contracted by the Bank. The Company’s five capital trusts, Sun Capital Trust V, Sun Capital Trust VI, Sun Capital Trust VII, Sun Statutory Trust VII and Sun Capital Trust VIII, collectively, the “Issuing Trusts,” are presented on a deconsolidated basis. The Issuing Trusts, consisting of four Delaware business trusts and one Connecticut business trust, hold junior subordinated debentures issued by the Company.

Through the Bank, the Company provides commercial and consumer banking services. As of December 31, 2017, the Company had 35 locations primarily throughout New Jersey including 30 branch offices. The Company also has headquarters, back office and loan production locations, including one loan production office located in New York.

On June 30, 2017, the Company entered into a definitive agreement (“Merger Agreement”) with OceanFirst Financial Corp. (NASDAQ: OCFC) (“OceanFirst”), a Delaware corporation and the parent company of OceanFirst Bank and Mercury Merger Sub Corp. (“Merger Sub”), a wholly-owned subsidiary of OceanFirst. Pursuant to the terms and subject to the conditions of the Merger Agreement, Merger Sub would merge with and into the Company, with the Company as the surviving entity (the “First-Step Merger”), and immediately following the First-Step Merger, the Company would merge with and into OceanFirst, with OceanFirst as the surviving entity (together with the First-Step Merger, the “Merger”). The Merger was unanimously approved by the boards of directors of each of the Company and OceanFirst in June 2017. On October 24 and 25, 2017, the Company and OceanFirst received their respective requisite shareholder approvals for the Merger. Regulatory approval of the Merger was received from both the Federal Reserve Bank of Philadelphia (the “Federal Reserve Bank”) and the Office of the Comptroller of the Currency (the “OCC”) in October 2017. The Merger was completed on January 31, 2018. Immediately following the consummation of the Merger, the Bank merged with and into OceanFirst Bank, with OceanFirst Bank as the surviving bank.

Upon completion of the Merger, each outstanding share of Company common stock was converted into the right to receive, at the election of each Company shareholder and subject to an allocation and proration procedure set forth in the Merger Agreement, either:

(i) an amount in cash (the “Cash Consideration”) equal to $24.99 (which is the sum of (A) $3.78 and (B) $21.21 (the product of 0.7884 and $26.9058, the volume-weighted average trading price of shares of common stock, par value $0.01 per share, of OceanFirst common stock on the NASDAQ Global Select Market (as reported by The Wall Street Journal) for the five full trading days ending on the last trading day preceding January 31, 2018; or

(ii) 0.9289 shares of Ocean First common stock, which is a number of shares of OceanFirst common stock equal to the quotient (the “Exchange Ratio”), rounded to the nearest one-ten thousandth, of (A) the Cash

Consideration divided by (B) the OceanFirst closing price (the “Stock Consideration” and, together with the Cash Consideration and any cash (without interest) in lieu of fractional shares of OceanFirst common stock, the “Merger Consideration”).

The allocation and proration are subject to the allocation and proration procedures applicable to oversubscription and undersubscription of the Cash Consideration set forth in the Merger Agreement. The aggregate amount of Cash Consideration is $72,366,671.16, with approximately 2,895,825 shares of the Company’s common stock being converted into the right to receive the Cash Consideration, and the remaining shares of the Company’s common stock being converted into the right to receive the Stock Consideration. The number of shares of OceanFirst common stock issuable as the Stock Consideration was 15,093,507. Based on the results of the shareholder elections, the Cash Consideration was oversubscribed. Accordingly, (i) all of the Company’s shares with respect to which a valid stock election was made, and all of the non-election shares under the Merger Agreement, were converted into the right to receive the Stock Consideration and (ii) 34% of the Company’s shares with respect to which a valid cash election was made (the “Cash Election Shares”) were converted into the right to receive the Cash Consideration, while the remaining 66% of the Cash Election Shares were converted into the right to receive the Stock Consideration. The available Cash Consideration was allocated on a pro rata basis among all of the holders of cash election shares such that 34% of each such holder’s cash election shares were entitled to receive the Cash Consideration, and the remaining 66% of each such holder’s cash election shares were entitled to receive the Stock Consideration.

At December 31, 2017, the Company’s outstanding common stock traded on the NASDAQ Global Select Market under the symbol “SNBC.” At that time, the Company was subject to the reporting requirements of the Securities and Exchange Commission (“SEC”). The Company’s primary federal regulator is the Board of Governors of the Federal Reserve System (the “FRB”) and the Bank’s primary federal regulator is the OCC. Upon completion of the Merger, the Company was delisted by the SEC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation. The accounting and reporting policies conform to accounting principles generally accepted in the United States of America (“GAAP”) and to general practices in the banking industry. The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expense during the reporting period. The significant estimates include the allowance for loan losses, other-than-temporary impairment (“OTTI”) on investment securities, goodwill, income taxes, stock-based compensation, and the fair value of financial instruments. Actual results may differ from these estimates.

Basis of Consolidation. The consolidated financial statements include, after all intercompany balances and transactions have been eliminated, the accounts of the Company, its principal wholly owned subsidiary, the Bank, and the Bank’s wholly owned subsidiary, Prosperis Financial Solutions, LLC. In accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 810, Consolidation, the Issuing Trusts are deconsolidated. See Note 12 of the Notes to Consolidated Financial Statements for additional information on the Company’s participation in the Issuing Trusts.

Segment Information. As defined in accordance with FASB ASC 280, Segment Reporting (FASB ASC 280), the Company has one reportable and operating segment, “Community Banking.” All of the Company’s activities are interrelated, and each activity is dependent and assessed based on how each of the activities of the Company supports the others. For example, lending is dependent upon the ability of the Company to fund itself with deposits and other borrowings and manage interest rate and credit risk. Accordingly, all significant operating decisions are based upon analysis of the Company as one segment or unit.

Cash and Cash Equivalents. Cash and cash equivalents includes cash and amounts due from banks, interest-earning bank balances and federal funds sold, all of which have original maturity dates of 90 days or less.

Restricted Cash. Restricted cash includes cash held as collateral against customer letters of credit held with another bank.

Investment Securities. The Company’s investment portfolio includes both held-to-maturity and available-for-sale securities. The purchase and sale of the Company’s investment securities are recorded based on trade date accounting. At December 31, 2017 and 2016, the Company had no unsettled transactions. The following provides further information on the Company’s accounting for debt securities:

Held-to-Maturity - Investment securities that management has the positive intent and ability to hold until maturity are classified as held-to-maturity and carried at their remaining unpaid principal balance, net of unamortized premiums or unaccreted discounts. Premiums are amortized and discounts are accreted using the interest method over the estimated remaining term of the underlying security.

Available-for-Sale - Investment securities that will be held for indefinite periods of time, including securities that may be sold in response to changes in market interest or prepayment rates, needs for liquidity, and changes in the availability and the yield of alternative investments, are classified as available-for-sale. These assets are carried at their estimated fair value. Fair values are based on quoted prices for identical assets in active markets, quoted prices for similar assets in markets that are either actively or not actively traded, or in some cases where there is limited activity or less transparency around inputs, internally developed discounted cash flow models. Unrealized gains and losses are excluded from earnings and are reported net of tax in accumulated other comprehensive loss on the consolidated statements of financial condition until realized, including those recognized through the non-credit component of an OTTI charge.

In accordance with FASB ASC 325-40, Beneficial Interests in Securitized Financial Assets (FASB ASC 325-40), and FASB ASC 320, Investment - Debt and Equity Securities (FASB ASC 320), the Company evaluates its securities portfolio for OTTI throughout the year. Each investment, which has a fair value less than the book value, is reviewed on a quarterly basis by management. Management considers, at a minimum, whether the following factors exist that, both individually or in combination, could indicate that the decline is other-than-temporary: (a) the Company has the intent to sell the security; (b) it is more likely than not that it will be required to sell the security before recovery; and (c) the Company does not expect to recover the entire amortized cost basis of the security. Among the factors that are considered in determining the Company’s intent is a review of capital adequacy, interest rate risk profile and liquidity at the Company. An impairment charge is recorded against individual securities if the review described above concludes that the decline in value is other-than-temporary. During 2017, 2016 and 2015, it was determined that there were no other-than-temporarily impaired investments. As a result, the Company did not record credit related OTTI charges through earnings during the years ended December 31, 2017, 2016 and 2015.

Deferred Loan Fees. Loan fees on loans held-for-investment, net of certain direct loan origination costs, are deferred and the balance is amortized to income as a yield adjustment over the life of the loan using the interest method.

Allowance for Loan Losses. The allowance for loan losses is determined by management based upon past experience, evaluation of estimated loss and impairment in the loan portfolio, current economic conditions and other pertinent factors. The allowance for loan losses is maintained at a level that management considers adequate to provide for estimated losses and impairment based upon an evaluation of known and inherent risk in the loan portfolio. Loan impairment is evaluated based on the fair value of collateral less estimated selling costs. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations.

The provision for loan losses is based upon historical loan loss experience, a series of qualitative factors and an evaluation of estimated losses in the current loan portfolio, including the evaluation of impaired loans under

FASB ASC 310, Receivables (“FASB ASC 310”). Values assigned to the qualitative factors and those developed from historic loss experience provide a dynamic basis for the calculation of reserve factors for both pass-rated loans (general pooled allowance) and those criticized and classified loans that continue to perform. For the commercial loan portfolio, historic loss and recovery experience over a two-year horizon, based on a rolling 28-quarter migration analysis, is taken into account for the quantitative factor component. For the non-commercial loan quantitative component, the average loss history and recovery experience for a one-year period based on a rolling 12-quarter time period is utilized for the allowance calculation. A loan is considered to be impaired when, based upon current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan. An insignificant delay or insignificant shortfall in amount of payments does not necessarily result in the loan being identified as impaired. For this purpose, delays less than 90 days are considered to be insignificant. Impairment losses are included in the provision for loan losses. Loans not individually reviewed are evaluated as a group using reserve factor percentages based on historical loss experience and qualitative factors. Included in these qualitative factors are:

•	Levels of past due, classified and non-accrual loans, and troubled debt restructurings

•	Nature, volume and concentrations of loans

•	Historical loss trends

•	Changes in lending policies and procedures, underwriting standards, collections, and for commercial loans, the level of loans being approved with exceptions to policy

•	Experience, ability and depth of management and staff

•	National and local economic and business conditions, including various market segments

•	Quality of the Company’s loan review system and degree of Board oversight; and

•	Effect of external factors, including the deterioration of collateral values, on the level of estimated credit losses in the current portfolio

Commercial loans, including commercial real estate loans, are placed on non-accrual status at the time the loan has been delinquent for 90 days unless the loan is well secured and in the process of collection. Generally, commercial loans, including commercial real estate loans, are charged-off no later than 180 days after becoming delinquent unless the loan is well secured and in the process of collection, or other extenuating circumstances support collection. Residential real estate loans are typically placed on non-accrual status at the time the loan has been delinquent for 90 days. Other consumer loans are typically charged-off at 180 days delinquent. In all cases, loans must be placed on non-accrual status or charged-off at an earlier date if collection of principal or interest is considered doubtful.

Restricted Equity Securities. Certain securities are classified as restricted equity securities because ownership is restricted and there is not an established market for their resale. These securities are carried at cost and are evaluated for impairment on a quarterly basis.

Bank Properties and Equipment. Land is carried at cost. Bank properties and equipment are stated at cost, less accumulated depreciation. Depreciation, which is recorded in equipment expense on the consolidated statements of operations, is computed by the straight-line method based on the estimated useful lives of the assets, generally as follows:

Asset Type	Estimated Useful Life
Buildings	40 years
Leasehold improvements	Lesser of the useful life or the remaining lease term, including renewals, if applicable
Furniture, Fixtures and Equipment	Three to 10 years
Computer Software	Three years

Goodwill. Goodwill is the excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired in a business combination. Goodwill is not amortized but is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. The Company tests goodwill for impairment annually as of December 31, unless circumstances indicate that a test is required at an earlier date. The Company elected to not apply the qualitative evaluation option permitted under Accounting Standards Update (“ASU”) 2011-8, Intangibles – Goodwill and Other (Topic 35): Testing Goodwill for Impairment issued in September 2011. Therefore, the Company utilizes the two-step goodwill impairment test outlined in FASB ASC 350, Intangibles – Goodwill and Other (“FASB ASC 350”). Step one, which is used to identify potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. A reporting unit is an operating segment, or one level below an operating segment, as defined in FASB ASC 280. The Company has one reportable operating segment, “Community Banking,” and there are no components to this operating segment. If the fair value of a reporting unit exceeds its carrying value, goodwill of the reporting unit is not considered impaired and step two is therefore unnecessary. If the carrying amount of the reporting unit exceeds its fair value, the second step is performed to measure the amount of the impairment loss, if any. At each of December 31, 2017 and December 31, 2016, the Company performed its annual goodwill impairment test, and step one of the analysis indicated that the Company’s fair value was greater than its carrying value. Therefore, the Company’s goodwill was not impaired at December 31, 2017 and 2016. The carrying amount of goodwill totaled $38.2 million at December 31, 2017 and 2016.

Bank Owned Life Insurance (“BOLI”). The Company has purchased life insurance policies on certain key employees. These policies are recorded at their cash surrender value, or the amount that can be realized in accordance with FASB ASC 325-30, Investments in Insurance Contracts. At December 31, 2017, the Company had $29.2 million invested in a general account and $55.8 million in a separate account, for a total BOLI cash surrender value of $85.1 million. The BOLI separate account is invested in a mortgage-backed securities fund, which is managed by an independent investment firm. Pricing volatility of these underlying instruments may have an impact on investment income; however, the fluctuations would be partially mitigated by a stable value wrap agreement which is a component of the separate account. Income from these policies and changes in the cash surrender value are recorded in BOLI income of the consolidated statements of operations.

Accounting for Derivative Financial Instruments and Hedging Activities. The Company recognizes all derivative instruments at fair value as either assets or liabilities in other assets or other liabilities in the consolidated statements of financial condition. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship. For derivatives not designated as hedges, the gain or loss is recognized in current earnings.

The Company’s derivative financial instruments are not exchange-traded and therefore are valued utilizing models that use as their basis readily observable market parameters, specifically the LIBOR swap curve.

Accumulated Other Comprehensive Loss. The Company classifies items of accumulated other comprehensive loss by their nature and displays the details of other comprehensive loss in the consolidated statement of comprehensive income (loss). Amounts categorized as accumulated other comprehensive loss represent net unrealized gains or losses on investment securities available for sale, net of tax and the non-credit portion of any OTTI loss not recorded in earnings. Reclassifications are made to avoid double counting items which are displayed as part of net income (loss) for the period. These reclassifications for the years ended December 31, 2017, 2016 and 2015 are as follows:

DISCLOSURE OF RECLASSIFICATION AMOUNTS, NET OF TAX

Years Ended December 31,	2017			2016			2015
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Unrealized holding loss on securities available for sale during the year	$(235)	$96	$(139)	$(1,340)	$547	$(793)	$(1,262)	$516	$(746)
Reclassification adjustment for net gain included in net income (1)	(30)	13	(17)	(39)	16	(23)	(1,468)	600	(868)

Net unrealized (loss) gain on securities available for sale	$(265)	$109	$(156)	$(1,379)	$563	$(816)	$(2,730)	$1,116	$(1,614)

(1)	All pre-tax amounts are included in non-interest income in the consolidated statements of operations.

Treasury Stock. Stock held in treasury by the Company is accounted for using the cost method which treats stock held in treasury as a reduction to total shareholders’ equity. At December 31, 2017 and 2016, the Company held 20,747 and 107,978 shares of treasury stock, respectively.

Stock-Based Compensation. The Company accounts for stock-based compensation issued to employees, and when appropriate, non-employees, in accordance with the fair value recognition provisions of FASB ASC 718, Compensation - Stock Compensation, (“FASB ASC 718”). Under the fair value provisions of FASB ASC 718, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the appropriate vesting period using the straight-line method. However, consistent with FASB ASC 718, the amount of stock-based compensation cost recognized at any date must at least equal the portion of the grant date value of the award that is vested at that date and, as a result, it may be necessary to recognize the expense using a ratable method. Although the provisions of FASB ASC 718 should generally be applied to non-employees, FASB ASC 505-50, Equity-Based Payments to Non-Employees, is used in determining the measurement date of the compensation expense for non-employees.

Determining the fair value of stock-based awards at the measurement date requires judgment, including estimating the expected term of the stock options and the expected volatility of the Company’s stock. In addition, judgment is required in estimating the amount of stock-based awards that are expected to be forfeited.

The Company’s stock-based incentive plan authorizes the issuance of shares of common stock pursuant to awards that may be granted in the form of stock options to purchase common stock (“Options”) and awards of shares of common stock (“Stock Awards”). The purpose of the Company’s stock-based incentive plan is to give the Company a competitive advantage in attracting, retaining, and motivating officers, employees, directors, and consultants and to provide the Company and its subsidiaries and affiliates with a compensation plan providing incentives for future performance of services directly linked to the profitability of the Company’s businesses and increases in Company shareholder value. Under the Company’s stock-based incentive plan, Options expire ten years after the date of grant, unless terminated earlier under the Option’s terms. For both Options and Stock Awards, a committee of non-employee directors has the authority to determine the conditions upon which the Options or Stock Awards granted will vest.

In accordance with FASB ASC 718, the fair value of the Options granted is estimated on the date of grant using the Black-Scholes option pricing model which uses the assumptions noted in the table below. The expected term of an Option is estimated using historical exercise behavior of employees at a particular level of management who were granted Options with a comparable term. The Options have historically been granted a 10 year term. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of the grant. The expected volatility is based on the historical volatility of the Company’s stock price.

Significant weighted average assumptions used to calculate the fair value of the Options for the years ended December 31, 2017, 2016 and 2015 are as follows:

WEIGHTED AVERAGE ASSUMPTIONS USED IN BLACK-SCHOLES OPTION PRICING MODEL

Years Ended December 31,	2017	2016	2015
Fair value of Options granted during the year	$—	$5.90	$6.16
Risk-free rate of return	—%	1.29%	1.35%
Expected term in months	—	50	46
Expected volatility	—%	33%	40%
Expected dividends(1)	$—	$—	$—

(1)	The Company did not declare cash dividends on its common stock prior to the options granted in 2016. Future option grants will include a dividend assumption.

At December 31, 2017, the Company had one stock-based compensation plan, which is described more fully in Note 13.

Interest Income on Loans. Interest income on loans is credited to operations based upon the principal amount outstanding. Interest accruals are generally discontinued when a loan becomes 90 days past due, or when principal or interest is considered doubtful of collection. When interest accruals are discontinued or unpaid, interest credited to income in the current year is reversed and unpaid interest accrued in the prior year is charged to the allowance for loan losses. Any interest payments received while interest accruals are discontinued are applied to the principal balance of the loan.

Income Taxes. The Company accounts for income taxes in accordance with FASB ASC 740, Income Taxes (“FASB ASC 740”). FASB ASC 740 requires the recording of deferred income taxes that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Management exercises significant judgment in the evaluation of the amount and timing of the recognition of the resulting tax assets and liabilities. The judgments and estimates required for the evaluation are updated based upon changes in business factors and the tax laws. If actual results differ from the assumptions and other considerations used in estimating the amount and timing of tax recognized, there can be no assurance that additional expenses will not be required in future periods. The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the consolidated statements of operations. Assessment of uncertain tax positions under FASB ASC 740 requires careful consideration of the technical merits of a position based on management’s analysis of tax regulations and interpretations. Significant judgment is applied when addressing the requirements of FASB ASC 740.

In determining whether to establish or maintain a valuation allowance against a deferred tax asset, the Company reviews available evidence to determine whether it is more likely than not that all or a portion of the Company’s net deferred tax assets will be realized in future periods. Consideration is given to various positive and negative factors that could affect the realization of the net deferred tax assets. In making such a determination, the Company considers, among other things, future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, historical financial performance, the length of statutory carry forward periods, experience with operating loss and tax credit carry forwards not expiring unused. If the Company determines that it would be able to realize its deferred tax assets in the future in excess of their net recorded amount, the Company would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes. On December 22, 2017, the Tax Cuts and Jobs Act was enacted resulting in significant modifications to existing law, including a reduction in the federal corporate tax rate from 35% to 21%. See Note 17 for additional information on the Company’s application of FASB ASC 740.

Earnings Per Common Share. Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding, net of any treasury shares, during the period. Diluted earnings per share is calculated by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding, net of any treasury shares, after consideration of the potential dilutive effect of common stock equivalents, based upon the treasury stock method using an average market price of common shares sold during the period. Dilution is not considered when the Company is in a net loss position.

Recent Accounting Principles. In February 2018, the FASB issued Accounting Standards update (“ASU”) 2018-2: Income Statement – Reporting Comprehensive Income (Topic 220). The amendments in this Update allow a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act. Consequently, the amendments eliminate the stranded tax effects resulting from the Tax Cuts and Jobs Act and will improve the usefulness of information reported to financial statement users. However, because the amendments only relate to the reclassification of the income tax effects of the Tax Cuts and Jobs Act, the underlying guidance that requires that the effect of a change in tax laws or rates be included in income from continuing operations is not affected. The amendments in this Update are effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. The Company is currently evaluating the impact of the adoption of this ASU on its financial statements.

In August 2017, the FASB issued Accounting Standards Update 2017-12: Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities. The amendments in this ASU better align an entity’s risk management activities and financial reporting for hedging relationships through changes to both the designation and measurement guidance for qualifying hedging relationships and the presentation of hedge results. To meet that objective, the amendments expand and refine hedge accounting for both nonfinancial and financial risk components and align the recognition and presentation of the effects of the hedging instrument and the hedged item in the financial statements. Current GAAP contains limitations on how an entity can designate the hedged risk in certain cash flow and fair value hedging relationships. To address those current limitations, the amendments in this ASU permit hedge accounting for risk components in hedging relationships involving nonfinancial risk and interest rate risk. In addition, the amendments in this ASU change the guidance for designating fair value hedges of interest rate risk and for measuring the change in fair value of the hedged item in fair value hedges of interest rate risk. The amendments in this ASU are effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of this ASU on its financial statements.

In May 2017, the FASB issued ASU 2017-09: Compensation - Stock Compensation (Topic 718): Scope of Modification Accounting. This ASU provides clarity and reduces both (1) diversity in practice and (2) cost and complexity when applying the guidance in Topic 718, Compensation—Stock Compensation, to a change to the terms or conditions of a share-based payment award. An entity may change the terms or conditions of a share-based payment award for many different reasons, and the nature and effect of the change can vary significantly. Stakeholders observed that the definition of the term modification is broad and that its interpretation results in diversity in practice. Some entities evaluate whether a change to the terms or conditions of an award is substantive. When those entities conclude that a change is substantive, they apply modification accounting in Topic 718. When those entities conclude that a change is not substantive, they do not apply modification accounting. Topic 718 does not contain guidance about what changes are substantive. Other entities apply modification accounting for any change to an award; except for a change they deem to be purely administrative in nature. However, Topic 718 does not provide guidance about what changes are purely administrative. Still, other entities apply modification accounting when a change to an award changes the fair value, the vesting, or the classification of the award. In those cases, it appears that an evaluation of a change in fair value, vesting, or classification may be used in practice to evaluate whether a change is substantive. The amendments in this ASU are effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of this ASU on its financial statements.

In March 2017, the FASB issued ASU 2017-08: Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities. The amendments in this ASU shortened the amortization period for certain callable debt securities held at a premium by requiring the premium to be amortized to the earliest call date. The amendments do not require an accounting change for securities held a discount, which continue to be amortized to maturity. The amendments in this ASU apply to all entities that hold investments in callable debt securities that have an amortized cost basis in excess of the amount that is repayable by the issuer at the earliest call date. The amendments in this ASU are effective for public business entities for fiscal years, beginning after December 15, 2018. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of this ASU on its financial statements.

In January 2017, the FASB issued ASU 2017-04: Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The amendments in this ASU modify the concept of impairment from the condition that exists when the carrying amount of goodwill exceeds its implied fair value to the condition that exists when the carrying amount of a reporting unit exceeds its fair value. An entity no longer will determine goodwill impairment by calculating the implied fair value of goodwill by assigning the fair value of a reporting unit to all of its assets and liabilities as if that reporting unit had been acquired in a business combination. Because these amendments eliminate Step two from the goodwill impairment test, they should reduce the cost and complexity of evaluating goodwill for impairment. The amendments in this ASU are effective for public business entities for fiscal years beginning after December 15, 2019, or any interim goodwill impairment tests in fiscal years beginning after that December 15, 2019. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of this ASU on its financial statements.

In November 2016, The FASB issued ASU 2016-18: Statement of Cash Flows (Topic 230): Restricted Cash. The amendments in this Update require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this Update apply to all entities that have restricted cash or restricted cash equivalents and are required to present a statement of cash flows under Topic 230. The amendments in this Update are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. If early an entity early adopts the amendments in an interim period, any adjustment should be reflected as of the beginning of the fiscal year that includes that interim period. The Company is currently evaluating the adoption of this accounting standards update on its financial statements.

In August 2016, the FASB issued ASU 2016-15: Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The amendments in this Update address the following eight specific cash flow issues with the objective of reducing the existing diversity in practice: (1) debt prepayments or debt extinguishment cost (cash outflow-financing), (2) settlement of debt instruments with coupon interest rates insignificant to the effective interest rate, Interest payment (cash outflow-operating), principal payment (cash outflow-financing), (3) contingent consideration payments made soon after business combination (cash outflow-investing), (4) proceeds from settlement of insurance claims (classification on basis of the nature of each loss), (5) proceeds from corporate/bank-owned life insurance, proceeds (cash inflow-investing), payments (cash outflow-investing/operating), (6) distribution received from equity method investees, cumulative earnings approach (cash inflow-investing), nature of distribution approach (cash inflow-operating/investing), (7) beneficial interest in securitization transactions, assets (noncash transaction), cash receipts from trade receivable (cash inflow-investing), (8) separately identifiable cash flows (classified based on source-financing/investing/operating). The amendments in this Update are effective for public business entities for the fiscal years beginning after December 15, 2017 and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. An entity that elects early adoption must adopt all of the amendments in the same period. The Company is currently evaluating the impact of the adoption of this accounting standards update on its financial statements.

In June 2016, the FASB issued ASU 2016-13: Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which applies to entities holding financial assets and net investment in leases that are not accounted for at fair value through net income. The amendments affect loans, debt securities, trade receivables, net investments in leases, off-balance-sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. The amendments broaden the information that an entity must consider in developing its expected credit loss estimate for assets measured either collectively or individually. The amendments in ASU 2016-13 for public business entities are effective for the fiscal years beginning after December 15, 2019. Early adoption is permitted as of the fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company is currently evaluating the impact of the adoption of this accounting standards update on its financial statements.

In February 2016, the FASB issued ASU 2016-02: Leases (Topic 842). This ASU is intended to improve financial reporting about leasing transactions and affects all companies and other organizations that lease assets such as real estate, airplanes, and manufacturing equipment. The ASU will require organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with over twelve month terms. The accounting by organizations that own the assets leased by the lessee will remain largely unchanged from current requirements under GAAP. However, the ASU contains some targeted improvements that are intended to align, where necessary, lessor accounting with the lessee accounting model and with the updated revenue recognition guidance issued in 2014. The amendments in this ASU are effective for public business entities for fiscal years and interim periods beginning after December 15, 2018. The Company is currently evaluating the impact of the adoption of this accounting standards update on its financial statements.

In January 2016, the FASB issued ASU 2016-01: Financial Instruments- Overall (Subtopic 825-10). The amendments in this ASU affect all entities that hold financial assets or owe financial liabilities. The amendments in this ASU make targeted improvements to GAAP as follows: (1) Require certain equity investments to be measured at fair value with changes in fair value recognized in net income; (2) simplify the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment; (3) eliminate the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities; (4) eliminate the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet; (5) require public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; (6) require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments; (7) require separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or the accompanying notes to the financial statements; and (8) clarify that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. The amendments in this ASU are effective for public business entities for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is currently evaluating the impact of the adoption of this accounting standards update on its financial statements.

In May 2014, the FASB issued ASU 2014-09: Revenue from Contracts with Customers (Topic 606): Summary and Amendments That Create Revenue from Contracts with Customers (Topic 606) and Other Assets and Deferred Costs-Contracts with Customers (Subtopic 340-40), Conforming Amendments to Other Topics and Subtopics in the Codification and Status Tables, Background Information and Basis for Conclusions. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the considerations to which the entity expects to be entitled in exchange for those goods or services. The guidance in this Update affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets, unless those contracts are within the scope of other standards. For a public entity, the amendments in this Update are effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. Early adoption is not permitted. The Company is still assessing the impact of the adoption of this guidance on its financial condition or results of operations.

3. BRANCH SALES AND CONSOLIDATIONS

On March 6, 2015, the Company sold seven branch offices to Sturdy Savings Bank. In accordance with the sale, the Company sold $153.3 million of deposits, $63.8 million of loans, $4.0 million of fixed assets and $897 thousand of cash. The transaction resulted in a net cash payment of approximately $71.5 million by the Company to Sturdy Savings Bank. After transaction costs, the sale resulted in a net gain of $9.2 million in the year ended December 31, 2015 which was recorded in gain on sale of bank branches in the audited consolidated statements of operations.

On August 28, 2015, the Company sold its Hammonton branch location to Cape Bank. In accordance with the sale, the Company sold $32.0 million in deposits, $4.8 million in loans, $354 thousand in fixed assets and $143 thousand of cash. The transaction resulted in a net cash payment of approximately $25.5 million by the Company to Cape Bank. After transaction costs, the sale resulted in a net gain of $1.3 million which was recorded in gain on sale of bank branches in the consolidated statements of operations.

During 2015, the Company closed five leased and four owned branch offices. The Company recognized $3.5 million in expenses as a result of these closures.

4. INVESTMENT SECURITIES

The amortized cost of investment securities and the approximate fair value at December 31, 2017 and 2016 were as follows:

SUMMARY OF INVESTMENT SECURITIES

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2017
Available for sale:
U.S. Treasury securities	$3,500	$—	$(5)	$3,495
U.S. Government agency mortgage-backed securities	247,545	130	(3,415)	244,261
Trust preferred securities	12,029	129	(1,421)	10,737
Collateralized loan obligations	—	—	—	—
Other securities	1,735	—	(25)	1,710

Total available for sale	264,809	259	(4,866)	260,203

Held to maturity:
Other securities	—	—	—	—

Total held to maturity	—	—	—	—

Total investment securities	$264,809	$259	$(4,866)	$260,203

December 31, 2016
Available for sale:
U.S. Treasury securities	$2,498	$—	$—	$2,498
U.S. Government agency mortgage-backed securities	246,650	583	(2,575)	244,658
Trust preferred securities	12,023	—	(2,172)	9,851
Collateralized loan obligations	37,471	8	(160)	37,319
Other securities	1,386	—	(26)	1,360

Total available for sale	300,028	591	(4,933)	295,686

Held to maturity:
Other securities	250	—	—	250

Total held to maturity	250	—	—	250

Total investment securities	$300,278	$591	$(4,933)	$295,936

During 2017, four available-for-sale securities were sold prior to maturity for gross proceeds of $13.7 million, which resulted in net realized gains of $30 thousand. Additionally, during 2017, the Bank had two securities mature for gross proceeds of $2.8 million and four securities were called with an aggregate par value of $24.0 million. During 2016, the Company had one security called prior to maturity for gross proceeds of $5.0 million and a gain of $22 thousand and six available-for-sale securities were sold prior to maturity for gross proceeds of $30.3 million, which resulted in gross realized gains of $39 thousand. The Company received gross proceeds of $248 thousand due to the maturity of one security during 2016. The following table provides the gross unrealized losses and fair value, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position at December 31, 2017 and 2016:

GROSS UNREALIZED LOSSES BY INVESTMENT CATEGORY

	Less than 12 Months		12 Months or Longer		Total
	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
December 31, 2017
U.S. Government agency mortgage-backed securities	$106,905	$(829)	$123,426	$(2,586)	$230,331	$(3,415)
U.S. Treasury Securities	3,495	(5)	—	—	3,495	(5)
Trust preferred securities	—	—	7,402	(1,421)	7,402	(1,421)
Collateralized loan obligations	—	—	—	—	—	—
Other securities	—	—	975	(25)	975	(25)

Total	$110,400	$(834)	$131,803	$(4,032)	$242,203	$(4,866)

December 31, 2016
U.S. Government agency mortgage- backed securities	$108,070	$(1,683)	$54,757	$(892)	$162,827	$(2,575)
Trust preferred securities	—	—	9,851	(2,172)	9,851	(2,172)
Collateralized loan obligations	—	—	33,825	(160)	33,825	(160)
Other securities	975	(26)	—	—	975	(26)

Total	$109,045	$(1,709)	$98,433	$(3,224)	$207,478	$(4,933)

The Company determines whether unrealized losses are temporary in nature in accordance with FASB ASC 325-40, when applicable, and FASB ASC 320-10, Investments - Overall, (“FASB ASC 320-10”). The evaluation is based upon factors such as the creditworthiness of the underlying borrowers, performance of the underlying collateral, if applicable, and the level of credit support in the security structure. Management also evaluates other factors and circumstances that may be indicative of an OTTI condition. This includes, but is not limited to, an evaluation of the type of security, length of time and extent to which the fair value has been less than cost and near-term prospects of the issuer.

FASB ASC 320-10 requires the Company to assess if an OTTI exists by considering whether the Company has the intent to sell the security or it is more likely than not that it will be required to sell the security before recovery. If either of these situations applies, the guidance requires the Company to record an OTTI charge to earnings on debt securities for the difference between the amortized cost basis of the security and the fair value of the security. If neither of these situations applies, the Company is required to assess whether it is expected to recover the entire amortized cost basis of the security. If the Company is not expected to recover the entire amortized cost basis of the security, the guidance requires the Company to bifurcate the identified OTTI into a credit loss component and a component representing loss related to other factors. A discount rate is applied which equals the effective yield of the security. The difference between the present value of the expected flows and the amortized book value is considered a credit loss, which would be recorded through earnings as an OTTI charge. When a market price is not readily available, the market value of the security is determined using the same expected cash flows; the discount rate is a rate the Company determines from the open market and other sources as appropriate for the security. The difference between the market value and the present value of cash flows expected to be collected is recognized in accumulated other comprehensive loss on the consolidated statements of financial condition.

As of December 31, 2017, the Company’s cumulative OTTI was $1.2 million. There were no OTTI charges recognized in earnings as a result of credit losses on investments in the years ended December 31, 2017, 2016 and 2015.

U.S. Government Agency Mortgage-Backed Securities. At December 31, 2017, the gross unrealized loss in the category of less than 12 months of $829 thousand consisted of 23 mortgage-backed securities with an estimated fair value of $106.9 million issued and guaranteed by a U.S. Government sponsored agency. The gross unrealized loss in the category of 12 months or longer of $2.6 million consisted of 35 mortgage-backed securities with an estimated fair value of $123.4 million, issued and guaranteed by a U.S. Government sponsored agency. The Company monitors key credit metrics such as market rates and possible credit deterioration to determine if an OTTI exists. Upon evaluation, Management determined that interest rate changes and market conditions have driven the unrealized losses in these securities. As of December 31, 2017, management concluded that an OTTI did not exist on any of the aforementioned securities based upon its assessment. Management also concluded that it does not intend to sell nor will it be required to sell the securities, before their recovery, which may be maturity, and management expects to recover the entire amortized cost basis of these securities.

Other Securities. At December 31, 2017, the gross unrealized loss in the category of greater than 12 months of $25 thousand consisted of one security with an estimated fair value of $975 thousand issued and guaranteed by a U.S. Government sponsored agency. The Company monitors key credit metrics such as market rates and possible credit deterioration to determine if an OTTI exists. Upon evaluation, Management has determined that interest rate changes and market conditions have driven the unrealized loss in this security. As of December 31, 2017, management concluded that an OTTI did not exist on the aforementioned security based upon its assessment. Management also concluded that it does not intend nor will it be required to sell the security, before its recovery, which may be maturity, and management expects to recover the entire amortized cost basis of this security.

Trust Preferred Securities. At December 31, 2017, the gross unrealized loss in the category of 12 months or longer of $1.4 million consisted of one trust preferred security. The trust preferred security is an investment grade rated pooled security with an amortized cost of $8.8 million and estimated fair value of $7.4 million at December 31, 2017.

For the pooled security, the Company monitors each issuer in the collateral pool with respect to financial performance using data from the issuer’s most recent regulatory reports as well as information on issuer deferrals and defaults. Also the security structure is monitored with respect to collateral coverage and current levels of subordination. Expected future cash flows are projected assuming additional defaults and deferrals based on the performance of the collateral pool. The investment grade pooled security is in a senior position in the capital structure. The security had a 3.7 times principal coverage. As of the most recent reporting date interest has been paid in accordance with the terms of the security. The Company reviews projected cash flow analysis for adverse changes in the present value of projected future cash flows that may result in an other-than-temporary credit impairment to be recognized through earnings. The most recent valuations assumed no recovery on any defaulted collateral, no recovery on any deferring collateral and an additional 3.6% of defaults or deferrals every three years with no recovery rate. As of December 31, 2017, management concluded that an OTTI did not exist on the aforementioned security based upon its assessment. Management also concluded that it does not intend to sell the security, and that it is not more likely than not it will be required to sell the security, before its recovery, which may be maturity, and management expects to recover the entire amortized cost basis of this security.

The amortized cost and estimated fair value of the Company’s investment securities at December 31, 2017, by contractual maturity, is shown below. Actual maturities will differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

CONTRACTUAL MATURITIES OF INVESTMENT SECURITIES

	Available for Sale
December 31, 2017	Amortized Cost	Estimated Fair Value
Due in one year or less	$4,234	$4,230
Due after one year through five years	—	—
Due after five years through ten years	—	—
Due after ten years	13,030	11,712

Total investment securities, excluding mortgage-backed Securities	17,263	15,942
U.S. Government agency mortgage-backed securities	223,436	220,132
Other mortgage-backed securities	24,109	24,129

Total investment securities	$264,809	$260,203

At December 31, 2017, the Company had $10.6 million, amortized cost and estimated fair value, of investment securities pledged to secure public deposits. At December 31, 2017, the Company had $98.1 million, amortized cost, and $96.7 million, estimated fair value, of investment securities pledged as collateral on secured borrowings.

5. LOANS RECEIVABLE

The components of loans receivables, net at December 31, 2017 and 2016 were as follows:

Loans Receivable Components
December 31,	2017	2016
Commercial:
Commercial and industrial	$266,650	$235,946
CRE owner occupied	236,889	231,348
CRE non-owner occupied	711,144	742,662
Land and development	76,775	67,165
Consumer:
Home equity lines of credit	94,975	110,377
Home equity term loans	7,034	9,104
Residential real estate	179,855	210,874
Other	1,941	2,442

Total gross loans receivable	1,575,263	1,609,918
Allowance for loan losses	(14,070)	(15,541)

Loans receivable, net	$1,561,193	$1,594,377

Loans on Non-accrual Status
December 31,	2017	2016
Commercial:
Commercial	$66	$—
CRE owner occupied	362	213
CRE non-owner occupied	452	517
Consumer:
Home equity term loans	58	72
Residential real estate	1,619	810
Other	—	85

Total non-accrual loans	$2,557	$1,697

Troubled debt restructurings, non-accrual	$1,027	$1,404

Interest income not recognized as a result of non-accrual loans was $107 thousand, $109 thousand and $95 thousand for the years ended December 31, 2017, 2016 and 2015, respectively. The amount of interest included in net income on these loans for the years ended December 31, 2017, 2016 and 2015 was $60 thousand, $40 thousand and $59 thousand, respectively.

Many of the Company’s commercial and industrial loans have a real estate component as part of the collateral securing the loan. Additionally, the Company makes commercial real estate loans for the acquisition, refinance, improvement and construction of real property. Loans secured by owner-occupied properties are dependent upon the successful operation of the borrower’s business. If the operating company experiences difficulties in terms of sales volume and/or profitability, the borrower’s ability to repay the loan may be impaired. Loans secured by properties where repayment is dependent upon payment of rent by third-party tenants or the sale of the property may be impacted by loss of tenants, lower lease rates needed to attract new tenants or the inability to sell a completed project in a timely fashion and at a profit.

As of December 31, 2017, the Company had $2.0 million outstanding on two commercial construction relationships for which the agreements included interest reserves. As of December 31, 2016, the Company had $5.9 million outstanding on two commercial construction relationship for which the agreements included interest reserves. The total amount available in those reserves to fund interest payments was $123 thousand and $214 thousand at December 31, 2017 and 2016, respectively. There were no relationships with interest reserves which were on non-accrual status as of December 31, 2017 and 2016. Construction projects are monitored throughout their lives by the Company through either internal resources or professional inspectors engaged by the Company. The budgets for loan advances and borrower equity injections are developed at the time of underwriting in conjunction with the review of the plans and specifications for the project being financed. Advances of the Company’s funds are based on the prepared budgets and will not be made unless the project has been inspected by the Company’s professional inspector who must certify that the work related to the advance is in place and properly complete. As it relates to construction project financing, the Company does not extend, renew or restructure terms unless its borrower posts cash collateral in an interest reserve.

Included in the Company’s loan portfolio are modified commercial loans. Per FASB ASC 310-40, Troubled Debt Restructurings, a modification is one in which the creditor, for economic or legal reasons related to the debtor’s financial difficulties, grants a concession to the debtor that it would not otherwise consider, such as providing for a below market interest rate and/or forgiving principal or previously accrued interest; this modification may stem from an agreement or be imposed by law or a court, and may involve a multiple note structure. Generally, prior to the modification, the loans which are modified as a troubled debt restructuring (“TDR”) are already classified as non-performing. These loans may only be returned to performing (i.e. accrual status) after considering the borrower’s sustained repayment performance for a reasonable amount of time, generally six months; this sustained repayment performance may include the period of time just prior to the restructuring.

Under approved lending decisions, the Company had commitments to lend additional funds totaling $293.1 million and $343.2 million at December 31, 2017 and 2016, respectively. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on an individual basis. The type and amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the borrower.

Most of the Company’s business activity is with customers located within the State of New Jersey and New York. Generally, commercial real estate, residential real estate and other assets are used to secure loans. The ultimate repayment of loans is dependent, to a certain degree, on the local economy and real estate market. As of December 31, 2017, the Company had $418.6 million in loans pledged as collateral on secured borrowings.

6. ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses for the years ended December 31, 2017, 2016 and 2015 were as follows:

Allowance for Loan Losses and Recorded Investment in Financing Receivables

	For the Year Ended December 31, 2017
	Commercial and Industrial	Commercial Real Estate	Land & Development	Home Equity(1)	Residential Real Estate	Other(2)	Total
Allowance for loan losses:
Beginning balance	$2,153	$7,550	$604	$2,349	$2,648	$237	$15,541
Charge-offs	—	(28)	—	(439)	(853)	(38)	(1,358)
Recoveries	208	508	346	267	14	77	1,418

Net charge-offs	208	480	346	(173)	(839)	39	60
Provision for loan losses	171	(364)	(271)	(1,014)	190	(243)	(1,531)

Ending balance	$2,532	$7,666	$678	$1,162	$1,999	$33	$14,070

Ending balance: individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—

Ending balance: collectively evaluated for impairment	$2,532	$7,666	$678	$1,162	$1,999	$33	$14,070

Financing Receivables:
Ending balance	$266,650	$948,033	$76,775	$102,009	$179,855	$1,941	$1,575,263

Ending balance: individually evaluated for impairment	$66	$903	$—	$58	$2,557	$—	$3,584

Ending balance: collectively evaluated for impairment	$266,584	$947,130	$76,775	$101,951	$177,298	$1,941	$1,571,679

(1)	Amount includes both home equity lines of credit and term loans
(2)	Includes the unallocated portion of the allowance for loan losses.

	For the Year Ended December 31, 2016
	Commercial and Industrial	Commercial Real Estate	Land & Development	Home Equity(1)	Residential Real Estate	Other(2)	Total
Allowance for loan losses:
Beginning balance	$2,761	$8,142	$1,058	$2,816	$3,029	$202	$18,008
Charge-offs	(256)	(425)	—	(454)	(1,025)	(265)	(2,425)
Recoveries	252	170	714	351	37	118	1,642

Net charge-offs	(4)	(255)	714	(103)	(988)	(147)	(783)
Provision for loan losses	(604)	(337)	(1,168)	(364)	607	182	(1,682)

Ending balance	$2,153	$7,550	$604	$2,349	$2,648	$237	$15,541

Ending balance: individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—

Ending balance: collectively evaluated for impairment	$2,153	$7,550	$604	$2,349	$2,648	$237	$15,541

Financing Receivables:
Ending balance	$235,946	$974,010	$67,165	$119,481	$210,874	$2,442	$1,609,918

Ending balance: individually evaluated for impairment	$—	$860	$—	$72	$2,084	$85	$3,101

Ending balance: collectively evaluated for impairment	$235,946	$973,150	$67,165	$119,409	$208,790	$2,357	$1,606,817

(1)	Amount includes both home equity lines of credit and term loans
(2)	Includes the unallocated portion of the allowance for loan losses.

	For the Year Ended December 31, 2015
	Commercial and Industrial	Commercial Real Estate	Land & Development	Home Equity(1)	Residential Real Estate	Other(2)	Total
Allowance for loan losses:
Beginning balance	$5,134	$9,615	$958	$3,256	$3,515	$768	$23,246
Charge-offs	(375)	(836)	—	(2,735)	(2,810)	(757)	(7,513)
Recoveries	3,417	440	351	366	819	162	5,555

Net charge-offs	3,042	(396)	351	(2,369)	(1,991)	(595)	(1,958)
Provision for loan losses	(5,416)	(1,077)	(251)	1,929	1,505	30	(3,280

Ending balance	$2,761	$8,142	$1,058	$2,816	$3,029	$202	$18,008

Ending balance: individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—

Ending balance: collectively evaluated for impairment	$2,761	$8,142	$1,058	$2,816	$3,029	$202	$18,008

Financing Receivables:
Ending balance	$230,681	$853,892	$68,070	$142,784	$249,975	$3,107	$1,548,509

Ending balance: individually evaluated for impairment	$227	$731	$—	$88	$1,970	$101	$3,117

Ending balance: collectively evaluated for impairment	$230,454	$853,161	$68,070	$142,696	$248,005	$3,006	$1,545,392

(1)	Amount includes both home equity lines of credit and term loans
(2)	Includes the unallocated portion of the allowance for loan losses.

Risk Characteristics

Commercial and Industrial Loans. Many of the Company’s commercial and industrial loans have a real estate component as part of the collateral securing the loan. Commercial and industrial loans are primarily secured by assets of the business, such as accounts receivable and inventory. Due to the nature of the collateral securing these loans, the liquidation of these assets may be problematic and costly.

Commercial Real Estate Loans. Commercial real estate owner occupied loans rely on the cash flow from the successful operation of the borrower’s business to make repayment. If the operating company experiences difficulties in terms of sales volume and/or profitability, the borrower’s ability to repay the loan may be impaired. Commercial real estate non-owner occupied loans rely on the payment of rent by third party tenants. The borrower’s ability to repay the loan or sell the property may be impacted by loss of tenants, lower lease rates needed to attract new tenants or the inability to sell a completed project in a timely fashion and at a profit. Commercial real estate owner occupied and non-owner occupied loans are secured by the underlying properties. The local economy and real estate market affect the appraised value of these properties which may impact the ultimate repayment of these loans.

Land and Development Loans. Land and development loans are primarily repaid by the sale of the developed properties or by conversion to a permanent term loan. These loans are dependent upon the completion of the project on time and within budget, which may be impacted by general economic conditions. The Company requires cash collateral in an interest reserve in order to extend credit on construction projects to mitigate the credit risk.

Home Equity Loans. This segment consists of both home equity lines of credit and home equity term loans on single family residences. These loans rely on the personal income of the borrower for repayment which may be impacted by economic conditions, such as unemployment levels, interest rates and the housing market. These loans are primarily secured by second liens on properties, which serve as the secondary source of repayment. The secondary source of repayment may be impaired by the real estate market and local regulations. The Company no longer originates home equity lines of credit or home equity term loans.

Residential Real Estate Loans. Included in this segment are residential mortgages on single family residences. These loans rely on the personal income of the borrower for repayment which may be impacted by economic conditions, such as unemployment levels, interest rates and the housing market. These loans are primarily secured by a lien on the underlying property, which serves as the secondary source of repayment. The secondary source of repayment may be impaired by the real estate market and local regulations. The Company no longer originates residential real estate loans on single family residences.

Other Loans. Other loans consist of personal credit lines, mobile home loans and consumer installment loans. These loans rely on the borrowers’ personal income for repayment and are either unsecured or secured by personal use assets and mobile homes. These loans may be impacted by economic conditions such as unemployment levels. The liquidation of the assets securing these loans may be difficult and costly.

The allowance for loan losses was $14.1 million, $15.5 million and $18.0 million at December 31, 2017, 2016 and 2015, respectively. The ratio of allowance for loan losses to loans held-for-investment was 0.89%, 0.97% and 1.16% at December 31, 2017, 2016 and 2015, respectively.

The provision for loan losses charged to expense is based upon historical loan loss experience, a series of qualitative factors, and an evaluation of estimated losses in the current commercial loan portfolio, including the evaluation of impaired loans under FASB ASC 310. Values assigned to the qualitative factors and those developed from historic loss experience provide a dynamic basis for the calculation of reserve factors for both pass-rated loans (general pooled allowance) and those criticized and classified loans that continue to perform.

A loan is considered to be impaired when, based upon current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan. An insignificant delay or insignificant shortfall in amount of payments does not necessarily result in a loan being identified as impaired. For this purpose, delays less than 90 days are considered to be insignificant. Impairment losses are included in the provision for loan losses in the consolidated statements of operations. Impaired loans include accruing and non-accruing TDR loans. Loans not individually reviewed are evaluated as a group using reserve factor percentages based on historical loss and recovery experience and qualitative factors. Such loans generally include consumer loans, residential real estate loans, and small business loans. In determining the appropriate level of the general pooled allowance, management makes estimates based on internal risk ratings, which take into account such factors as debt service coverage, loan-to-value ratios, management’s abilities and external factors.

The following tables present the Company’s components of impaired loans, segregated by class of loans at December 31, 2017, 2016 and 2015. Commercial and consumer loans that were collectively evaluated for impairment are not included in the data that follows:

Impaired Loans As of December 31, 2017
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Accrued Interest Income Recognized	Cash Interest Income Recognized
With no related allowance:
Commercial:
Commercial & industrial	$66	$79	$—	$72	$—	$—
CRE owner occupied	451	608	—	486	—	—
CRE non owner occupied	452	466	—	478	—	—
Consumer:
Residential real estate	2,557	2,769	—	2,168	—	—
Home equity term loans	58	77	—	63	—	—
Other	—	—	—	—	—	—
With an allowance recorded:
Commercial:
Commercial and industrial	—	—	—	—	—	—
CRE owner occupied	—	—	—	—	—	—
Consumer:
Other	—	—	—	—	—	—

Total commercial	$968	$1,153	$—	$1,036	$—	$—
Total consumer	$2,615	$2,845	$—	$2,681	$—	$—

Impaired Loans As of December 31, 2016
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Accrued Interest Income Recognized	Cash Interest Income Recognized
With no related allowance:
Commercial:
CRE owner occupied	$343	$514	$—	$377	$—	$—
CRE non owner occupied	517	520	—	523	—	—
Consumer:
Residential real estate	2,084	2,422	—	2,193	—	—
Home equity term 1	72	86	—	74	—	—
Other	85	89	—	85	—	—
With an allowance recorded:
Commercial:
Commercial and industrial	—	—	—	—	—	—
CRE owner occupied	—	—	—	—	—	—
Consumer:
Other	—	—	—	—	—	—

Total commercial	$860	$1,034	$—	$900	$—	$—
Total consumer	$2,241	$2,597	$—	$2,352	$—	$—

Impaired Loans As of December 31, 2015
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Accrued Interest Income Recognized	Cash Interest Income Recognized
With no related allowance:
Commercial:
Commercial and industrial	$227	$721	$—	$231	$—	$—
CRE owner occupied	683	2,066	—	702	—	—
Consumer:
Residential real estate	1,970	2,100	—	1,999	—	—
Home Equity Term Loans	88	96	—	91	—	—
Other	101	101	—	101	—	—
With an allowance recorded:
Commercial:
Commercial and industrial	—	—	—	—	—	—
CRE owner occupied	—	—	—	—	—	—
Consumer:
Other	—	—	—	—	—	—

Total commercial	$910	$2,787	$—	$933	$—	$—
Total consumer	$2,159	$2,297	$—	$2,191	$—	$—

In accordance with FASB ASC 310, those impaired loans for which the collateral is sufficient to support the outstanding principal do not result in a specific allowance for loan losses. Included in impaired loans at December 31, 2017 were thirteen TDRs totaling $3.1 million for which the collateral is sufficient to support the outstanding principal, five of which were in accruing status. In addition, there were no TDRs at December 31, 2017 that included a commitment to lend additional funds at December 31, 2017.

There was one TDR agreement entered into during the twelve months ended December 31, 2017. There were eight TDR agreements entered into during the twelve months ended December 31, 2016. There were eight

TDR agreements entered into during the twelve months ended December 31, 2015. The following table presents an analysis of the Company’s TDR agreements entered into during the twelve months ended December 31, 2017 and 2016:

Troubled Debt Restructurings for the Twelve Months Ended December 31, 2017
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Residential real estate	1	153	124

Troubled Debt Restructurings for the Twelve Months Ended December 31, 2016
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Commercial and industrial	2	$2,468	$2,468
CRE owner occupied	1	22	22
Residential real estate	5	906	913

The following tables present information regarding the types of concessions granted on loans that were restructured during the twelve months ended December 31, 2017 and 2016:

Troubled Debt Restructurings for the Twelve Months Ended December 31, 2017
	Number of Contracts	Concession Granted
Residential real estate	1	Principal repayment terms.

Troubled Debt Restructurings for the Twelve Months Ended December 31, 2016
	Number of Contracts	Concession Granted
Commercial and industrial	2	Rate reduction and principal repayment terms.
CRE owner occupied	1	Principal repayment terms.
Residential real estate	2	Principal repayment terms.
Residential real estate	1	Forgiveness of debt
Residential real estate	2	Rate reduction and principal repayment terms.

During the twelve months ended December 31, 2017, 2016 and 2015, the Company did not have any TDR agreements that had subsequently defaulted that were entered into within the respective preceding twelve months. There were five TDRs in accrual status as of December 31, 2017.

The following tables present the Company’s distribution of risk ratings loan portfolio, segregated by class, as of December 31, 2017, 2016 and 2015:

Credit Quality Indicators As of December 31, 2017
	Commercial				Consumer
	Commercial and industrial	CRE owner occupied	CRE non- owner occupied	Land and development	Home equity lines of credit	Home equity term loans	Residential real estate	Other	Total
Grade:
Pass	$264,856	$235,457	$710,692	$76,775	$94,922	$6,976	$176,972	1,941	$1,568,591
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	1,794	1,432	452	—	53	58	2,883	—	6,672
Doubtful	—	—	—	—	—	—	—	—	—

Total	$266,650	$236,889	$711,144	$76,775	$94,975	$7,034	$179,855	$1,941	$1,575,263

Credit Quality Indicators As of December 31, 2016
	Commercial				Consumer
	Commercial and industrial	CRE owner occupied	CRE non- owner occupied	Land and development	Home equity lines of credit	Home equity term loans	Residential real estate	Other	Total
Grade:
Pass	$233,907	$229,635	$742,146	$67,165	$110,377	$9,032	$208,460	$2,357	$1,603,079
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	2,039	1,713	516	—	—	72	2,414	85	6,839
Doubtful	—	—	—	—	—	—	—	—	—

Total	$235,946	$231,348	$742,662	$67,165	$110,377	$9,104	$210,874	$2,442	$1,609,918

Credit Quality Indicators As of December 31, 2015
	Commercial				Consumer
	Commercial and industrial	CRE owner occupied	CRE non- owner occupied	Land and development	Home equity lines of credit	Home equity term loans	Residential real estate	Other	Total
Grade:
Pass	$227,220	$223,695	$625,700	$68,070	$130,401	$12,294	$247,002	$3,007	$1,537,389
Special Mention	2,926	2,273	—	—	—	—	—	—	5,199
Substandard	535	2,223	—	—	—	89	2,973	101	5,921
Doubtful	—	—	—	—	—	—	—	—	—

Total	$230,681	$228,191	$625,700	$68,070	$130,401	$12,383	$249,975	$3,108	$1,548,509

The Company’s primary tool for assessing risk when evaluating a credit in terms of its underwriting, structure, documentation and eventual collectability is a risk rating system in which the loan is assigned a numeric value. Behind each numeric category is a defined set of characteristics reflective of the particular level of risk.

The risk rating system is based on a fourteen point grade using a two-digit scale. The upper seven grades are for “pass” categories, the middle grade is for the “criticized” category, while the lower six grades represent “classified” categories which are equivalent to the guidelines utilized by the OCC.

The portfolio manager is responsible for assigning, maintaining, and documenting accurate risk ratings for all commercial loans and commercial real estate loans. The portfolio manager assigns a risk rating at the inception of the loan and adjusts the rating based on the performance of the loan. As part of the loan review process, a regional credit officer will review risk ratings for accuracy. The portfolio manager’s risk rating will also be reviewed periodically by the loan review department and the Bank’s regulators.

To calculate risk ratings in a consistent fashion, the Company uses a Risk Rating Methodology that assesses quantitative and qualitative components which include elements of the Company’s financial condition, abilities of management, position in the market, collateral and guarantor support and the impact of changing conditions. When combined with professional judgment, an overall risk rating is assigned.

The following tables present the Company’s analysis of past due loans, segregated by class of loans, as of December 31, 2017, 2016, and 2015:

	Aging of Receivables As of December 31, 2017
	30-59 Days Past Due	60-89 Days Past Due	90 Days Past Due	Total Past Due	Current	Total Financing Receivables	Loans 90 Days Past Due and Accruing
Commercial:
Commercial and industrial	$—	$—	$—	$—	$266,650	$266,650	$—
CRE owner occupied	1,531	—	89	1,620	235,269	236,889	—
CRE non-owner occupied	38	—	299	337	710,807	711,144	—
Land and development	—	—	—	—	76,775	76,775	—
Consumer:
Home equity lines of credit	677	105	—	782	94,193	94,975	—
Home equity term loans	58	—	—	58	6,976	7,034	—
Residential real estate	3,453	1,021	429	4,903	174,952	179,855	—
Other	3	—	—	3	1,938	1,941	—

Total	$5,760	$1,127	$818	$7,704	$1,567,559	$1,575,263	$—

	Aging of Receivables As of December 31, 2016
	30-59 Days Past Due	60-89 Days Past Due	90 Days Past Due	Total Past Due	Current	Total Financing Receivables	Loans 90 Days Past Due and Accruing
Commercial:
Commercial and industrial	$—	$—	$—	$—	$235,946	$235,946	$—
CRE owner occupied	—	—	269	269	231,079	231,348	—
CRE non-owner occupied	331	—	185	516	742,146	742,662	—
Land and development	—	—	—	—	67,165	67,165	—
Consumer:
Home equity lines of credit	367	—	—	367	110,010	110,377	—
Home equity term loans	121	—	—	121	8,983	9,104	—
Residential real estate	4,020	851	744	5,615	205,259	210,874	—
Other	59	7	85	151	2,291	2,442	—

Total	$4,898	$858	$1,283	$7,039	$1,602,879	$1,609,918	$—

	Aging of Receivables As of December 31, 2015
	30-59 Days Past Due	60-89 Days Past Due	90 Days Past Due	Total Past Due	Current	Total Financing Receivables	Loans 90 Days Past Due and Accruing
Commercial:
Commercial and industrial	$1	$1	$228	$230	$230,451	$230,681	$—
CRE owner occupied	736	35	622	1,393	226,798	228,191	—
CRE non-owner occupied	—	—	—	—	625,700	625,700	—
Land and development	—	—	—	—	68,070	68,070	—
Consumer:
Home equity lines of credit	136	31	—	167	130,234	130,401	—
Home equity term loans	14	—	—	14	12,369	12,383	—
Residential real estate	3,504	1,623	911	6,038	243,937	249,975	—
Other	15	3	101	119	2,989	3,108	—

Total	$4,406	$1,693	$1,862	$7,961	$1,540,548	$1,548,509	$—

7. RESTRICTED EQUITY INVESTMENTS

The Company, through the Bank, is a member of the FRB, the FHLBNY and Atlantic Central Bankers Bank, and is required to maintain an investment in the capital stock of each. These investments are restricted in that they can only be redeemed by the issuer at par value. These securities are carried at cost and the Company did not identify any events or changes in circumstances that may have had an adverse effect on the value of the investments in accordance with FASB ASC 942, Financial Services – Depository and Lending. As of December 31, 2017, management does not believe that an impairment of these holdings exists and expects to recover the entire cost of these securities.

The Company’s restricted equity investments at December 31, 2017 and 2016 consisted of the following:

RESTRICTED EQUITY INVESTMENTS

December 31,	2017	2016
FRB stock	$11,094	$9,568
FHLBNY stock	5,726	6,075
Atlantic Central Bankers Bank stock	147	148

Total	$16,967	$15,791

8. BANK PROPERTIES AND EQUIPMENT

Bank properties and equipment at December 31, 2017 and 2016 consist of the following major classifications:

SUMMARY OF BANK PROPERTIES AND EQUIPMENT

December 31,	2017	2016
Land	$6,363	$6,998
Buildings	22,881	23,141
Capital lease	8,630	8,630
Leasehold improvements and equipment	36,032	36,127

Total bank properties and equipment	73,906	74,896
Accumulated depreciation	(46,814)	(44,748)

Bank properties and equipment, net	27,092	30,148

During the year ended December 31, 2017, the Company recorded an impairment charge of $428 thousand to record land at one branch location at lower of cost or market. The Company recognized depreciation expense of $3.5 million, $3.6 million and $5.6 million for the years ended December 31, 2017, 2016 and 2015, respectively.

9. GOODWILL AND INTANGIBLE ASSETS

In accordance with FASB ASC 350, the Company tests goodwill for impairment annually at year end and the current year analysis was performed at December 31, 2017. The Company has one reportable operating segment, “Community Banking,” and there are no components to this operating segment.

In performing step one of the impairment analysis as defined by FASB ASC 350, the market value assigned to the Company’s stock was based upon an acquisition value relative to recent acquisition transactions by companies in the Company’s geographic proximity and comparable size. The acquisition value is sensitive to both the fluctuation of the Company’s stock price and the stock price and equity of peer companies. The analysis resulted in an estimated Company fair value above its carrying value, and therefore the Company was deemed to have no goodwill impairment during 2017, 2016 and 2015. The total accumulated goodwill impairment as of December 31, 2017 was $89.7 million.

10. DEPOSITS

Deposits at December 31, 2017 and 2016 consist of the following major classifications:

SUMMARY OF DEPOSITS

December 31,	2017	2016
Interest-bearing demand deposits	$664,318	$697,701
Non-interest-bearing demand deposits	397,174	397,311
Savings deposits	245,706	241,754
Time deposits $250,000 or less	314,031	338,615
Time deposits over $250,000	28,531	28,789
Brokered time deposits	675	37,193

Total	$1,650,435	$1,741,363

A summary of time deposits at December 31, 2017 by year of maturity is as follows:

MATURITIES OF TIME DEPOSITS(1)

Years Ended December 31,	Amount
2018	$248,808
2019	68,800
2020	15,493
2021	1,258
2022	4,595
Thereafter	4,282

Total	$343,236

(1)	Amounts include brokered time deposits.

A summary of interest expense on deposits for the year ended December 31, 2017, 2016 and 2015 is as follows:

SUMMARY OF INTEREST EXPENSE

Years Ended December 31,	2017	2016	2015
Savings deposits	$841	$767	$467
Time deposits	4,190	3,684	3,454
Interest-bearing demand deposits	1,638	1,507	1,416

Total	$6,669	$5,958	$5,337

11. ADVANCES FROM THE FEDERAL HOME LOAN BANK OF NEW YORK

At December 31, 2017, the Company had fixed-rate advances from the FHLBNY of $85.2 million, with maturity dates through 2022 and interest rates ranging from 1.60% to 5.87%. These advances require monthly interest payments and balloon principal payments at maturity. At December 31, 2016, the Company had fixed-rate advances from the FHLBNY of $85.4 million, with maturity dates through 2022 and interest rates ranging from 1.60% to 5.87%. The weighted average interest rate at December 31, 2017 and 2016 was 2.01% and 2.02%, respectively. Interest expense on advances from the FHLBNY was $1.7 million, $1.7 million and $1.6 million for the years ended December 31, 2017, 2016 and 2015, respectively, and is included in interest on funds borrowed on the consolidated statements of operations.

The contractual maturities of the Company’s fixed-rate advances from the FHLBNY at December 31, 2016 were as follows:

CONTRACTUAL MATURITIES OF ADVANCES FROM THE FHLBNY

Years Ended December 31,	Amount
2018	214
2019	25,000
2020	15,000
2021	—
2022	—
Thereafter	45,000

Total	$85,214

12. JUNIOR SUBORDINATED DEBENTURES HELD BY TRUSTS THAT ISSUED CAPITAL DEBT

The Company has established Issuer Trusts that have issued guaranteed preferred beneficial interests in the Company’s junior subordinated debentures. These Issuer Trusts are variable interest entities under FASB ASC 810-10, Consolidation (“FASB ASC 810-10”).

In accordance with FASB ASC 810-10, all the Issuer Trusts outstanding at December 31, 2017 and 2016 are deconsolidated. The junior subordinated debentures issued by the Company to the Issuer Trusts at December 31, 2017 and 2016 of $51.5 million and $92.8 million, respectively, are reflected as junior subordinated debentures in the Company’s consolidated statements of financial condition. The Company records interest expense on the corresponding debentures in its consolidated statements of operations. The Company also recorded the common capital securities of $1.5 million and $2.8 million issued by the Issuer Trusts in other assets in its consolidated statements of financial condition at December 31, 2017 and 2016, respectively.

The following is a summary of the outstanding capital securities issued by each Issuer Trust and the junior subordinated debentures issued by the Company to each Issuer Trust as of December 31, 2017.

SUMMARY OF CAPITAL SECURITIES AND JUNIOR SUBORDINATED DEBENTURES

December 31, 2017	Capital Securities			Junior Subordinated Debentures
Issuer Trust	Issuance Date	Stated Value	Distribution Rate	Principal Amount	Maturity	Redeemable Beginning
Sun Statutory Trust VII			3-mo LIBOR plus
	January 17, 2006	30,000	1.35%	30,928	March 15, 2036	March 15, 2011
Sun Capital Trust VII			3-mo LIBOR plus
	April 19, 2007	10,000	1.53%	10,310	June 30, 2037	June 30, 2012
Sun Capital Trust VIII			3-mo LIBOR plus
	July 5, 2007	10,000	1.39%	10,310	October 1, 2037	October 1, 2012

		$50,000		$51,548

As of December 31, 2017, each of the capital securities is eligible for redemption. The Company maintains the right to call these securities in the future on the respective payment anniversary dates. The Company redeemed $40 million of its outstanding trust preferred securities during 2017. Specifically, the securities redeemed were: (i) $15.0 million of the floating rate capital securities issued by Sun Capital Trust V, which were called for redemption on May 23, 2017 and redeemed on June 30, 2017, and (ii) $25.0 million of the floating rate capital securities issued by Sun Capital Trust VI, which were called for redemption on May 23, 2017 and redeemed on July 23, 2017. The trust preferred securities were redeemed, along with the common securities issued by Sun Capital Trust V and Sun Capital Trust VI and held by the Company, as a result of the concurrent redemption of the Company’s outstanding junior subordinated debentures held by Sun Capital Trust V and Sun Capital Trust VI. The redemptions were completed pursuant to the optional prepayment provisions of the respective indentures. During the year ended December 31, 2017, the Bank accelerated $415 thousand of deferred issuance costs related to these two tranches of trust preferred securities.

The Company’s capital securities are deconsolidated in accordance with GAAP and qualify as Tier 1 capital under federal regulatory guidelines. These instruments are subject to a 25% capital limitation under risk-based capital guidelines developed by the FRB. Under FRB rules, restricted core capital elements, which are qualifying trust preferred securities, qualifying cumulative perpetual preferred stock (and related surplus) and certain minority interests in consolidated subsidiaries, are limited in the aggregate to no more than 25% of a bank holding company’s core capital elements (including restricted core capital elements), net of goodwill less any associated deferred tax liability. However, under the Dodd-Frank Act, bank holding companies are prohibited from including in their Tier 1 capital hybrid debt and equity securities, including trust preferred securities, issued on or after May 19, 2010. Any such instruments issued before May 19, 2010 by a bank holding company, such as the Company, with total consolidated assets of less than $15 billion as of December 31, 2009, may continue to be included as Tier 1 capital (subject to the 25% limitation). The portion that exceeds the 25% capital limitation qualifies as Tier 2, or supplementary capital of the Company. See Note 19 for additional information on capital limitations.

The Issuer Trusts are wholly owned unconsolidated subsidiaries of the Company and have no independent operations. The obligations of Issuer Trusts are fully and unconditionally guaranteed by the Company. The debentures are unsecured and rank subordinate and junior in right of payment to all indebtedness, liabilities and obligations of the Company. Interest on the debentures is cumulative and payable in arrears. Proceeds from any redemption of debentures would cause a mandatory redemption of capital securities having an aggregate liquidation amount equal to the principal amount of debentures redeemed.

The interest rates on the junior subordinated debentures reset on a quarterly basis and interest payments are made on a quarterly basis. The three-month LIBOR rate at December 31, 2017 was 1.70%. The Company maintains sufficient cash to fund junior subordinated debenture interest obligations. Cash balances at the Company totaled $10.7 million at December 31, 2017. Should a dividend from the Bank be necessary to fund the junior subordinated debenture interest obligations of the holding company, prior approval by the OCC would be required. See Note 19 for additional information on dividend limitations.

13. STOCK-BASED INCENTIVE PLANS

In March 2015, the Board of Directors of the Company approved the Sun Bancorp, Inc. 2015 Omnibus Stock Incentive Plan (the “2015 Plan”). The purpose of the 2015 Plan is to give the Company a competitive advantage in attracting, retaining and motivating officers, employees, directors and consultants who will contribute toward the growth, profitability and success of the Company by providing stock-based incentives that offer an opportunity to participate in the Company’s future performance and to align the interests of such officers, employees, directors and/or consultants with those of the shareholders of the Company.

The 2015 Plan, which was approved by shareholders in May 2015, became effective in May 2015, at which time the Company ceased new grants under the 2014 Performance Plan, the 2010 Plan, and the 2004 Plan (each as defined below and collectively, the “Prior Plans”). Any awards outstanding under the Prior Plans remain in full force and effect under such plans according to their respective terms. The 2015 Plan authorizes the issuance of 1,400,000 shares of common stock pursuant to awards that may be granted in the form of Options and Stock Awards. Under the 2015 Plan, Options expire ten years after the date of grant, unless terminated earlier under the option terms. For both Options and Stock Awards, a Committee of non-employee directors has the authority to determine the conditions upon which the Options or Stock Awards granted will vest. At December 31, 2017, there were 123,739 Options and 286,812 Stock Awards granted under the 2015 Plan. There are 117,680 Options and 66,363 Stock Awards outstanding under the 2015 Plan at December 31, 2017.

In September 2010, the Board of Directors of the Company adopted a Stock-Based Incentive Plan (the “2010 Plan”). The 2010 Plan authorized the issuance of 980,000 shares of common stock pursuant to awards that could be granted in the form of Options to purchase common stock and Stock Awards of common stock. The maximum number of Stock Awards could not exceed 280,000 shares. Under the 2010 Plan, Options expired 10 years after the date of grant, unless terminated earlier under the Option terms. For both Options and Stock Awards, a Committee of non-employee directors had the authority to determine the conditions upon which the Options granted will vest. At December 31, 2017, there were 339,553 Options and 6,000 Stock Awards outstanding under the 2010 Plan. At December 31, 2017, there were no shares of common stock available for issuance under the 2010 Plan as it was terminated in May 2015 with the adoption of the 2015 Plan.

The 2004 Stock Plan, as amended in 2009, (the “2004 Plan”), authorized the issuance of 500,085 shares of common stock pursuant to awards that could have been granted in the form of Options to purchase common stock and Stock Awards of common stock. Options previously issued under the 2004 Stock Plan expired ten years after the date of grant, unless terminated earlier under the Option terms. For both Options and Stock Awards, a Committee of non-employee directors had the authority to determine the conditions upon which the Options granted would vest. There were no Stock Awards or Options issued from the 2004 Plan for the years ended December 31, 2017 and 2016. There are 92,187 Options and no Stock Awards outstanding under the 2004 Plan at December 31, 2017. At December 31, 2017, there were no shares of common stock available for issuance under the 2004 Plan as it was terminated in May 2015 with the adoption of the 2015 Plan.

There are no equity compensation plans providing for the issuance of shares of the Company which were not approved by the shareholders.

Total options outstanding under the 2004 Plan, 2010 Plan and 2015 Plan are as follows:

SUMMARY OF STOCK OPTIONS GRANTED AND OUTSTANDING

	Incentive	Nonqualified	Total
Options granted and outstanding:
December 31, 2017 at prices ranging from $14.25 to $53.80 per share	150,603	398,817	549,420
December 31, 2016 at prices ranging from $14.25 to $87.45 per share	169,838	402,045	571,883
December 31, 2015 at prices ranging from $14.25 to $87.45 per share	188,525	320,804	509,329

Activity in the stock option plans for the years ended December 31, 2017, 2016 and 2015 was as follows:

SUMMARY OF STOCK OPTION ACTIVITY

Years Ended December 31,	2017		2016		2015
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Options outstanding, beginning of year	571,883	$22.37	509,329	$23.82	318,901	$28.34
Granted	—	—	123,739	21.08	222,059	18.92
Exercised	(5,815)	18.00	(3,879)	18.38	(811)	15.20
Forfeited	(4,906)	22.17	(54,349)	30.42	(20,454)	17.47
Expired	11,742)	59.78	(2,957)	76.65	(10,366)	64.17

Options outstanding, end of year	549,420	$21.62	571,883	$22.37	509,329	$23.82

Options exercisable, end of year	293,507	$23.36	234,564	$26.56	164,384	$33.93

Options vested or expected to vest (1)	415,684	$19.65	413,641	$19.65	480,995	$24.28

(1)	Includes vested shares and nonvested shares after a forfeiture rate assumption, which is based upon historical data, is applied.

The weighted average grant date fair value per share of Options granted during the years ended December 31, 2016 and 2015 were $5.90 and $6.16, respectively. The aggregate intrinsic value of Options outstanding at December 31, 2017, 2016 and 2015 was $2.2 million, $3.1 million and $615 thousand, respectively.

During 2017, 2016 and 2015, 5,815, 3,879 and 811 Options were exercised for total proceeds of $105 thousand, $71 thousand and $15 thousand, respectively. The aggregate intrinsic value of Options exercisable at December 31, 2017, 2016 and 2015 was $1.0 million, $941 thousand and $107 thousand, respectively.

A summary of the Company’s nonvested Options at December 31, 2017, 2016 and 2015 is presented in the following table:

SUMMARY OF NONVESTED OPTION ACTIVITY

Years Ended December 31,	2017		2016		2015
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested Options outstanding, beginning of year	337.319	$6.16	344,945	$7.24	156,917	$11.68
Granted	—	—	123,739	5.90	222,059	6.16
Vested	(76,817)	6.34	(111,635)	9.20	(13,577)	7.96
Forfeited	(4,589)	5.79	(19,730)	6.38	(20,454)	7.30

Nonvested Options outstanding, end of year	255,913	$6.11	337,319	$6.16	344,945	$7.24

At December 31, 2017, there was $766 thousand of total unrecognized compensation cost related to Options granted under the stock option plans. That cost is expected to be recognized over a weighted average period of 2.3 years.

A summary of the Company’s nonvested Stock Awards at December 31, 2017, 2016 and 2015, respectively, is presented in the following table:

SUMMARY OF NONVESTED STOCK AWARD ACTIVITY (1)

Years Ended December 31,	2017		2016		2015
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested Stock Awards outstanding, beginning of year	254,976	$20.18	279,964	$14.98	248,654	$14.22
Issued	103,981	26.14	122,262	20.18	60,569	19.22
Vested	(282,524)	21.34	(135,236)	19.96	(24,959)	17.53
Forfeited	(4,070)	22.94	(12,014)	20.08	(4,300)	15.90

Nonvested Stock Awards outstanding, end of year	72,363	$24.05	254,976	$20.18	279,964	$14.98

During 2017, 2016 and 2015, the Company issued 103,981, 122,262, and 60,569 shares of Stock Awards, respectively, that were valued at $2.7 million, $2.6 million and $1.2 million, respectively, at the time these Stock Awards were granted. The value of these shares is based upon the closing price of the Company’s common stock on the date of grant. At December 31, 2017, there was $1.1 million of total unrecognized compensation cost related to these Stock Awards that is expected to be recognized over a weighted average period of 3.1 years. The total compensation expense recognized on Stock Awards during 2017, 2016 and 2015 was $5.0 million, $1.9 million and $1.2 million, respectively.

14. BENEFITS

The Company has established a 401(k) Retirement Plan (the “401(k) Plan”) for all qualified employees. Employees are eligible to participate in the 401(k) Plan following completion of 90 days of service and attaining age 21. Pursuant to the 401(k) Plan, employees can contribute up to 75% of their compensation to the maximum allowed by law. The Company will match 100% of the first 3% and 50% of the next 2% of the base contribution that an employee contributes. The Company’s match is immediately vested and paid at the end of the year. For the 2017 year, the Company processed the annual match on January 10, 2018 for a total of $665 thousand.

The Company has established the Directors’ Deferred Fee Plan, a deferred stock compensation plan for members of its Board of Directors (the “Directors’ Plan”). The Directors’ Plan provides Directors with the opportunity to defer, for tax planning purposes, receipt of all or a portion of any Sun Bancorp, Inc. stock earned as compensation. The Directors’ Plan balance as of December 31, 2017 and 2016 was $1.3 million and $1.2 million, respectively.

15. COMMITMENTS AND CONTINGENT LIABILITIES

The Company, from time to time, may be a defendant in legal proceedings related to the conduct of its business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the consolidated financial statements.

Letters of Credit. In the normal course of business, the Company has various commitments and contingent liabilities, such as customers’ letters of credit (including standby letters of credit of $9.8 million and $10.1 million at December 31, 2017 and 2016, respectively), which are not reflected in the accompanying consolidated financial statements. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Reserve for Unfunded Commitments. The Company maintains a reserve for unfunded loan commitments and letters of credit which is reported in other liabilities in the consolidated statements of financial condition consistent with FASB ASC 825, Financial Instruments. The Company records estimated losses inherent with unfunded loan commitments in accordance with FASB ASC 450, Contingencies, and estimated future obligations under letters of credit in accordance with FASB ASC 460, Guarantees. The methodology used to determine the adequacy of this reserve is integrated in the Company’s process for establishing the allowance for loan losses and considers the probability of future losses and obligations that may be incurred under these off-balance sheet agreements. The reserve for unfunded loan commitments and letters of credit as of December 31, 2017 and 2016 was $380 thousand and $611 thousand, respectively. Management believes this reserve level is sufficient to absorb estimated probable losses related to these commitments.

Reserves for loans sold. As of December 31, 2017, the Company maintains a reserve for estimated losses inherent with residential mortgage loans sold to third-party purchasers with recourse and potential repair requests for guaranteed loans sold to the Small Business Administration (the “SBA”) in accordance with FASB ASC 450, Contingencies. This reserve is determined based upon the probability of future losses which is calculated using historical Company and industry loss data. The recourse reserve for these loans as of December 31, 2017 and 2016 was $1.0 million and $1.6 million, respectively, and is reported in other liabilities in the consolidated statement of financial condition. The Company did not repurchase any loans during the year ended 2017 and made no recourse payments. Management believes this reserve level is sufficient to address potential recourse exposure.

Leases.

The following is a schedule of the Company’s future minimum lease payments under capital leases as of December 31, 2017:

FUTURE MINIMUM LEASE PAYMENTS UNDER OBLIGATIONS UNDER CAPITAL LEASES

Years Ended December 31,	Amount
2018	$839
2019	839
2020	863
2021	910
2022	910
Thereafter	3,460

Total minimum lease payments	$7,820
Less: Amount representing interest	1,961

Present value of minimum lease payment, net	$5,859

The following table shows future minimum payments under noncancelable operating leases with initial terms of one year or more at December 31, 2017. Future minimum receipts under sub-lease agreements are deemed not material.

FUTURE MINIMUM PAYMENTS UNDER NONCANCELABLE OPERATING LEASES

Years Ended December 31,	Amount
2018	$2,536
2019	1,725
2020	1,650
2021	1,457
2022	1,414
Thereafter	1,015

Total minimum lease payments	$9,797

Rental expense, which is included in occupancy expense on the Company’s consolidated statements of operations for all leases was $2.7 million, $2.9 million and $4.2 million for the years ended December 31, 2017, 2016 and 2015, respectively.

During 2016, the Company identified three leased facilities, respectively, which have been either fully or partially vacated as a part of the implementation of the Company’s comprehensive restructuring plan. As a result, during the year ended December 31, 2016, the Company recognized net charges of $611 thousand for leased office vacancy costs. For each of these leased facilities, a discounted cash flow analysis was performed over the remaining life of the lease inclusive of a sub-lease assumption based on current market rates, if applicable. At December 31, 2017, the Company had a liability of $1.6 million associated with these lease vacancy costs included in other liabilities on the consolidated statements of financial condition.

16. DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

Derivative financial instruments involve, to varying degrees, interest rate, market and credit risk. The Company manages these risks as part of its asset and liability management process and through credit policies and procedures. The Company seeks to minimize counterparty credit risk by establishing credit limits and collateral agreements. The Company utilizes certain derivative financial instruments to enhance its ability to manage interest rate risk that exists as part of its ongoing business operations. In general, the derivative transactions entered into by the Company fall into one of two types: a fair value hedge of a specific fixed-rate loan agreement and an economic hedge of a derivative offering to a Bank customer. The Company does not use derivative financial instruments for trading purposes.

Fair Value Hedges - Interest Rate Swaps. The Company utilizes interest rate swap agreements to hedge interest rate risk. The designated hedged items are subordinated notes related to commercial loans that provide a fixed interest receipt for the Company. The interest rate risk is the uncertainty of future interest rate levels and the impact of changes in rates on the fair value of the loans. The hedging of interest rate risk is intended to reduce the volatility of the fair value of the loans due to changes in the interest rate market.

The Company previously entered into interest rate swaps with a counterparty whereby the Company makes payments based on a fixed interest rate and receives payments from the counterparty based on a floating interest rate, both calculated based on the principal amount of the underlying subordinated note, without the exchange of the underlying principal. The Company no longer enters into these interest rate swap transactions, the last of which occurred in August 2007. The interest rate swaps are designated as fair value hedges under FASB ASC 815, Derivatives and Hedging (“FASB ASC 815”). The critical terms assessed by the Company for each hedge of subordinated notes include the notional amounts of the swap compared to the principal amount of the notes, expiration/maturity dates, benchmark interest rate, prepayment terms and cash payment dates. At December 31, 2017 and 2016, the total outstanding notional amount of these swaps was $1.2 million and $1.5 million, respectively. For each of these swap agreements, the floating rate is based on the one-month London Interbank Offered Rate (“LIBOR”) paid on the first day of the month which matches the interest payment date on each subordinated note. The expiration dates for these swap agreements range from November 1, 2019 to August 1, 2022 and are consistent with the underlying subordinated note maturities and the swaps had a fair value of $0 at inception. At hedge inception and on an ongoing basis, conditions supporting hedge effectiveness are evaluated. The Company believes that all conditions required in paragraph ASC 815-20-25-104 have been met, as all terms of the subordinated note and the interest rate swap match. Because the Company’s evaluations have concluded that the critical terms of the subordinated notes and the interest rate swaps meet the criteria outlined in ASC 815-20-25-104, the “short-cut” method of accounting is applied, which assumes there is no ineffectiveness of a hedging arrangement’s ability to hedge risk as changes in the interest rate component of the swaps’ fair value are expected to exactly offset the corresponding changes in the fair value of the underlying subordinated notes, as described above. Because the hedging arrangement is considered perfectly effective, changes to the underlying benchmark interest rates considered in the valuation of these instruments do not result in a net impact to earnings; however, there may be fair value adjustments related to credit quality variations between counterparties, which may impact earnings as required by FASB ASC 820, Fair Value Measurements and Disclosures (“FASB ASC 820”). The fair value adjustments related to credit quality were not material as of December 31, 2017, 2016 and 2015.

The following tables provide information pertaining to interest rate swaps designated as fair value hedges under FASB ASC 815 at December 31, 2017 and 2016:

SUMMARY OF INTEREST RATE SWAPS DESIGNATED AS FAIR VALUE HEDGES

December 31,	2017		2016
Balance Sheet Location	Notional	Fair Value	Notional	Fair Value
Other liabilities	$1,247	$(101)	$1,468	$(165)

SUMMARY OF INTEREST RATE SWAPS COMPONENTS

December 31,	2017	2016
Weighted average pay rate	7.23%	7.22%
Weighted average receive rate	1.72%	1.73%
Weighted average maturity in years	2.35	2.92

Customer Derivatives – Interest Rate Swaps/Floors. The Company enters into interest rate swaps that allow our commercial loan customers to effectively convert a variable-rate commercial loan agreement to a fixed-rate commercial loan agreement. Under these agreements, the Company enters into a variable-rate loan agreement with a customer in addition to an interest rate swap agreement, which serves to effectively swap the customer’s variable-rate into a fixed-rate. The Company then enters into a corresponding swap agreement with a third party in order to economically hedge its exposure through the customer agreement. The interest rate swaps with both the customers and third parties are not designated as hedges under FASB ASC 815 and are marked to market through earnings. As the interest rate swaps are structured to offset each other, changes to the underlying benchmark interest rates considered in the valuation of these instruments do not result in an impact to earnings; however, there may be fair value adjustments related to credit quality variations between counterparties, which may impact earnings as required by FASB ASC 820. The Company recognized $17 thousand, $83 thousand and $88 thousand in negative fair value adjustment charges during the years ended December 31, 2017, 2016 and 2015, respectively. These balances included swap termination fees of $13 thousand, $117 thousand and $2 thousand during the years ended December 31, 2017, 2016 and 2015 , respectively. These amounts are included in the derivative credit valuation adjustment in the consolidated statements of operations as a reduction to other income.

SUMMARY OF INTEREST RATE SWAPS NOT DESIGNATED AS HEDGING INSTRUMENTS

December 31,	2017		2016
Balance Sheet Location	Notional	Fair Value	Notional	Fair Value
Other assets	$25,888	$517	$45,236	$2,077
Other liabilities	(25,888)	(518)	(45,236)	(2,087)

The Company has an International Swaps and Derivatives Association agreement with a third party that requires a minimum dollar transfer amount upon a margin call. This requirement is dependent on certain specified credit measures. The amount of collateral posted with the third party at December 31, 2017 and 2016 was $2.3 million and $13.8 million, respectively. The amount of collateral posted with the third party is deemed to be sufficient to collateralize both the fair market value change as well as any additional amounts that may be required as a result of a change in the specified credit measures. The aggregate fair value of all derivative financial instruments in a liability position with credit measure contingencies and entered into with the third party was $518 thousand and $2.0 million at December 31, 2017 and 2016, respectively.

17. INCOME TAXES

The income tax (benefit) expense for the years ended December 31, 2017, 2016 and 2015 consists of the following:

SUMMARY OF INCOME TAX (BENEFIT) EXPENSE

Years Ended December 31,	2017	2016	2015
Current	$466	$138	$73
Deferred	(1,903)	(52,533)	1,124

Income tax (benefit) expense	$(1,437)	$(52,395)	$1,197

Items that gave rise to significant portions of the deferred tax accounts at December 31, 2017 and 2016 are as follows:

DETAILS OF DEFERRED TAX ASSET, NET

December 31,	2017	2016
Deferred tax asset:
Allowance for loan losses	$4,061	$6,598
Impairments realized on investment securities	337	490
Fixed assets	1,542	2,502
Net operating loss carry forwards	75,484	110,271
Unrealized loss on investment securities	1,295	1,774
Alternative minimum tax credits	2,325	2,145
Other	4.953	6,315

Total deferred tax asset before valuation allowance	89,997	130,095

Less: valuation allowance	(32,317)	(73,186)
Deferred tax liability:
Goodwill amortization	3,424	3,854
Deferred loan costs	530	1,193
Other	143	289

Total deferred tax liability	4,097	5,336

Net deferred tax asset	$53,583	$51,573

Accounting for income taxes requires that companies assess whether a valuation allowance should be recorded against their deferred tax asset based on an assessment of the amount of the deferred tax asset that is “more likely than not” to be realized. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount that is more likely than not to be realized.

Management assesses the valuation allowance recorded against deferred tax assets at each reporting date. The determination of whether a valuation allowance for deferred tax assets is appropriate is subject to considerable judgment and requires the evaluation of positive and negative evidence that can be objectively verified. Consideration must be given to all sources of taxable income available to realize the deferred tax asset, including, as applicable, the future reversal of existing temporary differences, future taxable income forecasts exclusive of the reversal of temporary differences and carryforwards, taxable income in carryback years and tax planning strategies. In estimating taxes, management assesses the relative merits and risks of the appropriate tax treatment of transactions taking into account statutory, judicial, and regulatory guidance.

In 2010, the Company established a valuation allowance for substantially all of the deferred tax assets of the Bank, primarily due to the realization of significant losses driven by charges to the provision for loan losses, a three-year cumulative loss position as of the end of year 2010, and uncertainty regarding the amount of future taxable income that the Bank could forecast. Prior to the fourth quarter of 2016, based on the assessment of all positive and negative evidence, management concluded that there was not sufficient evidence to conclude that it was more likely than not that the Bank would realize the benefits associated with deferred tax assets. Accordingly, the Company maintained a valuation allowance for substantially all of the Bank’s deferred tax assets.

The Company has performed a continuing evaluation of its deferred tax asset valuation allowance on a quarterly basis. The Company concluded that, as of December 31, 2017 and 2016, it is more likely than not that the Company will generate sufficient taxable income within the applicable net operating loss carry-forward periods to realize a portion of its deferred tax assets. During the fourth quarter of 2017, the Company reversed of a portion of the valuation allowance established against the deferred tax assets of the Company. This reversal was determined based upon increased earnings estimates from the previous year and resulted in the recognition of an income tax benefit of $31.6 million during the fourth quarter of 2017. The Company did not factor in any growth in earnings to forecast its future profitability given the stable results in previous quarters. The Company previously reversed a portion of its valuation allowance in the fourth quarter of 2016, resulting in the recognition of an income tax benefit of $53.7 million. This conclusion was reached after weighing all of the evidence and determining that the positive evidence outweighed the negative evidence. This conclusion, and the resulting partial reversal of the deferred tax asset valuation allowance, is based upon consideration of a number of factors, including the Company’s completion of twelve consecutive quarters of profitability, its demonstrated ability to meet or exceed budgets, its forecast of future profitability under multiple scenarios that support the partial utilization of net operating loss carryforwards prior to their expiration between 2018 through 2036 and improvements in credit risk management and credit quality measures that have resulted in reduced credit risk and improve management’s ability to forecast future credit losses, among others. In addition, at December 31, 2017, the Company was no longer in a three-year cumulative pre-tax loss position.

In addition, as a result of the enactment of the Tax Cuts and Jobs Act, the federal corporate tax rate was reduced from 35% to 21%. This resulted in the Company recording a write-down of its deferred tax asset by $26.0 million, which was reflected as additional tax expense in the fourth quarter of 2017. The impact of the valuation allowance reversal at December 31, 2017 was calculated after this write-down was recorded by the Company.

The Company had $254.4 million of federal net operating loss carryforwards at December 31, 2017 of which $27.2 million will expire in 2030, $112.5 million will expire in 2031, $50.0 million will expire in 2032, $25.7 million will expire in 2033, $38.6 million will expire in 2034 and $420 thousand will expire in 2035. The Bank also has $310.4 million of state net operating loss carryforwards at December 31, 2017 of which $23.1 million expire in 2029, $74.7 million expire in 2030, $109.8 million expire in 2031, $45.2 million expire in 2032, $22.3 million expire in 2033 and $35.3 million expire in 2034. The Company’s alternative minimum tax credits of $2.3 million at December 31, 2017 have no expiration date.

At December 31, 2017, the Company expects to realize approximately $45.1 million of gross deferred tax assets associated with the Bank’s net operating loss carryforwards prior to their expiration periods. In addition, at December 31, 2017, the Company expects to realize approximately $12.4 million of the gross deferred tax assets attributable to temporary differences or tax credit carry-forwards that have no expiration date. As a result of the partial reversal and the impact of the corporate tax rate change, the Company’s net deferred tax assets amounted to $53.6 million as of December 31, 2017, net of a valuation allowance of $32.3 million.

Management’s conclusion that it more likely than not that $53.6 million of net deferred tax assets will be realized is based, among other things, on management’s estimate of future taxable income. Management’s estimate of future taxable income is based on objectively verifiable evidence of future profitability. If events are identified that affect the Company’s ability to utilize its deferred tax assets, the analysis will be updated to determine if any adjustments to the valuation allowance are required. If actual results differ significantly from the current estimates of future taxable income or if federal or state tax rates are reduced, the remaining valuation allowance may need to be increased. Such an increase could have a material adverse effect on the Company’s financial condition and results of operations. Better than expected results and continued positive results and trends could result in further releases to the deferred tax valuation allowance, any such decreases could have a material positive effect on the Company’s financial condition and results of operations. The ability to recognize the remaining deferred tax assets that continue to be subject to a valuation allowance will be evaluated on a quarterly basis to determine if there are any significant events that would affect the ability to utilize these deferred tax assets.

The provision for income taxes differs from that computed at the statutory rate as follows:

RECONCILIATION OF FEDERAL STATUTORY INCOME TAX

Years Ended December 31,	2017		2016		2015
	Amount	%	Amount	%	Amount	%
Income (loss) before income taxes	$11,140		$9,022		$11,417
Tax computed at statutory rate	3,899	35.0%	3,067	34.0%	3,996	35.0%
Increase (decrease) in charge resulting from:
State taxes, net of federal benefit	884	7.9	72	0.8	804	7.0
Tax exempt interest, net	(8)	(0.1)	(10)	(0.1)	(309)	(2.7)
BOLI	(684)	(6.1)	(657)	(7.3)	(715)	(6.3)
Valuation allowance	(31,564)	(283.3)	(55,003)	(609.6)	(3,853)	(33.7)
Corporate tax rate change	26,049	233.8	—	—	—	—
Other, net	(13)	(0.1)	136	1.5	1,274	11.2)

Total income tax (benefit) expense	$(1,437)	(12.9)%	$(52,395)	(580.7)%	$1,197	10.5%

FASB ASC 740 clarifies the accounting for income taxes by prescribing a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is defined in ASC 740 as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. ASC 740 was applied to all existing tax positions upon initial adoption. There was no liability for uncertain tax positions and no known unrecognized tax benefits at December 31, 2017 or 2016.

The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the results of operations. As of December 31, 2017, the 2012 through 2016 tax years were subject to examination by the Internal Revenue Service (the “IRS”) and to state examination. There are currently no IRS examinations in process.

18. EARNINGS PER COMMON SHARE

Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding, net of any treasury shares, during the period. Diluted earnings per share is calculated by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding, net of any treasury shares, after consideration of the potential dilutive effect of common stock equivalents, based upon the treasury stock method using an average market price for the period.

Earnings per share for the years ended December 31, 2017, 2016 and 2015 were calculated as follows:

EARNINGS PER COMMON SHARE COMPUTATION

Years Ended December 31,	2017	2016	2015
Net income available to common shareholders	$12,577	$61,417	$10,220

Average common shares outstanding	19,060,790	18,843,077	18,648,339
Net effect of dilutive shares	169,346	90,253	61,820

Dilutive common shares outstanding	19,230,136	18,933,330	18,710,159

Earnings per share – basic	$0.66	$3.26	$0.55
Earnings per share – diluted	$0.65	$3.24	$0.55

19. REGULATORY MATTERS

The Company is subject to risk-based capital guidelines adopted by the FRB for bank holding companies. The Bank is also subject to similar capital requirements adopted by the OCC. The federal bank regulatory agencies have established quantitative measures to ensure that minimum thresholds for Total Capital, Tier 1 Capital and Leverage (Tier 1 Capital divided by average assets) ratios (set forth in the table below) are maintained.

Pursuant to the Dodd-Frank Act, the federal bank regulatory agencies issued the Final Capital Rules. The Final Capital Rules revised the quantity and quality of required minimum risk-based and leverage capital requirements applicable to the Bank and the Company, consistent with the Dodd-Frank Act and the Basel III capital standards. The Final Capital Rules revised the quantity and quality of capital required by (1) establishing a new minimum common equity Tier 1 capital ratio of 4.5% of risk-weighted assets; (2) increasing the minimum capital ratio from 4.0% to 6.0% of risk-weighted assets; (3) maintaining the minimum total capital ratio of 8.0% of risk-weighted assets; and (4) maintaining a minimum Tier 1 leverage capital ratio of 4.0%.

Failure to meet minimum capital requirements can result in certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s consolidated financial statements.

Furthermore, the Final Capital Rules added a requirement for a minimum common equity Tier 1 capital conservation buffer of 2.5% of risk-weighted assets (“the Conservation Buffer”) to be applied to the common equity Tier 1 capital ratio, the Tier 1 capital ratio and the total capital ratio. The required minimum Conservation Buffer began to be phased in incrementally, starting at 0.625% on January 1, 2016, increased to 1.25% on January 1, 2017, and will increase to 1.875% on January 1, 2018 and 2.5% on January 1, 2019. If a bank’s or bank holding company’s Conservation Buffer is less than the required minimum and its net income for the four calendar quarters preceding the applicable calendar quarter, net of any capital distributions and associated tax effects not already reflected in net income (“Eligible Retained Income”) is negative, it would be prohibited from making capital distributions or certain discretionary cash bonus payments to executive officers. As a result, under the Final Capital Rules, should we fail to maintain the Conservation Buffer we would be subject to limits on, and in the event we have negative Eligible Retained Income for any four consecutive calendar quarters, we would be prohibited in, our ability to obtain capital distributions from the Bank.

The following table provides both the Company’s and the Bank’s risk-based capital ratios as of December 31, 2017 and 2016.

REGULATORY CAPITAL LEVELS

	Actual		For Capital Adequacy Purposes		Minimum Capital Requirement with Conservation Buffer (1)		To Be Well Capitalized Under Prompt Corrective Action Provisions(2)
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2017
Total risk-based capital (to risk-weighted assets):
Sun Bancorp, Inc.	$322,688	20.32%	$127,018	8.00	$146,865	9.25%	N/A
Sun National Bank	315,091	19.84	127,023	8.00	146,870	9.25	$158,778	10.00%
Tier 1 common equity capital ratio (to risk-weighted assets):
Sun Bancorp, Inc.	266,766	16.80	71,448	4.50	91,294	5.75	N/A
Sun National Bank	300,642	18.93	71,450	4.50	91,297	5.75	103,206	6.50
Tier 1 capital (to risk-weighted assets):
Sun Bancorp, Inc.	308,239	19.41	95,264	6.00	115,110	7.25	N/A
Sun National Bank	300,642	18.93	95,267	6.00	115,114	7.25	127,023	8.00
Leverage capital:
Sun Bancorp, Inc.	308,239	14.92	82,628	4.00	N/A		N/A
Sun National Bank	300,642	14.55	82,636	4.00	N/A		103,294	5.00

December 31, 2016
Total risk-based capital (to risk-weighted assets):
Sun Bancorp, Inc.	$354,078	21.63%	$130,929	8.00	$141,157	8.625%	N/A
Sun National Bank	324,196	19.85	130,664	8.00	140,872	8.625	$163,330	10.00%
Tier 1 common equity capital ratio (to risk-weighted assets):
Sun Bancorp, Inc.	262,386	16.03	73,647	4.50	83,876	5.125	N/A
Sun National Bank	308,043	18.86	73,498	4.50	83,707	5.125	106,164	6.50
Tier 1 capital (to risk-weighted assets):
Sun Bancorp, Inc.	309,910	18.94	98,196	6.00	108,425	6.625	N/A
Sun National Bank	308,043	18.86	97,998	6.00	108,206	6.625	130,664	8.00
Leverage capital:
Sun Bancorp, Inc.	309,910	14.57	85,092	4.00	N/A		N/A
Sun National Bank	308,043	14.50	84,959	4.00	N/A		106,199	5.00

(1)	Conservation Buffer of 1.25% became effective as of January 1, 2017.
(2)	Not applicable for bank holding companies.

At December 31, 2017 and 2016, the Company and the Bank exceeded the required ratios for classification as “well capitalized.”

On April 15, 2010, the Bank entered into the OCC Agreement which contained requirements to develop and implement a profitability and capital plan that would provide for the maintenance of adequate capital to support the Bank’s risk profile.

The Bank also agreed to: (a) adopt and implement a program to protect the Bank’s interest in criticized or classified assets; (b) review and revise the Bank’s loan review program; (c) adopt and implement a program for the maintenance of an adequate allowance for loan losses; and (d) revise the Bank’s credit administration policies. The Bank also agreed that its brokered deposits will not exceed 6.0% of its total deposits unless approved by the OCC. Effective January 21, 2016, the OCC terminated the OCC Agreement and the individual minimum capital requirement to which the Bank was subject and the requirements noted above were eliminated.

Separately, on January 21, 2016, without admitting or denying any wrongdoing, the Bank entered into a Consent Order with the OCC to pay a $25,000 civil money penalty in connection with various deficiencies identified by the OCC in the mortgage banking practices of Sun Home Loans, a former division of the Bank which was closed in July 2014 when the Bank exited the residential mortgage lending business as part of a comprehensive strategic restructuring. The identified deficiencies occurred from July 2011 through September 2013.

In addition, the Company had been required to seek the prior approval of the Federal Reserve Bank before paying interest, principal or other sums on trust preferred securities or any related subordinated debentures, declaring or paying cash dividends or receiving dividends from the Bank, repurchasing outstanding stock or incurring indebtedness. The Company also was required to submit, and periodically update, a capital plan, a profit plan and cash flow projections, as well as other progress reports to the Federal Reserve Bank. The foregoing requirements were terminated by the Federal Reserve Bank in October 2016.

The Bank is subject to various statutory and regulatory restrictions on its ability to pay dividends to the Company. All national banks are limited in the payment of dividends without the approval of the OCC of a total amount not to exceed the net income for that year to date plus the retained net income for the preceding two years. Federal law also prohibits national banks from paying dividends that would be greater than the bank’s undivided profits after deducting statutory bad debt in excess of the bank’s allowance for loan losses. Due to the Bank’s history of losses and retained deficit as of December 31, 2016, the Bank may not pay dividends; however, federal law permits the Bank to distribute cash or other assets to the Company through a reduction of capital, subject to approval by the OCC. At such time as the retained deficit is eliminated, any proposed dividends from the Bank to the Company are subject to regulatory approval until such time as net income for the current year combined with the prior two years is sufficient. Under FDICIA, an insured depository institution such as the Bank is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized” (as such term is used in the FDICIA). Payment of dividends by the Bank also may be restricted at any time at the discretion of the OCC if it deems the payment to constitute an unsafe and unsound banking practice.

FDIC assessment expense of $642 thousand, $1.0 million and $3.1 million was recognized during the years ended December 31, 2017, 2016 and 2015, respectively.

The Company’s capital securities are deconsolidated in accordance with GAAP and qualify as Tier 1 capital under federal regulatory guidelines. These instruments are subject to a 25% capital limitation under risk-based capital guidelines developed by the FRB. Under FRB rules, restricted core capital elements, which are qualifying trust preferred securities, qualifying cumulative perpetual preferred stock (and related surplus) and certain minority interests in consolidated subsidiaries, are limited in the aggregate to no more than 25% of a bank holding company’s core capital elements (including restricted core capital elements), net of goodwill less any associated deferred tax liability. However, under the Dodd-Frank Act, bank holding companies are prohibited from including in their Tier 1 capital hybrid debt and equity securities, including trust preferred securities, issued on or after May 19, 2010. Any such instruments issued before May 19, 2010 by a bank holding company, such as the Company, with total consolidated assets of less than $15 billion as of December 31, 2009, may continue to be included as Tier 1 capital (subject to the 25% limitation). At December 31, 2017, all $50.0 million of the Company’s capital securities qualified as Tier 1 capital.

20. FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company accounts for fair value measurements in accordance with FASB ASC 820. FASB ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. FASB ASC 820 does not require any new fair value measurements. The definition of fair value retains the exchange price notion in earlier definitions of fair value. FASB ASC 820 clarifies that the exchange price is the price in an orderly transaction between market participants to sell the asset or transfer the liability in the market in which the reporting entity would transact for the asset or liability. The definition focuses on the price that would be received to sell the asset or paid to transfer the liability (an exit price), not the price that would be paid to acquire the asset or received to assume the liability (an entry price). FASB ASC 820 emphasizes that fair value is a market-based measurement, not an entity-specific measurement and also clarifies the application of fair value measurement in a market that is not active.

FASB ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

FASB ASC 820 requires the Company to disclose the fair value of financial assets on both a recurring and non-recurring basis. Those assets and liabilities which will continue to be measured at fair value on a recurring basis are as follows:

SUMMARY OF RECURRING FAIR VALUE MEASUREMENTS

	Total	Category Used for Fair Value Measurement
		Level 1	Level 2	Level 3
December 31, 2017
Assets:
Investment securities available for sale:
U.S. Treasury securities	$3,495	$3,495	$—	$—
U.S. Government agency mortgage-backed securities	244,261	—	244,261	—
Trust preferred securities	10,737	—	—	10,737
Collateralized loan obligations	—	—	—	—
Other securities	1,710	1,710	—	—
Hedged commercial loans	1,349	—	1,349	—
Interest rate swaps	517	—	517	—
Liabilities:
Fair value interest rate swaps	101	—	101	—
Interest rate swaps	518	—	518	—
December 31, 2016
Assets:
Investment securities available for sale:
U.S. Treasury securities	$2,498	$2,498	$—	$—
U.S. Government agency mortgage-backed securities	244,658	—	244,658	—
Trust preferred securities	9,851	—	—	9,851
Collateralized loan obligations	37,319	—	37,319	—
Other securities	1,360	1,360	—	—
Hedged commercial loans	1,634	—	1,634	—
Interest rate swaps	2,077	—	2,077	—
Liabilities:
Fair value interest rate swaps	165	—	165	—
Interest rate swaps	2,087	—	2,087	—

Level 1 Valuation Techniques and Inputs

U.S. Treasury securities. The Company reports U.S. Treasury securities at fair value utilizing Level 1 inputs. These securities are priced using observable quotations for the indicated security.

Other securities. The other securities category is comprised of money market mutual funds. Given the short maturity structure and the expectation that the investment can be redeemed at par value, the fair value of these investments is assumed to be the book value.

Level 2 Valuation Techniques and Inputs

The majority of the Company’s investment securities are reported at fair value utilizing Level 2 inputs. Prices of these securities are obtained through independent, third-party pricing services. Prices obtained through these sources include market derived quotations and matrix pricing and may include both observable and unobservable inputs. Fair market values take into consideration data such as dealer quotes, new issue pricing, trade prices for similar issues, prepayment estimates, cash flows, market credit spreads and other factors. The Company reviews the output from the third-party providers for reasonableness by the pricing consistency among securities with similar characteristics, where available, and comparing values with other pricing sources available to the Company.

In general, the Level 2 valuation process uses the following significant inputs in determining the fair value of the Company’s different classes of investments:

U.S. Government agency securities. These securities are evaluated based on either a nominal spread basis for non-callable securities or on an option adjusted spread (“OAS”) basis for callable securities. The nominal spread and OAS levels are derived from observations of identical or comparable securities actively trading in the markets.

U.S. Government agency mortgage-backed securities. The Company’s agency mortgage-backed securities generally fall into one of two categories, fixed-rate agency mortgage-backed pools or adjustable-rate agency mortgage-backed pools.

Fixed-rate agency mortgage-backed pools are evaluated based on spreads to actively traded To-Be-Announced (“TBA”) and seasoned securities, the pricing of which is provided by inter-dealer brokers, broker dealers and other contributing firms active in trading the security class. Further delineation is made by weighted average coupon (“WAC”) and weighted average maturity (“WAM”) with spreads on individual securities relative to actively traded securities as determined and quality controlled using OAS valuations.

Adjustable-rate agency mortgage-backed pools are valued on a bond equivalent effective margin (“BEEM”) basis obtained from broker dealers and other contributing firms active in the market. BEEM levels are established for key sectors using characteristics such as month-to-roll, index, periodic and life caps and index margins and convertibility. Individual securities are then evaluated based on how their characteristics map to the sectors established.

Collateralized loan obligations. The fair value measurements for collateralized loan obligations are obtained through quotes obtained from broker/dealers based on similar actively traded securities.

Hedged commercial loans. The hedged commercial loans are one component of a declared hedging relationship as defined under FASB ASC 815. The interest rate swap component of the declared hedging relationships is carried at its fair value and the carrying value of the commercial loans included a similar change in fair values. The fair value of these loans is estimated through discounted cash flow analysis which utilizes available credit and interest rate market data on performance of similar loans.

Interest rate swaps. The Company’s interest rate swaps, including fair value interest rate swaps and small exposures in interest rate caps and floors, are reported at fair value utilizing models provided by an independent, third-party and observable market data. When entering into an interest rate swap agreement, the Company is exposed to fair value changes due to interest rate movements, and also the potential nonperformance of its contract counterparty. Interest rate swaps are evaluated based on a zero coupon LIBOR curve created from readily observable data on LIBOR, interest rate futures and the interest rate swap markets. The zero coupon curve is used to discount the projected cash flows on each individual interest rate swap. In addition, the Company has developed a methodology to value the nonperformance risk based on internal credit risk metrics and the unique characteristics of derivative instruments, which include notional exposure rather than principal at risk and interest payment netting. The results of this methodology are used to adjust the base fair value of the instrument for the potential counterparty credit risk. Interest rate caps and floors are evaluated using industry standard options pricing models and observed market data on LIBOR and Eurodollar option and cap/floor volatilities.

Level 3 Valuation Techniques and Inputs

Trust preferred securities. The trust preferred securities are evaluated based on whether the security is an obligation of a single issuer or part of a securitization pool. For single issuer obligations, the Company uses discounted cash flow models which incorporate the contractual cash flow for each issue adjusted as necessary for any potential changes in amount or timing of cash flows. The cash flow model of a pooled issue incorporates anticipated loss rates and severities of the underlying collateral as well as credit support provided within the securitization. At least quarterly, the Company’s Treasury personnel review the modeling assumptions which include default assumptions, discount and forward rates. Changes in these assumptions could potentially have a significant impact on the fair value of the trust preferred securities.

The cash flow model for the pooled issue owned by the Company at December 31, 2016 assumes no recovery on defaulted collateral, no recovery on securities in deferral and an additional 3.6% future default rate assumption on the remaining performing collateral every three years with no recovery rate.

For trust preferred securities, projected cash flows are discounted at a rate based on a trading group of similar securities quoted on the New York Stock Exchange (“NYSE”) or over-the-counter markets which is reviewed for market data points such as credit rating, maturity, price and liquidity. The Company indexes the market securities to a comparable maturity interest rate swap to determine the market spread, which is then used as the discount rate in the cash flow models. As of the reporting date, the market spreads were 2.75% for the pooled security and 5.25% for the single issuer. An increase or decrease of 3% in the discount rate on the pooled issue would result in a decrease of $1.6 million or an increase of $1.9 million in the security fair value, respectively. An increase or decrease of 3% in the discount rate on the single issuer would result in a decrease of $924 thousand or an increase of $1.5 million in the security fair value, respectively.

The following provides details of the Level 3 fair value measurement activity for the years ended December 31, 2017 and 2016:

FAIR VALUE MEASUREMENTS USING SIGNIFICANT UNOBSERVABLE INPUTS – LEVEL 3 INVESTMENT SECURITIES

For the Years Ended December 31,	2017	2016
Balance, beginning of year	$9,851	$10,175
Total gains (losses), realized/unrealized:
Included in earnings	5	5
Included in accumulated other comprehensive income	881	(329)
Purchases	—	—
Maturities	—	—
Prepayments	—	—
Calls	—	—
Transfers out of Level 3	—	—

Balance, end of year	$10,737	$9,851

There were no transfers between the three levels for the years ended December 31, 2017 and 2016, respectively.

Certain assets are measured at fair value on a non-recurring basis; that is, the instruments are not measured at fair value on an ongoing basis, but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). The Company measures impaired loans, loans held-for-sale, bank properties and equipment, bank properties transferred to other real estate owned and SBA servicing assets at fair value on a non-recurring basis. At December 31, 2017 and 2016, these assets were valued in accordance with GAAP, and except for impaired loans included in the following table, did not require fair value disclosure under the provisions of FASB ASC 820. The related changes in fair value for the years ended December 31, 2017 and 2016 are as follows:

SUMMARY OF NON-RECURRING FAIR VALUE MEASUREMENTS

	Total	Category Used for Fair Value Measurement			Total (Losses) Gains Or Changes in Net Assets
		Level 1	Level 2	Level 3
December 31, 2017
Assets:
Impaired loans	$767	$—	$—	$767	$(105)
December 31, 2016
Assets:
Impaired loans	$799	$—	$—	$799	$(65)

Under FASB ASC 310, the fair value of collateral dependent impaired loans is based on the fair value of the underlying collateral, typically real estate, which is based on valuations. It is the policy of the Company to obtain a current appraisal or evaluation when a loan has been identified as non-performing. The type of appraisal obtained will be commensurate with the size and complexity of the loan. The resulting value will be adjusted for the potential cost of liquidation and decline of values in the market. New appraisals are obtained on an annual basis until the loan is repaid in full, liquidated or returns to performing status.

While the loan policy dictates that a loan be assigned to the special assets department when it is placed on non-accrual status, there is a need for loan officers to consistently and accurately determine collateral values when a loan is initially designated as criticized or classified. The most effective means of determining the fair value of real estate collateral at a point in time is by obtaining a current appraisal or evaluation of the property. In anticipation of the receipt of a current appraisal or evaluation, the Company has provided for an alternative and interim means of determining the fair value of the real estate collateral.

The most recent appraised or reported value of the collateral securing a loan, net of a discount for the estimated cost of liquidation, is the Company’s basis for determining fair value.

The following table summarizes the Company’s appraisal approach based upon loan category.

Loan Category Used for Impairment Review	Method of Determining the Value
Loans less than $1 million	Evaluation or restricted use appraisal
Loans $1 million or greater
Existing appraisal 18 months or less	Restricted use appraisal
Existing appraisal greater than 18 months	Summary form appraisal
Commercial loans secured primarily by residential real estate
Loans less than $1 million	Automated valuation model
Loans $1 million or greater	Summary form appraisal
Non-commercial loans secured primarily by residential real estate
Loans less than $250,000 Loans $250,000 or greater	Automated valuation model or Summary form appraisal Summary form appraisal

An evaluation report, as defined by the OCC, is a written report prepared by an appraiser that describes the real estate collateral, its condition, current and projected uses and sources of information used in the analysis, and provides an estimate of value in situations when an appraisal is not required.

A restricted use appraisal report is defined as a written report prepared under the Uniform Standards of Professional Appraisal Practice (“USPAP”). A restricted use appraisal is for the Company’s use only and contains a brief statement of information significant to the determination of the value of the collateral under review. This report can be used for ongoing collateral monitoring.

A summary form appraisal report is defined as a written report prepared under the USPAP which contains a detailed summary of all information significant to the determination of the collateral valuation. This report is more detailed than a restricted use report and provides sufficient information to enable the user to understand the rationale for the opinions and conclusions in the report.

An automated valuation model is an internal computer program that estimates a property’s market value based on market, economic, and demographic factors.

On a quarterly basis, or more frequently as necessary, the Company will review the circumstances of each collateral dependent loan and real estate owned property. A collateral dependent loan is defined as one that relies solely on the operation or the sale of the collateral for repayment. Adjustments to any specific reserve relating to a collateral shortfall, as compared to the outstanding loan balance, will be made if justified by appraisals, market conditions or current events concerning the credit.

All appraisals received which are utilized to determine valuations for criticized and classified loans or properties placed in real estate owned are provided under an “as is value”. Partially charged off loans are measured for impairment upon receipt of an updated appraisal based on the relationship between the remaining balance of the charged down loan and the discounted appraised value. Such loans will remain on non-accrual status unless performance by the borrower warrants a return to accrual status. Recognition of non-accrual status occurs at the time a loan can no longer support principal and interest payments in accordance with the original terms and conditions of the loan documents. When impairment is determined, a specific reserve reflecting any calculated shortfall between the value of the collateral and the outstanding balance of the loan is recorded. Subsequent adjustments, prior to receipt of a new appraisal, to any related specific reserve will be made if justified by market conditions or current events concerning the loan. If an internal discount-based evaluation is being used, the discount percentage may be adjusted to reflect market changes, changes to the collateral value of similar credits or circumstances of the individual loan itself. The amount of charge off is determined by calculating the difference between the current loan balance and the current collateral valuation, plus estimated cost to liquidate.

Impaired loan fair value measurements are based upon unobservable inputs, and therefore, are categorized as a Level 3 measurement. No specific reserves were calculated for impaired loans with an aggregate carrying amount of $3.6 million and $799 thousand at December 31, 2017 and 2016, respectively, as the underlying collateral was not below the carrying amount; however, these loans did include charge-offs of $105 thousand, of which zero related to loans which were fully charged off at December 31, 2017, and $632 thousand, of which $567 thousand related to loans which were fully charged off at December 31, 2016.

Once a loan is determined to be uncollectible, the underlying collateral is repossessed and reclassified as other real estate owned. The balance of other real estate owned also includes bank properties transferred from operations. These assets are carried at lower of cost or fair value of the collateral, less cost to sell. In some cases, adjustments are made to the appraised values for various factors including age of the appraisal, age of comparable properties included in the appraisal, and known changes in the market and the collateral. During the years ended December 31, 2017 and 2016, the Company did not transfer any loans or properties to other real estate owned, respectively. There were no real estate owned balances at December 31, 2017 and 2016, respectively.

In accordance with ASC 825-10-50-10, Fair Value of Financial Instruments, the Company is required to disclose the fair value of its financial instruments. The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a distressed sale. Fair value is best determined using observable market prices; however, for many of the Company’s financial instruments, no quoted market prices are readily available. In instances where quoted market prices are not readily available, fair value is determined using cash flow models or other techniques appropriate for the particular instrument. These techniques involve some degree of judgment and, as a result, are not necessarily indicative of the amounts the

Company would realize in a current market exchange. Utilizing different assumptions or estimation techniques may have a material effect on the estimated fair value.

CARRYING AMOUNTS AND ESTIMATED FAIR VALUES OF FINANCIAL INSTRUMENTS

December 31,	2017		2016
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Cash and due from banks	$20,642	$20,642	$19,645	$19,645
Interest-earning bank balances	68,002	68,002	114,563	114,563
Restricted cash	1,000	1,000	5,000	5,000
Investment securities available for sale	260,203	260,203	295,686	295,686
Investment securities held to maturity	—	—	250	250
Loans receivable, net	1,559,844	1,526,750	1,592,743	1,575,818
Hedged commercial loans (1)	1,349	1,349	1,634	1,634
Restricted equity investments	16,967	16,967	15,791	15,791
Interest rate swaps	517	517	2,077	2,077
Liabilities:
Demand deposits	1,061,492	1,028,055	1,095,012	1,070,680
Savings deposits	245,706	236,295	241,754	235,216
Time deposits	343,237	346,771	404,597	412,903
Advances from FHLBNY	85,214	85,297	85,416	85,703
Junior subordinated debentures	51,548	33,493	92,786	64,282
Fair value interest rate swaps	101	101	165	165
Interest rate swaps	518	518	2,087	2,087

(1)

Includes positive market value adjustment of $101 thousand and $165 thousand at December 31, 2017 and December 31, 2016, respectively, which is equal to the change in value of related interest rate swaps designated as fair value hedges of these hedged loans in accordance with FASB ASC 815.

Cash and cash equivalents. For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value. This is a Level 1 fair value input.

Restricted cash. For restricted cash, the carrying amount is a reasonable estimate of fair value. This is a Level 1 fair value input.

Investment securities. For investment securities, fair values are based on a combination of quoted prices for identical assets in active markets, quoted prices for similar assets in markets that are either actively or not actively traded and pricing models, discounted cash flow methodologies, or similar techniques that may contain unobservable inputs that are supported by little or no market activity and require significant judgment. The fair value of available-for-sale securities is measured utilizing Level 1, Level 2 and Level 3 inputs. The fair value of held-to-maturity securities is measured utilizing Level 2 inputs.

Loans receivable, net. The fair value of loans receivable is estimated using a discounted cash flow analysis. Projected future cash flows are calculated using loan characteristics, and assumptions of voluntary and involuntary prepayment speeds. For performing loans Level 2 inputs are utilized as the cash flow analysis is performed using available market data on the performance of similar loans. Projected cash flows are prepared using discount rates believed to represent current market rates. For non-performing loans, the cash flow assumptions are considered Level 3 inputs as market data is not readily available.

Hedged commercial loans. The hedged commercial loans are one component of a declared hedging relationship as defined under FASB ASC 815. The interest rate swap component of the declared hedging relationship is carried at their fair value and the carrying value of the commercial loans includes a similar change in fair values. The fair value of these loans is measured utilizing Level 2 inputs.

Restricted equity securities. Ownership in equity securities of FRB, FHLBNY, and Atlantic Central Bankers Bank is restricted and there is no established market for their resale. The carrying amount is a reasonable estimate of fair value. As these securities are readily marketable, the fair value is based on Level 2 inputs.

Interest rate swaps/floors and fair value interest rate swaps. The Company’s derivative financial instruments are not exchange-traded and therefore are valued utilizing models with the primary input being readily observable market parameters, specifically the LIBOR swap curve. In addition, the Company incorporates a qualitative fair value adjustment related to credit quality variations between counterparties as required by FASB ASC 820. This is a Level 2 input.

Demand deposits, savings deposits and time deposits. The fair value of demand deposits and savings deposits is determined by projecting future cash flows using an estimated economic life based on account characteristics, a Level 2 input. The resulting cash flow is discounted using rates available on alternative funding sources. The fair value of time deposits is estimated using the rate and maturity characteristics of the deposits to estimate their cash flow. This cash flow is discounted at rates for similar term wholesale funding.

Junior subordinated debentures. The fair value was estimated by discounting approximate cash flows of the borrowings by yields estimating the fair value of similar issues. The valuation model considers current market spreads known and anticipated credit issues of the underlying collateral, term and reinvestment period and market transactions of similar issues, if available. This is a Level 3 input under the fair value hierarchy.

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2016 and 2015. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amount presented herein.

21. RELATED PARTY TRANSACTIONS

Certain officers, directors and their associates (related parties) have loans and conduct other transactions with the Company. Such transactions are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for other non-related party transactions.

Related party activity for the years ended December 31, 2016 and 2015 is summarized as follows:

SUMMARY OF LOANS TO RELATED PARTIES

At or for the Years Ended December 31,	2017	2016
Balance, beginning of year	$424	$2,433
Additions	—	—
Other reductions(1)	—	(236
Repayments	(18)	(1,773)

Balance, end of year	$406	$424

(1)	Represents balances at the beginning of the period for related parties who left the Company during the course of the year.

Interest income earned on related party loans was $20 thousand and $21 thousand for the years ended December 31, 2017 and 2016, respectively.

Certain office space of the Company is leased from companies affiliated with former Directors who remain affiliates of the Company under separate agreements with the Company.

Terms of these two agreements at December 31, 2017 are as follows:

SUMMARY OF LEASES WITH AFFILIATES

December 31, 2017	Annual Rental Payment	Renewal Option Remaining	Annual Rental Increases
Expiration date:
January 2027	$196	4 five- year terms	Fixed
June 2029(1)	269	N/A	CPI

(1)	This lease is recorded as a $2.3 million obligation under capital lease at December 31, 2017.

At the time of each of the related party transactions described above, the Company determined that each transaction was on terms as fair to the Company as could have been obtained from unaffiliated third parties.

22. SUBSEQUENT EVENTS

The Company has evaluated subsequent events through March 21, 2018, the date the financial statements were available to be issued. Except for the Merger disclosed in Note 1 of the Notes to Consolidated Financial Statements, there are no subsequent events that require disclosure.

* * * * * *

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

OCEANFIRST FINANCIAL CORP.,

OCEANFIRST BANK, NATIONAL ASSOCIATION

and

CAPITAL BANK OF NEW JERSEY

Dated as of October 25, 2018

A-i

3.22	State Takeover Laws	A-24
3.23	Reorganization	A-24
3.24	Opinion	A-24
3.25	Company Information	A-24
3.26	Loan Portfolio	A-24
3.27	Insurance	A-25
3.28	No Other Representations or Warranties	A-25

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT

4.1	Corporate Organization	A-26
4.2	Capitalization	A-27
4.3	Authority; No Violation	A-27
4.4	Consents and Approvals	A-28
4.5	Reports	A-28
4.6	Financial Statements	A-29
4.7	Broker’s Fees	A-30
4.8	Absence of Certain Changes or Events	A-30
4.9	Legal Proceedings	A-30
4.10	SEC Reports	A-30
4.11	Compliance with Law	A-30
4.12	Agreements with Regulatory Agencies	A-31
4.13	Takeover Protections	A-31
4.14	Reorganization	A-31
4.15	Parent Information	A-31
4.16	Parent Systems	A-32
4.17	Taxes and Tax Returns	A-32
4.18	Employees	A-33
4.19	Risk Management Instruments	A-34
4.20	No Other Representations or Warranties	A-34

Article V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Business of the Company Prior to the Effective Time	A-34
5.2	Company Forbearances	A-35
5.3	Parent Covenants	A-37
5.4	Tax-free Reorganization	A-38

Article VI

ADDITIONAL AGREEMENTS

6.1	SEC Filings; Regulatory Matters	A-38
6.2	Access to Information; Confidentiality	A-39
6.3	Company Stockholders’ Approvals	A-40
6.4	Legal Conditions to Merger	A-41
6.5	Stock Exchange Listing	A-42
6.6	Employee Matters	A-42

A-ii

6.7	Indemnification; Directors’ and Officers’ Insurance	A-43
6.8	Additional Agreements	A-44
6.9	Advice of Changes	A-44
6.10	Litigation and Claims	A-45
6.11	Takeover Statutes	A-45
6.12	Acquisition Proposals	A-45
6.13	Board of Directors and Committee Meetings	A-47
6.14	Public Announcements	A-47
6.15	Operating Functions	A-47
6.16	Restructuring Efforts	A-47

Article VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation To Effect the Merger	A-47
7.2	Conditions to Obligations of Parent	A-48
7.3	Conditions to Obligations of the Company	A-49

Article VIII

TERMINATION AND AMENDMENT

8.1	Termination	A-50
8.2	Effect of Termination	A-52
8.3	Amendment	A-53
8.4	Extension; Waiver	A-54

Article IX

GENERAL PROVISIONS

9.1	Nonsurvival of Representations, Warranties and Agreements	A-54
9.2	Expenses	A-54
9.3	Notices	A-54
9.4	Interpretation	A-55
9.5	Counterparts	A-55
9.6	Entire Agreement	A-55
9.7	Governing Law; Jurisdiction	A-56
9.8	Waiver of Jury Trial	A-56
9.9	Assignment; Third Party Beneficiaries	A-56
9.10	Remedies; Specific Performance	A-56
9.11	Severability	A-57
9.12	Delivery by Facsimile or Electronic Transmission	A-57

Exhibit A –	Support Agreements
Exhibit B –	Hanrahan Amendment Agreement
Exhibit C –	Lobosco Amendment Agreement
Exhibit D –	Rehm Amendment Agreement
Exhibit E –	Branch Offices of the Company
Exhibit F –	Branch Offices of the Bank

A-iii

INDEX OF DEFINED TERMS

Page
Acquisition Proposal	A-62
affiliate	A-74
Agreement	A-1
Allowance	A-29
Average Closing Price	A-69
Balance Sheet	A-15
Bank	A-1
Bank Bylaws	A-3
Bank Charter	A-2
BHC Act	A-35
business day	A-74
Canceled Shares	A-3
Chosen Courts	A-75
Closing	A-2
Closing Date	A-2
Code	A-1
Company	A-1
Company Adverse Recommendation Change	A-55
Company Benefit Plans	A-20
Company Bylaws	A-10
Company Certificate	A-10
Company Common Stock	A-3
Company Contract	A-27
Company Disclosure Schedule	A-9
Company Equity Awards	A-11
Company ERISA Affiliate	A-22
Company Indemnified Parties	A-58
Company Meeting	A-54
Company Offering	A-12
Company Qualified Plans	A-21
Company Recommendation	A-54
Company Regulatory Agreement	A-28
Company Restricted Stock Award	A-5
Company Stock Option	A-4
Company Subsidiary	A-10
Company Systems	A-31
Company Tender Offer	A-12
Confidentiality Agreement	A-54
Continuing Employees	A-56
Derivative Contract	A-28
Determination Date	A-70
Determination Period	A-70
Dissenting Shares	A-8
DOL	A-21
Effective Time	A-2
Enforceability Exceptions	A-13
Environmental Laws	A-29
ERISA	A-20
Exchange Act	A-14

A-iv

Exchange Agent	A-5
Exchange Fund	A-5
Exchange Ratio	A-4
FDIC	A-10
FHLB	A-10
Final Index Price	A-70
Financial Statements	A-15
GAAP	A-9
Governmental Entity	A-14
Index Group	A-70
Index Price	A-70
Index Ratio	A-69
Intellectual Property	A-31
Interim Financial Statements	A-15
IRS	A-21
knowledge of Parent	A-74
knowledge of the Company	A-74
Laws	A-24
Leased Real Property	A-30
Liens	A-12
Loans	A-33
made available	A-74
Material Adverse Effect	A-9
Materially Burdensome Regulatory Condition	A-52
Merger	A-1
Merger Consideration	A-4
Merger Notice	A-2
Multiemployer Plan	A-22
Multiple Employer Plan	A-22
NASDAQ	A-5
National Bank Act	A-2
New Certificates	A-4
New Plans	A-57
NJ Code	A-2
NJ Department	A-14
OCC	A-2
Old Certificate	A-4
ordinary course of business	A-74
Owned Real Property	A-29
Parent	A-1
Parent Benefit Plans	A-44
Parent Common Stock	A-4
Parent Disclosure Schedule	A-35
Parent Equity Awards	A-36
Parent ERISA Affiliate	A-45
Parent Qualified Plans	A-44
Parent Ratio	A-70
Parent Regulatory Agreement	A-42
Parent Reports	A-41
Parent Restricted Stock Awards	A-36
Parent Subsidiary	A-35
Parent Systems	A-43

A-v

party	A-74
PBGC	A-21
Permitted Encumbrances	A-30
person	A-74
Premium Cap	A-59
Proxy Statement	A-14
Real Estate Leases	A-30
Regulatory Agencies	A-14
Representatives	A-61
Requisite Company Vote	A-13
Requisite Regulatory Approvals	A-53
Restrictive Covenant	A-23
S-4	A-14
SEC	A-14
Securities Act	A-14
Skadden	A-2
Starting Date	A-70
Starting Price	A-70
Subsidiary	A-10
Superior Proposal	A-62
Support Agreements	A-1
Surviving Bank	A-1
Takeover Statutes	A-32
Tax	A-20
Tax Return	A-20
Taxes	A-20
Terminated Plan	A-57
Termination Date	A-68
Termination Fee	A-71
the date hereof	A-74

A-vi

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of October 25, 2018 (this “Agreement”), is by and among OceanFirst Financial Corp., a Delaware corporation (“Parent”), OceanFirst Bank, National Association, a national banking association and a wholly-owned Subsidiary of Parent (the “Bank”), and Capital Bank of New Jersey, a New Jersey chartered commercial bank (the “Company”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of each of Parent, the Bank and the Company have determined that it is in the best interests of their respective companies and stockholders for such companies to consummate the strategic business combination transaction provided for herein, pursuant to which the Company will, subject to the terms and conditions set forth herein, merge with and into the Bank (the “Merger”), with the Bank as the surviving bank in the Merger and a wholly-owned Subsidiary of Parent (hereinafter sometimes referred to in such capacity as the “Surviving Bank”);

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulation section 1.368-2(g);

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and an inducement for Parent to enter into this Agreement, certain stockholders of the Company have simultaneously herewith entered into separate voting and support agreements with Parent substantially in the form of Exhibit A (collectively, the “Support Agreements”) in connection with the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, David J. Hanrahan Sr., the President and Chief Executive Officer of the Company, Thomas J. Lobosco, Executive Vice President and Chief Financial Officer of the Company, and Joseph F. Rehm, Executive Vice President and Chief Lending Officer of the Company, each has entered into an Amendment Agreement with the Company in the forms attached hereto as Exhibit B, Exhibit C and Exhibit D, respectively, which such amendments will be assumed by Parent and the Bank effective as of the Effective Time; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions precedent to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger; Effective Time; Effects of the Merger.

(a) Subject to the terms and conditions of this Agreement, in accordance with Section 215a and other applicable provisions of the National Bank Act, as amended, 12 U.S.C. §1, et seq. (the “National Bank Act”), and Section 148.B. and other applicable provisions of the New Jersey Banking Act of 1948, as amended (the “NJ Code”), at the Effective Time, the Company (with its principal office located at 175 South Main Road, Vineland, New Jersey 08360 and having branch offices at the locations set forth on Exhibit E), shall merge with and into the Bank (with its principal office located at 110 West Front Street, Red Bank, New Jersey 07701 and having branch offices at the locations set forth on Exhibit F). The Bank shall be the surviving bank in the Merger, and shall continue its corporate existence under the laws of the United States of America. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

(b) On the terms and subject to the conditions of this Agreement and in accordance with the National Bank Act and the NJ Code, the Merger shall be effective at such time specified in the certification issued by the Office of the Comptroller of the Currency (the “OCC”) (the “Merger Notice”) (or as otherwise specified in the Merger Notice) (such date and time, the “Effective Time”). At and after the Effective Time, the Merger shall have the effects provided in this Agreement and the applicable provisions of the National Bank Act and the NJ Code. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Bank and the Company shall vest in the Surviving Bank, and all debts, liabilities and duties of the Bank and the Company shall become the debts, liabilities and duties of the Surviving Bank. The home office of the Surviving Bank shall be 110 West Front Street, Red Bank, New Jersey 07701.

1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), on the last business day of the first month after December 2018 in which the conditions set forth in Article VII hereof have been satisfied or, if permitted by Law, waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3 Charter of Surviving Bank. At and immediately after the Effective Time, the Charter of the Bank, as in effect immediately prior to the Effective Time (the “Bank Charter”), shall be the Charter of the Surviving Bank until it is thereafter amended in accordance with its terms and Law.

1.4 Bylaws of Surviving Bank. At and immediately after the Effective Time, the Bylaws of the Bank, as in effect immediately prior to the Effective Time (the “Bank Bylaws”), shall be the Bylaws of the Surviving Bank until it is thereafter amended in accordance with its terms and Law.

1.5 Directors; Officers. At and immediately after the Effective Time, the directors and officers of the Bank in office immediately prior to the Effective Time shall be the directors and officers of the Surviving Bank until their respective successors are duly elected or appointed and qualified.

1.6 Tax Consequences. For U.S. federal income Tax purposes, (a) the parties intend that (i) the Merger shall be treated as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) Parent, the Bank and the Company shall each be a party to such reorganization within the meaning of Section 368(b) of the Code, and (b) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulation Section 1.368-2(g). The Merger shall be reported by the parties for all Tax purposes in accordance with the foregoing, unless otherwise required by Law or a Governmental Entity with proper jurisdiction over the parties.

ARTICLE II

EXCHANGE OF SHARES

2.1 Company Common Stock.

(a) Subject to the provisions of this Article II, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Bank, the Company or the stockholders of any of the foregoing:

(i) Each share of common stock, par value $5.00 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time that is held by the

Company as treasury stock or held by the Company, any Subsidiary of the Company, Parent or any Subsidiary of Parent (in each case, other than shares held in any employee benefit plans or related trust accounts or otherwise held in any fiduciary or agency capacity or as a result of debts previously contracted) (collectively, the “Canceled Shares”) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be paid or provided with respect thereto;

(ii) Subject to Section 2.5(e), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding (x) the Canceled Shares and Dissenting Shares and (y) shares of Company Common Stock outstanding in respect of Company Restricted Stock Awards which, in the case of this clause (y), are addressed in Section 2.3 below) shall be converted in accordance with the procedures set forth in this Agreement into the right to receive 1.25 shares (the “Exchange Ratio”) of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) (the “Merger Consideration”); and

(iii) Each share of capital stock of the Bank issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time and be unaffected by the Merger. At the Effective Time, the amount of capital stock, including surplus, of the Bank shall be $932,078,000, and the number of outstanding shares of common stock of the Bank shall be 1,000 shares, each of $1.00 par value.

(b) Each share of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Company Common Stock (each, an “Old Certificate”, it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) shall thereafter represent only the right to receive (x) the Merger Consideration in accordance with, and subject to, this Section 2.1 and the other terms of this Article II, (y) cash in lieu of fractional shares that the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 2.1 and Section 2.5(e), without any interest thereon, and (z) any dividends or distributions that the holder thereof has the right to receive pursuant to Section 2.5(b), in the case of each of the foregoing, subject to all applicable withholding of Tax in accordance with Section 2.8.

(c) Old Certificates previously representing shares of Company Common Stock shall be exchanged for evidence of shares in book-entry form or, at Parent’s option, certificates (collectively, referred to herein as “New Certificates”), representing the Merger Consideration (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Old Certificates in accordance with Section 2.5, without any interest thereon and subject to all applicable withholding of Tax in accordance with Section 2.8.

(d) If, prior to the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been increased, decreased or changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

2.2 Company Stock Options. At the Effective Time, each option to purchase shares of Company Common Stock granted under any Company Benefit Plan that is outstanding immediately prior to the Effective Time (a “Company Stock Option”) (whether vested or unvested) shall be canceled and extinguished at the Effective Time and automatically exchanged into an amount of cash (without interest) equal to the product of (a) the aggregate number of shares of Company Common Stock issuable upon exercise of such Company Stock

Option and (b) the excess, if any, of (i) the product of (x) the Exchange Ratio and (y) the volume weighted-average trading price of Parent Common Stock on The Nasdaq Global Select Market (the “NASDAQ”) (as reported by The Wall Street Journal) for the five (5) full trading days ending on the last trading day preceding the Closing Date over (ii) the per-share exercise price of such Company Stock Option, payable as promptly as practicable following the Effective Time. Parent will be entitled to deduct and withhold such amounts as may be required to be deducted and withheld under the Code and any applicable state or local Tax laws as allowed under the applicable Company Benefit Plan and the applicable grant agreement.

2.3 Company Restricted Stock Awards. At the Effective Time, each restricted share of Company Common Stock granted under any Company Benefit Plan that is outstanding immediately prior to the Effective Time (a “Company Restricted Stock Award”) shall be or become fully vested and the restrictions thereon shall lapse, and each holder thereof shall be entitled to receive the Merger Consideration in exchange therefor as promptly as practicable following the Effective Time (but in no event later than ten (10) business days thereafter). The Company or Parent will be entitled to deduct and withhold such amounts as may be required or to be deducted and withheld under the Code and any applicable state or local Tax laws as allowed under the applicable Company Benefit Plan and the applicable grant agreement.

2.4 Parent to Make Merger Consideration Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, (a) New Certificates representing the aggregate Merger Consideration to be issued and exchanged pursuant to Section 2.1 and (b) cash in an amount sufficient to pay any cash in lieu of any fractional shares of Parent Common Stock (such cash and New Certificates described in the foregoing clauses (a) and (b), together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of Old Certificates. Any interest and other income resulting from such investments shall be solely for the benefit of and paid to Parent.

2.5 Exchange of Shares.

(a) As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Company Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article II, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for the Merger Consideration that such holder shall have become entitled to receive in accordance with, and subject to, Section 2.1, and any cash in lieu of fractional shares that the shares of Company Common Stock represented by such Old Certificate shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.5(b), in the case of each of the foregoing, subject to all applicable withholding of Tax in accordance with Section 2.8. From and after the Effective Time, upon proper surrender of an Old Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal duly executed, the holder of such Old Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing the Merger Consideration to which such holder of Company Common Stock shall have become entitled to receive in accordance with, and subject to, Section 2.1, and (ii) a check representing the amount of (A) any cash in lieu of fractional shares that such holder has the right to receive in respect of the surrendered Old Certificate pursuant to Section 2.5(e) and (B) any dividends or distributions that such holder has the right to receive pursuant to Section 2.5(b), and the Old Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash in lieu of fractional shares payable to holders of Old Certificates or any dividends payable under Section 2.5(b). Until surrendered as contemplated by this Section 2.5, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor), subject to all applicable withholding of Tax in accordance with Section 2.8.

(b) No dividends or other distributions declared with respect to Parent Common Stock with a record date after the Effective Time shall be paid to any holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the Merger Consideration that the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive.

(c) If any New Certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Old Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Old Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor), subject to all applicable withholding of Tax in accordance with Section 2.8, that the holder presenting such Old Certificates is entitled to, as provided in this Article II.

(e) Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the issuance of any such fractional share, Parent shall, following the Effective Time, pay to each former stockholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the volume weighted-average trading price of Parent Common Stock on the NASDAQ (as reported by The Wall Street Journal) for the five (5) full trading days ending on the last trading day preceding the Closing Date by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock that such holder would otherwise be entitled to receive pursuant to Section 2.1.

(f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for one (1) year after the Effective Time shall be paid to Parent. Any former stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of the Merger Consideration (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) in respect of each former share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Bank, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed, and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may require, the Exchange Agent or Parent, as applicable, will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) in respect thereof pursuant to this Agreement.

2.6 Dissenter’s Rights.

(a) Notwithstanding anything herein to the contrary, no shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who (i) has voted against the Merger or has given notice in writing at or prior to the Company Meeting to the presiding officer of the Company that he, she or it dissents from the Merger (and does not subsequently vote for the Merger), (ii) is entitled to demand and properly demands appraisal of his, her or its Company Common Stock pursuant to §12 U.S.C. 215a and (iii) as of the Effective Time, has not failed to perfect, and has not effectively withdrawn or lost his, her or its rights to appraisal pursuant to §12 U.S.C. 215a (the “Dissenting Shares”) shall be converted into or represent the right to receive the Merger Considerations provided in Section 2.1, and instead the holders of Dissenting Shares shall be entitled to the rights that are granted by §12 U.S.C. 215a (unless and until such holder shall have failed to timely perfect, and shall have effectively withdrawn or lost, such holder’s right to dissent from the Merger under §12 U.S.C. 215a, in which case such holder shall be entitled to receive the Merger Consideration in accordance with Section 2.1, without interest thereon, in exchange for such shares of Company Common Stock, and such shares of Company Common Stock shall no longer be deemed to be Dissenting Shares) and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of §12 U.S.C. 215a. In such case, at the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except as provided for pursuant to §12 U.S.C. 215a and this Section 2.6.

(b) The Company shall provide Parent any instruments or communications delivered by any holders of Company Common Stock with respect to demands, or attempted withdrawal of demands, for appraisal by such holders and any other instruments received by the Company relating to the Dissenting Shares, and, to the extent permitted by Law, Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent or as otherwise required by an order of a Governmental Entity of competent jurisdiction, voluntarily make any payment with respect to or settle any such demands, or waive any failure to timely deliver a written demand, or offer to do any of the foregoing.

2.7 Actions of the Company. Prior to the Effective Time, the Company, the Board of Directors of the Company and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary or reasonably desirable, including obtaining any consents, to (i) effectuate the provisions in Sections 2.2 and 2.3, (ii) ensure that following the Effective Time, there are no obligations with respect to the Company Equity Awards other than as set forth in Sections 2.2 and 2.3 and (iii) terminate each Company Benefit Plan effective as of the Effective Time; provided that no action taken by the Company shall be required to be irrevocable until immediately prior to the Effective Time.

2.8 Tax Withholdings. Notwithstanding anything to the contrary herein, each of Parent and the Bank shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock, cash dividends or distributions payable pursuant to Section 2.5 or any other amounts otherwise payable pursuant to this Agreement to any person such amounts as it determines it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent, the Bank or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which the deduction and withholding was made by Parent, the Bank or the Exchange Agent, as the case may be.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the disclosure schedule delivered by the Company to Parent concurrently herewith (the “Company Disclosure Schedule”); provided that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the Company and (iii) any disclosures made with respect to a section of Article III shall be deemed to qualify any other section of Article III (A) specifically referenced or cross-referenced or (B) to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections, the Company hereby represents and warrants to Parent as follows:

3.1 Corporate Organization.

(a) The Company is a chartered commercial bank duly organized, validly existing and in good standing under the laws of the State of New Jersey. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. As used herein, “Material Adverse Effect” means, with respect to Parent or the Company, as the case may be, a material adverse effect on (i) the business, properties, assets, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby or (E) the reasonable, customary and documented third party expenses incurred by either party in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B) and (C), to the extent that such changes disproportionately affect the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used herein, “Subsidiary,” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or person of which (x) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (y) such first person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions.

(b) True, correct and complete copies of the Certificate of Incorporation of the Company (the “Company Certificate”) and the Bylaws of the Company, as amended (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available by the Company to Parent. Exhibit E sets forth a true, correct and complete list of each branch of the Company as of the date hereof and the related address. The minute books of the Company and its Subsidiaries accurately reflect, in all material respects, all material corporate actions of the stockholders and boards of directors or managers (and committees thereof) of the Company or its Subsidiaries, as applicable.

(c) The Company has previously made available to Parent true, correct and complete copies of (i) its annual reports to its stockholders for the years ended December 31, 2017, 2016 and 2015 and (ii) proxy materials distributed to its stockholders in connection with any annual or special meeting of its stockholders held in 2018, 2017 and 2016.

(d) The deposits of the Company are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due and no proceedings for the termination of such insurance are pending or threatened. The Company is a member in good standing of the Federal Home Loan Bank of New York (the “FHLB”) and owns the requisite amount of stock therein.

(e) Each Subsidiary of the Company (each, a “Company Subsidiary”), (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under Law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and (iii) has all requisite company, partnership or corporate (as applicable) power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of the Company to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. Section 3.1(e) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Subsidiaries of the Company as of the date hereof.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock. As of the date of this Agreement, there are (v) 2,533,779 shares of Company Common Stock issued and outstanding, (w) 215,382 shares of Company Common Stock held in treasury, (x) 33,075 shares of Company Common Stock reserved for issuance upon the exercise of the outstanding Company Stock Options, (y) 66,075 shares of Company Common Stock outstanding in respect of Company Restricted Stock Awards (which shares of Company Common Stock are included in the number of shares of Company Common Stock issued and outstanding set forth in clause (v) of this Section 3.2(a)) and (z) no other shares of capital stock or equity or voting securities of the Company issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of any preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of the Company may vote. There are no trust preferred or subordinated debt securities of the Company or any of its Subsidiaries issued or outstanding. Other than the Company Stock Options and the Company Restricted Stock Awards (together, the “Company Equity Awards”), in each case, issued prior to the date of this Agreement, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. The Company is not party to, and, to the Company’s knowledge, there are no, voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of Company Common Stock or other equity interests of the Company, other than the Support Agreements. The Company has, in connection with the offering and sale of any securities of the Company, complied in all material respects with all applicable federal and state securities laws, rules and regulations. Section 3.2(a) of the Company Disclosure Schedule sets forth (as of the date hereof) a true, correct and complete list of all the (i) issued and outstanding shares of Company Common Stock, specifying, on a holder-by-holder basis, (A) the name of each holder and (B) the number of shares held by such holder and (ii) Company Equity Awards issued and outstanding under any Company Benefit Plan, specifying, on a holder-by-holder basis, (A) the name of each holder, (B) the number of shares subject to each such Company Equity Award, (C) the grant date of each such Company Equity Award, (D) the vesting schedule for each such Company Equity Award, (E) the exercise price for each such Company Equity Award that is a Company Stock Option and (F) the expiration date for each such Company Equity Award that is a Company Stock Option. Other than the Company Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of the Company or any of its Subsidiaries) are outstanding.

(b) The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c) Section 3.2(c) of the Company Disclosure Schedule sets forth a true, correct and complete list of each offer to purchase shares of Company Common Stock made by the Company (each a “Company Tender Offer”), including, in each case, the date of the commencement of such Company Tender Offer, the maximum amount of shares subject to such Company Tender Offer and the total amount of shares repurchased pursuant thereto. The Company has not purchased shares of Company Common Stock other than pursuant to and in accordance with such Company Tender Offer and all Laws with respect thereto.

(d) Section 3.2(d) of the Company Disclosure Schedule sets forth a true, correct and complete list of each offering of equity securities (or securities convertible or exchangeable into, or exercisable for, equity securities) of the Company (other than issuances of (x) Company Equity Awards pursuant to a Company Benefit Plan and (y) issuances of shares of Company Common Stock pursuant to the exercise of Company Stock Options or warrants) made by the Company (each a “Company Offering”), including a description of the securities issued, the date of issuance, the amount of shares issued, the use of proceeds and the offering price. Each Company Offering was effected in compliance with all Laws with respect thereto, in all material respects.

3.3 Authority; No Violation.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger has been duly, validly and unanimously approved by the Board of Directors of the Company. The Board of Directors of the Company has (i) determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable, fair to and in the best interests of the Company and its stockholders, (ii) adopted this Agreement, (iii) directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s stockholders for approval at a duly called and convened meeting of such stockholders, (iv) recommended that the stockholders of the Company approve and adopt this Agreement and the transactions contemplated herein at such meeting and (v) adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the holders of at least two-thirds of the capital stock of the Company entitled to vote (the “Requisite Company Vote”), no other corporate proceedings or approvals on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and the Bank) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with each of the terms and provisions hereof will (i) violate any provision of the Company Certificate or the Company Bylaws or any governing or organizational document of any of the Company’s Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (y) except as set forth in Section 3.3(b) of the Company Disclosure Schedule, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

3.4 Consents and Approvals. Except for (a) the filing of applications, filings, certificates and notices, as applicable, with the NASDAQ and the approval of the listing on the NASDAQ of the shares of Parent Common Stock to be issued as the Merger Consideration pursuant to this Agreement, (b) the filing of applications, filings, certificates and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (c) the filing of applications, filings, certificates and notices, as applicable, with the OCC, including filing of the Notice of Consummation with the OCC pursuant to the National Bank Act, and approval of such applications, filings and notices, (d) the filing with the Securities and Exchange Commission (the “SEC”) of (i) any filings that are necessary under applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) the registration statement on Form S-4 in which the proxy statement relating to the meeting of the Company’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendment or supplement thereto, the “Proxy Statement”) and a prospectus relating to the shares of Parent Common Stock issuable in the Merger will be included, to be filed with the SEC by Parent in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (e) the filing of applications, filings, certificates and notices, as applicable, with the New Jersey Department of Banking and Insurance (the “NJ Department”) and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Parent Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or any self-regulatory organization (each, a “Governmental Entity”) or any other third party are necessary in connection with (A) the execution and delivery by the Company of this Agreement or (B) the consummation by the Company of the Merger and the other transactions contemplated hereby. The Company is not under any obligation, contingent or otherwise, that will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act of 1933, as amended (the “Securities Act”).

3.5 Reports. The Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2015 with (a) any state regulatory authority, including the NJ Department, (b) the SEC, (c) the Federal Reserve Board, (d) the FDIC, (e) the OCC, (f) any foreign regulatory authority and (g) any self-regulatory organization ((a) – (g), collectively “Regulatory Agencies”), including any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency, and have paid in full all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in Section 3.5 of the Company Disclosure Schedule and for normal examinations conducted by a Regulatory Agency in the ordinary course of business of the Company and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2015, except where such proceedings or investigation would not reasonably be expected to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since January 1, 2015, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. The Company and its Subsidiaries have fully resolved in all material respects all “matters requiring attention,” “matters requiring immediate attention” or similar items as identified, if any, by any such Regulatory Agency.

3.6 Financial Statements.

(a) The Company has previously made available to Parent a true and complete copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2017 and December 31, 2016, and the related audited consolidated statements of income, comprehensive income, shareholders’ equity and cash flows of the Company and its Subsidiaries for each of the years then ended, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (collectively referred to as the “Financial Statements”) and the unaudited consolidated balance sheet of the Company and its Subsidiaries as at June 30, 2018 (the “Balance Sheet”), and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows of the Company and its Subsidiaries for the six months ended June 30, 2018, together with all related notes and schedules thereto (together with the Balance Sheet, the “Interim Financial Statements”). Each of the Financial Statements and the Interim Financial Statements (i) was prepared from, and is in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly presents in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods and as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of its respective date, in all material respects with all applicable accounting requirements and (iv) was prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. RSM US LLP, the Company’s independent auditor, has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except (i) as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company or (ii) as set forth in Section 3.6(b) of the Company Disclosure

Schedule, neither the Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the Balance Sheet (including any notes thereto) and for liabilities incurred in the ordinary course of business since the date of the Balance Sheet or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the Company. The Company (i) keeps books, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, and (ii) maintains a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Section 3.6(c) of the Company Disclosure Schedule sets forth, based on the Company’s most recent evaluation prior to the date hereof, (x) any significant deficiencies and material weaknesses in the design or operation of internal accounting controls that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves directors, management or other employees who have a significant role in the Company’s internal accounting controls, in each case, disclosed to the Company’s auditors, the audit committee of the Board of Directors of the Company or any Governmental Entity.

(d) Since January 1, 2016, (i) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or, to the knowledge of the Company, to any director or officer of the Company.

3.7 Broker’s Fees. With the exception of the engagement of Boenning & Scattergood Inc., neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated by this Agreement. The Company has disclosed to Parent as of the date hereof the aggregate fees provided for in connection with the engagement by the Company of Boenning & Scattergood Inc. related to the Merger and the other transactions contemplated hereunder.

3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2017, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Since December 31, 2017, except with respect to (i) matters set forth in Section 3.8(b) of the Company Disclosure Schedule and (ii) the transactions contemplated hereby, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.

(c) Since December 31, 2017, except with respect to matters set forth in Section 3.8(c) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries have taken any action or failed to take any action that would have resulted in a breach of Section 5.2 had such act or omission occurred during the period from the date hereof to the Closing.

3.9 Legal Proceedings.

(a) Except as set forth in Section 3.9(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or any of their current directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets, rights or properties of the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Parent or any of its affiliates), that would reasonably be expected to be material to the Company.

3.10 Taxes and Tax Returns.

(a) Each of the Company and its Subsidiaries has duly and timely filed or caused to be filed (giving effect to all applicable extensions) all material Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material Taxes of the Company and its Subsidiaries that are due have been fully and timely paid or adequate reserves therefor have been made in accordance with GAAP on the Financial Statements or Interim Financial Statements of the Company and its Subsidiaries. Each of the Company and its Subsidiaries has withheld and paid to the relevant Governmental Entity on a timely basis all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any person. All deficiencies asserted or assessments made as a result of any audit, assessment, claim, examination, investigation or other inquiry relating to Taxes by any Governmental Entity of the Tax Returns of the Company or its Subsidiaries have been fully paid or are being contested in good faith through appropriate proceedings and have been adequately reserved for in accordance with GAAP in the Financial Statements or the Interim Financial Statements.

(c) Neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes since the date of the latest Interim Financial Statements outside of the ordinary course of business.

(d) Neither the Company nor any of its Subsidiaries has nexus or a Tax presence in any jurisdiction in which it is not currently filing Tax Returns. No claim has been made in writing by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such subsidiary is or may be subject to taxation by that jurisdiction.

(e) Neither the Company nor any of its Subsidiaries has requested or received any extension of time within which to file any material Tax Return, which Tax Return has not since been filed. No extension or waiver of the limitation period applicable to any material Tax Return of the Company or any of its Subsidiaries has been granted by or requested from the Company or any of its Subsidiaries that is still outstanding.

(f) The Company and each of its Subsidiaries is, and has been since its respective date of formation, organized or incorporated under the laws of a state or political subdivision of the United States. Neither the Company nor any of its Subsidiaries is or has been subject to Tax in any jurisdiction outside of the United States. Neither the Company nor any Company Subsidiary conducts or has conducted any business or other operations outside of the United States.

(g) There are no material Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Liens for Taxes not yet due and payable.

(h) Neither the Company nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations, investigations, or other proceedings regarding any material Taxes of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries which have not been paid, settled or withdrawn or for which adequate reserves have not been established in accordance with GAAP in the Financial Statements or the Interim Financial Statements.

(i) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable year (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7127 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date; (iv) intercompany transaction or any excess loss account in respect of taxable periods ending on or prior to the Closing Date described in Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law); (v) installment sale or open transaction made on or prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date; (vii) election made under Section 108(i) of the Code prior to the Closing Date; (viii) application of Section 965 of the Code, including any election made under Section 965(h) of the Code; or (ix) any similar election, action, or agreement that would have the effect of deferring any liability for Taxes of the Company from any period ending on or before the Closing Date to any period ending after such date.

(j) Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries). Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group of which the Company was the common parent) or (ii) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) arising from the application of Treasury Regulation section 1.1502-6, or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise.

(k) Except as set forth in Section 3.10(k) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is, or has been since the date of its formation, a party to or a member of any joint venture, partnership, limited liability company, trust or other arrangement or contract which could be treated as a partnership for Tax purposes.

(l) There is no power of attorney given by or binding upon the Company or any of its Subsidiaries with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired that is currently in effect.

(m) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(n) The Company is not and has not been, during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(o) The Company and each of its Subsidiaries have disclosed on their respective federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code. Neither the Company nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Treasury Regulation section 1.6011 -4(b)(1) or any similar provision of state, local or foreign Tax Law.

(p) Neither the Company nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382(g) of the Code within the past five years.

(q) As used herein, “Tax” or “Taxes” means (i) all federal, state, local, foreign or other taxes imposed by any Governmental Entity, including all income, gross receipts, license, payroll, employment, escheat, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto and (ii) any amounts described in clause (i) of this definition (x) as a result of being prior to the Closing a member of an affiliated, consolidated, combined, unitary or other similar group, (y) as a result of being prior to the Closing a party to any Tax sharing or Tax allocation agreement or other similar arrangement (other than customary commercial contracts not primarily related to Taxes) or (z) as a result of being liable for another person’s Taxes as a transferee or successor.

(r) As used herein, “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11 Employees.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Benefit Plans. For purposes of this Agreement, “Company Benefit Plans” mean all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, whether funded or unfunded, and all pension, benefit, retirement, bonus, stock option, stock purchase, employee stock ownership, restricted stock, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements (and any amendments thereto) to or with respect to which the Company or any Subsidiary is a party or has or could reasonably be expected to have any current or future obligation or that are sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of the Company or any of its Subsidiaries.

(b) The Company has heretofore made available to Parent true, correct and complete copies of the following documents with respect to each of the Company Benefit Plans, to the extent applicable: (i) the plan document (including all amendments thereto) governing such Company Benefit Plan or, if such Company Benefit Plan is not in writing, a written description of all the material terms of such Company Benefit Plan, (ii) if the Company Benefit Plan is funded through a trust or any other funding arrangement, a copy of such trust of other funding arrangement, (iii) each ERISA summary plan description and summary of material modifications, (iv) the annual report (Form 5500), if any, filed with the Internal Revenue Service (the “IRS”) for the last three (3) plan years and summary annual reports, with schedules and financial statements attached, (v) the most recently received IRS determination or opinion letter, if any, relating to any Company Benefit Plan, (vi) the most recently prepared actuarial report for each Company Benefit Plan (if applicable) for each of the last three (3) years and (vii) copies of all material non-routine correspondence to and from the IRS, U.S. Department of Labor (the “DOL”) or Pension Benefit Guarantee Corporation (the “PBGC”).

(c) Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all Laws, including ERISA and the Code. Neither the Company nor any of its Subsidiaries has taken any action to take corrective action or made a filing under any voluntary correction program of the IRS, the DOL or any other Governmental Entity with respect to any Company Benefit Plan, and neither the Company nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d) Section 3.11(d) of the Company Disclosure Schedule sets forth a true, correct and complete list of each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Company Qualified Plans”). The IRS has issued a favorable determination or opinion letter with respect to each Company Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Company Qualified Plan or the exempt status of the related trust or increase the costs relating thereto. No trust funding any Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e) Each Company Benefit Plan that is subject to Section 409A of the Code has been administered and documented in compliance with the requirements of Section 409A of the Code, except where any non-compliance has not and cannot reasonably be expected to result in material liability to the Company or any of its Subsidiaries or any employee of the Company or any of its Subsidiaries.

(f) No Company Benefit Plan is, and none of the Company, its Subsidiaries nor any Company ERISA Affiliate (as defined below) has at any time during the last six years sponsored, maintained, contributed to or been obligated to contribute to any plan that is, subject to Title IV or Section 302 of ERISA or Sections 412, 430 or 4971 of the Code. For purposes of this Agreement, the term “Company ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA.

(g) None of the Company, its Subsidiaries nor any Company ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of the Company and its Subsidiaries nor any Company ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part 1 of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(h) Neither the Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(i) All contributions required to be made to any Company Benefit Plan by Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, in each case, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company to the extent required by GAAP.

(j) There are no pending or threatened claims (other than claims for benefits in the ordinary course of business), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of the Company, no set of circumstances exists that may reasonably be expected to give rise to a claim, lawsuit or arbitration, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans, in each case that could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in any Company Benefit Plan, or any other party.

(k) None of the Company and its Subsidiaries nor any Company ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Benefit Plans or their related trusts, the Company, any of its Subsidiaries, any Company ERISA Affiliate or any person that the Company or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l) Except as set forth in Section 3.11(l) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability, delivery or funding of, or increase in the amount or value of, any payment, compensation (including stock or stock-based), right or other benefit to any employee, officer, director, independent contractor, consultant or other service provider of the Company or any of its Subsidiaries, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will (i) be an “excess parachute payment” within the meaning of Section 280G of the Code or (ii) require prior approval in accordance with FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments. The Company has made available to Parent true, correct and complete copies of Section 280G calculations assuming that the Merger occurs on or after January 1, 2019 (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.

(m) No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise. Neither the Company nor any of its Subsidiaries remain subject to any compensation-related limitations or restrictions imposed by or related to Section 111 of the Emergency Economic Stabilization Act of 2008, as amended.

(n) There are no pending or, to the knowledge of the Company, threatened material labor grievances or material unfair labor practice claims or charges against the Company or any of its Subsidiaries, or any strikes or other material labor disputes against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries and, to the knowledge of the Company, there are no organizing efforts by any union or other group seeking to represent any employees of the Company or any of its Subsidiaries and no employees of the Company or any of its Subsidiaries are represented by any labor organization.

(o) To the knowledge of the Company, no current or former employee or independent contractor of the Company or any of its Subsidiaries is in violation in any material respect of any term of any restrictive covenant obligation, including any non-compete, non-solicit, non-interference, non-disparagement or confidentiality obligation (“Restrictive Covenant”) or any employment or consulting contract, common law nondisclosure obligation, fiduciary duty, or other obligation: (i) to the Company or any of its Subsidiaries or (ii) to a former employer or engager of any such individual relating (A) to the right of any such individual to work for the Company or any of its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

(p) To the knowledge of the Company, no employee of the Company or any of its Subsidiaries with an annual base salary equal to or greater than $75,000 intends to terminate his or her employment relationship.

3.12 Compliance with Law.

(a) The Company and each of its Subsidiaries hold, and have at all times since January 1, 2016 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid in full all fees and assessments due and payable in connection therewith), except where neither the failure to hold nor the cost of obtaining and holding any such license, franchise, permit or authorization (nor the failure to pay any such fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and to the knowledge of the Company no suspension or cancellation of any such license, franchise, permit or authorization is threatened. The Company and each of its Subsidiaries have complied in all material respects with, and are not in material default or violation under, any applicable federal, state, local or foreign law, statute, order, decree, rule, regulation, policy, permit, authorization or common law or agency requirement (“Laws”) of any Governmental Entity relating to the Company or any of its Subsidiaries, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Federal Deposit Insurance Corporation Improvement Act and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. The Company has a Community Reinvestment Act rating of “satisfactory” or better. Without limitation, none of the Company or any of its Subsidiaries, or to the knowledge of the Company, any director, officer, employee, agent, representative or other person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law, (iv) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

3.13 Certain Contracts.

(a) Except as set forth in Section 3.13(a) of the Company Disclosure Schedule and excluding any Company Benefit Plan, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral):

(i) with respect to the employment or service of any independent contractor or consultant involving the payment by the Company of fees to such independent contractor or consultant of fees in excess of $50,000 annually;

(ii) that, upon the execution or delivery of this Agreement, stockholder adoption of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Parent, the Company, the Surviving Bank, or any of their respective Subsidiaries to any director, officer, employee or consultant thereof;

(iii) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);

(iv) that contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by the Company or any of its affiliates or upon consummation of the Merger will materially restrict the ability of Parent or any of its affiliates to engage in any line of business;

(v) that obligates the Company or its Subsidiaries (or, following the consummation of the transactions contemplated hereby, Parent or its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or that grants any person other than the Company or any of its Subsidiaries “most favored nation” status or similar rights;

(vi) to which any affiliate, officer, director or employee of the Company or any of its Subsidiaries is a party or beneficiary (except with respect to loans to, or deposits from, directors, officers and employees entered into in the ordinary course of business, on commercially reasonable terms and in accordance with all applicable regulatory requirements);

(vii) in respect of any (x) owned real property or (y) leased premises with respect to which the Company or any of its Subsidiaries is either a landlord or tenant (or subtenant);

(viii) that is a material Intellectual Property license or under which the Company or any of its Subsidiaries has licensed to others the right to use any Intellectual Property owned by the Company or any of its Subsidiaries, other than licenses for commercial “off-the-shelf” or “shrink-wrap” software that have not been modified or customized for the Company or its Subsidiaries other than through customization tools made available by the applicable licensor;

(ix) with or to a labor union or guild (including any collective bargaining agreement);

(x) any of the benefits of which contract, arrangement, commitment or understanding (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, stockholder adoption of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(xi) that relates to the incurrence of indebtedness by the Company or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the FHLB and Atlantic Community Bankers Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) in the principal amount of $250,000 or more including any sale and leaseback transactions, capitalized leases and other similar financing transactions;

(xii) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or its Subsidiaries;

(xiii) that provides any rights to stockholders of the Company, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to the Company’s or any of its Subsidiaries’ Board of Directors;

(xiv) that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $80,000 per annum (other than any such contracts, arrangements, commitments or understandings, which are terminable by the Company or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice);

(xv) that includes an indemnification obligation of the Company or any of its Subsidiaries with a maximum potential liability in excess of $80,000;

(xvi) with respect to any partnership or joint venture;

(xvii) that limits the payment of dividends by the Company or any of its Subsidiaries;

(xviii) entered into within the last three (3) years relating to the acquisition or disposition of any branch or business (whether by merger, sale of stock, sale of assets or otherwise) or any material amount of assets;

(xix) that (A) involves the payment by the Company or any Company Subsidiary of fees in excess of $15,000 annually and requires a consent to or otherwise contains a provision relating to a “change of control,” or (B) that would or would reasonably be expected to prevent, materially delay or impair the consummation of the transactions contemplated by this Agreement; or

(xx) that involves aggregate payments or receipts by or to the Company or any of its Subsidiaries in excess of $50,000 in any twelve-month period, other than those terminable on sixty (60) days or less notice without payment by the Company or any Subsidiary of the Company of any material penalty.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract,” and neither the Company nor any of its Subsidiaries knows of, or has received notice of, any material violation of any Company Contract by any of the other parties thereto.

(b) The Company has made available to Parent a true, correct and complete copy of each written Company Contract and each written amendment to any Company Contract. Section 3.13(b) of the Company Disclosure Schedule sets forth a true, correct and complete description of any oral Company Contract and any oral amendment to any Company Contract.

(c) Each Company Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and is in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each Company Contract. To the knowledge of the Company, each third-party counterparty to each Company Contract has in all material respects performed all obligations required to be performed by it under such Company Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Contract.

3.14 Agreements with Regulatory Agencies. Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been, since January 1, 2016, a recipient of any supervisory letter from, or, since January 1, 2016, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised, since January 1, 2016, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.

3.15 Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements (each, a “Derivative Contract”), whether entered into for the account of the Company, any of its Subsidiaries or for the account of a customer of the Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. The Company and each of its Subsidiaries have duly performed in all material respects all of their material obligations under each Derivative Contract to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder. Each such Derivative Contract has been reflected in the books and records of the Company and such Subsidiaries in accordance with GAAP consistently applied. Each Derivative Contract is evidenced by customary and appropriate documentation (including an ISDA master agreement and long-form confirmation).

3.16 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries are in compliance, and have complied, with all Laws relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance or (c) indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of the Company any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against the Company, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. The Company is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of understanding by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

3.17 Investment Securities and Commodities.

(a) Each of the Company and its Subsidiaries has good and valid title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities and commodities are carried on the books of the Company at values determined in accordance with GAAP.

(b) The Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that the Company reasonably believes in good faith are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, the Company has made available to Parent the terms of such policies, practices and procedures.

3.18 Allowance for Loan Losses. The allowance for possible loan, lease, securities or credit losses (the “Allowance”) reflected in the Financial Statements and the Interim Financial Statements were, and the Allowance shown on the balance sheets of the Company as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate under GAAP and applicable regulatory requirements or guidelines.

3.19 Real Property.

(a) Section 3.19(a) of the Company Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of all of the real property owned by the Company and its Subsidiaries (collectively, the “Owned Real Property”). The Company has good and marketable title to all the Owned Real Property (except properties sold or otherwise disposed of in accordance with Sections 5.1 and 5.2)

(b) Section 3.19(b) of the Company Disclosure Schedule sets forth, as of the date hereof, all of the real estate leases, subleases, licenses and occupancy agreements (together with any amendments, modifications, supplements, replacements, restatements and guarantees thereof or thereto) to which the Company or any of its Subsidiaries is a party with respect to all real property leased, subleased, licensed or otherwise used or occupied by the Company or any of its Subsidiaries on the date hereof (collectively, the “Leased Real Property”), whether in the Company’s or any of its Subsidiaries’ capacity as lessee, sublessee, licensee, lessor, sublessor, or licensor, as the case may be (the “Real Estate Leases”). The Company or its Subsidiaries has valid leasehold interests in the Leased Real Property, free and clear of all Liens, except statutory Liens securing payments not yet due, Liens for real property Taxes not yet due and payable, easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”). Each Real Estate Lease is valid, binding and in full force and effect without material default thereunder by the lessee or, to the knowledge of the Company, the lessor.

(c) Neither the Company nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted any person a right to use or occupy all or any portion of any Owned Real Property or Leased Real Property. There are no pending or, to the knowledge of the Company, threatened condemnation proceedings against the Owned Real Property or Leased Real Property.

3.20 Intellectual Property; Company Systems.

(a) The Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have a Material Adverse Effect on the Company: (i) (A) the use of any Intellectual Property by the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which the Company or any Company Subsidiary acquired the right to use any Intellectual Property, and (B) no person has asserted to the Company that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (ii) no person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries, and (iii) neither the Company nor any Company

Subsidiary has received any notice of any pending claim with respect to any Intellectual Property owned by the Company or any Company Subsidiary, and the Company and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by the Company and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

(b) The computer, information technology and data processing systems, facilities and services used by the Company or any Company Subsidiary, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Company Systems”), are reasonably sufficient for the conduct of the respective businesses of the Company and the Company’s Subsidiaries as currently conducted and the Company Systems are in sufficiently good working condition to effectively perform all computing, information technology and data processing operations reasonably necessary for the operation of the respective businesses of the Company and the Company’s Subsidiaries as currently conducted, in each case, except for such failures to be reasonably sufficient or in sufficiently good working condition that would not reasonably be expected to have a Material Adverse Effect on the Company. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, to the knowledge of the Company, since January 1, 2015, no third party has gained unauthorized access to any Company Systems owned or controlled by the Company or any of the Company’s Subsidiaries. The Company and the Company’s Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards (i) to protect the Company Systems from unauthorized access and from disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials and (ii) that are designed for the purpose of reasonably mitigating the risks of cybersecurity breaches and attacks. Each of the Company and the Company’s Subsidiaries has in all material respects implemented reasonably appropriate backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably mitigate the risk of a material disruption to the operation of the respective businesses of the Company and the Company’s Subsidiaries.

(c) Each of the Company and the Company’s Subsidiaries has (i) complied in all material respects with all of its published privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. To the knowledge of the Company, since January 1, 2015, there has been no material loss, damage, or unauthorized access, use, modification, or other misuse of any such information by the Company or any of the Company’s Subsidiaries.

3.21 Related Party Transactions. Except as set forth in Section 3.21 of the Company Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, agreements, arrangements or understandings between (a) the Company or any of its Subsidiaries, on the one hand, and (b) (i) any current or former director, president, vice president in charge of a principal business unit, division or function (such as sales, administration or finance), other officer who performs a policy-making function or other person who performs a similar policy-making function, in each case of the Company or any of its Subsidiaries or (ii) any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates), on the other hand, except those of a type available to employees of the Company or its Subsidiaries generally.

3.22 State Takeover Laws. No “moratorium,” “fair price,” “business combination,” “control share acquisition,” “interested stockholder,” “affiliate transactions” or similar provision of any state anti-takeover, including the New Jersey Shareholders’ Protection Act (any such laws, “Takeover Statutes”) is applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement under any Law.

3.23 Reorganization. Neither the Company nor any of its Subsidiaries has taken any action, nor, to the knowledge of the Company, are there any facts or circumstances, that could reasonably be expected to prevent the Merger from being treated as a “reorganization” within the meaning of Section 368(a) of the Code.

3.24 Opinion. Prior to the execution of this Agreement, the Board of Directors of the Company has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Boenning & Scattergood Inc. to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions and limitations set forth therein, the Exchange Ratio is fair from a financial point of view to the holders of Company Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.25 Company Information. The information relating to the Company and its Subsidiaries (and its and their directors and officers) to be contained in the Proxy Statement and the S-4 and the information relating to the Company and its Subsidiaries that is provided by the Company or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

3.26 Loan Portfolio.

(a) As of the date hereof, except as set forth in Section 3.26(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which the Company or any of its Subsidiaries is a creditor and that, as of September 30, 2018, had an outstanding balance of $100,000 or more and under the terms of which the obligor was, as of September 30, 2018, over 90 days or more delinquent in payment of principal or interest. Set forth in Section 3.26(a) of the Company Disclosure Schedule is a true, correct and complete list of (i) all of the Loans of the Company and its Subsidiaries that, as of September 30, 2018, were classified by the Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (ii) each asset of the Company or any of its Subsidiaries that, as of September 30, 2018, is classified as “Other Real Estate Owned” and the book value thereof.

(b) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, each Loan of the Company and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of the Company and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c) Each outstanding Loan of the Company and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes and other credit and security documents, the written underwriting standards of the Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all Laws.

(d) None of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e) There are no outstanding Loans made by the Company or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of the Company or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f) Neither the Company nor any of its Subsidiaries is now nor has it ever been since January 1, 2016, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

3.27 Insurance. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts that management of the Company reasonably determined to be prudent, sufficient and consistent with industry practice, and the Company and its Subsidiaries are in compliance in all material respects with their insurance policies, each of which is listed in Section 3.27 of the Company Disclosure Schedule, and are not in default under any term thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.28 No Other Representations or Warranties.

(a) Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other person makes or has made any representation or warranty to Parent or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by the Company in this Article III, any oral or written information presented to Parent or any of its affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) The Company acknowledges and agrees that neither Parent nor any other person has made or is making any express or implied representation or warranty with respect to Parent, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except (a) as disclosed in the disclosure schedule delivered by Parent to the Company concurrently herewith (the “Parent Disclosure Schedule”); provided that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on Parent and (iii) any disclosures made with respect to a section of Article IV shall be deemed to qualify any other section of Article IV (A) specifically referenced or cross-referenced and (B) to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Parent Reports publicly filed by Parent after December 31, 2017 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Parent hereby represents and warrants to the Company as follows:

4.1 Corporate Organization.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Parent is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. True, correct and complete copies of the Parent Certificate, the Parent Bylaws, the Certificate of Incorporation of the Bank and the Bylaws of the Bank, as in effect as of the date of this Agreement, have previously been made available by Parent to the Company. Exhibit F sets forth a true, correct and complete list of each branch of the Bank as of the date hereof and the related address.

(b) The Bank is a national bank duly organized, validly existing and in good standing under the laws of the United States and is a wholly owned Subsidiary of Parent. The deposits of the Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due and no proceedings for the termination of such insurance are pending or threatened. Without duplication of each of the foregoing sentences of this Section 4.1(b), each Subsidiary of Parent (a “Parent Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under Law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and (iii) has all requisite company, partnership or corporate (as applicable) power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Parent to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.

4.2 Capitalization.

(a) The authorized capital stock of Parent consists of 150,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, $0.01 par value, of which no shares of preferred stock are issued or outstanding. As of the date of this Agreement, there are (i) 48,382,370 shares of Parent Common Stock issued and outstanding, (ii) no shares of Parent Common Stock held in treasury, (iii) 3,473,598 shares of Parent Common Stock reserved for issuance in respect of awards of restricted Parent Common Stock (“Parent Restricted Stock Awards”) or upon the exercise of stock options granted under Parent’s 2011 Stock Incentive Plan, Parent’s 2006 Stock Incentive Plan, the Sun Bancorp, Inc. Omnibus Stock Incentive Plan, the Sun Bancorp, Inc. 2010 Stock Based-Incentive Plan, the Sun Bancorp, Inc. 2004 Stock Based-Incentive Plan, the Cape Bancorp, Inc. 2008 Equity Incentive Plan, the Colonial Financial Services, Inc. 2011 Equity Incentive Plan, the Ocean Shore Holding Co. 2005 Equity Incentive Plan or the Ocean Shore Holding Co. 2010 Incentive Plan, as applicable (such stock options, together with the Parent Restricted Stock Awards, the “Parent Equity Awards”), (iv) 27,339 shares reserved for issuance upon the exercise of warrants assumed in connection with the acquisition of Colonial American Bank and (v) no other shares of capital stock or equity or voting securities of Parent issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of any preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Parent may vote. As of the date of this Agreement, no trust preferred or subordinated debt securities of Parent are issued or outstanding. Other than the Parent Equity Awards issued prior to the date of this Agreement, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Parent to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Parent Common Stock or other equity interests of Parent.

(b) Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Parent Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable federal or state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Parent Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3 Authority; No Violation.

(a) Each of Parent and the Bank has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger, have been duly and validly approved by the Board of Directors of Parent, the Board of Directors of the Bank and by Parent, as the sole stockholder of the Bank. No other corporate proceedings or approvals on the part of Parent or the Bank are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and the Bank (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent and the Bank, enforceable against Parent and the Bank in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Parent Common Stock to be issued in the Merger have been validly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, and no current or past stockholder of Parent will have any preemptive right or similar rights in respect thereof.

(b) Neither the execution and delivery of this Agreement by Parent or the Bank, nor the consummation by Parent or the Bank of the transactions contemplated hereby, nor compliance by Parent or the Bank with each of the terms and provisions hereof will (i) violate any provision of the Parent Certificate, the Parent Bylaws, the Certificate of Incorporation of the Bank or the Bylaws of the Bank or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

4.4 Consents and Approvals. Except for (a) the filing of applications, filings, certificates and notices, as applicable, with the NASDAQ and the approval of the listing on the NASDAQ of the shares of Parent Common Stock to be issued as the Merger Consideration pursuant to this Agreement, (b) the filing of applications, filings, certificates and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (c) the filing of applications, filings, certificates and notices, as applicable, with the OCC, including filing of the Notice of Consummation with the OCC pursuant to the National Bank Act, and approval of such applications, filings and notices, (d) the filing with the SEC of (i) any filings that are necessary under applicable requirements of the Exchange Act and (ii) the S-4 and declaration of effectiveness of the S-4, (e) the filing of applications, filings, certificates and notices, as applicable, with the NJ Department and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Parent Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity or any third party are necessary in connection with (A) the execution and delivery by Parent or the Bank of this Agreement or (B) the consummation by Parent or the Bank of the Merger and the other transactions contemplated hereby. As of the date hereof, to the knowledge of Parent, neither Parent nor the Bank have any reason to believe that a Materially Burdensome Regulatory Condition will occur.

4.5 Reports. Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2015 with any Regulatory Agencies, including any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency, and have paid in full all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Parent and its Subsidiaries, (a) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2015, except where such proceedings or investigation would not reasonably be expected to be, either individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, (b) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries and (c) there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Parent or any of its Subsidiaries since January 1, 2015, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

4.6 Financial Statements.

(a) The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. KPMG LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2018 (including any notes thereto) and for liabilities incurred in the ordinary course of business since June 30, 2018, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Parent. Parent (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of Parent’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. As of the date of this Agreement, there is no reason to believe that Parent’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2016, (i) neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, officer, auditor, accountant or representative of Parent or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or, to the knowledge of Parent, to any director or officer of Parent.

4.7 Broker’s Fees. With the exception of the engagement of Piper Jaffray & Co., neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated by this Agreement.

4.8 Absence of Certain Changes or Events. Since December 31, 2017, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

4.9 Legal Proceedings.

(a) Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations (i) of any nature against Parent or any Parent Subsidiary or any of its or their current directors or executive officers which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets, rights or properties of Parent or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Parent or any of its affiliates) that would reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.

4.10 SEC Reports. Parent has previously made available to the Company a true, correct and complete copy of each communication mailed by Parent to its stockholders since January 1, 2016. No such communication or any final registration statement, prospectus, report, schedule or definitive proxy statement filed with or furnished to the SEC since January 1, 2016 by Parent pursuant to the Securities Act or the Exchange Act (the “Parent Reports”) as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Since January 1, 2016, as of their respective dates, all Parent Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Parent Reports.

4.11 Compliance with Law. Parent and each of its Subsidiaries hold, and have at all times since January 1, 2016 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid in full all fees and assessments due and payable in connection therewith), except where neither the failure to hold nor the cost of obtaining and holding any such license, franchise, permit or authorization (nor the failure to pay any such fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, and, to the knowledge of Parent, no suspension or cancellation of any such license, franchise, permit or authorization is threatened. Parent and each of its Subsidiaries have complied in all material respects with, and are not in material default or violation under, any

Laws, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the Federal Deposit Insurance Corporation Improvement Act and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Each of the Subsidiaries of Parent that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better. Without limitation, none of Parent or any of its Subsidiaries, or to the knowledge of Parent, any director, officer, employee, agent, representative or other person acting on behalf of Parent or any of its Subsidiaries has, directly or indirectly, (a) used any funds of Parent or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Parent or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law, (d) established or maintained any unlawful fund of monies or other assets of Parent or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of Parent or any of its Subsidiaries or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Parent or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Parent or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

4.12 Agreements with Regulatory Agencies. Except as set forth on Section 4.12 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been, since January 1, 2016, a recipient of any supervisory letter from, or, since January 1, 2016, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), nor has Parent or any of its Subsidiaries been advised, since January 1, 2016, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement.

4.13 Takeover Protections. No Takeover Statute is applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement under the Delaware General Corporation Law.

4.14 Reorganization. Parent has not taken any action, and is not aware of any fact or circumstance, that could reasonably be expected to prevent the Merger from being treated as a “reorganization” within the meaning of Section 368(a) of the Code.

4.15 Parent Information. The information relating to Parent and its Subsidiaries (and its and their directors and officers) to be contained in the Proxy Statement and the S-4 and the information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The S-4 (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.16 Parent Systems.

(a) The computer, information technology and data processing systems, facilities and services used by Parent or any Parent Subsidiary, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Parent Systems”), are reasonably sufficient for the conduct of the respective businesses of Parent and Parent’s Subsidiaries as currently conducted and the Parent Systems are in sufficiently good working condition to effectively perform all computing, information technology and data processing operations reasonably necessary for the operation of the respective businesses of Parent and Parent’s Subsidiaries as currently conducted, in each case, except for such failures to be reasonably sufficient or in sufficiently good working condition that would not reasonably be expected to have a Material Adverse Effect on Parent. Except as would not reasonably be expected to have a Material Adverse Effect on Parent, to the knowledge of Parent, since January 1, 2015, no third party has gained unauthorized access to any Parent Systems owned or controlled by Parent or any of Parent’s Subsidiaries. Parent and Parent’s Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards (i) to protect the Parent Systems from unauthorized access and from disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials and (ii) that are designed for the purpose of reasonably mitigating the risks of cybersecurity breaches and attacks. Each of Parent and any Parent Subsidiary has in all material respects implemented reasonably appropriate backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably mitigate the risk of a material disruption to the operation of the respective businesses of Parent and any Parent Subsidiary.

(b) Each of Parent and any Parent Subsidiary has (i) complied in all material respects with all of its published privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. To the knowledge of Parent, since January 1, 2015, there has been no material loss, damage, or unauthorized access, use, modification, or other misuse of any such information by Parent or any Parent Subsidiary.

4.17 Taxes and Tax Returns.

(a) Each of Parent and its Subsidiaries has duly and timely filed or caused to be filed (giving effect to all applicable extensions) all material Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material Taxes of Parent and its Subsidiaries that are due have been fully and timely paid or adequate reserves therefor have been made in accordance with GAAP on the financial statements included in the Parent Reports. Each of Parent and its Subsidiaries has withheld and paid to the relevant Governmental Entity on a timely basis all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any person.

(c) There are no material Liens for Taxes on any of the assets of Parent or any of its Subsidiaries other than Liens for Taxes not yet due and payable.

(d) Neither Parent nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations, investigations, or other proceedings regarding any material Taxes of Parent and its Subsidiaries or the assets of Parent and its Subsidiaries which have not been paid, settled or withdrawn or for which adequate reserves have not been established in accordance with GAAP in the most recent financial statements of Parent included in the Parent Reports.

4.18 Employees.

(a) For purposes of this Agreement, “Parent Benefit Plans” mean all employee benefit plans (as defined in Section 3(3) of the ERISA), whether or not subject to ERISA, whether funded or unfunded, and all pension, benefit, retirement, bonus, stock option, stock purchase, employee stock ownership, restricted stock, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements (and any amendments thereto) to or with respect to which Parent or any Subsidiary is a party or has or could reasonably be expected to have any current or future obligation or that are sponsored, maintained, contributed to or required to be contributed to by Parent or any of its Subsidiaries for the benefit of any current or former employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of Parent or any of its Subsidiaries.

(b) Each Parent Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all Laws, including ERISA and the Code.

(c) With respect to each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Parent Qualified Plans”), the IRS has issued a favorable determination or opinion letter with respect to each Parent Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of the Parent, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Parent Qualified Plan or the exempt status of the related trust or increase the costs relating thereto. No trust funding any Parent Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(d) No Parent Benefit Plan is, and none of Parent, its Subsidiaries nor any Parent ERISA Affiliate (as defined below) has at any time during the last six years sponsored, maintained, contributed to or been obligated to contribute to any plan that is, subject to Title IV or Section 302 of ERISA or Sections 412, 430 or 4971 of the Code. For purposes of this Agreement, the term “Parent ERISA Affiliate” means any trade or business, whether or not incorporated, that together with Parent would be deemed a “single employer” within the meaning of Section 4001 of ERISA.

(e) None of Parent, its Subsidiaries nor any Parent ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a Multiemployer Plan or a Multiple Employer Plan, and none of Parent and its Subsidiaries nor any Parent ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part 1 of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability, delivery or funding of, or increase in the amount or value of, any payment, compensation (including stock or stock-based), right or other benefit to any employee, officer, director, independent contractor, consultant or other service provider of Parent or any of its Subsidiaries, or result in any limitation on the right of Parent or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Parent Benefit Plan or related trust.

(g) There are no pending or, to the knowledge of Parent, threatened material labor grievances or material unfair labor practice claims or charges against Parent or any of its Subsidiaries, or any strikes or other material labor disputes against Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Parent or any of its Subsidiaries and, to the knowledge of Parent, there are no organizing efforts by any union or other group seeking to represent any employees of Parent or any of its Subsidiaries and no employees of Parent or any of its Subsidiaries are represented by any labor organization.

4.19 Risk Management Instruments. All Derivative Contracts, whether entered into for the account of Parent, any of its Subsidiaries or for the account of a customer of Parent or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Parent or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. Parent and each of its Subsidiaries have duly performed in all material respects all of their material obligations under each Derivative Contract to the extent that such obligations to perform have accrued, and, to the knowledge of Parent, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder. Each such Derivative Contract has been reflected in the books and records of Parent and such Subsidiaries in accordance with GAAP consistently applied. Each Derivative Contract is evidenced by customary and appropriate documentation (including an ISDA master agreement and long-form confirmation).

4.20 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Parent in this Article IV, neither Parent nor any other person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other person makes or has made any representation or warranty to the Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Parent in this Article IV, any oral or written information presented to the Company or any of its affiliates or representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Parent acknowledges and agrees that neither the Company nor any other person has made or is making any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business of the Company Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as expressly contemplated by this Agreement (including as set forth in the Company Disclosure Schedule), required by Law or as consented to in writing by Parent, the Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees, independent contractors and advantageous customer and other business relationships and (c) take no action that would reasonably be expected to prevent or adversely affect or delay (x) the parties’ ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to consummate the transactions contemplated hereby on a timely basis or (y) performance by the Company or its Subsidiaries of its and their covenants and agreements hereunder.

5.2 Company Forbearances. During the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as expressly contemplated by this Agreement (including as set forth in the Company Disclosure Schedule), as required by Law or as consented to in writing by Parent, which consent shall not unreasonably be withheld, the Company shall not, and shall not permit any of its Subsidiaries to:

(a) other than in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of the Company or any of its wholly-owned Subsidiaries to the Company or any of its other Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b)

(i) adjust, split, combine or reclassify any capital stock;

(ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any of the Subsidiaries of the Company to the Company or any of its other wholly-owned Subsidiaries, (B) the acceptance of shares of Company Common Stock as payment for the exercise price of the Company Stock Options or for withholding taxes incurred in connection with the exercise of the Company Stock Options or the vesting of any other Company Equity Awards, in each case, in accordance with past practice and the terms of the applicable Company Benefit Plan and the applicable award agreements and (C) the declaration and payment by the Company, in respect of the second half of calendar year 2018, of one regular semi-annual cash dividend in an amount not in excess of $0.22 per share of Company Common Stock, which dividend if declared and paid shall be declared and paid, to holders of record of Company Common Stock, in each case during calendar year 2019 prior to the Closing);

(iii) grant any stock options, stock appreciation rights, performance shares, restricted stock units, deferred stock units, shares of restricted stock or other equity or equity-based awards or interests or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv) issue, sell or otherwise permit to become outstanding (including by issuing any shares of Company Common Stock that are held as “treasury shares” as of the date of this Agreement) any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants or other rights of any kind to acquire any shares of capital stock, except pursuant to the exercise of Company Stock Options or the settlement of equity compensation awards outstanding as of the date hereof and set forth in Section 3.2 of the Company Disclosure Schedule, in each case in accordance with their terms;

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any individual, corporation or other entity other than a wholly-owned Subsidiary of the Company, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case, other than in the ordinary course of business;

(d) except for transactions in the ordinary course of business, make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity other than a wholly-owned Subsidiary of the Company;

(e) purchase any bank owned life insurance;

(f) terminate, materially amend, or waive any material provision of, any Company Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or any material lease or contract, other than renewals of contracts and leases in the ordinary course of business and without material adverse changes of terms with respect to the Company, or enter into any contract that would constitute a Company Contract if it were in effect on the date of this Agreement except for the Company’s contract with RSM for services to be rendered in 2019;

(g) except as required under the terms of any Company Benefit Plan existing as of the date hereof and set forth in Section 3.11 of the Company Disclosure Schedule, (i) enter into, adopt or terminate any employee benefit or compensation plan, program, practice, policy, contract or arrangement for the benefit or welfare of any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual), (ii) amend (whether in writing or through the interpretation of) any Company Benefit Plan, (iii) increase the compensation or benefits payable to any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual), except for annual base salary or wage increases for employees (other than directors or executive officers) in the ordinary course of business, that do not exceed, with respect to any individual, ten percent (10.0%) of such individual’s base salary or wage rate in effect as of the date hereof for any employee whose 2018 salary or wages will be less than $50,000, and five percent (5.0%) of such individual’s base salary or wage rate in effect as of the date hereof for all other employees, and do not exceed three and one-half percent (3.5%) in the aggregate for all employees, (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation except for bonuses to be awarded with respect to the Company’s 2018 fiscal year in the aggregate amount and on the time schedule set forth in Section 5.2(g) of the Company Disclosure Schedule, (v) grant or accelerate the vesting of any equity or equity-based awards or other compensation except for vesting that is required by the terms of the award, (vi) negotiate or enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose annual base salary (or annual base compensation, in the case of any independent contractor or consultant) is equal to or greater than $75,000, other than for cause (as determined in the ordinary course of business), (ix) hire or promote any officer or any employee, independent contractor or consultant whose annual base salary (or annual base compensation, in the case of any independent contractor or consultant) is equal to or greater than $75,000 or (x) waive, release or limit any Restrictive Covenant obligation of any current or former officer, employee, independent contractor or consultant of the Company or any of its Subsidiaries;

(h) settle any material claim, suit, action or proceeding, except in the ordinary course of business in an amount and/or for consideration not in excess of $75,000, individually or in the aggregate, and that would not impose any material restriction on the business of the Company or its Subsidiaries or Parent or the Surviving Bank;

(i) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(j) amend the Company Certificate, Company Bylaws or comparable governing or organizational document of any of its Subsidiaries;

(k) merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its Subsidiaries;

(l) materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade;

(m) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement;

(n) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(o) (i) enter into any new line of business, or change in any material respect its lending, investment, underwriting, originating, acquiring, selling, deposit pricing, risk and asset liability management and other banking and operating policies or practices (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by regulation or policies imposed by any Regulatory Agency or (ii) make any loans or extensions of credit or grant additional credit to a current borrower, except in the ordinary course of business; provided that any individual unsecured loan or extension of credit or grant of additional credit in excess of $100,000 that is not as of the date of this Agreement approved (a schedule of which approved loans has been made available to Parent) or any individual secured loan or extension of credit or grant of additional credit in excess of $2,500,000 that is not as of the date of this Agreement approved (a schedule of which approved loans has been made available to Parent) shall require the prior written approval of the Chief Credit Officer of Parent or another officer designated in writing by Parent, which approval or rejection shall be given in writing (e-mail to suffice) within three (3) business days after the loan package is delivered by email or other written form of delivery to such individual or it shall be deemed approved;

(p) change in any material respect its hedging practices and policies, except as requested by a Regulatory Agency;

(q) make, or commit to make, any capital expenditures, except for capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 individually or $100,000 in the aggregate;

(r) make, change or revoke any Tax election, adopt or change any Tax accounting method, file any amended Tax Return, settle or compromise any Tax Liability, claim or assessment or agree to an extension or waiver of the limitation period to any Tax claim or assessment, grant any power of attorney with respect to Taxes, surrender any right to claim a refund of Taxes, enter into any closing agreement with respect to any Tax or refund or amend any Tax Return;

(s) make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries;

(t) materially reduce the amount of insurance coverage or fail to renew any material existing insurance policy, in each case, with respect to the key employees, properties or assets of the Company or any of its Subsidiaries; or

(u) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3 Parent Covenants. During the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as expressly contemplated by this

Agreement (including as set forth in the Parent Disclosure Schedule), as required by Law or as consented to in writing by the Company, Parent shall not, and shall not permit any of its Subsidiaries to:

(a) amend the Parent Certificate or Parent Bylaws in a manner that would adversely affect the economic benefits of the Merger to the holders of Company Common Stock;

(b) adjust, split, combine or reclassify any capital stock of Parent;

(c) take any action that is intended to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement;

(d) take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(e) take any action that is intended to, would or would be reasonably likely to prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law;

(f) make, declare or pay any extraordinary dividend on the capital stock of Parent; or

(g) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

5.4 Tax-free Reorganization. Appropriate officers of Parent, the Bank and the Company shall execute and deliver to Skadden and to Stevens & Lee, respectively, certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to such counsel, at such time or times as may be reasonably requested by such counsel, including the effective date of the S-4 and the Closing Date, in connection with such counsel’s deliveries of opinions with respect to the Tax treatment of the Merger.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 SEC Filings; Regulatory Matters.

(a) Parent and the Company shall promptly prepare, and Parent shall promptly file with the SEC, the S-4, in which the Proxy Statement of the Company and prospectus of Parent will be included. Each of Parent and the Company shall cooperate in respect of the form and content of any other communication with stockholders of the Company. Each of Parent and the Company shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter mail or deliver the Proxy Statement to its stockholders. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

(b) The parties hereto shall cooperate with each other and use their respective reasonable best efforts to promptly (and, in the case of the regulatory applications to the OCC, within thirty (30) business days after the date of this Agreement) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities. Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on, in each case subject to Laws relating to the exchange of information (and subject to necessary redactions relating to confidential or sensitive information), all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement (including the Merger). In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Notwithstanding the foregoing or anything to the contrary in this Agreement, nothing contained herein shall be deemed to require Parent, the Bank or the Company to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that would reasonably be expected to have a material adverse effect (measured on a scale relative to the Company) on any of Parent, the Bank, the Company or the Surviving Bank, after giving effect to the Merger (a “Materially Burdensome Regulatory Condition”).

(c) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d) Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any Requisite Regulatory Approval will be materially delayed or conditioned. As used herein, “Requisite Regulatory Approvals” means (i) all regulatory authorizations, consents, permits, orders or approvals from the Federal Reserve Board or the OCC and (ii) any other approvals set forth in Sections 3.4 and 4.4, in each case (x) that are necessary to consummate the transactions contemplated by this Agreement (including the Merger) or (y) the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

6.2 Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to Law, the Company, for the purposes of enabling Parent to verify the representations and warranties of the Company and to prepare for the Merger and the other transactions contemplated by this Agreement, shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of Parent, access, during normal business hours during the period from the date of this Agreement to the Effective Time, to all of the Company’s properties, books, contracts, commitments, personnel, information technology systems, Tax Returns and related work papers and records reasonably requested by Parent. The Company shall cooperate with Parent in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, the Company shall, and shall cause its Subsidiaries to, promptly make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by the Company during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which the Company is not permitted to disclose under Law) and (ii) all other information concerning the Company’s business, properties and personnel as Parent may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose (i) board and committee minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter the Company reasonably determines should be treated as confidential and (ii) information where such access or disclosure would violate or prejudice the rights of the Company’s customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Company will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) The Company shall promptly (and in any event, not later than two (2) business days after first delivered or made available to the Board of Directors of the Company) provide (or cause to be provided) to Parent copies of any regularly prepared materials for the Board of Directors of the Company, including monthly financial statements and other regular monthly reports so provided to the Board of Directors of the Company; provided that the Company may redact (i) board and committee minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter the Company reasonably determines should be treated as confidential and (ii) any information prior to providing such materials to Parent to the extent that any such information is subject to the attorney-client privilege or work product doctrine).

(c) Parent shall hold all information furnished by or on behalf of the Company or its Representatives pursuant to Sections 6.2(a) and 6.2(b) in confidence to the extent required by, and in accordance with, the provisions of the exclusivity agreement, dated August 17, 2018, between Parent and the Company (the “Confidentiality Agreement”), but in no event shall Parent be required to hold any such information in confidence (and no restrictions as to confidentiality shall apply to any such information) following the Effective Time.

(d) No investigation (or discovery of information during an investigation) by any party hereto or their respective Representatives shall affect or be deemed to modify or waive any representation, warranty, covenant or other agreement of the other parties set forth herein or the conditions to any party’s obligation to consummate the transactions contemplated hereby. Nothing contained in this Agreement shall give any party hereto, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3 Company Stockholders’ Approvals.

(a) The Company shall establish a record date for, call, give notice of, convene and hold a meeting of its stockholders (the “Company Meeting”), including by taking the actions that are required by Section 215a(a)(2) of the National Bank Act. The Company shall cause the Company Meeting to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining (i) the Requisite Company Vote required in connection with this Agreement and the Merger and (ii) if so desired and mutually agreed by the parties, the approval of other matters of the type customarily brought before a special meeting of stockholders to approve a merger agreement or otherwise approve the transactions contemplated hereby. Promptly following receipt of the Requisite Company Vote, the Company shall take such actions that are required by Section 148.B of the NJ Code.

(b) Subject to Section 6.3(c), the Board of Directors of the Company shall (i) recommend to its stockholders the approval of this Agreement, the Merger and the other transactions contemplated hereby (the “Company Recommendation”), (ii) include the Company Recommendation in the Proxy Statement, (iii) use its reasonable best efforts to obtain from the stockholders of the Company the Requisite Company Vote, including by communicating to its stockholders the Company Recommendation and (iv) not withhold, withdraw, qualify or modify, or propose publicly to withhold, withdraw, qualify or modify, in a manner adverse to Parent, the Company Recommendation or take any action, or make any public statement, filing or release inconsistent with the Company Recommendation, or submit this Agreement to the Company’s stockholders for a vote without the Company Recommendation.

(c) Subject to Section 8.1 and Section 8.2, if the Board of Directors of the Company, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would be a violation of its fiduciary duties under Law to continue to recommend this Agreement, then in submitting this Agreement to the Company’s stockholders, the Board of Directors of the Company may (but shall not be required to) modify, withdraw or change the Company Recommendation or submit this Agreement to the Company’s stockholders without the Company Recommendation (each, a “Company Adverse Recommendation Change”) (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of the Company may communicate the basis for its modification, withdrawal, change or lack of a recommendation to the Company’s stockholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that the Board of Directors of the Company may not take any action under this Section 6.3(c) unless (i) such action is taken in response to an Acquisition Proposal and such Acquisition Proposal (x) did not result from a breach by the Company of Section 6.12 and (y) constitutes a Superior Proposal; (ii) the Company gives Parent at least two (2) business days’ prior written notice of its intention to take such action and a reasonable description of the events or circumstances giving rise to its determination to take such action (including its basis for determining that such Acquisition Proposal constitutes a Superior Proposal (including the latest material terms and conditions of, and the identity of the third party making, the Acquisition Proposal, or any amendment or modification thereof)); (iii) during such two (2) business day period, the Company has considered and negotiated (and has caused its Representatives to consider and negotiate) with Parent in good faith (to the extent Parent desires to so negotiate) regarding any adjustments or modifications to the terms and conditions of this Agreement proposed by Parent; and (iv) at the end of such notice period, the Board of Directors of the Company takes into account any amendment or modification to this Agreement proposed by Parent (it being understood that Parent shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, again determines in good faith that it would nevertheless result in a violation of its fiduciary duties under Law to continue to recommend this Agreement and that such Acquisition Proposal constitutes a Superior Proposal. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3(c) and will require a new determination and notice period as referred to in this Section 6.3(c).

(d) The Company shall adjourn or postpone the Company Meeting if, (i) as of the time for which such meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting or (ii) on the date of the Company Meeting, the Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Vote; provided that, from and after such time, if any, that an Acquisition Proposal has been received by the Company and has been publicly disclosed or otherwise become public, the Company thereafter shall not be so required to adjourn or postpone the Company Meeting more than two (2) times following such time. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Company Meeting shall be convened and this Agreement shall be submitted to the stockholders of the Company at the Company Meeting for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve the Company of such obligation, including a Company Adverse Recommendation Change.

6.4 Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, each of Parent and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated by this Agreement (including the Merger) and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, permit, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger or any other transaction contemplated by this Agreement.

6.5 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

6.6 Employee Matters.

(a) During the period commencing at the Effective Time and ending on the first anniversary thereof, Parent shall, or shall cause the Surviving Bank to, provide the employees of the Company and its Subsidiaries who continue to be employed by Parent or its Subsidiaries (including the Surviving Bank) immediately following the Effective Time (the “Continuing Employees”), while employed by Parent or its Subsidiaries after the Effective Time, with base salaries, wages and employee benefits that are substantially comparable in the aggregate to the base salaries, wages and employee benefits (excluding equity and equity-based compensation) provided to similarly situated employees of Parent and its Subsidiaries; provided that Parent may satisfy its obligation under this Section 6.6(a) by providing or causing the Surviving Bank to provide such Continuing Employees with base salaries, wages and employee benefits that are substantially comparable in the aggregate to the base salaries, wages and employee benefits (excluding equity and equity-based compensation) provided by the Company or its Subsidiaries to such Continuing Employees immediately prior to the Effective Time.

(b) With respect to any employee benefit plans of Parent or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Parent shall or shall cause the Surviving Bank to use commercially reasonable efforts to: (i) waive all exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan, (ii) provide each such employee and their eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under a Company Benefit Plan (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans and (iii) recognize all service of such employees with the Company and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Company Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits, or (C) to any benefit plan that is a frozen plan or provides grandfathered benefits.

(c) Unless Parent requests otherwise in writing, effective prior to the Closing, the Company shall terminate the Capital Bank of New Jersey 401(k) Plan (the “Terminated Plan”). Prior to the Effective Time, the Company shall provide Parent with resolutions adopted by the Company’s Board of Directors terminating the Terminated Plan, the form and substance of which shall be subject to the prior written approval of Parent, which will not be unreasonably withheld. As soon as practicable following the Effective Time, with respect to the Terminated Plan, Parent shall permit or cause its Subsidiaries (including Surviving Bank) to permit the Continuing Employees to roll over their respective account balances and outstanding loan balances, if any, thereunder into an “eligible retirement plan” within the meaning of Section 402(c)(8)(B) of the Code maintained by Parent or its Subsidiaries (including Surviving Bank).

(d) Nothing in this Agreement shall confer upon any employee, officer, director, independent contractor or consultant of the Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Bank, the Company, Parent or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Bank, the Company, Parent or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director, independent contractor or consultant of the Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement or (ii) alter or limit the ability of the Surviving Bank or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of the first sentence of Section 9.9(b), nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual) of the Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(e) At the Effective Time, Parent shall assume and honor through December 31, 2019, under the vacation policies of the Company, as disclosed on Section 6.6(e) of the Company Disclosure Schedule, the accrued but unused vacation time of employees of the Surviving Bank who were employees of the Company prior to the Effective Time.

(f) Any employee of the Company (excluding any employee who is party to an employment agreement that provides for severance payments) whose employment is terminated (other than for cause, as defined in Parent’s severance policy) at the written request of Parent (but by and in the sole discretion of the Company) prior to the Effective Time, or is terminated by Parent or a Subsidiary of Parent within one year following the Effective Time in a manner entitling such individual to benefits under Parent’s severance policy, shall be entitled to receive severance payments in the amounts set forth on Section 6.6(f) of the Company Disclosure Schedule.

(g) Parent and the Company shall provide a retention pool as mutually agreed by Parent and the Company to certain employees of the Company. Such payments shall be made to the applicable individuals if they are still employed upon their designated “work through” date as set forth in a written retention bonus pool agreement. The form of such agreement, the amount of the payment to each individual and the timing of such payments to be agreed to in writing by Parent and the Company no later than 30 days following the date of this Agreement, and shall promptly thereafter be communicated to the employee by the Company and Parent. The maximum aggregate amount of such retention bonuses is set forth in Section 6.6(g) of the Company Disclosure Schedule.

6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, each of Parent and the Surviving Bank shall indemnify and hold harmless each present and former director, officer or employee of the Company and its Subsidiaries (in each case, for actions taken in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director, officer or employee of the Company or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement, to the fullest extent such persons are entitled to be indemnified as of the date of this Agreement by the Company pursuant to the Company Certificate, the Company Bylaws or the governing or organizational documents of any Subsidiary of the Company applicable to such person. Parent and the Surviving Bank shall also advance expenses as incurred by such Company Indemnified Party to the fullest extent such persons are entitled to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company Certificate, the Company Bylaws, or the governing or organizational documents of any Subsidiary of the Company; provided that, if requested by Parent, the Company Indemnified Party to whom expenses are advanced provides an undertaking (in reasonable and customary form) to repay such advances if it is determined in a final determination or by a court of competent jurisdiction that such Company Indemnified Party is not entitled to indemnification.

(b) For a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that Parent may substitute therefor its policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events that occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to expend, on an annual basis, an amount in excess of 250% of the current annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Parent shall cause to be maintained policies of insurance that, in Parent’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, the Company, in consultation with Parent, but only upon the prior written consent of Parent, may (and at the request of Parent, the Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year prepaid “tail” policy under the Company’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap and, in such case, Parent shall not have any further obligations under this Section 6.7(b), other than to maintain such prepaid “tail” policy.

(c) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. If Parent or any of its successors or assigns, (i) consolidates with or merges into any other entity and will not be the continuing or surviving entity following such consolidation or merger, (ii) transfers all or substantially all of its assets or deposits to any other entity or (iii) engages in any similar transaction, then in each case, Parent will cause proper provision to be made so that the successors and assigns of Parent will expressly assume the obligations set forth in this Section 6.7.

6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of the Company, on the other hand) or to vest Parent or the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or their Subsidiaries, the proper officers and directors of each party hereto and their respective Subsidiaries shall promptly take any and all necessary actions as may be reasonably requested by Parent.

6.9 Advice of Changes. Parent and the Company shall each promptly (but in no event more than 24 hours following such change or event) advise the other party of any change or event that (a) has had or is reasonably likely to have a Material Adverse Effect on such party, (b) it believes would or would be reasonably likely to cause or constitute a material breach of such party’s representations, warranties or covenants contained herein or (c) reasonably could be expected to give rise, individually or in the aggregate, to the failure of any condition set forth in Article VII; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of any of the conditions set forth in Section 7.2 or 7.3 to be satisfied. The delivery and content of any such notice shall not limit or otherwise affect any right or remedy under this Agreement (including under Article VII) of the party receiving such notice.

6.10 Litigation and Claims. Each of the Company and Parent shall promptly notify the other party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, dispute, proceeding, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of either such party, threatened against the Company, Parent or any of their respective Subsidiaries, in each case that (a) questions or would reasonably be expected to question the validity of this Agreement, the Merger or the other transactions contemplated hereby or any actions taken or to be taken by Parent, the Company or their respective Subsidiaries with respect to this Agreement, the Merger or the other transactions contemplated hereby or (b) seeks to enjoin, restrain or prohibit the transactions contemplated hereby. The Company shall give Parent the opportunity to participate (at Parent’s own expense) in the defense or settlement of any stockholder litigation against the Company and/or its directors, officers or affiliates relating to the transactions contemplated by this Agreement, and the Company shall not agree to any such settlement of any such litigation without Parent’s prior written consent which shall not unreasonably be withheld.

6.11 Takeover Statutes. None of the Company, Parent or their respective Boards of Directors shall knowingly take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, and each shall take all reasonably necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each of Parent and the Company and the members of their respective Boards of Directors will grant such approvals and take such actions as are reasonably necessary, provided such actions are not prohibited by Law and do not, based on the advice of outside counsel, result in a breach of the fiduciary duties of the respective Boards of Directors, so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement.

6.12 Acquisition Proposals.

(a) The Company agrees that it will not, and will cause its Subsidiaries and its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce, encourage or facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to any person (other than Parent, the Bank and their Representatives in their capacity as such) concerning any Acquisition Proposal or (iv) have or participate in any discussions with any person (other than Parent, the Bank and their Representatives in their capacity as such) relating to any Acquisition Proposal, except, for purposes of this clause (iv), (x) the initial discussion in which the Company receives the Acquisition Proposal, so long as such discussion does not violate clauses (i), (ii) or (iii), or (y) to notify such person of the existence of the provisions of this Section 6.12(a); provided that, for purposes of clause (iii), prior to the date of the Company Meeting, in the event the Company receives an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 6.12(a), it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in discussions referenced in clause (iv) to the extent that its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) failure to take such actions would result in a violation of its fiduciary duties under Law; provided, further, that, prior to providing any nonpublic information or data or participating in any discussions, in each case, permitted pursuant to the foregoing proviso, the Company shall have provided such information or data to Parent and shall have entered into a confidentiality agreement with such third party on terms no less stringent to such third party than the terms of the Confidentiality Agreement applicable to Parent, which confidentiality agreement shall not provide such third party with any exclusive right to negotiate with the Company or its Representatives. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.12(a) by any Subsidiary or Representative of the Company shall constitute a breach of this Section 6.12(a) by the Company. In addition to the foregoing, the Company shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger unless, and only after, this Agreement has been terminated in accordance with its terms.

(b) The Company will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person (other than Parent, the Bank and their Representatives in their capacity as such) with respect to any Acquisition Proposal and will use its reasonable best efforts, subject to Law, to (x) enforce any confidentiality, standstill or similar agreement relating to an Acquisition Proposal and (y) within ten (10) business days after the date hereof, request and confirm the return or destruction of any confidential information provided to any person (other than Parent, the Bank and their Representatives in their capacity as such) pursuant to such agreement.

(c) Promptly (and in any event within twenty-four (24) hours) following receipt of any Acquisition Proposal or any inquiry that could reasonably be expected to lead to an Acquisition Proposal, the Company shall advise Parent of such Acquisition Proposal or inquiry and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal, copies of any written Acquisition Proposal and written summaries of any material oral communications relating to an Acquisition Proposal), and will keep Parent apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal.

(d) As used herein,

(i) “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (A) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of the Company and its Subsidiaries or 25% or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the Company; (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any person (other than Parent or the Bank) beneficially owning 25% or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the Company; or (C) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company and/or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the Company; and

(ii) “Superior Proposal” means any unsolicited bona fide written offer or proposal made by a third party to consummate an Acquisition Proposal that the Company’s Board of Directors determines in good faith (after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor) (A) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Company Common Stock or all, or substantially all, of the assets of the Company; (B) would result in a transaction that (1) involves consideration to the holders of the shares of Company Common Stock that is, after accounting for any payment of the Termination Fee that may be required hereunder, more favorable, from a financial point of view, than the consideration to be paid to the stockholders of the Company pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond, or in addition to, those specifically contemplated hereby, and which proposal is not conditioned upon obtaining financing and (2) is, in light of the other terms of such proposal, more favorable to the stockholders of the Company than the Merger and the other transactions contemplated by this Agreement; and (C) is reasonably likely to be completed on the terms proposed, in each case, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal.

(e) Nothing contained in this Agreement shall prevent the Company or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.13 Board of Directors and Committee Meetings. Following the receipt of the Requisite Regulatory Approvals, the Company shall permit representatives of Parent and the Bank to attend any meeting of its Board of Directors or the executive and loan committees thereof as an observer, subject to the Confidentiality Agreement; provided that the Company shall not be required to permit such representatives to remain present during any confidential discussions of this Agreement and the transactions contemplated hereby or any Acquisition Proposal or during any other matter (a) that the Board of Directors of the Company has reasonably determined to be confidential with respect to the participation of Parent or the Bank or (b) that the Company would not be required to disclose under Section 6.2 of this Agreement.

6.14 Public Announcements. The Company and Parent shall each use their reasonable best efforts to (a) develop a joint communications plan and ensure that all press releases and other public disclosure (including communications to employees, agents and contractors) with respect to this Agreement or the transactions contemplated hereby shall be consistent with such joint communications plan and (b) consult with each other before issuing any press release or, to the extent practicable, otherwise making any public disclosure with respect to this Agreement or the transactions contemplated hereby, in each case, except in respect of any press release or public disclosure (i) required by Law or by obligations pursuant to any listing agreement with or rules of any securities exchange or (ii) the content and messaging of which is substantially similar to public disclosure previously made by Parent or the Company as of and following the date hereof.

6.15 Operating Functions. To the extent permitted by Law and upon Parent’s request, the Company shall regularly discuss and reasonably cooperate with Parent and the Bank in connection with (a) planning for the efficient and orderly combination of the Company and the Bank and the operation of the Surviving Bank and (b) preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Parent may decide. Each party shall cooperate with the other party in preparing to execute conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with related service providers and other parties). Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, including Article VI, complete control and supervision over its and its Subsidiaries’ respective operations.

6.16 Restructuring Efforts. If the Company shall have failed to obtain the Requisite Company Vote at the duly convened Company Meeting or any adjournment or postponement thereof, then, unless this Agreement has been terminated in accordance with its terms, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither party shall have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of Company Common Stock as provided for in this Agreement, in a manner adverse to such party or its stockholders) and/or resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 6.16) to the Company’s stockholders for approval.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction or, where legally permissible, waiver by all parties hereto at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Requisite Company Vote shall have been obtained.

(b) NASDAQ Listing. The shares of Parent Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

(c) Requisite Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

(d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated and continuing or threatened by the SEC.

(e) No Injunctions or Restraints; Illegality. (i) No order, injunction, decree or other legal restraint or prohibition issued by any court or agency of competent jurisdiction preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect; (ii) no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger and (iii) no order or injunction is being sought by any Governmental Entity that would, if entered or enforced, prohibit the consummation of the transactions contemplated hereby, including the Merger.

7.2 Conditions to Obligations of Parent. The obligation of Parent and the Bank to effect the Merger is also subject to the satisfaction or waiver by Parent and the Bank at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in Sections 3.2(a), 3.7, 3.8(a) and 3.22 (in each case after giving effect to the lead in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of the Company set forth in Sections 3.1, 3.2(b), 3.3(a), and 3.3(b)(i) (in each case, after giving effect to the lead in to Article III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of the Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on the Company. Parent shall have received a certificate, dated as of the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate, dated as of the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(c) Tax Opinion. Parent shall have received the written opinion of Skadden, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, that are consistent with the state of facts existing at the Effective Time, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Skadden may rely upon the certificates, representations and covenants referred to in Section 5.4.

(d) FIRPTA Certificate. The Company shall have delivered to Parent a duly executed certificate, dated as of the Closing Date, in form and substance as prescribed by Treasury Regulations promulgated under Section 1445 of the Code, together with a form of notice to the Internal Revenue Service as described under Section 1.897-2(h)(2) of the Treasury Regulations, stating that the Company is not, and has not been, during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code; provided, however, if the Company fails to deliver such certificate and notice and Parent elects to waive the receipt thereof, then notwithstanding anything to the contrary contained in this Agreement, Parent shall be entitled to withhold any amounts required to be withheld under Section 1445 of the Code.

(e) No Materially Burdensome Regulatory Condition. No Requisite Regulatory Approval shall include or contain the imposition of any Materially Burdensome Regulatory Condition.

(f) Dissenters Rights. Dissenting Shares shall constitute no more than ten percent (10%) of the outstanding shares of Company Common Stock.

7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent set forth in Sections 4.2(a), 4.7, 4.8 and 4.13 (in each case, after giving effect to the lead in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Parent set forth in Sections 4.1, 4.2(b), 4.3(a), and 4.3(b)(i) (in each case, after giving effect to the lead in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Parent set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Parent. The Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(c) Tax Opinion. The Company shall have received the written opinion of Stevens & Lee, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, that are consistent with the state of facts existing at the Effective Time, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Stevens & Lee may rely upon the certificates, representations and covenants referred to in Section 5.4.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of the Requisite Company Vote:

(a) by mutual consent of Parent and the Company in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board of Directors;

(b) by either the Board of Directors of Parent or the Board of Directors of the Company, if (i) any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the other transactions contemplated hereby and such denial has become final and nonappealable, (ii) any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement or (iii) an application for a Requisite Regulatory Approval shall have been withdrawn at the request of the applicable Governmental Entity, unless, in the case of this clause (iii), (A) the approval of such Governmental Entity is no longer necessary under applicable Law to consummate the Merger or (B) the party whose application was withdrawn intends to file, and such filing is made no later than the thirtieth (30th) day following the date of withdrawal, a new application, filing, certificate or notice with a Governmental Entity to obtain the necessary Requisite Regulatory Approval, unless, in any such case of clause (i), (ii) or (iii), the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement pursuant to this Section 8.1(b) to perform or observe the covenants and agreements of such party set forth herein;

(c) by either the Board of Directors of Parent or the Board of Directors of the Company, if the Merger shall not have been consummated on or before August 31, 2019 (the “Termination Date”), unless the failure of the Merger to be so consummated by such date shall be due to the failure of the party seeking to terminate this Agreement pursuant to this Section 8.1(c) to perform or observe the covenants and agreements of such party set forth herein;

(d) by either the Board of Directors of Parent or the Board of Directors of the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Parent, or Section 7.3, in the case of a termination by the Company, and which is not cured within forty-five (45) days following written notice to the Company, in the case of a termination by Parent, or to Parent, in the case of a termination by the Company, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e) by the Board of Directors of Parent, prior to the time the Requisite Company Vote is obtained, if the Board of Directors of the Company shall have (i) failed to make the Company Recommendation or failed to include the Company Recommendation in the Proxy Statement, or withdrawn, modified or qualified the Company Recommendation in a manner adverse to Parent, or resolved to do so, (ii) failed to recommend against acceptance of any publicly disclosed tender offer or exchange offer for outstanding shares of Company Common Stock by any person (other than Parent or any affiliate of Parent), within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act, in any such case whether or not permitted by the terms hereof, (iii) recommended or endorsed an Acquisition Proposal, (iv) breached any of its obligations under Section 6.12 in any material respect or (v) materially breached any of its obligations under Section 6.3;

(f) by the Company, following the Company Meeting (including any adjournments or postponements thereof), if the Company (i) received an Acquisition Proposal prior to the Company Meeting, (ii) has not breached any of its obligations under Section 6.3 or Section 6.12 and (iii) failed to obtain the Requisite Company Vote at the duly convened Company Meeting or at any adjournment or postponement thereof; or

(g) by the Company, if the Company’s Board so determines by a vote of the majority of the members of the entire Company Board, at any time during the five-day period commencing on the first Business Day next succeeding the last day of the Determination Period (as defined below), if both of the following conditions are satisfied, such termination to be effective on the tenth (10th) day following such first Business Day next succeeding the last day of the Determination Period:

(i) the Average Closing Price shall be less than $20.04; and

(ii) (x) the Parent Ratio (as defined below) shall be less than (y) the quotient obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.15 from the quotient in this clause (ii)(y) (such number in this clause (ii)(y) that results from dividing the Final Index Price by the Index Price on the Starting Date and subtracting 0.15 from that quotient being referred to herein as the “Index Ratio”);

subject, however, to the remainder of this Section 8.1(g). If the Company elects to exercise its termination right pursuant to this Section 8.1(g), it shall give written notice to Parent promptly, and in any event no later than the last day of the five (5) day period commencing on the first Business Day next succeeding the last day of the Determination Period. During the five (5) day period commencing with Parent’s receipt of the written notice referenced in the immediately preceding sentence, Parent shall have the option to increase the consideration to be received by the holders of Company Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the Parent Ratio. If Parent so elects, by delivering written notice of such election to the Company within such five (5) day period referenced in the immediately preceding sentence, to increase the consideration to be received by the holders of Company Common Stock by so adjusting the Exchange Ratio, which notice shall set forth the revised Exchange Ratio, then no termination shall be permitted by, or shall have occurred pursuant to, this Section 8.1(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified). For purposes of this Section 8.1(g) the following terms shall have the meanings indicated:

“Average Closing Price” shall mean the average of the daily closing prices for the shares of Parent Common Stock during the Determination Period.

“Determination Date” shall mean the first date on which all Requisite Regulatory Approvals (and waivers, if applicable) have been received (disregarding any waiting period).

“Determination Period” shall mean (a) if, after the Requisite Regulatory Approvals (and waivers, if applicable) have been received, fifteen (15) or fewer days remain in the same calendar month in which such Requisite Regulatory Approvals (and waivers, if applicable) were so received (not counting for this purpose any related waiting periods), the ten (10) consecutive full trading days on which such shares are actually traded on the NASDAQ (as reported by Bloomberg or, if not reported thereby, any other authoritative source) commencing on the first trading day immediately following the Determination Date, and (b) if, after the Requisite Regulatory Approvals (and waivers, if applicable) have been received, more than fifteen (15) days remain in the same calendar month in which such Requisite Regulatory Approvals (and waivers, if applicable) were so received (not counting for this purpose any related waiting periods), the ten (10) consecutive full trading days on which such shares are actually traded on the NASDAQ (as reported by Bloomberg or, if not reported thereby, any other authoritative source) ending at the close of trading on the trading day immediately prior to the Determination Date.

“Final Index Price” shall mean the average of the Index Prices during the Determination Period.

“Index Group” shall mean the Nasdaq Bank Index or, if the Nasdaq Bank Index is not available, such substitute or similar index as substantially replicates the Nasdaq Bank Index.

“Index Price” shall mean, with respect to any specified date, the closing price on such date of the Index Group.

“Parent Ratio” shall mean the quotient obtained by dividing the Average Closing Price by the Starting Price.

“Starting Date” shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” shall mean $25.06, adjusted as indicated in the last sentence of this Section 8.1(g), as set forth below.

If Parent declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the Parent Common Stock shall be appropriately adjusted for the purposes of applying this Section 8.1(g).

8.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, the Company, any of their respective affiliates or any of their respective employees, officers, directors or representatives shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(c) and this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent nor the Company shall be relieved or released from any liabilities or damages arising out of its fraud or any knowing, intentional and material breach of any provision of this Agreement.

(b) In the event that after the date of this Agreement (i) a bona fide Acquisition Proposal shall have, prior to the termination of this Agreement, been made known to senior management or the Board of Directors of the Company or has been made directly to its stockholders generally or any person shall have publicly announced an Acquisition Proposal or the intention to make an Acquisition Proposal (whether or not conditional) with respect to the Company, (ii) thereafter this Agreement is terminated by (A) either Parent or the Company pursuant to Section 8.1(c) and the Requisite Company Vote has not been obtained or (B) Parent pursuant to Section 8.1(d) solely in the case of a willful breach of this Agreement, and (iii) on or prior to the date that is twelve (12) months after the date of such termination, the Company enters into a definitive agreement (regardless of whether a transaction is consummated) or consummates a transaction with respect to an

Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to in clause (b)(i) above), then the Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same day funds, an amount in cash equal to $3,200,000 (the “Termination Fee”).

(c) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(e), then the Company shall, no later than the close of business on the second business day following the date of termination, pay Parent, by wire transfer of same day funds, an amount in cash equal to the Termination Fee.

(d)

(i) In the event that (A) this Agreement is terminated by the Company pursuant to Section 8.1(f) and (B) the Company made a Company Adverse Recommendation Change prior to such termination, then the Company shall, on the date of termination, pay Parent, by wire transfer of same day funds, an amount in cash equal to the Termination Fee; or

(ii) In the event that (A) this Agreement is terminated by the Company pursuant to Section 8.1(f), (B) the Company did not make a Company Adverse Recommendation Change prior to such termination and (C) on or prior to the date that is twelve (12) months after the date of such termination, the Company enters into a definitive agreement (regardless of whether a transaction is consummated) or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to in Section 8.1(f) above), then the Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same day funds, an amount in cash equal to the Termination Fee.

(e) Each of Parent and the Company acknowledges that (i) the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, Parent would not enter into this Agreement and (iii) the Termination Fee constitutes liquidated damages and not a penalty. Accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the Termination Fee, as applicable, the Company shall pay the costs and expenses of Parent (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if the Company fails to pay the amounts payable pursuant to this Section 8.2 when due, then the Company shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid.

(f) Without limiting any amount that may be payable by the Company under Section 8.2(e), the Termination Fee constitutes liquidated damages and not a penalty, and, except in the cause of fraud or a knowing, intentional and material breach, shall be the sole monetary remedy of Parent in the event of a termination of this Agreement.

8.3 Amendment. Subject to compliance with Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after adoption of this Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires further approval of the Company stockholders under Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally permitted, extend the time for the performance of any of the obligations or other acts of the other parties hereto, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that, after adoption of this Agreement by the stockholders of the Company, there may not be, without further approval of the Company stockholders, any extension or waiver of this Agreement or any portion thereof that requires further approval of the Company stockholders under Law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply with an obligation, covenant, agreement or condition.

ARTICLE IX

GENERAL PROVISIONS

9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants or other agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including Sections 2.5, 6.6 and 6.7).

9.2 Expenses. Except as expressly provided herein (including Section 8.2), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger shall be shared equally by the Parent and the Company.

9.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied or emailed (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Company, to:

Capital Bank of New Jersey

175 South Main Road

Vineland, NJ 08360

Attention:	David J. Hanrahan Sr.
Facsimile:	(856) 691-9033
Email:	dhanrahan@capitalbanknj.com

With a copy (which shall not constitute notice) to:

Stevens & Lee

Princeton Pike Corporate Center

100 Lenox Drive, Suite 200

Lawrenceville, NJ 08648

Attention:	Edward C. Hogan
Facsimile:	(610) 371-7387
Email:	ech@stevenslee.com

and

if to Parent or the Bank, to:

OceanFirst Financial Corp.

110 West Front Street

Red Bank, New Jersey 07701

Attention:	Christopher D. Maher
Facsimile:	(732) 349-5070
Email:	cmaher@oceanfirst.com

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention:	David C. Ingles
Facsimile:	(917) 777-2697
Email:	David.Ingles@skadden.com

9.4 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents, defined term index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by law to close. References to “the date hereof” means the date of this Agreement. As used herein, “knowledge of the Company” means the actual knowledge (after due inquiry) of any of the officers of the Company, and the “knowledge of Parent” means the actual knowledge (after due inquiry) of any of the officers of Parent. References to “ordinary course of business” means the ordinary course of business consistent with past practice in all material respects of the applicable person. As used herein, (a) “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (b) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (c) unless the context otherwise requires, “party” means a party to this Agreement irrespective of whether such term is followed by the word “hereto” or the words “to this Agreement” and (d) “made available” means any document or other information that was (i) included in the virtual data room of a party at least two (2) business days prior to the date hereof, (ii) filed by Parent with the SEC and publicly available on EDGAR at least two (2) business days prior to the date hereof or (iii) actually delivered to and received by the other party prior to the date hereof.

9.5 Counterparts. This Agreement may be executed (including in any manner permitted by Section 9.12 of this Agreement) in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.6 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitute the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and the exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.

9.7 Governing Law; Jurisdiction.

(a) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law (except that the matters relating to the fiduciary duties of the Board of Directors of the Company shall be subject to the laws of the State of New Jersey).

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.3.

9.8 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

9.9 Assignment; Third Party Beneficiaries.

(a) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

(b) Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.10 Remedies; Specific Performance. Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a party of any one such remedy will not preclude the exercise of any other such remedy. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.12 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall (and each party hereto shall cause its Subsidiaries and Representatives not to) raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any signed agreement or instrument entered into in connection with this Agreement, or any amendments or waivers hereto or thereto, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract, and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, the Bank and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

OCEANFIRST FINANCIAL CORP.

By:	/S/ CHRISTOPHER D. MAHER
Name: Christopher D. Maher
Title: Chairman, President & CEO

OCEANFIRST BANK, NATIONAL ASSOCIATION

By:	/s/ CHRISTOPHER D. MAHER
Name: Christopher D. Maher
Title: Chairman, President & CEO

CAPITAL BANK OF NEW JERSEY

By:	/s/ DAVID J. HANRAHAN
Name: David J. Hanrahan
Title: President and CEO

[Signature Page to Agreement and Plan of Merger]

ANNEX B

STATUTORY PROVISIONS RELATING TO DISSENTERS’ RIGHTS

New Jersey Statues

17:9A-148. “Applicable federal law” defined; merger, consolidation of banks, national banking associations

. . .

B. One or more banks may, without the approval of the commissioner or of any other officer, department, board or agency of this State, merge into or consolidate with a national banking association under the charter of such association, with the approval of the holders of at least 2/3 of the capital stock of each such bank entitled to vote. A majority of the directors of each such bank shall, within 10 days after such approval has been given, file in the department a certificate over their signatures that such approval has been given, and that the bank intends to act in pursuance thereof. Except as otherwise provided in subsection D. of this section, a merger or consolidation authorized by this subsection shall be effected solely in the manner and with the effect provided by applicable federal law, and no such merger or consolidation shall be subject to sections 132 through 147 of P.L.1948, c.67 (C.17:9A-132 through 17:9A-147) or to any other law of this State; but a copy of the agreement or merger or consolidation certified by the comptroller of the currency shall be evidence, and may be recorded, as provided by section 138 of P.L.1948, c.67 (C.17:9A-138). Upon the taking effect of the merger or consolidation, the bank shall be deemed to have surrendered its charter.

United States Code

12 U.S. Code § 215a - Merger of national banks or State banks into national banks

. . .

(b) Dissenting shareholders

If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

(c) Valuation of shares

The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

B-1

(d) Application to shareholders of merging associations: appraisal by Comptroller; expenses of receiving association; sale and resale of shares; State appraisal and merger law

If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

B-2

ANNEX C

FORM OF

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT, dated as of October 25, 2018 (this

“Agreement”), is by and among OceanFirst Financial Corp., a Delaware corporation (“Parent”), and the undersigned shareholder (the “Shareholder”) of the Company (as defined below). Capitalized terms used herein and not defined shall have the meanings specified in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution and delivery of this Agreement, Capital Bank of New Jersey, a New Jersey chartered commercial bank (the “Company”), Parent and OceanFirst Bank, National Association, a national banking association and a wholly-owned Subsidiary of Parent (the “Bank”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, on the terms and subject to the conditions set forth therein, (i) the Company will merge with and into the Bank (the “Merger”), with the Bank as the surviving bank in the Merger and a wholly-owned Subsidiary of Parent, and (ii) at the Effective Time, the shares of common stock, par value $5.00 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (excluding the Canceled Shares and Dissenting Shares) will, without any further action on the part of the holder thereof, be automatically converted into the right to receive the Merger Consideration;

WHEREAS, as of the date hereof, the Shareholder is the record and beneficial owner of, has the sole right to dispose of, and has the sole right to vote the number of shares of Company Common Stock set forth below the Shareholder’s signature on the signature page hereto (such Company Common Stock, together with any other capital stock of the Company acquired by the Shareholder after the execution of this Agreement, whether acquired directly or indirectly, upon the exercise of options, conversion of convertible securities or otherwise, and any other securities issued by the Company that are entitled to vote on the approval the Merger Agreement held or acquired by the Shareholder (whether acquired heretofore or hereafter), being collectively referred to herein as the “Shares”; provided that the term “Shares” shall not include any securities beneficially owned by the Shareholder as a trustee or fiduciary);

WHEREAS, receiving the Requisite Company Vote is a condition to the consummation of the transactions contemplated by the Merger Agreement; and

WHEREAS, as an inducement to Parent to enter into the Merger Agreement and incur the obligations therein, Parent has required that the Shareholder enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section  1.      Agreement to Vote; Restrictions on Voting and Transfers.

  (a)     Agreement to Vote the Shares. The Shareholder hereby irrevocably and unconditionally agrees that from the date hereof until the Expiration Time, at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company’s shareholders, however called, the Shareholder will (i) appear at such meeting or otherwise cause all of the Shares to be counted as present thereat for purposes of establishing a quorum and (ii) vote or cause to be voted all of the Shares (A) in favor of the approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (B) against any Acquisition Proposal, without regard to any recommendation to the shareholders of the Company by the Board of Directors of the Company concerning such Acquisition Proposal, and without regard to the terms of such Acquisition Proposal, or other proposal made in opposition to or that is otherwise in competition or inconsistent with the transactions contemplated by the Merger Agreement, (C) against any agreement, amendment of any agreement or organizational document (including the Company Certificate and the Company Bylaws), or any other action that is intended or would reasonably be expected to prevent, impede, or interfere with, delay, postpone or discourage the transactions contemplated by the Merger Agreement or this Agreement and (D) against any action, agreement, transaction or proposal that would reasonably be expected to result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement.

  (b)       Restrictions on Transfers. The Shareholder hereby agrees that, from the date hereof until the earlier of the receipt of the Requisite Company Vote or the Expiration Time, the Shareholder shall not, directly or indirectly, sell, offer to sell, give, pledge, grant a security interest in, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of any Shares, or enter into any agreement, arrangement or understanding to take any of the foregoing actions (each, a “Transfer”) other than any Transfer (i) by will or operation of Law as a result of the death of the Shareholder or (ii) by the Shareholder to any of the Shareholder’s affiliates (as defined in the Merger Agreement) (including trusts) and immediate family members for any bona fide estate and tax planning purposes; provided that as a condition to any such Transfer under clause (i) or clause (ii), such transferee shall execute a joinder to this Agreement. Any Transfer in violation of this Section 1(b) shall be null and void. The Shareholder further agrees that the Company and/or Parent may notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares and that this Agreement places limits on the voting and Transfer of the Shares.

  (c)       Transfer of Voting Rights. The Shareholder hereby agrees that the Shareholder shall not deposit any Shares in a voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement or arrangement in contravention of the obligations of the Shareholder under this Agreement with respect to any of the Shares.

  (d)       Acquired Shares. Any Shares or other voting securities of the Company with respect to which beneficial ownership is acquired by the Shareholder or any of the Shareholder’s affiliates, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares or upon exercise or conversion of any securities of the Company, if any, after the execution hereof (in each case, a “Share Acquisition”) shall automatically become subject to the terms of this Agreement and shall become “Shares” for all purposes hereof. If any affiliate of the Shareholder acquires Shares by way of a Share Acquisition, the Shareholder shall cause such affiliate to comply with the terms of this Agreement applicable to a “Shareholder” of the Company.

  (e)       No Inconsistent Agreements. The Shareholder hereby agrees that the Shareholder shall not enter into any agreement, contract, arrangement or understanding with any person (as defined in the Merger Agreement) prior to the termination of this Agreement in accordance with its terms that is in any way inconsistent with any of the terms of this Agreement.

Section  2.       Waiver of Dissenter’s Rights. The Shareholder hereby waives any appraisal or dissenter’s rights that the Shareholder may have under applicable Law with respect to the Merger.

Section  3.      Representations, Warranties and Support Covenants of the Shareholder.

  (a)       Representations and Warranties. The Shareholder represents and warrants to Parent as follows:

     (i)     Power and Authority; Consents. The Shareholder has the capacity to execute and deliver this Agreement. No filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of the Shareholder for the execution, delivery and performance of this Agreement by the Shareholder or the consummation by the Shareholder of the transactions contemplated hereby.

     (ii)     Due Authorization. This Agreement has been duly executed and delivered by the Shareholder and the execution, delivery and performance of this Agreement by the Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Shareholder.

     (iii)     Binding Agreement. Assuming the due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

     (iv)     Non-Contravention. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of the Shareholder’s obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder or the Shareholder’s property or assets is bound, or any Law to which the Shareholder or the Shareholder’s property or assets is subject. Except for this Agreement, the Shareholder is not, and no affiliate of the Shareholder is, a party to any voting agreement, voting trust or any other contract, agreement, arrangement or understanding with respect to the voting, transfer or ownership of any Shares. The Shareholder has not appointed or granted a proxy or power of attorney to any person with respect to any Shares.

     (v)     Ownership of Shares. Except for restrictions in favor of Parent pursuant to this Agreement and transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the “blue sky” laws of the various States of the United States, the Shareholder owns, beneficially and of record, all of the Shares free and clear of any proxy, voting restriction, adverse claim, security interest, or other Lien, and has sole voting power and sole power of disposition with respect to the Shares with no restrictions on the Shareholder’s rights of voting or disposition pertaining thereto, and no person other than the Shareholder has any right to direct or approve the voting or disposition of any of the Shares. As of the date hereof, the number of the Shares set forth below the Shareholder’s signature on the signature page hereto is true, complete and correct. The Shareholder has possession of an outstanding certificate or outstanding certificates representing all of the Shares (other than Shares held in book-entry form) and such certificate or certificates does not or do not contain any legend or restriction inconsistent with the terms of this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby.

     (vi)     Legal Actions. There is no action, suit, investigation, complaint or other proceeding pending against the Shareholder or, to the knowledge of the Shareholder, any other person or, to the knowledge of the Shareholder, threatened against the Shareholder or any other person that restricts, prohibits or would delay (or, if successful, would reasonably be expected to restrict, prohibit or delay) the exercise by Parent of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

     (vii)     Shareholder Claims. There exists no outstanding claim by or on behalf of the Shareholder against the Company or any of its Subsidiaries, and the Shareholder is not aware of any claim that the Shareholder may have against the Company or any of its Subsidiaries, in each case, arising out of, relating to or in connection with any contract, agreement, arrangement or understanding to which the Shareholder is a party.

     (viii)     Reliance. The Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement and the representations and warranties of the Shareholder contained herein.

  (b)       Support Covenants. From the date hereof until the Expiration Time, the Shareholder, in his or her capacity as a shareholder of the Company, hereby:

     (i)     agrees not to take any action that would (x) make any representation or warranty of the Shareholder contained herein untrue or incorrect or (y) have the effect of preventing, impeding, or, in any material respect, delaying, interfering with or adversely affecting the performance by the Shareholder of the Shareholder’s obligations under this Agreement or the exercise by Parent of its rights under this Agreement;

     (ii)     agrees to promptly notify Parent of the number of Shares, if any, acquired in any Share Acquisition by the Shareholder after the execution hereof; and

     (iii)     authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by applicable Law or any periodic report or proxy or registration statement filed in connection with the transactions contemplated by the Merger Agreement the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s obligations under this Agreement.

Section  4.      Further Assurances. From time to time, at the request of Parent and without further consideration, the Shareholder shall promptly execute and deliver such additional documents and take all such further action as may be necessary to consummate and make effective the transactions contemplated by this Agreement.

Section  5.      Termination. This Agreement will terminate upon the earlier of (a) the Effective Time and (b) the date of termination of the Merger Agreement in accordance with its terms (the “Expiration Time”); provided that this Section 5 and Section 6 shall survive the Expiration Time indefinitely; provided, further that no such termination or expiration shall relieve any party hereto from any liability for fraud or any breach of this Agreement occurring prior to such termination.

Section  6.      Miscellaneous.

  (a)        Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

  (b)     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied or emailed (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (i)       If to Parent, to:

OceanFirst Financial Corp.

110 West Front Street

Red Bank, New Jersey 07701

Attention: Christopher D. Maher

Facsimile: (732) 349-5070

Email: cmaher@oceanfirst.com

    with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention: David Ingles

Facsimile: (917) 777-2697

Email: David.Ingles@skadden.com

    (ii)       If to the Shareholder, to the address of the Shareholder set forth below under the Shareholder’s signature on the signature page hereto.

  (c)     Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by each of the parties hereto.

  (d)     Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party hereto, except Parent may, without the consent of the Shareholder, assign any of its rights and delegate any of its obligations under this Agreement to any affiliate of Parent. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

  (e)     Third Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

  (f)     No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

  (g)     Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

  (h)     Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

  (i)     Specific Performance; Remedies Cumulative. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed by the Shareholder in accordance with the terms hereof and, accordingly, that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which Parent may be entitled at law or in equity. The Shareholder hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

  (j)     No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by the other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

  (k)     Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to any applicable conflicts of law principles.

  (l)     Submission to Jurisdiction. Each party hereto agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in the State of New Jersey (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 6(b).

  (m)     Waiver of Jury Trial. EACH PARTY HERETO INTENTIONALLY, KNOWINGLY AND VOLUNTARILY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6(m).

  (n)     Drafting and Representation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

  (o)     Name, Captions, Gender. Section headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

  (p)     Counterparts. This Agreement may be executed by facsimile or other electronic means and in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

OCEANFIRST FINANCIAL CORP.

By:
Name:
Title:

SHAREHOLDER:

[●]

Number of shares of Company Common
Stock:
Address:

[Signature Page to Voting and Support Agreement]

ANNEX D

October 25, 2018

Board of Directors

Capital Bank of New Jersey

175 South Main Road

Vineland, NJ 08360

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of shares of issued and outstanding common stock, $5.00 par value (the “Company Common Shares”), of Capital Bank of New Jersey (“Capital”), of the Merger Consideration (as defined below) to be received by such holders in the proposed merger (the “Proposed Merger”) of Capital with and into, OceanFirst Bank, a wholly-owned subsidiary of OceanFirst Financial Corp (“OceanFirst”), as set forth in the Agreement and Plan of Merger dated October 25, 2018 (the “Merger Agreement”). As detailed in the Merger Agreement, pursuant to the Proposed Merger, each Company Common Share issued and outstanding immediately prior to the effective time of the Proposed Merger will be converted into the right to receive 1.25 shares of OceanFirst common stock, $0.01 par value (collectively, the “Merger Consideration”).

In arriving at our opinion, we have, among other things: (i) reviewed the historical financial performance, current financial position and general prospects of each of Capital and OceanFirst and reviewed certain internal financial analyses and forecasts prepared by the respective management teams of Capital and OceanFirst, (ii) reviewed a draft of the Merger Agreement dated October 25, 2018 (the most recent draft made available to us), (iii) reviewed and analyzed the stock performance and trading history of Capital and OceanFirst, (iv) studied and analyzed the consolidated financial and operating data of Capital and OceanFirst, (v) reviewed the pro forma financial impact of the Proposed Merger on OceanFirst, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined by the respective management teams of Capital and OceanFirst, (vi) considered the financial terms of the Proposed Merger as compared with the financial terms of comparable bank and bank holding company mergers and acquisitions, (vii) met and/or communicated with certain members of each of Capital’s and OceanFirst’s senior management to discuss their respective operations, historical financial statements and future prospects, and (viii) conducted such other financial analyses, studies and investigations as we deemed appropriate.

Our opinion is given in reliance on information and representations made or given by Capital and OceanFirst, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by each of Capital and OceanFirst, including financial statements, financial projections and stock price data, as well as certain other information from recognized independent sources. We have not independently verified the information or data concerning Capital or OceanFirst nor any other data we considered in our review and, for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information and data. We have assumed that all forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates and good faith judgments of the respective

4 Tower Bridge • 200 Barr Harbor Drive • West Conshohocken • PA    19428-2979

phone (610) 832-1212 • fax (610) 832-5301 • www.boenninginc.com • Member FINRA/SIPC

Board of Directors

Capital Bank of New Jersey

October 25, 2018

management teams of Capital and OceanFirst as to their most likely future financial performance. We express no opinion as to any financial projections or the assumptions on which they are based. We have not conducted any valuation or appraisal of any assets, collateral securing such assets or liabilities (contingent or otherwise) of Capital or OceanFirst, nor have any such valuations or appraisals been provided to us. We express no opinion as to the collectability of any assets. Additionally, we assume that the Proposed Merger is, in all respects, lawful under applicable law.

With respect to anticipated transaction costs, purchase accounting adjustments, expected cost savings and other synergies and financial and other information relating to the general prospects of Capital and OceanFirst, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and good faith judgments of the respective management teams of Capital and OceanFirst as to their most likely future performance. We have further relied on the assurances of the respective management teams of Capital and OceanFirst that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that the allowance for loan losses indicated on the balance sheet of each of Capital and OceanFirst is adequate to cover such losses; we have not reviewed loans or credit files of Capital or OceanFirst and express no opinion as to the future performance of any loans of Capital or OceanFirst. We have assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Capital or OceanFirst since the date of the most recent financial statements made available to us. We have assumed that the final terms of the transaction reflected in the definitive form of Merger Agreement do not differ in any respect material to our analyses from the draft version we reviewed in connection with rendering our opinion. We have assumed that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, that each party under the Merger Agreement and all related agreements will perform all of the covenants required to be performed by such party under such agreements, and that the conditions precedent in such agreements will not be modified or waived. We have assumed that the Proposed Merger will qualify as a tax-free reorganization for federal income tax purposes. Also, in rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the consummation of the Proposed Merger, no conditions will be imposed that would reasonably be expected to have a material adverse effect on the combined entity or contemplated benefits of the Proposed Merger, including the cost savings and related expenses expected to result from the Proposed Merger.

Our opinion is based upon information provided to us by the respective management teams of Capital and OceanFirst, as well as market, economic, financial and other conditions as they exist and can be evaluated only as of the date hereof and accordingly, it speaks to no other period. Events occurring after the date hereof could materially affect our opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment on events occurring after the date hereof and do not have an obligation to update, revise or reaffirm our opinion. Our opinion does not address the relative merits of the Proposed Merger or the other business strategies or transactions that Capital’s Board of Directors has considered or may be considering, nor does it address the underlying business decision of Capital’s Board of Directors to proceed with the Proposed Merger. We are expressing no opinion as to the prices at which OceanFirst’s securities may trade at any time. Nothing in our opinion is to be construed as constituting tax advice or a recommendation to take any particular tax position, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that OceanFirst has obtained such advice as it deemed necessary from qualified professionals. Our opinion is for the information of Capital’s Board of Directors

Board of Directors

Capital Bank of New Jersey

October 25, 2018

in connection with its evaluation of the Proposed Merger and does not constitute a recommendation to the Board of Directors of Capital in connection with the Proposed Merger or a recommendation to any shareholder of Capital as to how such shareholder should vote or act with respect to the Proposed Merger. This opinion should not be construed as creating any fiduciary duty on Boenning & Scattergood, Inc.’s part to any party or person. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purpose, without our prior written consent, except that, if required by applicable law, this opinion may be referenced and included in its entirety in any filing made by OceanFirst in respect to the Proposed Merger with the Securities and Exchange Commission; provided, however, any description of or reference to our opinion or to Boenning & Scattergood, Inc. be in a form reasonably acceptable to us and our counsel. We shall have no responsibility for the form or content of any such disclosure, other than the opinion itself.

Boenning & Scattergood, Inc., as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of transactions, including mergers, acquisitions, private placements, public offerings and valuations for various other purposes, and in the determination of adequate consideration in such transactions. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, OceanFirst, Capital, and/or their respective affiliates. In the ordinary course of business, we may also actively trade the securities of OceanFirst for our own account and/or for the accounts of customers and accordingly may at any time hold a long or short position in such securities.

We are acting as Capital’s financial advisor in connection with the Proposed Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Proposed Merger. We will also receive a fee for rendering this opinion. Our fee for rendering this opinion is not contingent upon any conclusion that we may reach or upon completion of the Proposed Merger. Capital has also agreed to indemnify us against certain liabilities that may arise out of our engagement.

Boenning & Scattergood Inc. has not had any material relationship with OceanFirst during the past two years in which compensation was received or was intended to be received. Boenning & Scattergood, Inc. has provided no investment banking services to Capital during the past two years in which compensation was received or was intended to be received. Boenning & Scattergood, Inc. may provide services to OceanFirst in the future (and/or to Capital if the Proposed Merger is not consummated), although as of the date of this opinion, there is no agreement to do so nor any mutual understanding that such services are contemplated.

This opinion has been approved by Boenning & Scattergood, Inc.’s fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Proposed Merger by any of the officers, directors, or employees of any party to the Merger Agreement, or any class of such persons, relative to the compensation to be received by the holders of Company Common Shares in the Proposed Merger.

Board of Directors

Capital Bank of New Jersey

October 25, 2018

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Shares pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Sincerely,

/s/ Boenning & Scattergood, Inc.
Boenning & Scattergood, Inc.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

OceanFirst’s certificate of incorporation contains a provision which, subject to certain exceptions described below, eliminates the liability of a director or an officer to OceanFirst or its stockholders for monetary damages for any breach of duty as a director or officer.

OceanFirst’s certificate of incorporation provides that OceanFirst shall indemnify, to the fullest extent authorized by the DGCL, all directors, officers, employees, agents of OceanFirst, and any person who, at OceanFirst’s request, is or was serving as director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, against expense, liability and loss and expenses in any proceeding arising out of their status or activities in any of the foregoing capacities except when the party’s activities do not meet the applicable standard of conduct set forth in the DGCL.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to OceanFirst’s directors, officers and controlling persons under the foregoing provisions, or otherwise, OceanFirst has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 21. Exhibits and Financial Statement Schedules

Description

2.1	Agreement and Plan of Merger, dated as of October 25, 2018, by and among OceanFirst Financial Corp., OceanFirst Bank, National Association, and Capital Bank of New Jersey (attached as Annex A to the proxy statement/prospectus contained in this registration statement)†

3.1	Certificate of Incorporation of OceanFirst Financial Corp. (incorporated by reference from Exhibit 3.1 of OceanFirst’s registration statement on Form S-1, File No. 033-80123, effective May 13, 1996, as amended) (P)

3.2	Certificate of Amendment of the Certificate of Incorporation of OceanFirst Financial Corp. (incorporated by reference from Exhibit 3.1A of OceanFirst’s Current Report on Form 8-K, filed on June 4, 2018)

3.3	Bylaws of OceanFirst Financial Corp. (incorporated by reference to Exhibit 3.2 of OceanFirst’s Current Report on Form 8-K, filed on January 23, 2015)

3.4	Amendment to Bylaws of OceanFirst Financial Corp. (incorporated by reference to Exhibit 3.1 of OceanFirst’s Current Report on Form 8-K, filed on June 30, 2017)

4.1	Form of Common Stock Certificate of OceanFirst Financial Corp. (incorporated by reference from Exhibit 4.0 of OceanFirst’s registration statement on Form S-1, File No. 033-80123, effective May 13, 1996, as amended) (P)

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP**

8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain tax matters*

8.2	Opinion of Stevens & Lee regarding certain tax matters*

10.1	Form of Voting and Support Agreement by and between OceanFirst Financial Corp. and the directors of Capital Bank in their capacity as Capital Bank stockholders (attached as Annex C to the proxy statement/prospectus contained in this registration statement)

21	Subsidiaries of OceanFirst Financial Corp.**

23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)**

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1)*

23.3	Consent of Stevens & Lee (included in Exhibit 8.2)*

23.4	Consent of KPMG LLP (with respect to OceanFirst Financial Corp.)*

23.5	Consent of Deloitte & Touche LLP (with respect to Sun Bancorp, Inc.)*

24.1	Power of Attorney (included on this signature page to this registration statement)**

99.1	Consent of Boenning & Scattergood, Inc.*

99.2	Form of proxy card of Capital Bank of New Jersey*

†

Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. OceanFirst agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.

*	Filed herewith.
**	Filed previously.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

1.

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15 (d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

6.

That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7.

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

8.

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

9.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBITS INDEX

Description

2.1	Agreement and Plan of Merger, dated as of October 25, 2018, by and among OceanFirst Financial Corp., OceanFirst Bank, National Association, and Capital Bank of New Jersey (attached as Annex A to the proxy statement/prospectus contained in this registration statement)†

3.1	Certificate of Incorporation of OceanFirst Financial Corp. (incorporated by reference from Exhibit 3.1 of OceanFirst’s registration statement on Form S-1, File No. 033-80123, effective May 13, 1996, as amended) (P)

3.2	Certificate of Amendment of the Certificate of Incorporation of OceanFirst Financial Corp. (incorporated by reference from Exhibit 3.1A of OceanFirst’s Current Report on Form 8-K, filed on June 4, 2018)

3.3	Bylaws of OceanFirst Financial Corp. (incorporated by reference to Exhibit 3.2 of OceanFirst’s Current Report on Form 8-K, filed on January 23, 2015)

3.4	Amendment to Bylaws of OceanFirst Financial Corp. (incorporated by reference to Exhibit 3.1 of OceanFirst’s Current Report on Form 8-K, filed on June 30, 2017)

4.1	Form of Common Stock Certificate of OceanFirst Financial Corp. (incorporated by reference from Exhibit 4.0 of OceanFirst’s registration statement on Form S-1, File No. 033-80123, effective May 13, 1996, as amended) (P)

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP**

8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain tax matters*

8.2	Opinion of Stevens & Lee regarding certain tax matters*

10.1	Form of Voting and Support Agreement by and between OceanFirst Financial Corp. and the directors of Capital Bank in their capacity as Capital Bank stockholders (attached as Annex C to the proxy statement/prospectus contained in this registration statement)

21	Subsidiaries of OceanFirst Financial Corp.**

23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)**

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1)*

23.3	Consent of Stevens & Lee (included in Exhibit 8.2)*

23.4	Consent of KPMG LLP (with respect to OceanFirst Financial Corp.)*

23.5	Consent of Deloitte & Touche LLP (with respect to Sun Bancorp, Inc.)*

24.1	Power of Attorney (included on this signature page to this registration statement)**

99.1	Consent of Boenning & Scattergood, Inc.*

99.2	Form of proxy card of Capital Bank of New Jersey*

†

Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. OceanFirst agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.

*	Filed herewith.
**	Filed previously.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Red Bank, State of New Jersey, on December 13, 2018.

OCEANFIRST FINANCIAL CORP.

By:	/s/ Christopher D. Maher
	Name: Title:	Christopher D. Maher President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated and on the date of this registration statement.

Signatures	Title	Date

/s/ * Christopher D. Maher	President, Chief Executive Officer (Principal Executive Officer) and Director (Chairman of the Board)	December 13, 2018

/s/ * Michael J. Fitzpatrick	Executive Vice President and Chief Financial Officer	December 13, 2018

/s/ * Angela K. Ho	Senior Vice President and Principal Accounting Officer	December 13, 2018

/s/ * Steven E. Brady	Director	December 13, 2018

/s/ * John E. Walsh	Director	December 13, 2018

/s/ * Angelo Catania	Director	December 13, 2018

/s/ * Anthony R. Coscia	Director	December 13, 2018

/s/ * Michael D. Devlin	Director	December 13, 2018

/s/ * Jack M. Farris	Director	December 13, 2018

/s/ * Kimberly M. Guadagno	Director	December 13, 2018

/s/ * John K. Lloyd	Director	December 13, 2018

Signatures	Title	Date

/s/ * Diane F. Rhine	Director	December 13, 2018

/s/ * Mark G. Solow	Director	December 13, 2018

/s/ * Grace C. Torres	Director	December 13, 2018

/s/ * Samuel R. Young	Director	December 13, 2018

*/s/ Christopher D. Maher Christopher D. Maher	Attorney-in-Fact	December 13, 2018